As filed with the Securities and Exchange Commission on February 23, 2009

Registration No. 333-152102

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ryerson Inc.

Subsidiary Guarantors Listed on Schedule A Hereto

(Exact name of registrant as specified in its charter)

Delaware	5051	36-3425828
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

2621 West 15th Place

Chicago, IL 60608

(773) 762-2121

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Barbara Rohde

Counsel

Ryerson Inc.

2621

West 15th Place

Chicago, IL 60608

(773) 762-2121

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Cristopher Greer, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York,

New York 10019

(212) 728-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (do not check if a smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Schedule A

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Address, including Zip Code and Telephone Number, including Area Code, of Principal Executive Offices
Joseph T. Ryerson & Son, Inc.	Delaware	36-1717960	2621 W. 15th Place, Chicago, IL 60608

RCJV Holdings, Inc.	Delaware	36-4380909	2621 W. 15th Place, Chicago, IL 60608

RdM Holdings, Inc.	Delaware	36-4380911	2621 W. 15th Place, Chicago, IL 60608

Ryerson (China) Limited	Delaware	36-4017772	2621 W. 15th Place, Chicago, IL 60608

Ryerson Americas, Inc.	Delaware	41-1975046	455 85th Ave. NW, Minneapolis, MN 55433

Ryerson International Material Management Services, Inc.	Delaware	36-3973018	2621 W. 15th Place, Chicago, IL 60608

Ryerson International Trading, Inc.	Delaware	36-3932806	2621 W. 15th Place, Chicago, IL 60608

Ryerson International, Inc.	Delaware	36-3932805	2621 W. 15th Place, Chicago, IL 60608

Ryerson Pan-Pacific LLC	Delaware	61-1513046	2621 W. 15th Place, Chicago, IL 60608

Ryerson Procurement Corporation	Delaware	36-4380907	2621 W. 15th Place, Chicago, IL 60608

J.M. Tull Metals Company, Inc.	Delaware	22-3980997	2621 W. 15th Place, Chicago, IL 60608

The information in this prospectus is not complete and may be changed. We may not sell securities until the registration statement filed with the Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

The information in this prospectus is not complete and may be changed. We may not sell securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated February 23, 2009.

PROSPECTUS

Ryerson Inc.

OFFER TO EXCHANGE

Up to $102,916,000 aggregate principal amount of its Floating Rate Senior Secured Notes due 2014 registered under the Securities Act of 1933 for any and all outstanding Floating Rate Senior Secured Notes due 2014

and

Up to $382,200,000 aggregate principal amount of its 12% Senior Secured Notes due 2015 registered under the Securities Act of 1933 for any and all outstanding 12% Senior Secured Notes due 2015

•

We are offering to exchange new registered floating rate senior secured notes due 2014, which we refer to herein as the “floating rate exchange notes,” for all of our outstanding unregistered Floating Rate Senior Secured Notes due 2014, which we refer to herein also as the “initial floating rate notes,” and new registered 12% Senior Secured Notes due 2015, which we refer to herein as the “fixed rate exchange notes” (and, collectively with the floating rate exchange notes, the “exchange notes”) for all of our outstanding unregistered 12% senior secured notes due 2015, which we refer to herein also as the “initial fixed rate notes” (and, collectively with the initial floating rate notes, the “initial notes.”) On October 19, 2007, we completed an offering of $150 million aggregate principal amount of the initial floating rate notes and $425 million aggregate principal amount of the initial fixed rate notes. We refer herein to the exchange notes and the initial notes, collectively, as the “notes.”

•	The exchange offer expires at p.m., New York City time, on , 2009, unless extended.

•	The exchange offer is subject to customary conditions that we may waive.

•	All outstanding initial notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged for the exchange notes.

•	Tenders of outstanding notes may be withdrawn at any time before p.m., New York City time, on the expiration date of the exchange offer.

•	The exchange of initial notes for exchange notes should not be a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•

The terms of the exchange notes to be issued are substantially identical to the terms of the initial notes, except that (i) the exchange notes will not have transfer restrictions and (ii) you will not have registration rights.

•	If you fail to tender your initial notes and we consummate the exchange offer, you will continue to hold unregistered securities and it may be difficult for you to transfer them.

•	There is no established trading market for the exchange notes, and we do not intend to apply for listing of the exchange notes on any securities exchange or market quotation system.

See “Risk Factors” beginning on page 15 for a discussion of matters you should consider before you participate in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is             , 2009.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to Counsel, Ryerson Inc., 2621 West 15th Place, Chicago, Illinois 60608 (telephone number (773) 762-2121). In order to ensure timely delivery of this information, any request should be made by             , 2009, five business days prior to the expiration date of the exchange offer.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the exchange offer. If given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implications that there has not been any change in the facts set forth in this prospectus or in our affairs since the date hereof.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resales. See “Plan of Distribution.”

i

NOTICE TO INVESTORS

This prospectus contains summaries of the terms of certain agreements that we believe to be accurate in all material respects. However, we refer you to the actual agreements for complete information relating to those agreements. All summaries of such agreements contained in this prospectus are qualified in their entirety by this reference. To the extent that any such agreement is attached as an exhibit to this registration statement, we will make a copy of such agreement available to you upon request.

The notes will be available in book-entry form only. The notes exchanged pursuant to this prospectus will be issued in the form of one or more global certificates, which will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the global certificates will be shown on, and transfer of the global certificates will be effected only through, records maintained by DTC and its participants. After the initial issuance of the global certificates, notes in certificated form will be issued in exchange for global certificates only in the limited circumstances set forth in the indenture governing the notes, or the indenture. See “Book-Entry, Delivery and Form.”

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1955, AS AMENDED, WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

INDUSTRY AND MARKET DATA

In this prospectus, we rely on and refer to information and statistics regarding the steel processing industry and our market share in the sectors in which we compete. We obtained this information and these statistics from sources other than us, such as Purchasing Magazine, which we have supplemented where necessary with information from publicly available sources, discussions with our customers and our own internal estimates. We have used these sources and estimates and believe them to be reliable.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully before making an investment decision, especially the risks of investing in our notes discussed under “Risk Factors.” Unless expressly stated otherwise or unless the context indicates otherwise, the terms “we,” “us,” “our,” the “Company” and “Ryerson” refer to Ryerson Inc. and its subsidiaries. The term “Platinum” refers to Platinum Equity Capital Partners and certain of its affiliates.

Our Company

We are a leading North American processor and distributor of metals measured in terms of sales, with operations in the United States, Canada, China and a joint venture in India. We distribute and process various kinds of metals, including stainless and carbon steel and aluminum products. We are among the largest purchasers of metals in North America. In 2008, we purchased approximately 2.5 million tons of materials from many suppliers, including mills throughout the world. We currently operate approximately 100 service centers across the United States and Canada and 10 facilities in high-growth international markets through our China operations and our Indian joint venture. In 2008, our net sales were approximately $5.3 billion.

Our service centers are strategically located to process and deliver the volumes of metal our customers demand. Due to our scale, we are able to process and distribute standardized products in large volumes while maintaining low operating costs. Our distribution capabilities include a fleet of tractors and trailers that are owned, leased or dedicated by third party carriers. With these capabilities, we are able to efficiently meet our customers’ just-in-time delivery demands.

We carry a full line of products in carbon steel, stainless steel, alloy steels and aluminum, and a limited line of nickel and red metals. These materials are inventoried in a number of shapes, including coils, sheets, rounds, hexagons, square and flat bars, plates, structurals and tubing. More than one-half of the materials we sell are processed. We use processing and fabricating techniques such as sawing, slitting, blanking, cutting to length, leveling, flame cutting, laser cutting, edge trimming, edge rolling, polishing and shearing to process materials to specified thickness, length, width, shape and surface quality pursuant to specific customer orders. We also use third-party fabricators to outsource certain processes that we are not able to perform internally (painting, pickling, forming and drilling) to enhance our value-added services.

We serve more than 38,000 customers across a wide range of end markets. In 2008, no single customer accounted for more than 3% of our sales and our top 10 customers accounted for less than 16% of our sales. Our customer base ranges in size from large, national, original equipment manufacturers, to local independently owned fabricators and machine shops. Our geographic network and customization capabilities allow us to serve large, national manufacturing companies in North America by providing a consistent standard of products and services across multiple locations. Many of our facilities possess processing capabilities, which allow us to provide customized products and solutions to local customers on a smaller scale while maintaining just-in-time deliveries to our customers.

As part of securing customer orders, we also provide technical services to our customers to assure a cost effective material application while maintaining or improving the customers’ product quality. We have designed our services to reduce our customers’ costs by minimizing their investment in inventory and improving their production efficiency.

Industry Overview

According to Purchasing Magazine, the U.S. and Canadian metals distribution industry generated $143 billion in 2007 net sales. The end-markets for metals service centers are highly diverse and include machinery, manufacturing, construction and transportation.

Metals service centers serve as key intermediaries between metal producers and end users of metal products. Metal producers offer commodity products and typically sell metals in the form of standard-sized coils, sheets, plates, structurals, bars and tubes. Producers prefer large order quantities, longer lead times and limited inventory in order to maximize capacity utilization. End users of metal products seek to purchase metals with customized specifications, including value-added processing. End market customers look for “one-stop” suppliers that can offer processing services along with lower order volumes, shorter lead times, and more reliable delivery. As an intermediary, metals service centers aggregate end-users’ demand, purchase metal in bulk to take advantage of economies of scale and then process and sell metal that meets specific customer requirements.

The metals service center industry is comprised of many companies, the majority of which have limited product lines and inventories, with customers located in a specific geographic area. The industry is highly fragmented with almost 3,500 participants, consisting of a large number of small companies and a few relatively large companies. According to Purchasing Magazine, the top 20 companies represented approximately 32% of industry sales in 2007. In general, competition is based on quality, service, price and geographic proximity.

The metals service center industry typically experiences cash flow trends that are counter-cyclical to the revenue and volume growth of the industry. Companies that participate in the industry have assets that are composed primarily of working capital. During an industry downturn, companies generally reduce working capital investments and generate cash as inventory and accounts receivable balances decline. As a result, operating cash flow and liquidity tend to increase during a downturn, which typically facilitates industry participants’ ability to cover fixed costs and repay outstanding debt.

Competitive Strengths

We believe that we are well-positioned as a result of numerous competitive strengths outlined below.

Leading Market Position with a Broad Geographic Footprint.

We are a leading North American processor and distributor of metals measured in terms of sales. In 2008, we generated approximately $5.3 billion in net sales. In 2008, approximately 50% of our sales were from stainless steel and aluminum products, for which we believe we are the largest North American distributor. We also have a strong position in carbon plate, bar and tubing products, and we maintain a strong presence in carbon flat roll and fabrication services throughout the United States. We have a broad geographic presence with approximately 100 metals service centers in the United States and Canada. Our service centers are strategically situated close to customer locations, allowing us to provide timely delivery while minimizing delivery costs. Our widespread network of locations allows us to target national customers that currently buy metals from a variety of suppliers in different locations. Our ability to transfer inventory among our facilities better enables us to timely and profitably source specialized items at regional locations throughout our network than if we were required to maintain inventory of all products at each location. We also have an international presence through a joint venture in India.

Strong Relationships with Suppliers.

We are among the largest purchasers of metals in North America. We continue to align ourselves with high quality suppliers and aim to take advantage of low-cost purchasing opportunities abroad. We have consolidated our purchases among fewer suppliers. During 2008, our top 25 suppliers represented approximately 79% of our purchase dollars, yet no single supplier accounted for more than 15% of our purchase dollars. We believe that we are frequently one of the largest customers of our suppliers and that concentrating our orders among fewer suppliers is an effective method for obtaining favorable prices. We also have developed supplier-quality programs that provide us access to high quality metals, timely delivery and new product and service ideas from many of our suppliers. We believe our size, diverse product offerings and financial position provide us with an advantage in forming relationships with global suppliers. Suppliers worldwide are consolidating and large, geographically diversified customers, such as Ryerson, are desirable partners for these larger suppliers.

A Broad and Diverse Customer Base.

We serve more than 38,000 customers that operate across a diverse range of industries, including fabricated metal products, industrial machinery, commercial transportation, electrical equipment and appliances, and building and construction. Approximately 1,500 of our customers operate in multiple locations and have ongoing orders with us. Our relationships with these customers provide us with stable demand and the ability to better manage profitability. During 2008, no single customer accounted for more than 3% of our sales. We believe that by having a broad customer base, we are better protected from regional and industry-specific downturns.

Diverse Product and Service Offerings across Various Metals.

We carry a full line of carbon steel, stainless steel, alloy steels and aluminum products and a limited line of nickel and red metals. We have shifted our product mix in favor of stainless steel and aluminum products, which generate higher gross profit dollars per ton and have more favorable growth characteristics than carbon products. In addition, we provide a broad range of processing and fabrication services such as sawing, slitting, blanking, cutting to length, leveling, flame cutting, laser cutting, edge trimming, edge rolling, polishing and shearing to process materials to specified thickness, length, width, shape and surface quality pursuant to specific customer orders. We also currently supply value-added components to many original equipment manufacturers.

Depth of Our Experienced Management Team.

Our team of seven executive managers has extensive industry experience, as well as functional expertise. Our executive managers have an average of more than 15 years of experience in the metals or service center industries. We benefit from an additional six regional presidents and 58 service center general managers. This team has demonstrated its ability to manage Ryerson through past market downturns and has a successful track record of delivering operational improvements.

Our Strategy

Our management believes our success is predicated on the following:

Increase Operating Efficiencies.

We are committed to increasing efficiency through continuous process improvements and cost reductions.

•

Transition from Central Management Structure: During 2008, we transitioned certain corporate functions from our Chicago headquarters to six regional field offices. The decentralization process was completed by the third quarter of 2008 and improves customer responsiveness by moving key transactional support functions such as procurement, credit and operations support closer to our field operations. Additionally, this decentralization has facilitated a significant reduction in total corporate overhead by eliminating or downsizing duplicative or extraneous layers of management.

•

Chicago Service Center Closure: We closed our Chicago service center with the exception of our fabrication facility which we believe will generate significant cost savings. The customer accounts served from the Chicago service center are more efficiently served from existing nearby Ryerson service centers located in Illinois, Indiana, Wisconsin, Iowa and Missouri.

•

Improved Inventory Management: We have focused on process improvements in inventory management that we believe will result in improved annualized inventory turns. Specifically, we have moved our supply chain management activities from a highly centralized structure to a regional structure, which will transfer certain decision making processes to managers involved in day-to-day operations.

Expand Our Product and Service Offerings.

We are expanding revenue opportunities through downstream integration and conversion of commodity business into non-commodity, value-added fabrication. In 2008, we generated approximately $400 million of revenue from our fabrication operations. We currently have strong relationships with many customers for whom we handle early stage fabrication processes and we have established a group of experienced managers dedicated to expanding this business.

Achieve Organic Growth.

To achieve organic sales growth, we are focusing on increasing our sales to existing customers and increasing sales of inventory through marketing efforts. Our global account sales program, which targets those customers that are considering consolidating suppliers, currently accounts for approximately 20% of annual sales and provides opportunity to increase sales to existing customers and attract new customers. This integrated geographic footprint represents a competitive advantage that allows us to reach large, multi-location customers in North America and globally through a single point of accountability.

In addition, we have renewed our focus on increasing sales to transactional customers. In order to execute this strategy, we are improving our inventory profile by region, improving customer responsiveness and enhancing delivery capability. We believe the regional structure will facilitate quicker decision making to allow us to react more quickly to rapid changes in market conditions that drive the transactional business.

Pursue Opportunistic Acquisitions.

The metals service center industry is highly fragmented with almost 3,500 participants with the top 20 companies representing approximately 32% of industry sales in 2007. We believe our significant geographic presence provides a strong platform to capitalize on this fragmentation through acquisitions. Industry consolidation provides various opportunities for value creation including increased economies of scale, entry into new markets, cross-selling opportunities and enhanced distribution capability. We have a proven track record of acquisitions in which we have realized these benefits, focusing on retaining customers and key employees and capturing integration value. We continually evaluate potential acquisitions of service center companies, including joint venture opportunities, to complement our existing customer base and product offerings.

The Transactions

The “Transactions” consist of: (i) our issuing the initial notes; (ii) consummating the merger and equity contribution by Platinum; (iii) entering into our new asset-based revolving credit facility (the “Credit Facility”); (iv) repaying and terminating of our then outstanding five-year $750 million revolving credit facility and five-year $450 million securitization facility; (v) repurchasing $145.9 million of our then outstanding $150 million aggregate principal amount of outstanding 8 1/4 % Senior Notes due 2011 (the “2011 Notes”) and paying related tender offer costs; and (vi) repurchasing all of our then outstanding $175 million of aggregate principal amount of outstanding 3.50% Convertible Senior Notes due 2024 (the “2024 Notes”) and paying related conversion premiums.

Merger and Equity Contribution

On October 19, 2007, Rhombus Merger Corporation, a Delaware corporation (“Merger Sub”) merged with and into Ryerson Inc. which became a wholly owned subsidiary of Rhombus Holding Corporation, a Delaware corporation (“Parent”). The merger was consummated for a cash purchase price of $1,065 million, plus the assumption of $653 million of debt. As the surviving corporation, Ryerson Inc. assumed by operation of law all rights and obligations under the initial notes issued by Merger Sub. The business of Ryerson, after giving effect to the merger, is the same as the business of Ryerson before the merger. Parent and Merger Sub were formed by Platinum solely for the purpose of entering into the merger agreement and completing the merger (the “merger”). Platinum owns approximately 99% of the capital stock of Parent.

To finance a portion of the merger, Platinum made an investment in Parent of approximately $500 million, which was contributed as equity to Merger Sub (the “Equity Contribution”).

Credit Facility

Concurrent with the consummation of the merger and the issuance of the initial notes, we entered into the Credit Facility that provides up to $1.35 billion of revolving loans, subject to borrowing base limitations. As of December 31, 2008, our total debt outstanding under the Credit Facility was $518 million.

Initial Notes

On October 19, 2007, concurrent with the consummation of the merger we completed an offering of $150 million aggregate principal amount of the initial floating rate notes and $425 million aggregate principal amount of the initial fixed rate notes. The initial notes were offered and sold to (a) “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) and (b) outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act. In connection with the offering, we agreed to offer to exchange the initial notes for a new issue of substantially identical debt securities registered under the Securities Act.

We have repurchased a portion of our initial floating rate notes and initial fixed rate notes. As of the date of this prospectus, $102.9 million aggregate principal amount of the initial floating rate notes and $382.2 million aggregate principal amount of the initial fixed rate notes are outstanding.

The proceeds from the issuance of the initial notes, the initial borrowings under the Credit Facility and the Equity Contribution from Platinum were used to: (i) finance the merger; (ii) refinance our indebtedness as discussed above; and (iii) pay other costs and expenses related to the Transactions.

Platinum

Platinum is a global acquisition firm headquartered in Los Angeles with principal offices in Boston, New York and London. Since its founding in 1995, Platinum has acquired more than 80 businesses in a broad range of markets, including telecommunications and information technology to logistics, chemical and industrial manufacturing, distribution, maintenance and service. Platinum’s current portfolio includes 22 businesses with operations generating revenue in more than 140 countries worldwide. The firm has a diversified capital base that includes the assets of its portfolio companies, which generated approximately $8 billion in revenue in 2007. Platinum’s M&A&O® approach to investing focuses on acquiring businesses that need operational support to realize their full potential and can benefit from Platinum’s expertise in transition, integration and operations.

Corporate Information

On January 1, 2006, we changed our name from Ryerson Tull, Inc. to Ryerson Inc. We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 2621 West 15th Place, Chicago, Illinois 60608. Our telephone number is (773) 762-2121. Our website is located at www.ryerson.com. Our website and information contained on our website are not part of this prospectus. Upon consummation of the merger, we delisted our shares of common stock from the New York Stock Exchange.

Summary of the Exchange Offer

On October 19, 2007, we completed an offering of $150 million aggregate principal amount of Floating Rate Senior Secured Notes due 2014 and $425 million aggregate principal amount of 12% Senior Secured Notes due 2015 in a transaction exempt from registration under the Securities Act. In connection with the offering of the initial notes, we entered into a registration rights agreement with the initial purchaser of the initial notes. In the registration rights agreement, we agreed to offer our new exchange notes, which will be registered under the Securities Act, in exchange for the initial notes. This exchange offer satisfies our obligations under the registration rights agreement. We also agreed to deliver this prospectus to the holders of the initial notes. You should read the discussions under the headings “Summary—Summary of the Terms of the Exchange Notes” and “Description of the Exchange Notes” for information regarding the exchange notes.

The Exchange Offer	This is an offer to exchange $1,000 in principal amount of the exchange notes for each $1,000 in principal amount of initial notes. The exchange notes are substantially identical to the initial notes, except that the exchange notes generally will be freely transferable.

Based upon interpretations by the staff of the SEC set forth in no actions letters issued to unrelated third parties, we believe that you can transfer the exchange notes without complying with the registration and prospectus delivery provisions of the Securities Act if you:

•	acquire the exchange notes in the ordinary course of your business;

•	are not and do not intend to become engaged in a distribution of the exchange notes;

•	are not an “affiliate” (within the meaning of the Securities Act) of ours;

•	are not a broker-dealer (within the meaning of the Securities Act) that acquired the original notes from us or our affiliates; and

•	are not a broker-dealer (within the meaning of the Securities Act) that acquired the original notes in a transaction as part of its market-making or other trading activities.

If any of these conditions are not satisfied and you transfer any exchange note without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. See “The Exchange Offer—Purpose of the Exchange Offer.”

Registration Rights Agreement

Under the registration rights agreement, we have agreed to use our commercially reasonable efforts to cause the registration statement to be filed and declared effective by the dates listed under “The Exchange Offer.” We may be required to provide a registration statement to effect resales of the notes. If we are not in compliance with our obligations under the registration rights agreement, additional interest will accrue on the initial notes in addition to the interest that otherwise is due on the initial notes. If the exchange offer is completed on the terms and within the time period contemplated by this prospectus, no additional interest will be payable on the initial notes. The exchange notes will not contain any provisions regarding the payment of liquidated damages. See “The Exchange Offer—Additional Interest.”

Minimum Condition	The exchange offer is not conditioned on any minimum aggregate principal amount of initial notes being tendered in the exchange offer.

Expiration Date	The exchange offer will expire at p.m., New York City time, on , 2009, unless we extend it.

Exchange Date	We will accept initial notes for exchange at the time when all conditions of the exchange offer are satisfied or waived. We will deliver the exchange notes promptly after we accept the initial notes.

Conditions to the Exchange Offer	Our obligation to complete the exchange offer is subject to certain conditions. See “The Exchange Offer—Conditions to the Exchange Offer.” We reserve the right to terminate or amend the exchange offer at any time prior to the expiration date upon the occurrence of certain specified events.

Withdrawal Rights	You may withdraw the tender of your initial notes at any time before the expiration of the exchange offer on the expiration date. Any initial note not accepted for any reason will be returned to you without expense as promptly as practicable after the expiration or termination of the exchange offer.

Procedures for Tendering Initial Notes	See “The Exchange Offer—How to Tender.”

United States Federal Income Tax Consequences	The exchange of the initial notes for the exchange notes should not be a taxable exchange for U.S. federal income tax purposes, and holders should not recognize any taxable gain or loss as a result of such exchange.

Effect on Holders of Initial Notes	If the exchange offer is completed on the terms and within the period contemplated by this prospectus, holders of initial notes will have no further registration or other rights under the registration rights agreement, except under limited circumstances. See “The Exchange Offer—Other.”

Holders of initial notes who do not tender their initial notes will continue to hold those initial notes. All untendered, and tendered but unaccepted initial notes, will continue to be subject to the transfer restrictions provided for in the initial notes and the indenture. To the extent that initial notes are tendered and accepted in the exchange offer, the trading market, if any, for the initial notes could be adversely affected.

See “Risk Factors-Risk Factors Associated with the Exchange Offer.”

Appraisal Rights	Holders of initial notes do not have appraisal or dissenters’ rights under applicable law or the Indenture, dated as of October 19, 2007, by and among Merger Sub (merged with and into Ryerson Inc.), as issuer, the guarantors party thereto and Wells Fargo Bank, National Association, as Trustee (the “Indenture”). See “The Exchange Offer—Terms of the Exchange Offer.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer.

Exchange Agent	Wells Fargo Bank, National Association, the trustee (the “Trustee”) under the Indenture, is serving as the exchange agent in connection with this exchange offer.

Summary of the Terms of the Exchange Notes

Issuer	Ryerson Inc.

Exchange Notes	$102,916,000 aggregate principal amount of Floating Rate Senior Secured Notes due 2014.

$382,200,000 aggregate principal amount of 12% Senior Secured Notes due 2015.

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer.

Maturity	The floating rate exchange notes will mature on November 1, 2014.

The fixed rate exchange notes will mature on November 1, 2015.

Interest	The floating rate exchange notes will bear interest at a rate per annum equal to LIBOR plus 7.375%, with interest on the floating rate exchange notes resetting quarterly. The fixed rate exchange notes will bear interest at a rate of 12% per annum.

We will pay interest on the floating rate exchange notes quarterly, in cash in arrears, on February 1, May 1, August 1 and November 1 of each year. We will pay interest on the fixed rate exchange notes semi-annually, in cash in arrears, on May 1 and November 1 of each year, commencing May 1, 2008.

Guarantors	The exchange notes will be fully and unconditionally guaranteed on a senior secured basis by certain of our existing and future subsidiaries (including those existing future and domestic subsidiaries that are co-borrowers or guarantee our obligations under the Credit Facility). Each guarantee will rank:

•	senior in right of payment to all existing and future subordinated indebtedness of the guarantor;

•	equally in right of payment with all existing and future senior indebtedness of the guarantor;

•	effectively subordinated in right of payment to indebtedness under the Credit Facility to the extent of the collateral securing such indebtedness on a first-priority basis; and

•	effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of any subsidiary of a guarantor that is not also a guarantor of the exchange notes.

Ranking	The exchange notes and guarantees will constitute our senior debt. They will rank:

•	equally in right of payment with all of our and our guarantors’ existing and future senior debt;

•	senior in right of payment to all of our and our guarantors’ existing and future subordinated debt;

•

effectively subordinated in right of payment to all of our and our guarantors’ indebtedness and obligations that are secured by first-priority liens under the Credit Facility to the extent of the value of the assets subject to such first-priority liens; and

•	structurally subordinated to all existing and future indebtedness and obligations of any non-guarantor subsidiaries.

As of December 31, 2008, we had approximately $1,030 million of senior debt outstanding (including the initial notes). In addition, we had approximately $469 million of availability under the Credit Facility, all of which is secured by a first-priority lien on certain assets.

Security	The exchange notes and guarantees of the exchange notes will be secured by a first-priority lien on substantially all of our and our guarantors’ present and future assets located in the United States (other than receivables and inventory and related general intangibles, certain other assets and proceeds thereof) including equipment, owned real property interests valued at $1 million or more and all present and future shares of capital stock or other equity interests of each of our and each guarantor’s directly owned domestic subsidiaries and 65% of the present and future shares of capital stock or other equity interests, of each of our and each guarantor’s directly owned foreign restricted subsidiaries, in each case subject to certain exceptions and customary permitted liens.

In addition, the exchange notes and guarantees of the exchange notes will be secured by a second-priority lien on all of our and our guarantors’ present and future assets that secure our obligations under the Credit Facility, including receivables and inventory and related general intangibles, certain other assets and proceeds thereof. This second-priority lien is subject to a first-priority lien securing the Credit Facility and other customary liens permitted under such facility, until such facility and obligations are paid in full. See “Risk Factors—Risks Related to the Notes—Other secured indebtedness, including indebtedness under our Credit Facility, which is secured by an interest in receivables and inventory and related general intangibles, certain other assets and proceeds thereof, are senior to the notes to the extent of the value of the collateral securing such indebtedness on a first-priority basis.”

The value of collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. The liens on the collateral may be released without the consent of the holders of notes if collateral is disposed of in a transaction that complies with the indenture and security documents, including in accordance with the provisions of an intercreditor agreement to be entered into relating to the collateral securing the Credit Facility on a first-priority basis. In the event of a liquidation of the collateral, the proceeds may not be sufficient to satisfy the obligations under the notes and any other indebtedness secured on a senior or pari passu basis. See “Risk Factors—Risks Related to the Notes—The value of the collateral securing the notes may not be sufficient to satisfy our obligations under the notes.”

You should read “Description of the Exchange Notes—Security and —Intercreditor Agreement” for a more complete description of the security granted to the holders of the notes.

Optional Redemption	The floating rate exchange notes and the fixed rate exchange notes will be redeemable, in whole or in part, at any time on or after November 1, 2009 and 2011, respectively, at the redemption prices specified under “Description of the Exchange Notes—Optional Redemption.” In addition, we may redeem up to 35% of each of the outstanding floating rate exchange notes and the fixed rate exchange notes before November 1, 2009 and 2010, respectively, with the net cash proceeds from certain equity offerings at a price equal to 112% of the principal amount of the fixed rate exchange notes and, in the case of the floating rate exchange notes, 100% of the principal amount thereof plus a premium equal to the interest rate in effect on the floating rate exchange notes on the date on which notice of redemption is given, in each case plus accrued but unpaid interest. We may also redeem some or all of the floating rate exchange notes and the fixed rate exchange notes before November 1, 2009 and 2011, respectively at a redemption price of 100%, of the principal amount plus accrued and unpaid interest, if any, to the redemption date, plus a “make-whole” premium.

Change of Control	If we experience certain kinds of change of control, we must offer to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest. For more details, you should read “Description of the Exchange Notes—Change of Control.”

Mandatory Offer to Repurchase Following Certain Asset Sales	We may be required to make an offer to purchase the notes upon the sale of certain assets.

Certain Covenants	The indenture contains covenants that limit, among other things, our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on our capital stock or repurchase our capital stock;

•	make certain investments or other restricted payments;

•	create liens or use assets as security in other transactions;

•	enter into sale and leaseback transactions;

•	merge, consolidate or transfer or dispose of substantially all of our assets; and

•	engage in transactions with affiliates.

For additional information about the exchange notes, see the section of the prospectus entitled

“Description of the Exchange Notes.”

Regulatory Approvals

Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Participating in the exchange offer involves certain risks. You should carefully consider the information under “Risk Factors” and all other information in this prospectus before participating in the exchange offer.

Summary Consolidated Financial Data

The following table presents summary historical financial data of Ryerson. Our summary historical consolidated statements of operations data of our Predecessor for the year ended December 31, 2006 and for the period from January 1, 2007 through October 19, 2007 and of Ryerson as Successor for the period from October 20, 2007 to December 31, 2007 and for the year ended December 31, 2008 and the summary historical balance sheet data as of December 31, 2006, 2007 and 2008 have been derived from our audited consolidated financial statements included elsewhere in this prospectus.

You should read the summary financial and other data set forth below along with the sections in this prospectus entitled “Use of Proceeds,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.

	Predecessor				Successor
	Year Ended December 31, 2006		Period from January 1 to October 19, 2007		Period from October 20 to December 31, 2007	Year Ended December 31, 2008
			(In millions)
Statements of Operations Data:
Net sales	$5,908.9		$5,035.6		$966.3	$5,309.8
Cost of materials sold	5,050.9		4,307.1		829.1	4,597.7

Gross profit(1)	858.0		728.5		137.2	712.1
Warehousing, delivery, selling, general and administrative	691.2		569.5		126.9	586.1
Restructuring and plant closure costs	4.5		5.1		—	—
Gain on sale of assets	(21.6)		(7.2)		—	—

Operating profit	183.9		161.1		10.3	126.0
Other income and (expense), net(2)	1.0		(1.0)		2.4	21.4
Interest and other expense on debt(3)	(70.7)		(55.1)		(30.8)	(109.9)

Income (loss) before income taxes and minority interest	114.2		105.0		(18.1)	37.5
Provision (benefit) for income taxes(4)	42.4		36.9		(6.9)	11.7

Net income (loss) before minority interest	71.8		68.1		(11.2)	25.8
Minority Interest	—		—		—	1.6

Net income (loss)	$71.8		$68.1		$(11.2)	$27.4

Other Financial Data:
Cash flows provided by (used in) operations	$(261.0)		$564.0		$54.1	$279.3
Cash flows provided by (used in) investing activities	(16.7)		(24.0)		(1,069.6)	24.0
Cash flows provided by (used in) financing activities	305.4		(565.6)		1,021.2	(222.0)
Capital expenditures	35.7		51.6		9.1	(30.1)
Depreciation and amortization	40.0		32.5		7.3	37.7
EBITDA(5)	224.9		192.3		20.0	186.7
Ratio of earnings to fixed charges(6)	2.3	x	2.7	x	— (7)	1.2	x

Balance Sheet Data (at period end):
Cash and cash equivalents	$55.1				$35.2	$108.9
Restricted cash	0.1				4.5	7.0
Inventory	1,128.6				1,069.7	820.1
Working capital	1,420.1				1,235.7	1,066.5
Property, plant and equipment, net	401.1				587.0	556.3
Total assets	2,537.3				2,576.5	2,272.5
Long-term debt, including current maturities(8)	1,206.5				1,228.8	1,030.3
Stockholders’ equity	648.7				499.2	343.9

(1)	The period from January 1, 2007 to October 19, 2007 includes a Last in-First out (“LIFO”) liquidation gain of $69.5 million, or $42.3 million after-tax. The year ended December 31, 2008 includes a LIFO liquidation gain of $15.6 million, or $9.9 million after-tax.
(2)	During 2008, the Company repurchased $47.1 million principle of the initial floating rate notes and $42.8 million of the initial fixed rate notes, which resulted in a gain of $18.2 million, or $11.6 million after-tax.

(3)	The period from January 1 to October 19, 2007 includes a $2.9 million write off of unamortized debt issuance costs associated with the 2024 Notes that was classified as short term debt and $2.7 million write off of debt issuance costs associated with our prior credit facility upon entering into an amended revolving credit facility relating to that facility during the first quarter of 2007. During 2008, Ryerson wrote off $2.4 million of debt issuance costs associated with the repurchase of the initial notes.
(4)	The period from January 1 to October 19, 2007 includes a $3.9 million income tax benefit as a result of a favorable settlement from an Internal Revenue Service examination.
(5)	EBITDA for the periods presented below represents net income before interest and other expense on debt, provision (benefit) for income taxes, depreciation and amortization. We believe that EBITDA provides additional information for determining our performance. EBITDA does not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles (“GAAP”), and EBITDA is not necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. Our definition of EBITDA may differ from that of other companies. See below for a reconciliation of net income to EBITDA.

	Predecessor		Successor
	Year Ended December 31, 2006	Period from January 1 to October 19, 2007	Period from October 20 to December 31, 2007	Year Ended December 31, 2008
			(In millions)
Net income	$71.8	$68.1	$(11.2)	$27.4
Interest and other expense on debt	70.7	55.1	30.8	109.9
Provision (benefit) for income taxes	42.4	36.9	(6.9)	11.7
Depreciation and amortization	40.0	32.5	7.3	37.7

EBITDA	$224.9	$192.3	$20.0	$186.7

(6)	For purposes of calculating ratio of earnings to fixed charges, “earnings” consist of income from continuing operations before income taxes and before income or loss from equity investees and “fixed charges” consist of interest expense and the interest component of rent expense.
(7)	Earnings were insufficient to cover fixed charges by $19.0 million in the period from October 20, 2007 to December 31, 2007.
(8)	As of the date of this prospectus, $485.1 million aggregate principal amount of the initial notes were outstanding. As of December 31, 2008, the balance outstanding under the Credit Facility was $518.3 million.

RISK FACTORS

Before investing in the notes, you should carefully consider the risks described below and other information contained in this prospectus. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not currently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur. If they do occur, our business, financial condition, results of operations or cash flows could be materially adversely affected. In such case, the trading price of the notes could decline, and you might lose all or part of your investment.

Risks Related to the Notes

We have a substantial amount of indebtedness, which could adversely affect our financial position and prevent us from fulfilling our obligations under the notes.

We currently have, and following this exchange offer will continue to have, a substantial amount of indebtedness. As of December 31, 2008, our total indebtedness was approximately $1,030 million. We may also incur additional indebtedness in the future. As of December 31, 2008, we had approximately $469 million of unused capacity under our Credit Facility. Our substantial indebtedness may:

•	make it difficult for us to satisfy our financial obligations, including making scheduled principal and interest payments on the notes and our other indebtedness;

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions and general corporate and other purposes;

•	limit our ability to use our cash flow or obtain additional financing for future working capital, capital expenditures, acquisitions or other general corporate purposes;

•	require us to use a substantial portion of our cash flow from operations to make debt service payments;

•	limit our flexibility to plan for, or react to, changes in our business and industry;

•	place us at a competitive disadvantage compared to our less leveraged competitors; and

•	increase our vulnerability to the impact of adverse economic and industry conditions.

Other secured indebtedness, including indebtedness under our Credit Facility, which is secured by an interest in receivables and inventory and related general intangibles, certain other assets and proceeds thereof, are senior to the notes to the extent of the value of the collateral securing such indebtedness on a first-priority basis.

Obligations under the Credit Facility are secured by a first-priority lien in the receivables and inventory and related general intangibles, certain other assets and proceeds thereof of certain of our subsidiaries. The notes and the related guarantees are secured by a second-priority lien in the collateral securing indebtedness under our Credit Facility. Any rights to payment and claims by the holders of the notes are, therefore, fully subordinated to any rights to payment or claims by our creditors under our Credit Facility with respect to distributions of such collateral. Only when our obligations under the Credit Facility are satisfied in full will the proceeds of certain assets including receivables and inventory and related general intangibles, certain other assets and proceeds thereof to be available, subject to other permitted liens, to satisfy obligations under the notes and guarantees. Consequently, the notes and the guarantees will be effectively subordinated to our Credit Facility to the extent of the value of the assets securing our Credit Facility on a first-priority basis. In addition, the indenture permits us to incur additional indebtedness secured by a lien that ranks equally with the notes. Any such indebtedness may further limit the recovery from the realization of the value of such collateral available to satisfy holders of the notes.

As of December 31, 2008, we had approximately $1,030 million of senior secured indebtedness. We had an additional approximately $469 million available under our Credit Facility, pursuant to borrowing base limitations, at that date.

The value of the collateral securing the notes may not be sufficient to satisfy our obligations under the notes.

Obligations under the notes are secured by a first-priority lien in substantially all of our and our guarantors’ present and future assets located in the United States (other than receivables and inventory and related general intangibles, certain other assets and proceeds thereof), including equipment, owned real property interests valued at $1 million or more and all present and future shares of capital stock or other equity interests of our and each guarantor’s directly owned domestic subsidiaries and 65% of the present and future shares of capital stock or other equity interests of each of our and our guarantors’ directly owned foreign restricted subsidiaries, in each case subject to certain exceptions and customary permitted liens. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, competition or other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the notes, in full or at all, after first satisfying our obligations in full under first-priority claims. There also can be no assurance that the collateral will be saleable and, even if saleable, the timing of its liquidation would be uncertain. In addition, with respect to certain of our owned real property, we may not obtain title insurance or legal opinions with respect to the mortgages securing the notes offered hereby. To the extent that liens, rights or easements granted to third parties encumber assets located on property owned by us, such third parties have or may exercise rights and remedies with respect to the property subject to such liens that could adversely affect the value of the collateral and the ability of the collateral agent to foreclose on the collateral. In addition, we may not have liens perfected on all of the collateral securing the notes prior to the closing of this offering. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

With respect to some of the collateral, the collateral agent’s security interest and ability to foreclose will also be limited by the need to meet certain requirements, such as obtaining third party consents and making additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the collateral or any recovery with respect thereto. We cannot assure you that any such required consents can be obtained on a timely basis or at all. These requirements may limit the number of potential bidders for certain collateral in any foreclosure and may delay any sale, either of which events may have an adverse effect on the sale price of the collateral. Therefore, the practical value of realizing on the collateral may, without the appropriate consents and filings, be limited.

The terms of the notes permit, without the consent of holders of notes, various releases of the collateral securing the notes and subsidiary guarantees, that could be adverse to holders of notes.

The lenders under our Credit Facility will, at all times prior to the termination of the Credit Facility, control all remedies or other actions related to the accounts receivable and inventory and other collateral securing our Credit Facility on a first-priority basis. In addition, if the lenders under our Credit Facility release the liens securing the obligations thereunder, then, under the terms of the indenture governing the notes, the holders of the notes will be deemed to have given approval for the release of the second-priority liens on such assets securing the notes, subject to certain limitations. All accounts receivable and inventory used, sold, transferred or otherwise disposed of in accordance with the terms of the Credit Facility will automatically be released from the lien securing the notes. Accordingly, any such sale, transfer or disposition in a transaction that does not violate the asset disposition covenant in the indenture governing the notes may result in a release of the lien securing the notes. Accordingly, substantial collateral may be released automatically without consent of the holders of the notes or the trustee under the indenture governing the notes. In addition, if the lenders under the Credit Facility release any of the guarantors securing the obligations under the Credit Facility, then the holders of the notes will be deemed to have given approval for such release of any such subsidiary guarantor from its obligations under the guarantee, subject to certain limitations.

Rights of holders of notes in the collateral may be adversely affected by the failure to perfect liens on certain collateral acquired in the future.

Applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the lien on such after-acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of the practical benefits of the liens thereon or of the priority of the liens securing the notes.

Pledges of equity interests of certain of our foreign subsidiaries may not constitute collateral for the repayment of the notes until such pledges are perfected pursuant to foreign law pledge documents.

Part of the security for the repayment of the notes consists of a pledge of 65% of the equity interests of foreign subsidiaries owned by us or our domestic subsidiaries. Although such pledges of equity interests will be granted under United States security documents, it may be necessary or desirable to perfect such pledges under foreign law pledge documents. We will agree to use reasonable efforts to provide such foreign law pledge documents as soon as reasonably practicable after the issuance of the notes. However, we cannot assure you that our efforts will be successful and that all such pledges will be effected and perfected under applicable foreign laws. Unless and until such pledges of equity interests are properly perfected, they may not constitute collateral for the repayment of the notes.

The right to receive payments on the notes and the guarantees will be subordinated to the liabilities of non-guarantor subsidiaries.

The notes are structurally subordinated to all indebtedness of our subsidiaries that are not guarantors of the notes. While the indenture governing the notes limits the indebtedness and activities of these non-guarantor subsidiaries, holders of indebtedness of, and trade creditors of, non-guarantor subsidiaries, including lenders under bank financing agreements, are entitled to payments of their claims from the assets of such subsidiaries before those assets are made available for distribution to any guarantor, as direct or indirect shareholder. While the Canadian subsidiaries have agreed under the indenture not to pledge or encumber their assets without equally and ratably securing the notes, they will not guarantee the notes. The non-guarantor subsidiaries represented, 11% of our net sales for the 12 months ended December 31, 2008. In addition, these non-guarantor subsidiaries represented, respectively, 17% and 9% of our assets and liabilities, as of December 31, 2008.

Accordingly, in the event that any of the non-guarantor subsidiaries or joint venture entity become insolvent, liquidates or otherwise reorganizes:

•	the creditors of the guarantors (including the holders of the notes) will have no right to proceed against such subsidiary assets; and

•

the creditors of such non-guarantor subsidiary, including trade creditors, will generally be entitled to payment in full from the sale or other disposal of assets of such subsidiary, as direct or indirect shareholder, will be entitled to receive any distributions from such subsidiary.

Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent for the notes to repossess and dispose of the collateral securing the notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent for the notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs, and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

Despite our and our subsidiaries’ current level of indebtedness, we may still be able to incur substantially more indebtedness. This could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of our Credit Facility and the indenture governing the notes restrict but do not prohibit us or our subsidiaries from doing so. If we incur any additional indebtedness that ranks equally with the notes and the guarantees, the holders of that indebtedness will be entitled to share ratably with the holders of the notes and the guarantees in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. If new indebtedness is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

The covenants in our Credit Facility and the indenture governing the notes impose, and covenants contained in agreements governing indebtedness we incur in the future may impose, restrictions that may limit our operating and financial flexibility.

Our Credit Facility and the indenture governing the notes contain a number of significant restrictions and covenants that limit our ability and the ability of our restricted subsidiaries to:

•	incur additional debt;

•	pay dividends on our capital stock or repurchase our capital stock;

•	make certain investments or other restricted payments;

•	create liens or use assets as security in other transactions;

•	merge, consolidate or transfer or dispose of substantially all of our assets; and

•	engage in transactions with affiliates.

Additionally, our future indebtedness may contain covenants more restrictive in certain respects than the restrictions contained in our Credit Facility and the indenture governing the notes. Operating results below current levels or other adverse factors, including a significant increase in interest rates, could result in our being unable to comply with financial covenants that are contained in our Credit Facility or that may be contained in any future indebtedness. If our indebtedness is in default for any reason, our business, financial condition and results of operations could be materially and adversely affected. In addition, complying with these covenants may also cause us to take actions that are not favorable to holders of the notes and may make it more difficult for us to successfully execute our business strategy and compete against companies that are not subject to such restrictions.

We may not be able to generate sufficient cash to service our indebtedness obligations, including our obligations under the notes.

Our ability to make payments on and to refinance our indebtedness, including the notes, will depend on our financial and operating performance, which may fluctuate significantly from quarter to quarter, and is subject to prevailing economic conditions and financial, business and other factors, many of which are beyond our control. We cannot assure you that we will continue to generate sufficient cash flow or that we will be able to borrow funds in amounts sufficient to enable us to service our indebtedness, or to meet our working capital and capital expenditure requirements. If we are not able to generate sufficient cash flow from operations or to borrow sufficient funds to service our indebtedness, we may be required to sell assets, seek additional capital, reduce capital expenditures, restructure or refinance all or a portion of our existing indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

We may be unable to purchase the notes upon a change of control.

Upon a change of control, we may be required to offer to purchase all of the notes then outstanding for cash at the prices listed in the section “Description of the Exchange Notes” under the heading “Change of Control.” If a change of control were to occur, we may not have sufficient funds to pay the change of control purchase price and we may be required to secure third-party financing to do so. However, we may not be able to obtain such financing on commercially reasonable terms, on terms acceptable to us or at all. Our Credit Facility contains and future indebtedness may also contain restrictions on our ability to repurchase the notes upon certain events, including transactions that could constitute a change of control under the indenture. Our failure to repurchase the notes upon a change of control would constitute an event of default under the indenture and would have a material adverse effect on our business, financial condition, results of operations or cash flows.

The change of control provision in the indenture may not protect you in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change of the magnitude required under the definition of change of control triggering event in the indenture to trigger our obligation to repurchase the notes. Except as described above, the indenture does not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in an event of a recapitalization or similar transaction.

If the guarantees of the notes and the liens that secure these guarantees are held to be invalid or unenforceable or are limited by fraudulent conveyance or other laws, the notes would be unsecured with respect to the assets of and structurally subordinated to the debt of our subsidiaries.

Our principal assets are the equity interests we hold in our operating subsidiaries. As a result, we are dependent upon dividends and other payments from our subsidiaries to generate the funds necessary to meet our financial obligations, including the payment of principal of and interest on our outstanding debt. Our subsidiaries are legally distinct from us and have no obligation to pay amounts due on our debt or to make funds available to us for such payment. Accordingly, our debt that is not guaranteed by our subsidiaries is structurally subordinated to the debt and other liabilities of our subsidiaries.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the guarantees of the notes by our guarantors could be voided, or claims in respect of the guarantees could be subordinated to all other indebtedness of any guarantor, if, among other things, any guarantor received less than reasonably equivalent value or fair consideration for issuing its guarantee, and, at the time thereof:

•	was insolvent or rendered insolvent by reason of issuing its guarantee;

•	was engaged or about to engage in a business or a transaction for which its remaining assets available to carry on its business constituted unreasonably small capital;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay the debts as they mature; or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied.

In addition, any payment by us or any guarantor could be voided and required to be returned to us or such guarantor, or to a fund for the benefit of its creditors or the notes or the applicable guarantee could be subordinated to our other indebtedness or such other indebtedness of any guarantor. Any guarantee could also be subject to a claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the guarantor were incurred for less than fair consideration. A court could thus void the obligations under such guarantee, subordinate the guarantee obligations to the applicable guarantor’s other indebtedness or take other action detrimental to the holders of the notes.

The measures of insolvency for the purposes of fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if, at the time it incurred the indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be sure as to what standard a court would apply in making these determinations or that a court would reach the same conclusions with regard to these issues. In the event that a court declares these guarantees or liens to be void, or in the event that the guarantees or liens must be limited or voided in accordance with their terms, any claim you may make against us for amounts payable on the notes would be effectively subordinated to the obligations of our subsidiaries, including trade payables and other liabilities that constitute indebtedness. The notes would be effectively subordinated to our secured debt and the liabilities of our subsidiaries, and if a default occurs, we may not have sufficient funds to satisfy our obligations under the notes.

An active trading market for the exchange notes may not develop.

The exchange notes are a new issue of securities and they have no existing trading market. We do not intend to list the exchange notes on any national securities exchange or to seek admission of the exchange notes for trading in the NASDAQ National Market System. However, it is expected that the exchange notes will be eligible for trading in The PORTAL® Market of the National Association of Securities Dealers, Inc. Accordingly, a liquid market may not develop for the exchange notes, you may not be able to sell your exchange notes at a particular time and the prices you receive when you sell the exchange notes may not be favorable.

Risks Associated with the Exchange Offer

You may not be able to sell your initial notes if you do not exchange them for registered exchange notes in the exchange offer.

If you do not exchange your initial notes for exchange notes in the exchange offer, your initial notes will continue to be subject to the restrictions on transfer as stated in the legends on the initial notes. In general, you may not offer, sell or otherwise transfer the initial notes in the United States unless they are:

•	registered under the Securities Act;

•	offered or sold under an exemption from the Securities Act and applicable state securities laws; or

•	offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

Currently, we do not anticipate that we will register the initial notes under the Securities Act. Except for limited instances involving the initial purchaser or holders of initial notes who are not eligible to participate in the exchange offer or who receive freely transferable exchange notes in the exchange offer, we will not be under any obligation to register the initial notes under the Securities Act under the registration rights agreement or otherwise. Also, if the exchange offer is completed on the terms and within the time period contemplated by this prospectus, additional interest will not be payable on your initial notes.

Your ability to sell your initial notes may be significantly more limited and the price at which you may be able to sell your initial notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer.

To the extent that initial notes are exchanged in the exchange offer, the trading market for the initial notes that remain outstanding may be significantly more limited. As a result, the liquidity of the initial notes not tendered for exchange in the exchange offer could be adversely affected. The extent of the market for initial notes will depend upon a number of factors, including the number of holders of initial notes remaining outstanding and the interest of securities firms in maintaining a market in the initial notes. An issue of securities with a similar outstanding market value available for trading, which is called the “float,” may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for initial notes that are not exchanged in the exchange offer may be affected adversely to the extent that initial notes exchanged in the exchange offer reduce the float. The reduced float also may make the trading price of the initial notes that are not exchanged more volatile.

There are state securities law restrictions on the resale of the exchange notes.

In order to comply with the securities laws of certain jurisdictions, the exchange notes may not be offered or resold by any holder, unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. Currently, we do not intend to register or qualify the resale of the exchange notes in any such jurisdictions. However, generally an exemption is available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws also may be available.

Some holders who exchange their initial notes may be deemed to be underwriters.

If you exchange your initial notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

We will not accept your initial notes for exchange if you fail to follow the exchange offer procedures and, as a result, your initial notes will continue to be subject to existing transfer restrictions and you may not be able to sell your initial notes.

We will issue exchange notes as part of the exchange offer only after a timely receipt of your initial notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your initial notes, please allow sufficient time to ensure timely delivery. If we do not receive your initial notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your initial notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of initial notes for exchange. If there are defects or irregularities with respect to your tender of initial notes, we will not accept your initial notes for exchange. See “The Exchange Offer.”

Risks Related to an Investment in Our Company

We service industries that are highly cyclical, and any downturn in our customers’ industries could reduce our sales and profitability.

Many of our products are sold to industries that experience significant fluctuations in demand based on economic conditions, energy prices, seasonality, consumer demand and other factors beyond our control. These industries include manufacturing, electrical products and transportation. Any decrease in demand within one or more of these industries may be significant and may last for a lengthy period of time. Any significant slowdown in one or more of these industries could have an adverse effect on the demand for metals, resulting in lower prices for metals, which would reduce our profitability. We may have difficulty increasing or maintaining our level of sales or profitability if we are not able to divert sales of our products to customers in other industries when one or more of our customers’ industries experiences a decline. We do not expect the cyclical nature of our industry to change.

The metals distribution business is very competitive and increased competition could reduce our gross margins and net income.

The principal markets that we serve are highly competitive. The metals distribution industry is fragmented and competitive, consisting of a large number of small companies and a few relatively large companies. Competition is based principally on price, service, quality, production capabilities, inventory availability and timely delivery. Competition in the various markets in which we participate comes from companies of various sizes, some of which have greater financial resources than we have and some of which have more established brand names in the local markets served by us. Increased competition could force us to lower our prices or to offer increased services at a higher cost, which could reduce our profitability.

The price volatility inherent in the metals markets could lead to significant losses for metals service centers, particularly during periods of rapid price decline, and periods of rapid price increases could impact our profitability if we are unable to fully pass through those price increases to our customers.

Metals prices are volatile due to a number of factors, including but not limited to, general economic conditions, production levels, significant excess capacity in times of reduced demand, fluctuations in foreign exchange rates, foreign and domestic competition, and the effect of rapidly changing nickel surcharges on stainless steel.

We maintain substantial inventories of metals in order to meet the just-in-time delivery requirements of our customers. Rapid increases in metals prices require us to raise our selling prices; however, we may be unable to fully pass through those price increases to our customers or we may raise the prices to a level that is not competitive in the market place, resulting in lower demand. Metals market price decreases usually require that we lower our selling prices to market prices. A reduction in our selling prices could result in lower profit margins or, in some cases, losses, which would reduce our profitability.

Because of this volatility, working capital management, and in particular, inventory management, is a key profitability driver in the metals service center industry. We may not be successful in managing inventory in the future.

We may not be able to successfully consummate and complete the integration of future acquisitions, and if we are unable to do so, we may be unable to increase our growth rates.

In addition to the merger, we have grown through a combination of internal expansion, acquisitions and joint ventures. We intend to continue to grow through selective acquisitions, but we may not be able to identify appropriate acquisition candidates, obtain financing on satisfactory terms, consummate acquisitions or integrate acquired businesses effectively and profitably into our existing operations. Restrictions contained in the agreements governing the notes, our Credit Facility or our other existing or future debt may also inhibit our ability to make certain investments, including acquisitions and participations in joint ventures.

Our future success will depend on our ability to complete the integration of these future acquisitions successfully into our operations. After any acquisition, customers may choose to diversify their supply chains to reduce reliance on a single supplier for a portion of their metals needs. We may not be able to retain all of our and an acquisition’s customers, which may adversely affect our business and sales. Integrating acquisitions, particularly large acquisitions, requires us to enhance our operational and financial systems and employ additional qualified personnel, management and financial resources, and may adversely affect our business by diverting management away from day-to-day operations. Further, failure to successfully integrate acquisitions may adversely affect our profitability by creating significant operating inefficiencies that could increase our operating expenses as a percentage of sales and reduce our operating income. In addition, we may not realize expected cost savings from acquisitions, which may also adversely affect our profitability.

We may not be able to retain or expand our customer base if the North American manufacturing industry continues to erode through moving offshore or through acquisition and merger or consolidation activity in our customers’ industries.

Our customer base primarily includes manufacturing and industrial firms. Some of our customers operate in industries that are undergoing consolidation through acquisition and merger activity; some are considering or have considered relocating production operations overseas or outsourcing particular functions overseas; and some customers have closed as they were unable to compete successfully with overseas competitors. Our facilities are predominately located in the United States and Canada. To the extent that our customers cease U.S. operations, relocate or move operations overseas to regions in which we do not have a presence, we could lose their business. Acquirers of manufacturing and industrial firms may have suppliers of choice that do not include us, which could impact our customer base and market share.

Operating results may fluctuate depending on the season.

A portion of our customers experience seasonal slowdowns. Our sales in the months of July, November and December traditionally have been lower than in other months because of a reduced number of shipping days and holiday or vacation closures for some customers. Consequently, our sales in the first two quarters of the year are usually higher than in the third and fourth quarters.

Damage to our information technology infrastructure could harm our business.

The unavailability of any of our computer-based systems for any significant period of time could have a material adverse effect on our operations. In particular, our ability to manage inventory levels successfully largely depends on the efficient operation of our computer hardware and software systems. We use management information systems to track inventory information at individual facilities, communicate customer information and aggregate daily sales, margin and promotional information. Difficulties associated with upgrades, installations of major software or hardware, and integration with new systems could have a material adverse effect on results of operations. We will be required to expend substantial resources to integrate our information systems with the systems of companies we have acquired. The integration of these systems may disrupt our business or lead to operating inefficiencies. In addition, these systems are vulnerable to, among other things, damage or interruption from fire, flood, tornado and other natural disasters, power loss, computer system and network failures, operator negligence, physical and electronic loss of data, or security breaches and computer viruses.

Any significant work stoppages can harm our business.

As of December 31, 2008, we employed approximately 4,600 persons, of which approximately 2,300 were office employees and approximately 2,300 were plant employees. Forty-three percent of our plant employees were members of various unions, including the United Steel Workers of America and the International Brotherhood of Teamsters unions. Our relationship with the various unions generally has been good. There have been two work stoppages at Integris Metals’ facilities over the last five years (but prior to Ryerson’s acquisition of Integris Metals): a strike by the members of the International Brotherhood of Teamsters Local #221, covering 69 individuals, which occurred at the Minneapolis (Integris) facility in June 2003 and lasted less than one month; and a strike by the members of the International Brotherhood of Teamsters Local #938, covering 81 individuals, at the Toronto (Integris) facility, which began on July 6, 2004, and ended when a settlement was reached on October 31, 2004. During 2006, the agreement with the joint United Steelworkers and Teamsters unions representing approximately 540 employees at 3 Chicago area facilities expired January 31, 2006. The membership of the joint union representing the Chicago-area employees initiated a week-long strike on March 6, 2006. On July 9, 2006, the joint United Steelworkers and Teamster unions representing the Chicago-area employees ratified a three-year collective bargaining agreement, through March 31, 2009. In addition, the United Steelworkers Union, representing approximately 248 employees at six other facilities, ratified a new three-year contract effective August 1, 2006 through July 31, 2009.

In 2007, we reached agreement on the renewal of 10 collective bargaining agreements covering 374 employees. An additional seven collective bargaining agreements covering 165 employees expired in 2008. Of the seven contracts, two contracts covering 56 employees were extended into 2009. We reached agreement on the renewal of the remaining five contracts covering 109 employees. In addition, negotiations over a new collective bargaining agreement at a newly certified location employing four people began in late 2008. We may not be able to negotiate extensions of these agreements or new agreements prior to their expiration date. As a result, we may experience additional labor disruptions in the future. A widespread work stoppage could have a material adverse effect on our results of operations, financial position and cash flows if it were to last for a significant period of time.

Certain employee retirement benefit plans are underfunded and the actual cost of those benefits could exceed current estimates, which would require us to fund the shortfall.

As of December 31, 2008, our pension plan had an unfunded liability of $296 million. Our actual costs for benefits required to be paid may exceed those projected and future actuarial assessments of the extent of those costs may exceed the current assessment. Under those circumstances, the adjustments required to be made to our recorded liability for these benefits could have a material adverse effect on our results of operations and financial condition and cash payments to fund these plans could have a material adverse effect on our cash flows. We may be required to make substantial future contributions to improve the plan’s funded status, which may have a material adverse effect on our results of operations, financial condition or cash flows.

Future funding for postretirement employee benefits other than pensions also may require substantial payments from current cash flow.

We provide postretirement life insurance and medical benefits to approximately half of our employees. We paid approximately $12 million in postretirement benefits in 2008 and recorded an expense of approximately $16 million in our financial statements. Our unfunded postretirement benefit obligation as of December 31, 2008 was $194 million.

Our obligations from such postretirement benefits could increase significantly if health care costs increase at a faster pace than those assumed by management. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates—Pension and postretirement benefit plan assumptions” for further discussion of these assumptions. An increase of 1% in the health care cost trend rate (for U.S. plans—8.5% for participants less than 65 years old and 10% for participants greater than 65 years old in 2008, grading down to 5% in 2012; for Canadian plans—10% for the Company’s salaried plan, grading down to 6% in 2012 and 12% for the Company’s bargaining plan, grading down to 6% in 2014) would have increased our postretirement health expense by approximately $0.6 million.

Any prolonged disruption of our processing centers could harm our business.

We have dedicated processing centers that permit us to produce standardized products in large volumes while maintaining low operating costs. Any prolonged disruption in the operations of any of these facilities, whether due to labor or technical difficulties, destruction or damage to any of the facilities or otherwise, could materially adversely affect our business and results of operations.

If we are unable to retain and attract management and key personnel, it may adversely affect our business.

We believe that our success is due, in part, to our experienced management team. Losing the services of one or more members of our management team could adversely affect our business and possibly prevent us from improving our operational, financial and information management systems and controls. In the future, we may need to retain and hire additional qualified sales, marketing, administrative, operating and technical personnel, and to train and manage new personnel. Our ability to implement our business plan is dependent on our ability to retain and hire a large number of qualified employees each year. If we are unable to hire sufficient qualified personnel, it could have a material adverse effect on our business, results of operations and financial condition.

Our existing international joint venture or potential additional joint ventures, may cause us to incur costs and risks that may distract management from effectively operating our North American business, and such joint ventures may not be profitable.

We maintain a joint venture operation in India. International operations are subject to certain risks inherent in conducting business in foreign countries, including price controls, exchange controls, limitations on participation in local enterprises, nationalization, expropriation and other governmental action, and changes in currency exchange rates. While we believe that our joint venture arrangements with local partners provide us with experienced business partners in foreign countries, events or issues, including disagreements with joint venture partners, may occur that require attention of our senior executives and may result in expenses or losses that erode the profitability of the joint ventures or cause our capital investments in our joint ventures to be unprofitable.

Lead time and the cost of our products could increase if we were to lose one of our primary suppliers.

If, for any reason, our primary suppliers of aluminum, carbon steel, stainless steel or other metals should curtail or discontinue their delivery of such metals in the quantities needed and at prices that are competitive, our business could suffer. The number of available suppliers could be reduced by factors such as industry consolidation and bankruptcies affecting steel and metal producers. Our top 25 suppliers accounted for 79% of our 2008 purchases. We could be significantly and adversely affected if delivery were disrupted from a major supplier. If, in the future, we were unable to obtain sufficient amounts of the necessary metals at competitive prices and on a timely basis from our traditional suppliers, we may not be able to obtain such metals from alternative sources at competitive prices to meet our delivery schedules, which could have a material adverse effect on our sales and profitability.

We could incur substantial costs in order to comply with, or to address any violations under, environmental laws that could significantly increase our operating expenses and reduce our operating income.

Our operations are subject to various environmental statutes and regulations, including laws and regulations governing materials we use. In addition, certain of our operations are subject to federal, state and local environmental laws and regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes and remediation of contaminated soil, surface waters and groundwater. Failure to maintain or achieve compliance with these laws and regulations or with the permits required for our operations could result in substantial operating costs and capital expenditures, in addition to fines and civil or criminal sanctions, third party claims for property damage or personal injury, cleanup costs or temporary or permanent discontinuance of operations. Certain of our facilities are located in industrial areas, have a history of heavy industrial use and have been in operation for many years and, over time, we and other predecessor operators of these facilities have generated, used, handled and disposed of hazardous and other regulated wastes. Environmental liabilities could exist, including cleanup obligations at these facilities or at off-site locations where materials from our operations were disposed of, which could result in future expenditures that cannot be currently quantified and which could have a material adverse effect on our financial position, results of operations or cash flows.

We may face product liability claims that are costly and create adverse publicity.

If any of the products that we sell cause harm to any of our customers, we could be exposed to product liability lawsuits. If we were found liable under product liability claims, we could be required to pay substantial monetary damages. Further, even if we successfully defended ourself against this type of claim, we could be forced to spend a substantial amount of money in litigation expenses, our management could be required to spend valuable time in the defense against these claims and our reputation could suffer, any of which could harm our business.

Substantially all of our capital stock is indirectly owned by a single investor group and its interests as an equity holder may conflict with those of a creditor.

We are a wholly owned subsidiary of Parent which is controlled by Platinum. As a result, Platinum controls all matters submitted for approval to Parent. These matters include the election of all of the members of our board of directors, amendments to our organizational documents, or the approval of any mergers, tender offers, sales of assets or other major corporate transactions.

The interests of Platinum may not in all cases be aligned with interests of noteholders. For example, Platinum could cause us to make acquisitions that increase the amount of the indebtedness that is secured or senior to the notes or to sell revenue-generating assets, impairing our ability to make payments under the notes. Additionally, Platinum is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Accordingly, Platinum may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. In addition, Platinum may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its equity investment, even though such transactions might involve risks to noteholders.

Our risk management strategies may result in losses.

From time to time, we may use fixed-price and/or fixed-volume supplier contracts to offset contracts with customers. Additionally, we may use foreign exchange contracts and interest rate swaps to hedge Canadian dollar and floating rate debt exposures. These risk management strategies pose certain risks, including the risk that losses on a hedge position may exceed the amount invested in such instruments. Moreover, a party in a hedging transaction may be unavailable or unwilling to settle our obligations, which could cause us to suffer corresponding losses. A hedging instrument may not be effective in eliminating all of the risks inherent in any particular position. Our profitability may be adversely affected during any period as a result of use of such instruments.

We may be adversely affected by currency fluctuations in the U.S. dollar versus the Canadian dollar.

We have significant operations in Canada which incur the majority of their metal supply costs in U.S. dollars but earn the majority of their sales in Canadian dollars. We may from time to time experience losses when the value of the U.S. dollar strengthens against the Canadian dollar, which could have a material adverse effect on our results of operations. In addition, we will be subject to translation risk when we consolidate our Canadian subsidiaries’ net assets into our balance sheet. Fluctuations in the value of the U.S. dollar versus the Canadian dollar could reduce the value of these assets as reported in our financial statements, which could, as a result, reduce our stockholders’ equity.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact the metals distribution industry and our business are:

•	cyclicality of our business, due to the cyclical nature of our customers’ businesses;

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remaining competitive and maintaining market share in the highly fragmented metals distribution industry, in which price is a competitive tool and in which customers who purchase commodity products are often able to source metals from a variety of sources;

•

managing the costs of purchased metals relative to the price at which we sell our products during periods of rapid price escalation, when we may not be able to pass through pricing increases fully to our customers quickly enough to maintain desirable gross margins, or during periods of generally declining prices, when our customers may demand that price decreases be passed fully on to them more quickly than we are able to obtain similar discounts from our suppliers;

•	the failure to effectively integrate newly acquired operations;

•

our customer base, which, unlike many of our competitors, contains a substantial percentage of large customers, so that the potential loss of one or more large customers could negatively impact tonnage sold and our profitability;

•	fluctuating operating costs depending on seasonality;

•	potential damage to our information technology infrastructure;

•	work stoppages;

•	certain employee retirement benefit plans that are underfunded and the actual costs could exceed current estimates;

•	future funding for postretirement employee benefits may require substantial payments from current cash flow;

•	prolonged disruption of our processing centers;

•	ability to retain and attract management and key personnel;

•	ability of management to focus on North American operations and joint ventures;

•	termination of supplier arrangements;

•	the incurrence of substantial costs or liabilities to comply with, or as a result of violations of, environmental laws;

•	a risk of product liability claims;

•	our indirect ownership by a single investor group, whose interests as equity holders may conflict with yours as a creditor;

•	our risk management strategies may result in losses;

•	currency fluctuations in the U.S. dollar versus the Canadian dollar;

•	management of inventory and other costs and expenses; and

•

consolidation in the metals producer industry, from which we purchase products, which could limit our ability to effectively negotiate and manage costs of inventory or cause material shortages, either of which would impact profitability.

These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth in this prospectus under “Risk Factors” and the caption “Industry and Operating Trends” included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus. Moreover, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of exchange notes in the exchange offer. The exchange notes will evidence the same debt as the original notes tendered in exchange for the exchange notes. Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

On October 19, 2007, we sold the initial notes in a transaction exempt from registration under the Securities Act. Accordingly, the initial notes may not be reoffered, resold or otherwise transferred in the United States, unless so registered or unless an exemption from the Securities Act registration requirements is available. Pursuant to the registration rights agreement entered into with the initial purchasers of the initial notes, we and the guarantors agreed, for the benefit of holders of the initial notes, to use our commercially reasonable efforts to:

•

no later than 270 days after the original issue date of the initial notes, or July 15, 2008, file a registration statement with the SEC with respect to a registered offer to exchange the initial notes for exchange notes that will be issued under the same indenture, in the same aggregate principal amount as and with terms that are substantially identical in all material respects to the original notes, except that they will not contain terms with respect to transfer restrictions and cause such registration statement to become effective at the earliest practicable time;

•

have the exchange offer registration statement remain effective under the Securities Act until the earlier of 180 days after the effective date of the exchange offer registration statement and the date on which broker-dealers that receive exchange notes for their own account in exchange for initial notes, where such initial notes were acquired by such broker-dealers as a result of market-making activities or other trading activities, which broker-dealers we refer to herein as the “Participating Broker-Dealers”, are no longer required to deliver a prospectus in connection with market-making or other trading activities; and

•	complete the exchange offer no later than November 12, 2008.

For each initial note tendered to us pursuant to the exchange offer, we will issue to the holder of such initial note an exchange note having a principal amount at maturity equal to that of the surrendered initial note. Interest on each exchange note will accrue:

(1)	from the later of:

•	the last interest payment date on which interest was paid on the note surrendered in exchange therefore; or

•

if the note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date; or

(2)	if no interest has been paid on such note, from the original issue date.

This exchange offer satisfies our obligations under the registration rights agreement.

Under existing SEC interpretations, contained in several no-action letters to third parties, the exchange notes (and the related guarantees) will be freely transferable by holders (other than affiliates of the issuer) after the exchange offer free of any covenant regarding registration under the Securities Act; provided, however, that each holder that wishes to exchange its initial notes for exchange notes will be required to represent:

•	that any exchange notes to be received by it will be acquired in the ordinary course of its business;

•

that at the time of the commencement and consummation of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the Securities Act;

•	that it is not our “affiliate” (as defined in Rule 405 promulgated under the Securities Act);

•	if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of exchange notes; and

•

if such holder is a broker-dealer, or a Participating Broker-Dealer, that will receive exchange notes for its own account in exchange for notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such exchange notes.

The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the exchange notes) with the prospectus contained in the exchange offer registration statement.

Under the registration rights agreement, we have agreed to furnish upon written request, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by Participating Broker-Dealers for use in connection with any resale of exchange notes.

Shelf Registration Statement

In the event that:

(1)	changes in applicable law or SEC policy do not permit us to effect the exchange offer;

(2)	for any reason the exchange offer is not completed on or prior to November 12, 2008; or

(3) with respect to any holder of initial notes, (i) such holder is prohibited by applicable law or SEC policy from participating in the exchange offer, (ii) such holder may not sell the exchange notes acquired by it in the exchange offer without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate for such resales by such holder or (iii) such holder is a broker-dealer and holds initial notes acquired directly from us or one of our affiliates, upon such holder’s request, which must be delivered no later than the 20th day following consummation of the exchange offer;

then in each case, we will, at our sole expense, (a) as soon as practicable, but, in no event later than the later of (x) July 15, 2008 and (y) 90 days after such filing obligation arises (or if such 90th day is not a business day, the next succeeding business day), file a shelf registration statement covering resales of the initial notes (the “Shelf Registration Statement”), (b) use our commercially reasonable efforts to cause the Shelf Registration to be declared effective by the SEC on or before the 180th day after such filing obligation arises (or if such 180th day is not a business day, the next succeeding business day) and (c) keep effective the Shelf Registration Statement until the earlier of two years after the effective date of the Shelf Registration Statement or such time as all of the applicable notes have been sold thereunder.

We will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the initial notes. A holder selling such initial notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations).

Additional Interest

If we fail to meet the obligations listed above, then additional interest (the “Additional Interest”), shall become payable in respect of the exchange notes if:

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(A) neither the exchange offer registration statement nor the Shelf Registration Statement is filed with the SEC on or before July 15, 2008, in the case of the exchange offer registration statement, or the later of July 15, 2008 and 90 days after such filing obligation arises (or if such 90th day is not a business day, the next succeeding business day), in the case of the Shelf Registration Statement;

•

(B) the Shelf Registration has not been declared effective by the SEC on or before the 180th day after such filing obligation arises (or if such 180th day is not a business day, the next succeeding business day);

•	(C) the exchange offer has not been completed on or before November 12, 2008 or;

•

(D) the exchange offer registration statement or the Shelf Registration Statement is filed and declared effective by the SEC and thereafter ceases to be effective or fails to be usable for its intended purpose during the periods required under the registration rights agreement without being succeeded immediately by a post-effective amendment to such Shelf Registration Statement that cures such failure and that is itself immediately declared effective (each a “Registration Default”).

During the 90-day period immediately following the occurrence of any Registration Default, Additional Interest shall accrue on the principal amount of the notes at a rate of 0.25% per annum, such Additional Interest increasing by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, but in no event shall such Additional Interest exceed 1.00% per annum. Any amounts of Additional Interest that have accrued as described above will be payable in cash on the same original interest payment dates as the notes. Because we did not complete the exchange offer by November 12, 2008, we are obligated to pay Additional Interest pursuant to the terms set forth above. Upon completion of this Exchange Offer, our obligation to pay Additional Interest will cease. We anticipate that we will be required to pay approximately $1 million of Additional Interest to the holders of the initial notes for the interest payment on May 1, 2009.

Expiration Date; Extensions; Termination; Amendments

The exchange offer expires on the expiration date. The expiration date is             p.m., New York City time, on             , 2009, unless we, in our sole discretion, extend the period during which the exchange offer is open, in which event the expiration date is the latest time and date on which the exchange offer, as so extended by us, expires. We reserve the right to extend the exchange offer at any time and from time to time prior to the expiration date by giving written notice to Wells Fargo Bank, National Association, as the exchange agent, and by timely public announcement communicated in accordance with applicable law or regulation. During any extension of the exchange offer, all initial notes previously tendered pursuant to the exchange offer and not validly withdrawn will remain subject to the exchange offer.

The exchange date will occur promptly after the expiration date. We expressly reserve the right to:

•

terminate the exchange offer and not accept for exchange any original notes for any reason, including if any of the events set forth below under “—Conditions to the Exchange Offer” shall have occurred and shall not have been waived by us; and

•	amend the terms of the exchange offer in any manner, whether before or after any tender of the original notes.

If any such termination or amendment occurs, we will notify the exchange agent in writing and either will issue a press release or will give written notice to the holders of the initial notes as promptly as practicable. Unless we terminate the exchange offer prior to             p.m., New York City time, on the expiration date, we will exchange the exchange notes for the initial notes on the exchange date.

If we waive any material condition to the exchange offer, or amend the exchange offer in any material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to holders of initial notes in the manner specified above, the exchange offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the exchange offer will be extended until the expiration of such five business day period.

This prospectus and the related letters of transmittal and other relevant materials will be mailed by us to record holders of initial notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of original notes.

Each Participating Broker-Dealer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Terms of the Exchange Offer

We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange $1,000 in principal amount of exchange notes for each $1,000 in principal amount of outstanding initial notes, provided that no notes of $2,000 or less shall be accepted in part. We will accept for exchange any and all initial notes that are validly tendered on or before             p.m., New York City time, on the expiration date. Tenders of the initial notes may be withdrawn at any time before             p.m., New York City time, on the expiration date. The exchange offer is not conditioned upon any minimum principal amount of original notes being tendered for exchange. However, the exchange offer is subject to the terms of the registration rights agreement and the satisfaction of the conditions described under “—Conditions of the Exchange Offer.” Initial notes may be tendered only in multiples of $1,000, provided that no notes of $2,000 or less shall be accepted in part. Holders of initial notes may tender less than the aggregate principal amount represented by their initial notes if they appropriately indicate this fact on the letter of transmittal accompanying the tendered initial notes or indicate this fact pursuant to the procedures for book-entry transfer described below.

As of the date of this prospectus, $102.9 million in aggregate principal amount of the initial floating rate notes are outstanding and $382.2 million in aggregate principal amount of the initial fixed rate notes are outstanding. Solely for reasons of administration, we have fixed the close of business on             as the record date for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. Only a holder of the initial notes, or the holder’s legal representative or attorney-in-fact, whose ownership is reflected in the records of Wells Fargo Bank, National Association, as registrar, or whose initial notes are held of record by the depositary, may participate in the exchange offer. There will be no fixed record date for determining the eligible holders of the initial notes who are entitled to participate in the exchange offer. We believe that, as of the date of this prospectus, no holder of notes is our “affiliate,” as defined in Rule 405 under the Securities Act.

We will be deemed to have accepted validly tendered initial notes when, as and if we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of initial notes and for purposes of receiving the exchange notes from us. If any tendered initial notes are not accepted for exchange because of an invalid tender or otherwise, certificates for the unaccepted initial notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

Holders of initial notes do not have appraisal or dissenters’ rights under applicable law or the indenture as a result of the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations under the Exchange Act, including Rule 14e-1.

Holders who tender their initial notes in the exchange offer will not be required to pay brokerage commissions or fees or, provided that the instructions in the letter of transmittal are followed, transfer taxes with respect to the exchange of initial notes under the exchange offer. We will pay all charges and expenses, other than transfer taxes in some circumstances, in connection with the exchange offer. See “—Solicitation of Tenders; Expenses” for more information about the costs of the exchange offer.

We do not make any recommendation to holders of initial notes as to whether to tender any of their initial notes under the exchange offer. In addition, no one has been authorized to make any recommendation. Holders of initial notes must make their own decision whether to participate in the exchange offer and, if the holder chooses to participate in the exchange offer, the aggregate principal amount of initial notes to tender, after reading carefully this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

How to Tender

The tender to us of initial notes by you pursuant to one of the procedures set forth below will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the applicable letter of transmittal.

General Procedures. A holder of an initial note may tender the same by (i) properly completing and signing the applicable letter of transmittal or a facsimile thereof (all references in this prospectus to the letter of transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the initial notes being tendered and any required signature guarantees (or a timely confirmation of a book-entry transfer, which we refer to herein as a Book-Entry Confirmation, pursuant to the procedure described below), to the exchange agent at its address set forth on the inside back cover of this prospectus on or prior to the expiration date or (ii) complying with the guaranteed delivery procedures described below.

If tendered initial notes are registered in the name of the signer of the letter of transmittal and the exchange notes to be issued in exchange therefore are to be issued (and any untendered initial notes are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered initial notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to us and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a firm, which we refer to herein as an Eligible Institution, that is a member of a recognized signature guarantee medallion program, which we refer to herein as an Eligible Program, within the meaning of Rule 17Ad-15 under the Exchange Act. If the exchange notes and/or initial notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the initial notes, the signature on the letter of transmittal must be guaranteed by an Eligible Institution.

Any beneficial owner whose initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender initial notes should contact such holder promptly and instruct such holder to tender initial notes on such beneficial owner’s behalf. If such beneficial owner wishes to tender such initial notes himself, such beneficial owner must, prior to completing and executing the letter of transmittal and delivering such initial notes, either make appropriate arrangements to register ownership of the initial notes in such beneficial owner’s name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

Book-Entry Transfer. The exchange agent will make a request to establish an account with respect to the initial notes at The Depository Trust Company, which we refer to herein as the Book-Entry Transfer Facility, for purposes of the exchange offer within two business days after receipt of this prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry deliver of initial notes by causing the Book-Entry Transfer Facility to transfer such initial notes into the exchange agent’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for transfer. However, although delivery of initial notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address specified on the inside back cover page of this prospectus on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

The method of delivery of initial notes and all other documents is at your election and risk. If sent by mail, we recommend that you use registered mail, return receipt requested, obtain proper insurance, and complete the mailing sufficiently in advance of the expiration date to permit delivery to the exchange agent on or before the expiration date.

Guaranteed Delivery Procedures. If a holder desires to accept the exchange offer and time will not permit a letter of transmittal or initial notes to reach the exchange agent before the expiration date, a tender may be effected if the exchange agent has received at its office listed on the inside back cover of this prospectus on or prior to the expiration date a letter or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the initial notes are registered, the principal amount of the initial notes and, if possible, the certificate numbers of the initial notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three business days after the date of execution of such letter or facsimile transmission by the Eligible Institution, the original notes, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed letter of transmittal (and any other required documents). Unless initial notes being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the exchange agent within the time period set forth above (accompanied or preceded by a properly completed letter of transmittal and any other required documents), we may, at our option, reject the tender. Copies of a Notice of Guaranteed Delivery that may be used by Eligible Institutions for the purposes described in this paragraph are being delivered with this prospectus and the related letter of transmittal.

A tender will be deemed to have been received as of the date when the tendering holder’s properly completed and duly signed letter of transmittal accompanied by the initial notes (or a timely Book-Entry Confirmation) is received by the exchange agent. Issuances of exchange notes in exchange for initial notes tendered pursuant to a Notice of Guaranteed Delivery or letter or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the letter of transmittal (and any other required documents) and the tendered initial notes (or a timely Book-Entry Confirmation).

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of initial notes will be determined by us and our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. None of us, the exchange agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the exchange offer (including the letters of transmittal and the instructions thereto) will be final and binding.

Terms and Conditions of the Letters of Transmittal

The letters of transmittal contain, among other things, the following terms and conditions, which are part of the exchange offer.

The party tendering initial notes for exchange, whom we refer to herein as the “Transferor”, exchanges, assigns and transfers the initial notes to us and irrevocably constitutes and appoints the exchange agent as the Transferor’s agent and attorney-in-fact to cause the initial notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the initial notes and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered initial notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by us to be necessary or desirable to complete the exchange, assignment and transfer of tendered initial notes. The Transferor further agrees that acceptance of any tendered initial notes by us and the issuance of exchange notes in exchange therefore shall constitute performance in full by us of our obligations under the registration rights agreement and that we shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

Withdrawal Rights

Initial notes tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at its address set forth on the inside back cover of this prospectus. Any such notice of withdrawal must specify the person named in the letter of transmittal as having tendered the initial notes to be withdrawn, the certificate numbers of the initial notes to be withdrawn, the principal amount of initial notes to be withdrawn (which must be an authorized denomination), a statement that such holder is withdrawing his election to have such initial notes exchanged, and the name of the registered holder of such initial notes, and must be signed by the holder in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the initial notes being withdrawn. The exchange agent will return the properly withdrawn initial notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us, and our determination will be final and binding on all parties.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of initial notes validly tendered and not withdrawn and the issuance of the exchange notes will be made on the exchange date. For the purposes of the exchange offer, we shall be deemed to have accepted for exchange validly tendered initial notes when, as and if we have given written notice thereof to the exchange agent.

The exchange agent will act as agent for the tendering holders of initial notes for the purposes of receiving exchange notes from us and causing the initial notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of exchange notes to be issued in exchange for accepted initial notes will be made by the exchange agent promptly after acceptance of the tendered initial notes. Initial notes not accepted for exchange by us will be returned without expense to the tendering holders (or in the case of initial notes tendered by book-entry transfer into the exchange agent’s account at the Book-Entry Transfer Facility pursuant to the procedures described above, such non-exchanged initial notes will be credited to an account maintained with such Book-Entry Transfer Facility) promptly following the expiration date or, if we terminate the exchange offer prior to the expiration date, promptly after the exchange offer is so terminated.

Conditions to the Exchange Offer

We are not required to accept or exchange, or to issue exchange notes in exchange for, any outstanding initial notes. We may terminate or extend the exchange offer by oral or written notice to the exchange agent and by timely public announcement communicated in accordance with applicable law or regulation, if:

•

any federal law, statute, rule, regulation or interpretation of the staff of the SEC has been proposed, adopted or enacted that, in our judgment, might impair our ability to proceed with the exchange offer or otherwise make it inadvisable to proceed with the exchange offer;

•

an action or proceeding has been instituted or threatened in any court or by any governmental agency that, in our judgment might impair our ability to proceed with the exchange offer or otherwise make it inadvisable to proceed with the exchange offer;

•

there has occurred a material adverse development in any existing action or proceeding that might impair our ability to proceed with the exchange offer or otherwise make it inadvisable to proceed with the exchange offer;

•	any stop order is threatened or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the Indenture under the Trust Indenture Act of 1939;

•

there is a change in the current interpretation by the staff of the SEC which permits holders who have made the required representations to us to resell, offer for resale, or otherwise transfer exchange notes issued in the exchange offer without registration of the exchange notes and delivery of a prospectus; or

•	a material adverse change shall have occurred in our business, condition, operations or prospects.

The foregoing conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the exchange offer regardless of the circumstances (including any action or inaction by us) giving rise to such condition or may be waived by us in whole or in part at any time or from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right that may be asserted at any time or from time to time. In addition, we have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the exchange offer.

Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as the exchange agent for the exchange offer. Letters of transmittal must be addressed to the exchange agent at its address set forth on the inside back cover page of this prospectus. Delivery to an address other than the one set forth herein, or transmissions of instructions via a facsimile number other than the one set forth herein, will not constitute a valid delivery.

Solicitation of Tenders; Expenses

We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. We also will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by us.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the exchange offer. If given or made, you must not rely on such information or representations as having been authorized by us. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given herein.

The exchange offer is not being made to (nor will tenders be accepted from or on behalf of) holders of initial notes in any jurisdiction in which the making of the exchange offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, at our discretion, we may take such action as we may deem necessary to make the exchange offer in any such jurisdiction and extend the exchange offer to holders of initial notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on behalf of us by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Appraisal Rights

You will not have appraisal rights in connection with the exchange offer.

Federal Income Tax Consequences

The exchange of initial notes for exchange notes should not be a taxable exchange for U.S. federal income tax purposes, and holders should not recognize any taxable gain or loss or any interest income as a result of such exchange. See “Material United States Federal Income Tax Considerations.”

Regulatory Approvals

Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the initial notes. Accordingly, we will recognize no gain or loss for accounting purposes in connection with the exchange offer. The expense of the exchange offer will be expensed over the term of the exchange notes.

Other

Participation in the exchange offer is voluntary and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decisions on what action to take.

As a result of the making of, and upon acceptance for exchange of all validly tendered initial notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the terms of the initial notes and the registration rights agreement. Holders of the initial notes who do not tender their initial notes in the exchange offer will continue to hold such initial notes and will be entitled to all the rights and limitations applicable thereto under the indenture, except for any terms of the registration rights agreement, which by its terms, terminate or cease to have further effect as a result of the making of this exchange offer. See “Description of the Exchange Notes.” All untendered initial notes will continue to be subject to the restriction on transfer set forth in the indenture. To the extent that initial notes are tendered and accepted in the exchange offer, the trading market, if any, for the initial notes not tendered and accepted in the exchange offer could be adversely affected. See “Risk Factors—Risks Associated with the Exchange Offer—Your ability to sell your initial notes may be significantly more limited and the price at which you may be able to sell your initial notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer.”

We may in the future seek to acquire untendered initial notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any initial notes that are not tendered in the exchange offer.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2008.

You should read this table together with the information contained in “Use of Proceeds,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related included elsewhere in this prospectus. All dollar amounts in the table are in millions.

As of December 31, 2008
Cash and cash equivalents(1)	$108.9

Debt:
Credit Facility(2)	518.3
12% Senior Secured Notes due 2015	382.2
Floating Rate Senior Secured Notes due 2014	102.9
8 1/4% Senior Notes due 2011	4.1
Foreign debt	22.8

Total Debt	1,030.3
Total stockholders’ equity	343.9

Total capitalization	$1,374.2

(1)	As of January 31, 2009, our cash and cash equivalents was approximately $138.6 million.
(2)	As of January 31, 2009, the balance outstanding under the Credit Facility was approximately $425.0 million.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth selected historical consolidated financial information of Ryerson. Our selected historical consolidated statements of operations data of our predecessor for the year ended December 31, 2006 and for the period from January 1, 2007 through October 19, 2007 and of Ryerson as successor for the period from October 20, 2007 to December 31, 2007 and the year ended December 31, 2008 and the summary historical balance sheet data as of December 31, 2006, 2007 and 2008 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated statements of operations data of our predecessor for the years ended December 31, 2004 and 2005 and the summary historical balance sheet data as of December 31, 2004 and 2005 were derived from the audited financial statements and related notes thereto of the predecessor, which are not included in this prospectus.

The information presented below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	Predecessor				Successor
	Year Ended December 31, 2004	Year Ended December 31, 2005	Year Ended December 31, 2006	Period from January 1 to October 19, 2007	Period from October 20 to December 31, 2007	Year Ended December 31, 2008
			(In millions)
Statements of Operations Data:
Net sales	$3,302.0	$5,780.5	$5,908.9	$5,035.6	$966.3	$5,309.8
Cost of materials sold	2,810.8	4,893.5	5,050.9	4,307.1	829.1	4,597.7

Gross profit(1)	491.2	887.0	858.0	728.5	137.2	712.1
Warehousing, selling, general and administrative	393.5	677.7	691.2	569.5	126.9	586.1
Restructuring and plant closure costs	3.6	4.0	4.5	5.1	—	—
Pension curtailment gain	—	(21.0)	—	—	—	—
Gain on sale of assets	(5.6)	(6.6)	(21.6)	(7.2)	—	—

Operating profit	99.7	232.9	183.9	161.1	10.3	126.0
Other income and (expense), net	0.3	3.7	1.0	(1.0)	2.4	21.4
Interest and other expense on debt(2)	(24.0)	(76.0)	(70.7)	(55.1)	(30.8)	(109.9)

Income (loss) before income taxes and minority interest	76.0	160.6	114.2	105.0	(18.1)	37.5
Provision (benefit) for income taxes(3)	27.0	62.5	42.4	36.9	(6.9)	11.7

Income (loss) from continuing operations	49.0	98.1	71.8	68.1	(11.2)	25.8
Discounted operations, net of income tax	7.0	—	—	—	—	—

Net income (loss) before minority interest	56.0	98.1	71.8	68.1	(11.2)	25.8
Minority interest	—	—	—	—	—	1.6

Net income (loss)	$56.0	$98.1	$71.8	$68.1	$(11.2)	$27.4

	Predecessor								Successor
	Year Ended December 31, 2004		Year Ended December 31, 2005		Year Ended December 31, 2006		Period from January 1 to October 19, 2007		Period from October 20 to December 31, 2007		Year Ended December 31, 2008
					(In millions)
Balance Sheet Data (at period end):
Cash and cash equivalents	$18.4		$27.4		$55.1				$35.2		$108.9
Restricted cash	0.8		0.6		0.1				4.5		7.0
Working capital	778.9		778.4		1,420.1				1,235.7		1,066.5
Property, plant and equipment, net	239.3		398.4		401.1				587.0		556.3
Total assets	1,540.8		2,151.0		2,537.3				2,576.5		2,272.5
Long-term debt, including current maturities(4)	526.2		877.2		1,206.5				1,228.8		1,030.3
Stockholders’ equity	439.6		547.8		648.7				499.2		343.9
Other Financial Data:
Cash flows provided by (used in) operations	$(170.0)		$321.5		$(261.0)		$564.0		$54.1		$279.3
Cash flows provided by (used in) investing activities	(57.1)		(418.1)		(16.7)		(24.0)		(1,069.6)		24.0
Cash flows provided by (used in) financing activities	231.8		105.6		305.4		(565.6)		1,021.2		(222.0)
Capital expenditures	32.6		32.6		35.7		51.6		9.1		(30.1)
Depreciation and amortization	21.1		39.2		40.0		32.5		7.3		37.7
Ratio of earnings to fixed charges(5)	3.5	x	2.8	x	2.3	x	2.7	x	—	(6)	1.2	x

(1)	The year ended December 31, 2005 includes a $9.6 million, or $5.8 million after-tax, charge from a change in method of applying LIFO and a LIFO liquidation gain of $13.1 million, or $7.9 million after-tax. The period from January 1, 2007 to October 19, 2007 includes a LIFO liquidation gain of $69.5 million, or $42.3 million after-tax.
(2)	The period from January 1 to October 19, 2007 includes a $2.9 million write off of unamortized debt issuance costs associated with the 2024 Notes that was classified as short term debt and $2.7 million write off of debt issuance costs associated with our prior credit facility upon entering into an amended revolving credit facility relating to that facility during the first quarter of 2007.
(3)	The period from January 1 to October 19, 2007 includes a $3.9 million income tax benefit as a result of a favorable settlement from an Internal Revenue Service examination.
(4)	As of December 31, 2008, the balance outstanding under the Credit Facility was $518.3 million.
(5)	For purposes of calculating ratio of earnings to fixed charges, “earnings” consist of income from continuing operations before income taxes and before income or loss from equity investees and “fixed charges” consist of interest expense and the interest component of rent expense.
(6)	Earnings were insufficient to cover fixed charges by $19.0 million in the period from October 20, 2007 to December 31, 2007.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

This section contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. See the section entitled “Forward-Looking Statements”. The following discussion should be read in conjunction with our Consolidated Financial Statements and related notes.

Overview

Business

We conduct materials distribution operations in the United States through our wholly-owned direct and indirect subsidiaries Joseph T. Ryerson & Son, Inc. (“JT Ryerson”) and in Canada through our indirect wholly-owned subsidiary Ryerson Canada, Inc., a Canadian corporation (“Ryerson Canada”).

On October 19, 2007, the merger of Merger Sub, a wholly-owned subsidiary of Parent, was consummated in accordance with the Agreement and Plan of Merger, dated July 24, 2007, by and among Ryerson, Parent and Merger Sub (the “Merger Agreement”). Merger Sub acquired all the capital stock of Ryerson for a cash purchase price of $1,065 million, plus the assumption of $653 million of debt. Upon the closing of the merger, Ryerson became a wholly-owned subsidiary of Parent. Substantially all of the capital stock of Parent is owned by affiliates of Platinum.

On October 31, 2008, our Parent acquired an additional 20% interest in VSC-Ryerson China Limited (“VSC-Ryerson”), a joint venture with Van Shung Chong Holdings Limited, increasing our Parent’s ownership percentage to 60%. On December 31, 2008, Van Shung Chong Holdings Limited sold an additional 20% interest in VSC-Ryerson: 10% interest was purchased by an affiliate of our Parent, with the remaining 10% interest purchased by a subsidiary of Ryerson. Ryerson’s total contribution in 2008 was $7.1 million, increasing its direct ownership percentage to 50%. Based on our voting control through our Parent, we have fully consolidated the operations of VSC-Ryerson as of October 31, 2008.

Effective January 1, 2007, Ryerson’s operating subsidiaries Integris Metals Ltd., a Canadian federal corporation and Ryerson Canada, Inc., an Ontario corporation, were amalgamated as Ryerson Canada, Inc. Ryerson’s operating subsidiary Lancaster Steel Service Company, Inc., a New York corporation (“Lancaster Steel”), was merged into JT Ryerson effective July 1, 2007.

In addition to our United States, Canada and China operations, we conduct materials distribution operations in India through Tata Ryerson Limited, a joint venture with the Tata Iron & Steel Corporation, an integrated steel manufacturer in India.

Industry and Operating Trends

We purchase large quantities of metal products from primary producers and sell these materials in smaller quantities to a wide variety of metals-consuming industries. More than one-half of the metals products sold are processed by us by burning, sawing, slitting, blanking, cutting to length or other techniques. We sell our products and services to many industries, including machinery manufacturers, fabricated metal products, electrical machinery, transportation equipment, construction, wholesale distributors, and metals mills and foundries. Revenue is recognized upon delivery of product to customers. The timing of shipment is substantially the same as the timing of delivery to customers given the proximity of our distribution sites to our customers.

Sales, gross profit and operating expense control are the principal factors that impact our profitability:

Net Sales. Our sales volume and pricing is driven by market demand, which is largely determined by overall industrial production and conditions in specific industries in which our customers operate. Increases in sales volume generally enable us both to improve purchasing leverage with suppliers, as we buy larger quantities of metals inventories, and to reduce operating expenses per ton sold. Sales prices are also primarily driven by market factors such as overall demand and availability of product. Our net sales include revenue from product sales, net of returns, allowances, customer discounts and incentives.

Gross profit. Gross profit is the difference between net sales and the cost of materials sold. Cost of materials sold includes metal purchase and in-bound freight costs, third-party processing costs and direct and indirect internal processing costs. Our sales prices to our customers are subject to market competition. Achieving acceptable levels of gross profit is dependent on our acquiring metals at competitive prices, our ability to manage the impact of changing prices and efficiently managing our internal and external processing costs.

Operating expenses. Optimizing business processes and asset utilization to lower fixed expenses such as employee, facility and truck fleet costs which cannot be rapidly reduced in times of declining volume, and maintaining low fixed cost structure in times of increasing sales volume, have a significant impact on our profitability. Operating expenses include costs related to warehousing and distributing our products as well as selling, general and administrative expenses.

The metals service center industry is generally considered cyclical with periods of strong demand and higher prices followed by periods of weaker demand and lower prices due to the cyclical nature of the industries in which the largest consumers of metals operate. However, domestic metals prices are volatile and remain difficult to predict due to its commodity nature and the extent which prices are affected by interest rates, foreign exchange rates, energy prices, international supply/demand imbalances, surcharges and other factors.

Platinum Acquisition

On October 19, 2007, the merger of Merger Sub with and into Ryerson Inc., was consummated in accordance with the Agreement and Plan of Merger, dated July 24, 2007, by and among Ryerson Inc., Parent and Merger Sub. Pursuant to the terms of the Merger Agreement, each outstanding share of Ryerson Common Stock and Series A $2.40 Cumulative Convertible Preferred Stock was converted into the right to receive $34.50 in cash. Merger Sub acquired all the capital stock of Ryerson Inc. for a cash purchase price of $1,065 million, plus the assumption of $653 million of debt. Upon the closing of the merger, Ryerson Inc. became a wholly-owned subsidiary of Parent. Substantially all of the capital stock of Parent is owned by affiliates of Platinum Equity, LLC.

On October 19, 2007, Merger Sub issued $150 million of initial floating rate notes and $425 million of initial fixed rate notes. Merger Sub was formed solely for the purpose of merging with and into Ryerson Inc. Ryerson Inc. is the surviving corporation of the merger and assumed the obligations of Merger Sub. Also, on October 19, 2007, Merger Sub entered into the 5-year, $1.35 billion Credit Facility with a maturity date of October 18, 2012. In addition to the new debt, Merger Sub received the $500 million Equity Contribution. The proceeds from the issuance of the initial notes, the initial borrowings under the Credit Facility and the Equity Contribution were used to (i) finance the merger; (ii) repay and terminate our then outstanding five-year $750 million amended credit facility and $450 million five-year securitization facility; (iii) repurchase $145.9 million of our then outstanding $150 million aggregate principal amount of outstanding 2011 Notes and pay related tender offer costs; (iv) repurchase all of our then outstanding $175 million of 2024 Notes and pay related conversion premiums; and (v) pay other costs and expenses related to the Transactions.

Results of Operations

	Successor				Predecessor
	Year Ended December 31, 2008	% of Net Sales	October 20 to December 31, 2007	% of Net Sales	January 1 to October 19, 2007	% of Net Sales	Year Ended December 31, 2006	% of Net Sales
Net sales	$5,309.8	100.0%	$966.3	100.0%	$5,035.6	100.0%	$5,908.9	100.0%
Gross profit	712.1	13.4	137.2	14.2	728.5	14.5	858.0	14.5
Warehousing, delivery, selling, general and administrative expenses	586.1	11.0	126.9	13.1	569.5	11.3	691.2	11.7
Restructuring charges	—	0.0	—	0.0	5.1	0.1	4.5	0.1
Other gains	—	0.0	—	0.0	(7.2)	(0.1)	(21.6)	(0.4)
Operating profit	126.0	2.4	10.3	1.1	161.1	3.2	183.9	3.1
Other expenses	(88.5)	(1.7)	(28.4)	(3.0)	(56.1)	(1.0)	(69.7)	(1.2)
Provision (benefit) for income taxes	11.7	0.2	(6.9)	(0.7)	36.9	0.7	42.4	0.7
Minority interest	1.6	0.0	—	0.0	—	0.0	—	0.0
Net income (loss)	27.4	0.5	(11.2)	(1.2)	68.1	1.4	71.8	1.2

Comparison of the Periods from January 1, 2007 to October 19, 2007 and October 20, 2007 to December 31, 2007 with the year ended December 31, 2008

Net Sales

Net sales were $5.3 billion in the year 2008 as compared to $5.0 billion in the period from January 1 to October 19, 2007 and $1.0 billion in the period from October 20, 2007 to December 31, 2007.

Tons sold per ship day were 9,902 in 2008 as compared to 12,305 in the period from January 1 to October 19, 2007 and was 10,836 in the period from October 20 to December 31, 2007. Volume decreased in 2008 due to economic weakness in the manufacturing sector. The fourth quarter 2008 tons sold per ship day of 8,298 deteriorated further from the first nine months of 2008 as economic conditions worsened in combination with seasonally lower demand in the fourth quarter.

Revenue per ship day was $21.0 million in 2008 as compared to $24.4 million in the period from January 1 to October 19, 2007 and was $21.0 million in the period from October 20 to December 31, 2007. The average selling price per ton increased in 2008 to $2,120 from $1,987 for the period January 1 to October 19, 2007 and $1,939 for the period October 20 to December 31, 2007 primarily due to higher carbon steel prices. Fourth quarter 2008 revenue per ship day of $17.6 million declined from the first nine months of 2008 due to worsening economic conditions in combination with seasonally lower demand in the fourth quarter.

Gross Profit

Gross profit—the difference between net sales and the cost of materials sold—as a percentage of sales was 13.4% in the year 2008 as compared to 14.5% in the period from January 1 to October 19, 2007 and 14.2% in the period from October 20 to December 31, 2007. Inventory reductions during the year 2008 and the period from January 1 to October 19, 2007 resulted in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the cost of purchases in the year 2008 and the period from January 1 to October 31, 2007. The LIFO liquidation gain was $16 million for the year 2008 and $69 million for the period January 1 to October 19, 2007. During 2008, LIFO expense was $91 million, which included the $16 million LIFO liquidation gain primarily related to increases in the costs of carbon steel. The period from October 20 to December 31, 2007 included LIFO expense of $11 million primarily related to increases in the costs of carbon steel and stainless steel.

Operating Expenses

Operating expenses as a percentage of sales decreased to 11.0% in the year 2008 from 11.3% in the period from January 1 to October 19, 2007 and 13.1% in the period from October 20 to December 31, 2007. Operating expenses in the year 2008 decreased primarily as a result of workforce reductions which lowered wages, salaries and benefit expenses and from the elimination of stock-based compensation programs which negatively impacted the period from January 1 to October 19, 2007.

Operating Profit

As a result of the factors above, operating profit was $126.0 million in the year 2008, representing 2.4% of sales compared to $161.1 million in the period from January 1 to October 19, 2007, representing 3.2% of sales, and $10.3 million in the period from October 20 to December 31, 2007, representing 1.1% of sales.

Other Expenses

Other expenses, primarily interest and financing costs, increased to $88.5 million in the year 2008 from $56.1 million in the period from January 1 to October 19, 2007 and to $28.4 million in the period from October 20 to December 31, 2007. Other expense per day was $0.2 million in both the year 2008 and the period from January 1 to October 19, 2007 and was $0.4 million in the period from October 20 to December 31, 2007. Other expenses in the year 2008 and the period from October 20 to December 31, 2007 was unfavorably impacted by higher interest rates on the initial floating rate notes and the initial fixed rate notes as compared to the 2011 Notes and 2024 Notes and higher average borrowings. In the year 2008, we repurchased $47.1 million of our floating rate notes and $42.8 million of our initial fixed rate notes, which resulted in a gain of $18.2 million that was recorded in other income and expense, net. Interest and other expense on debt in the year 2008 included a $2.4 million write off of debt issuance costs associated with the repurchased notes. Interest and other expense on debt in the period from January 1 to October 19, 2007 included a $2.9 million write off of unamortized debt issuance costs associated with the 2024 Notes that was classified as short term debt as a condition for conversion was met and a $2.7 million write off of debt issuance cost associated with our prior credit facility upon entering into an amended revolving credit facility. The period from October 20 to December 31, 2007 included a $4.7 million write off of unused bridge loan fees related to the merger.

Provision for Income Taxes

Income tax expense was $11.7 million in the year 2008 compared to tax expense of $36.9 million in the period from January 1 to October 19, 2007 and a tax benefit of $6.9 million in the period from October 20 to December 31, 2007. The effective tax rate was 31.2% in the year 2008 compared to 35.1% in the period from January 1 to October 19, 2007 and 38.1% in the period from October 20 to December 31, 2007. The lower tax rate in 2008 resulted from a higher proportion of pretax income from joint ventures with lower foreign income tax rates and our qualification for a manufacturing tax deduction for the first time in 2008. The period from January 1 to October 19, 2007 included a $3.9 million income tax benefit during the period as a result of a favorable settlement from an IRS examination.

Minority Interest

Based on our voting control of VSC-Ryerson through our 50% ownership and the additional 30% of VSC-Ryerson owned by our Parent and its affiliates, we have fully consolidated the operations of VSC-Ryerson as of October 31, 2008. In the period from October 31, 2008 to December 31, 2008, VSC-Ryerson’s results of operations was a loss. The portion attributable to the minority interest in VSC-Ryerson was $1.6 million.

Comparison of the year ended December 31, 2006 with the Periods from January 1, 2007 to October 19, 2007 and October 20, 2007 to December 31, 2007

Net Sales

Net sales were $5.0 billion in the period from January 1 to October 19, 2007 and $1.0 billion in the period from October 20 to December 31, 2007 as compared to $5.9 billion in the year 2006.

Tons sold per ship day were 12,305 in the period from January 1 to October 19, 2007 and was 10,836 in the period from October 20 to December 31, 2007 as compared to 13,117 in 2006. Volume decreased in both periods of 2007 due to a decline in aluminum flat roll driven by the weak transportation market and a decline in stainless steel driven by extreme price volatility as well as general economic weakness in the manufacturing sector during the second half of 2007. The period from October 19 to December 31, 2007 was also negatively impacted by seasonally lower demand in November and December.

Revenue per ship day was $24.4 million in the period from January 1 to October 19, 2007 and was $21.0 million in the period from October 20 to December 31, 2007 as compared to $23.5 million in 2006. The average selling price per ton increased in 2007 primarily as a result of significantly higher stainless steel prices in the marketplace, with higher nickel surcharges being the largest factor. The decline in revenue per ship day in the period from October 19 to December 31, 2007 was primarily due to seasonally lower demand in November and December as well as general economic weakness in the manufacturing sector during the second half of 2007.

Gross Profit

Gross profit—the difference between net sales and the cost of materials sold—as a percentage of sales was unchanged at 14.5% in the period from January 1 to October 19, 2007 compared to the year 2006. The significant inventory reduction during the period from January 1 to October 19, 2007 resulted in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the cost of 2007 purchases. The LIFO liquidation gain for the period January 1 to October 19, 2007 was $69 million. Gross profit as a percentage of sales was 14.2% in the period from October 20 to December 31, 2007. The period from October 20 to December 31, 2007 included a LIFO expense of $11 million primarily related to increases in the costs of carbon steel and stainless steel. Gross profit as a percentage of sales was unfavorably impacted in the period from October 20 to December 31, 2007 by competitive pricing pressure and the effect of higher stainless steel surcharges, which are frequently passed through to customers without mark-up.

Operating Expenses

Operating expenses as a percentage of sales decreased slightly to 11.3% in the period from January 1 to October 19, 2007 from 11.4% in the year 2006. Operating expenses in the period from January 1 to October 19, 2007 were unfavorably impacted by increased expenses related to the stock-based compensation, primarily as a result of the significant increase in the market price of our common stock, and higher legal and consulting expenses offset by decreased delivery expenses, lower wages and lower cost of operating supplies. Operating expenses as a percentage of sales in the period from October 20 to December 31, 2007 increased to 13.1% primarily due to seasonally lower revenue in November and December. Included in January 1 to October 19, 2007 total operating expenses are restructuring and plant closure costs of $5.1 million and a gain of $7.2 million from sale of assets. Included in 2006 total operating expenses are restructuring and plant closure costs of $4.5 million and a gain of $21.6 million from sale of the oil and gas business assets.

Operating Profit

As a result of the factors above, operating profit was $161.1 million in the period from January 1 to October 19, 2007, representing 3.2% of sales, and $10.3 million in the period from October 20 to December 31, 2007, representing 1.1% of sales, compared to an operating profit of $183.9 million, or 3.1% of sales, in 2006.

Other Expenses

Other expenses, primarily interest and financing costs, decreased to $56.1 million in the period from January 1 to October 19, 2007 and to $28.4 million in the period from October 20 to December 31, 2007 from $69.7 million in 2006. Other expense per day was $0.2 million in both the period from January 1 to October 19, 2007 and in the year 2006 and was $0.4 million in the period from October 20 to December 31, 2007. The higher other expense per day in the October 20 to December 31, 2007 period was primarily due to higher interest rates on the initial floating rate notes and the initial fixed rate notes as compared to the 2011 Notes and 2024 Notes, and higher average borrowings. Interest and other expense on debt included a $2.9 million write off of unamortized debt issuance costs associated with the 2024 Notes that was classified as short term debt as a condition for conversion was met and a $2.7 million write off of debt issuance cost associated with our prior credit facility upon entering into an amended revolving credit facility in the period from January 1 to October 19, 2007. The period from October 20 to December 31, 2007 included a $4.7 million write off of unused bridge loan fees related to the merger.

Provision for Income Taxes

Income tax expense of $36.9 million was recorded in the period from January 1 to October 19, 2007 and a tax benefit of $6.9 million was recorded in the period from October 20 to December 31, 2007 compared to tax expense of $42.4 million in 2006. The effective tax rate was 35.1% in the period from January 1 to October 19, 2007 and 38.1% in the period from October 20 to December 31, 2007 compared to 37.1% in 2006. The lower effective tax rate in the period from January 1 to October 19, 2007 resulted primarily from a $3.9 million income tax benefit during the period as a result of a favorable settlement from an IRS examination.

Supplemental Information—Pro forma Comparisons

Management’s discussion below reflects its analysis of the pro forma data presented in the following tables. Management believes that the comparison of 2008 results with unaudited pro forma 2007 results will assist in understanding trends in the Company’s business for the factors that management considers critical to assessing the Company’s operating and financial performance. The unaudited pro forma 2007 data presented reflects the Platinum acquisition of Ryerson Inc., as if the merger had occurred on January 1, 2007. See “Pro Forma Results Reconciliation” for a reconciliation of 2007 historical results to 2007 pro forma data. Our 2008 results do not include any pro forma adjustments for exit plan actions which were taken during the first nine months of 2008. Exit plan actions taken during the first nine months of 2008 consisted primarily of salary expense for involuntary employee terminations.

	Successor	Combined Predecessor/ Successor Non-GAAP
	Year Ended December 31, 2008	Unaudited Pro Forma Year Ended December 31, 2007
	(In millions)
Net sales	$5,309.8	$6,001.9
Gross profit	712.1	871.5
Warehousing, delivery, selling, general and administrative expenses	586.1	577.5
Restructuring charges	—	5.1
Other gains	—	(7.2)
Operating profit	126.0	296.1
Other expenses	(88.5)	(142.2)
Provision for income taxes	11.7	54.9
Minority interest	1.6	—
Net income	27.4	99.0

Pro Forma Results Reconciliation (Unaudited)

The data below reflects pro forma data that will assist in understanding trends in the Company’s business for the factors that management considers critical to assessing the Company’s operating and financial performance. The following tables present the pro forma adjustments made to the Company’s historical consolidated statement of operations for the year ended December 31, 2007. For purposes of arriving at the results for the year ended December 31, 2007, we combined the results of our Successor period of October 20, 2007 to December 31, 2007, the results of our Predecessor period of January 1, 2007 to October 19, 2007 and made pro forma adjustments as if the merger had occurred January 1, 2007.

	Predecessor	Successor			Combined Predecessor/ Successor Non-GAAP (1)
	January 1 to October 19, 2007	October 20 to December 31, 2007	Unaudited Pro forma adjustments		Unaudited Pro forma Year Ended December 31, 2007
	(In millions)
Net sales	$5,035.6	$966.3	$—		$6,001.9
Cost of materials sold	4,307.1	829.1	(5.8	)(A)	5,130.4

Gross profit	728.5	137.2	5.8		871.5
Warehousing, delivery, selling, general and administrative	569.5	126.9	(118.9	)(A)(B)	577.5
Restructuring and plant closure costs	5.1	—	—		5.1
Gain on sale of assets	(7.2)	—	—		(7.2)

Operating profit	161.1	10.3	124.7		296.1
Other expense:
Other income and (expense), net	(1.0)	2.4	—		1.4
Interest and other expense on debt	(55.1)	(30.8)	(57.7	)(C)	(143.6)

Income (loss) before income taxes	105.0	(18.1)	67.0		153.9
Provision (benefit) for income taxes	36.9	(6.9)	24.9	(D)	54.9

Net income (loss)	$68.1	$(11.2)	$42.1		$99.0

(1)	GAAP does not allow for such combination of Predecessor and Successor financial results and this approach yields results that are not comparable on a period-to-period basis due to the new basis of accounting established at the date of the merger. We believe the pro forma combined results provide the most meaningful way to comment on our results of operations for the year ended December 31, 2007 compared to the same period in 2008 because discussion of the partial year predecessor and successor periods compared to the years ended December 31, 2008 would not be meaningful. The pro forma combined Successor and Predecessor periods are not necessarily indicative of results of any other period.

Notes to unaudited pro forma condensed consolidated financial statements

The following adjustments have been reflected in the unaudited pro forma condensed consolidated statements of operations:

A.	Represents the change in depreciation and amortization resulting from purchase accounting adjustments assuming the merger occurred on January 1, 2007.

B.	To reflect the adjustments for merger related fees and actions to be carried out upon completion of the merger, including the effect of involuntary employee terminations, new compensation arrangements for senior officers, and the elimination of public company expenses.

C.	Reflects the increased interest expense as a result of our new capital structure and the refinancing of our existing debt.

D.	Reflects a 37.1% statutory tax rate on a pro forma basis.

Comparison of Pro forma 2007 with actual 2008

Net Sales

Net sales of $5.3 billion decreased 12% from pro forma net sales of $6.0 billion in 2007 as a result of a 17% decrease in tons shipped partially offset by a 7% increase in average selling price. The decrease in volume was largely due to the significant economic weakness in the manufacturing sector during 2008. Volume in the fourth quarter of 2008 decreased 24% compared to pro forma fourth quarter 2007 volume as economic conditions continued to deteriorate throughout 2008. The average selling price per ton increased in 2008 primarily as a result of higher carbon steel prices.

Gross Profit

Gross profit—the difference between net sales and the cost of materials sold—decreased $159.4 million, or about 18%, to $712.1 million in 2008 from $871.5 million in 2007 on a pro forma basis primarily due to the decline in volume. The inventory reductions during the year 2008 and the period from January 1 to October 19, 2007 resulted in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the cost of purchases in the year 2008 and the period from January 1 to October 19, 2007. The LIFO liquidation gain was $16 million for the year 2008 and $69 million for the pro forma 2007 period. During 2008, LIFO expense was $91 million, which included the $16 million LIFO liquidation gain primarily related to increases in the cost of carbon steel. Gross profit per ton in 2008 of $284 decreased from $287 in pro forma 2007 primarily due to the higher LIFO liquidation gain in pro forma 2007. Gross profit as a percentage of sales of 13.4% decreased from 14.5% a year ago.

Expenses

Total 2008 operating expenses increased by $10.7 million to $586.1 million from $575.4 million in pro forma 2007. Pro forma 2007 operating expenses include the reduction of $118.9 million of expenses reflecting adjustments for merger related fees and actions to be carried out assuming the merger occurred on January 1, 2007.

•

Warehousing, delivery, selling, general and administrative expenses in 2008 increased $8.6 million to $586.1 million from $577.5 million in pro forma 2007. The increase was primarily due to higher salaries, wages and benefits ($19.1 million) and higher bad debt expense ($8.1 million), partially offset by lower sales expenses ($8.8 million) and lower delivery expenses ($7.3 million) which resulted from lower volume in 2008.

•	Included in pro forma 2007 total operating expenses are restructuring and plant closure costs of $5.1 million and a gain of $7.2 million from sale of assets.

Total operating expenses per ton were $234 in 2008 and $190 in pro forma 2007 primarily as a result of the reduced shipments in 2008. Operating expenses represent 11.0% and 9.6% of sales in 2008 and pro forma 2007, respectively.

Operating Profit

Operating profit was $126.0 million in 2008, representing 2.4% of sales, compared to an operating profit of $296.1 million, or 4.9% of sales, in pro forma 2007. The decrease in 2008 operating profit resulted primarily from the decline in gross profit in 2008, as discussed above.

Other Expenses

Other expenses, primarily interest and financing costs, decreased to $88.5 million in 2008 from $142.2 million in pro forma 2007, primarily due to lower average borrowings and lower interest rates on variable rate debt in 2008 as compared to pro forma 2007. In 2008, we repurchased $47.1 million of our initial floating rate notes and $42.8 million of our initial fixed rate notes, which resulted in a gain of $18.2 million that was recorded in other revenue and expense, net. Interest and other expense on debt in the year 2008 included a $2.4 million write off of debt issuance costs associated with the repurchased notes. Interest and other expense on debt in pro forma 2007 included a $2.9 million write off of unamortized debt issuance costs associated with the 2024 Notes that was classified as short term debt as a condition for conversion was met, a $2.7 million write off of debt issuance cost associated with our prior credit facility upon entering into an amended revolving credit facility and a $4.7 million write off of unused bridge loan fees related to the merger.

Provision for Income Taxes

In 2008, we recorded income tax expense of $11.7 million compared to $54.9 million in pro forma 2007. The effective tax rate was 31.2% in 2008 compared to 35.7% in pro forma 2007. The lower tax rate in 2008 resulted from a higher proportion of pretax income from joint ventures with lower foreign income tax rates and our qualification for a manufacturing tax deduction for the first time in 2008. Included in pro forma 2007 was a $3.9 million income tax benefit resulting from a favorable settlement from an IRS examination.

Minority Interest

Based on our voting control of VSC-Ryerson, we have fully consolidated the operations of VSC-Ryerson as of October 31, 2008. In the period from October 31, 2008 to December 31, 2008, VSC-Ryerson’s results of operations was a small loss. The portion attributable to the minority interest in VSC-Ryerson was $1.6 million.

Liquidity and Capital Resources

Our primary sources of liquidity are cash and cash equivalents, cash flows from operations and borrowing availability under the Credit Facility. Our principal source of operating cash is from the sale of metals and other materials. Our principal uses of cash are for payments associated with the procurement and processing of metals and other materials inventories, costs incurred for the warehousing and delivery of inventories and the selling and administrative costs of the business, and for capital expenditures.

On October 19, 2007, the merger of Merger Sub with and into Ryerson Inc., was consummated in accordance with the Agreement and Plan of Merger, dated July 24, 2007, by and among Ryerson Inc., Parent and Merger Sub. Merger Sub acquired all the capital stock of Ryerson for a cash purchase price of $1,065 million, plus the assumption of $653 million of debt. Upon the closing of the merger, Ryerson Inc., became a wholly-owned subsidiary of Parent.

In connection with the merger, we refinanced our capital and debt structure. On October 19, 2007, Merger Sub issued the initial notes. Merger Sub was formed solely for the purpose of merging with and into Ryerson. Ryerson is the surviving corporation of the merger and assumed the obligations of Merger Sub. Also, on October 19, 2007, the Sub entered into the 5-year, $1.35 billion Credit Facility with a maturity date of October 18, 2012. In addition to the new debt, Merger Sub received the $500 million Equity Contribution. The proceeds from the issuance of the initial notes, the initial borrowings under the Credit Facility and the Equity Contribution were used to (i) finance the merger; (ii) repay and terminate our then outstanding five-year $750 million amended credit facility and $450 million five-year securitization facility; (iii) repurchase $145.9 million of our then outstanding $150 million aggregate principal amount of outstanding 2011 Notes and pay related tender offer costs; (iv) repurchase all of our then outstanding $175 million of 2024 Notes and pay related conversion premiums; and (v) pay other costs and expenses related to the Transactions.

The following table summarizes the Company’s cash flows:

	Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006
	(In millions)
Net cash provided by (used in) operating activities	$279.3	$54.1	$564.0	$(261.0)
Net cash provided by (used in) investing activities	24.0	(1,069.6)	(24.0)	(16.7)
Net cash provided by (used in) financing activities	(222.0)	1,021.2	(565.6)	305.4
Effect of exchange rates on cash	(7.6)	—	—	—

Net increase (decrease) in cash and cash equivalents	$73.7	$5.7	$(25.6)	$27.7

We had cash and cash equivalents at December 31, 2008 of $108.9 million, compared to $35.2 million at December 31, 2007 and $55.1 million at December 31, 2006. We had $1,030 million and $1,229 million of total debt outstanding, a debt-to-capitalization ratio of 75% and 71% and $469 million and $392 million available under the Credit Facility at December 31, 2008 and 2007, respectively. At December 31, 2006, we had $1,207 million of total debt outstanding, a debt-to-capitalization ratio of 65% and $188 million available under our prior revolving credit facility.

During the year ended December 31, 2008, the periods from October 20 to December 31, 2007, from January 1 to October 19, 2007, and the year ended December 31, 2006, net cash provided by (used in) operating activities was $279.3 million, $54.1 million, $564.0 million, and ($261.0) million, respectively. Net income (loss) was $27.4 million, ($11.2) million, $68.1 million, and $71.8 million for the year ended December 31, 2008, the periods from October 20 to December 31, 2007, from January 1 to October 19, 2007, and the year ended December 31, 2006, respectively. Cash provided by operating activities of $279.3 million during the year ended December 31, 2008 was primarily the result of a decrease in inventories of $263.1 million resulting from management’s efforts to reduce inventory in a weak economic environment and a decrease in accounts receivable of $120.0 million reflecting lower volume in 2008, partially offset by a decrease in accounts payable of $80.1 million and a decrease in accrued liabilities of $50.3 million. Cash provided by operating activities of $54.1 million during the periods from October 20 to December 31, 2007 primarily resulted from lower receivables of $126.9 million at December 31, 2007 due to lower sales volume at the end of the year compared to sales prior to October 19, 2007. Cash provided by operating activities of $564.0 million during the periods from January 1 to October 19, 2007 was primarily due to a reduction in inventory of $488.6 million at October 19, 2007 compared to the ending inventory balance of $1,128.6 million at December 31, 2006, which resulted from management’s efforts to lower on hand inventory and increase inventory turns. Cash used in operating activities of $261.0 million during the year ended December 31, 2006 was primarily due to an increase in inventory of $287.7 million at December 31, 2006 compared to the ending inventory balance at December 31, 2005, which resulted from an increase in the amount of material on hand and higher average metal costs.

Net cash provided by investing activities was $24.0 million in 2008. Net cash used in investing activities for the periods from October 20 to December 31, 2007, from January 1 to October 19, 2007, and the year ended December 31, 2006 was $1,069.6 million, $24.0 million, and $16.7 million, respectively. Cash used for the merger among Parent, Merger Sub and Ryerson Inc., net of cash acquired, was $1,065.4 million during the period from October 20 to December 31, 2007. We also acquired, net of cash, Lancaster Steel for $17.6 million during the year ended December 31, 2006. We contributed $28.3 million to form VSC-Ryerson during the year ended December 31, 2006. Cash increased $30.5 million due to fully consolidating the results of VSC-Ryerson beginning October 31, 2008. Capital expenditures for the year ended December 31, 2008, the periods from October 20 to December 31, 2007, from January 1 to October 19, 2007, and the year ended December 31, 2006 was $30.1 million, $9.1 million, $51.6 million, and $35.7 million, respectively. In 2006, we sold certain assets related to our U.S. oil and gas tubular alloy and bar alloy business generating cash proceeds of $54.3 million. We sold plant, property and equipment generating cash proceeds of $31.7 million, $4.4 million, $32.8 million, and

$11.2 million during the year ended December 31, 2008, the periods from October 20 to December 31, 2007, from January 1 to October 19, 2007, and the year ended December 31, 2006, respectively.

Net cash used in financing activities was $222.0 million for the year ended December 31, 2008, primarily due to the repurchase of our initial notes for $71.7 million, a net reduction in borrowings under the Credit Facility of $133.2 million and the payment of a $25.0 million dividend to Parent. Net cash provided by financing activities was $1,021.2 million for the period from October 20 to December 31, 2007, primarily from the issuance of the initial notes of $575.0 million (see discussion under “Total Debt” caption), net proceeds from the Credit Facility of $620.2 million and the $500.0 million Equity Contribution, partially offset by the repayment and retirement of $648.8 million of debt assumed in the merger. Net cash used in financing activities for the period January 1, 2007 to October 19, 2007 was $565.6 million primarily due to a reduction in net borrowings under our prior amended credit facility, primarily related to lower working capital needs. Net cash provided by financing activities during the year ended December 31, 2006 was $305.4 million as a result of net borrowings under our prior amended credit facility. During the period January 1 to October 19, 2007 and the year ended December 31, 2006, we received $3.0 million and $10.7 million of proceeds on the exercise of common stock options, respectively.

We believe that cash flow from operations and proceeds from the Credit Facility will provide sufficient funds to meet our contractual obligations and operating requirements in the normal course of business.

Total Debt

As a result of the cash flow inflow from operating activities, total debt in the Consolidated Balance Sheet decreased to $1,030.3 million at December 31, 2008 from $1,228.8 million at December 31, 2007.

Total debt outstanding as of December 31, 2008 consisted of the following amounts: $518.3 million borrowing under the Credit Facility, $102.9 million under the initial floating rate notes, $382.2 million under the initial fixed rate notes, $22.8 million of foreign debt and $4.1 million under the 2011 Notes. As a result of the merger on October 19, 2007, we refinanced our debt structure. The debt outstanding prior to the merger was substantially repurchased and retired. See “NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Note 2: Business Combinations” for further details.

Credit Facility

On October 19, 2007, Merger Sub entered into the 5-year, $1.35 billion revolving credit facility agreement with a maturity date of October 18, 2012. Initial proceeds from the Credit Facility were used to finance the merger and pay merger related transaction costs.

At December 31, 2008, we had $518.3 million of outstanding borrowings, $32 million of letters of credit issued and $469 million available under the $1.35 billion Credit Facility compared to $649.7 million of outstanding borrowings, $31 million of letters of credit issued and $392 million available at December 31, 2007. The weighted average interest rate on the borrowings under the Credit Facility was 2.4% at December 31, 2008.

Amounts outstanding under the Credit Facility bear interest at a rate determined by reference to the base rate (Bank of America’s prime rate) or a LIBOR rate or, for our Canadian subsidiary which is a borrower, a rate determined by reference to the Canadian base rate (Bank of America-Canada Branch’s “Base Rate” for loans in U.S. Dollars in Canada) or the BA rate (average annual rate applicable to Canadian Dollar bankers’ acceptances) or a LIBOR rate and the Canadian prime rate (Bank of America-Canada Branch’s “Prime Rate”). The spread over the base rate and Canadian prime rate is between 0.25% and 1.00% and the spread over the LIBOR and for the bankers’ acceptances is between 1.25% and 2.00%, depending on the amount available to be borrowed. Overdue amounts and all amounts owed during the existence of a default bear interest at 2% above the rate otherwise applicable thereto.

Borrowings under the Credit Facility are secured by first-priority liens on all of the inventory, accounts receivable, lockbox accounts and related assets of Ryerson Inc., other subsidiary borrowers and certain other U.S. subsidiaries of the Borrower that act as guarantors.

The Credit Facility contains covenants that, among other things, restrict Ryerson Inc., and its subsidiaries with respect to the incurrence of debt, the creation of liens, transactions with affiliates, mergers and consolidations, sales of assets and acquisitions. The Credit Facility also requires that, if availability under the Credit Facility declines to a certain level, we maintain a minimum fixed charge coverage ratio as of the end of each fiscal quarter and includes defaults upon (among other things) the occurrence of a change of control.

The lenders under the Credit Facility have the ability to reject a borrowing request if any event, circumstance or development has occurred that has had or could reasonably be expected to have a material adverse effect on us. If Ryerson Inc., any of the other borrowers or any significant subsidiaries of the other borrowers becomes insolvent or commences bankruptcy proceedings, all amounts borrowed under the Credit Facility will become immediately due and payable.

Initial Notes

On October 19, 2007, Merger Sub issued $150 million Floating Rate Senior Secured Notes due November 1, 2014 and $425 million 12% Senior Secured Notes due November 1, 2015. The floating rate notes bear interest at a rate, reset quarterly, of LIBOR plus 7.375% per annum. The fixed rate notes bear interest at a rate of 12% per annum. The initial notes are fully and unconditionally guaranteed on a senior secured basis by certain of our existing and future (including those existing future and domestic subsidiaries that are co-borrowers or guarantee obligations under our Credit Facility).

At December 31, 2008, $382.2 million of the initial fixed rate notes and $102.9 million of the initial floating rate notes remain outstanding. During 2008, $42.8 million principal amount of the initial fixed rate notes and $47.1 million principal amount of the initial floating rate notes were repurchased and retired, resulting in the recognition of a $18.2 million gain.

The initial notes and guarantees are secured on a second-priority basis by a lien on the assets that secure our obligations under our new revolving Credit Facility. The initial notes contain customary covenants that, among other things, limit, subject to certain exceptions, our ability, and the ability of our restricted subsidiaries, to incur additional indebtedness, pay dividends on our capital stock or repurchase our capital stock, make investments, sell assets, engage in acquisitions, mergers or consolidations or create liens or use assets as security in other transactions.

The initial floating rate notes and initial fixed rate notes will be redeemable by Ryerson, in whole or in part, at any time on or after November 1, 2009 and 2011, respectively, at specified redemption prices. Additionally, on or prior to November 1, 2009 and 2010, we may redeem up to 35% of the outstanding initial floating rate notes and initial fixed rate notes, respectively, with the net proceeds of specified equity offerings at specified redemption prices. If a change of control occurs, we must offer to purchase the initial notes at 101% of their principal amount, plus accrued and unpaid interest.

Pursuant to a registration rights agreement, we agreed to file with the SEC by July 15, 2008, a registration statement with respect to an offer to exchange each of the notes for a new issue of our debt securities registered under the Securities Act, with terms substantially identical to those of the initial floating rate notes and initial fixed rate notes and to consummate an exchange offer after filing no later than November 12, 2008. We did not consummate an exchange offer by November 12, 2008 and therefore, we are required to pay additional interest to the holders of the initial notes. As a result, we anticipate that we will be required to pay approximately $1 million of additional interest to the holders of the initial notes for the interest payment on May 1, 2009. Upon completion of the exchange offer, our obligation to pay additional interest will cease. See the section entitled “The Exchange Offer—additional interest” for more information regarding the terms of the notes.

Proceeds from the issuance of the initial notes were used to repay the outstanding borrowings and accrued interest under our prior amended credit facility and securitization facility, repay the 2011 Notes and 2024 Notes, finance the merger and pay other merger related costs.

Foreign debt

Based on our voting control of VSC-Ryerson, we have fully consolidated the operations of VSC-Ryerson as of October 31, 2008. Of the total borrowings of $22.8 million outstanding at December 31, 2008, $14.1 million was owed to banks in Asia at a weighted average interest rate of 5.6% secured by inventory and property, plant and equipment. VSC-Ryerson also owed $8.7 million at December 31, 2008 to Van Shung Chong Holdings Limited, our joint venture partner, at a weighted average interest rate of 2.9%.

$150 Million 8 1/4% Senior Notes due 2011

As a result of the Merger (see NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Note 2: Business Combinations), $145.9 million principle of the 2011 Notes were repurchased between October 20, 2007 and December 31, 2007 with $4.1 million outstanding at December 31, 2008 and 2007. The 2011 Notes pay interest semi-annually and mature on December 15, 2011.

The 2011 Notes contained covenants, substantially all of which were removed pursuant to an amendment of the 2011 Notes as a result of the tender offer to repurchase the notes upon the Merger.

Pension Funding

We made contributions of $16.8 million in 2008, $0.3 million during the period from October 20 to December 31, 2007, $12.4 million during the period from January 1 to October 19, 2007 and $18.8 million in 2006 to improve our pension plans funded status, respectively. At December 31, 2008, as reflected in “NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Note 9: Retirement Benefits.” pension liabilities exceeded plan assets by $296 million. We anticipate that we will have a minimum required pension contribution of approximately $14 million in 2009 under the Employee Retirement Income Security Act of 1974 (“ERISA”) and Pension Protection Act (“PPA”) in the U.S. and the Income Tax Act in Canada. Future contribution requirements depend on the investment returns on plan assets, the impact of discount rates on pension liabilities, and changes in regulatory requirements. We are unable to determine the amount or timing of any such contributions required by ERISA or whether any such contributions would have a material adverse effect on our financial position or cash flows. We believe that cash flow from operations and the Credit Facility described above will provide sufficient funds to make the minimum required contribution in 2009.

Income Tax Payments

We paid income taxes of $9.7 million during the year 2008, $2.8 million during the period of October 20 to December 31, 2007, $58.7 million during the period January 1 to October 19, 2007, and $53.7 million during the year 2006. We received a federal income tax refund of $22.0 million in the first quarter of 2009 due to the utilization of a federal net operating loss carryback related to the October 20 to December 31, 2007 stub period. We expect to pay income taxes of approximately $1 million in the first quarter of 2009 and may be required to pay additional amounts thereafter in 2009 depending upon our profitability.

Off-Balance Sheet Arrangements

In the normal course of business with customers, vendors and others, we have entered into off-balance sheet arrangements, such as letters of credit, which totaled $32 million as of December 31, 2008. Additionally, other than normal course long-term operating leases included in the following Contractual Obligations table, we do not have any material off-balance sheet financing arrangements. None of these off-balance sheet arrangements are likely to have a material effect on our current or future financial condition, results of operations, liquidity or capital resources.

Contractual Obligations

The following table presents contractual obligations at December 31, 2008:

	Payments Due by Period
Contractual Obligations(1)	Total	Less than 1 year	1 – 3 years	4 – 5 years	After 5 years
	(In millions)
Floating Rate Notes	$103	$—	$—	$—	$103
Fixed Rate Long Term Notes	382	—	—	—	382
Other Long Term Notes	4	—	4	—	—
Credit Facility	518	—	—	518	—
Foreign Debt	23	23	—	—	—
Interest on Floating Rate Notes, Fixed Rate Notes, Other Long Term Notes and Credit Facility(2)	428	70	140	124	94
Purchase Obligations(3)	143	143	—	—	—
Operating leases	79	22	26	14	17

Total	$1,680	$258	$170	$656	$596

(1)	The contractual obligations disclosed above do not include our potential future pension funding obligations (see previous discussion under “Pension Funding” caption).

(2)	Interest payments related to the variable rate debt were estimated using the weighted average interest rate for the Credit Facility and the initial floating rate notes. The Credit Facility and the 2014 Notes were issued on October 19, 2007 in connection with the merger.

(3)	The purchase obligations with suppliers are entered into when we receive firm sales commitments with certain of our customers.

Capital Expenditures

Capital expenditures during 2008 and 2007 totaled $30.1 million and $60.7 million ($51.6 million during January 1, 2007 to October 19, 2007 and $9.1 million during October 20, 2007 to December 31, 2007), respectively. Capital expenditures were primarily for machinery and equipment in 2008 and 2007. Capital expenditures during 2006 totaled $35.7 million and were primarily for machinery and equipment and SAP implementation related costs.

The Company anticipates capital expenditures, excluding acquisitions, to be approximately $30 million in 2009, which will maintain or improve the Company’s processing capacity.

Restructuring

2008

During 2008, we paid $29.3 million related to the exit plan liability recorded on October 19, 2007, as part of the merger. We also recorded a $4.4 million reduction to the exit plan liability primarily due to 277 fewer employee terminations than anticipated in the initial restructuring plan. The reduction to the exit plan liability reduced goodwill by $2.6 million, net of tax. We also recorded a $0.4 million reduction to the exit plan liability in the fourth quarter of 2008 which was credited to operating expense.

2007

On October 19, 2007, as part of the merger (See Note 2), we recorded a liability of $114.7 million for exit costs assumed in the acquisition, which are the result of a preliminary plan of facility consolidations and organizational restructuring. The liability consists of future cash outlays for employee-related costs, including severance for 1,148 employees and employee relocation costs, totaling $53.6 million, future cash outlays for tenancy and other costs totaling $3.2 million and non-cash costs of $57.9 million for pensions and other postretirement benefits, which are shown as a reduction in the table above as such amounts are included in the deferred employee benefits liability at December 31, 2007.

From January 1, 2007 through October 19, 2007, we recorded a charge of $5.1 million due to workforce reductions and other tenancy obligations resulting from our integration of Integris Metals. Included in the charges were future cash outlays for employee-related costs of $3.6 million, including severance for 153 employees, non-cash costs of $0.7 million for pensions and other postretirement benefits, $0.2 million for future lease payments for closed facilities and non-cash costs of $0.6 million for impairment of leased facilities.

2006

In 2006, we recorded a charge of $4.0 million due to workforce reductions resulting from the integration of Integris Metals with Ryerson. The charge consisted of future cash outlays of $2.8 million for employee-related costs, including severance for 170 employees, non-cash costs totaling $1.0 million for pensions and other postretirement benefits and $0.2 million for future lease payments for a closed facility. In 2006, we also recorded a charge of $0.5 million for other workforce reductions. The charge consisted of future cash outlays for employee-related costs, including severance for 16 employees.

Deferred Tax Amounts

At December 31, 2008, we had a net deferred tax asset of $13 million comprised primarily of a deferred tax asset of $114 million related to pension liability, a deferred tax asset related to postretirement benefits other than pensions of $76 million, $21 million of Alternative Minimum Tax (“AMT”) credit carryforwards, and deferred tax assets of $23 million related to other deductible temporary differences, partially offset by $129 million related to fixed asset basis difference and $98 million inventory basis difference. We believe that it is more likely than not that we will realize all of our deferred tax assets, except for certain of our state net operating loss (“NOL”) carryforwards for which a valuation allowance of $0.2 million has been provided as discussed below.

The AMT credit carryforwards may be used indefinitely to reduce regular federal income taxes. We believe that it is more likely than not that all of our federal tax credits and carryforwards will be realized.

At December 31, 2008, the deferred tax asset related to our pension liability was $114 million. At December 31, 2008, we also had a deferred tax assets related to postretirement benefits other than pensions of $76 million. To the extent that future annual charges for pension and postretirement benefits expense continue to exceed amounts deductible for tax purposes, this deferred tax asset will continue to grow. Thereafter, even if we should have a tax loss in any year in which the deductible amount would exceed the financial statement expense, the tax law provides for a 20-year carryforward period of that loss.

The Company had $5 million of state NOL carryforwards, net of tax, available at December 31, 2008. The deferred tax asset for state NOL carryforwards is reviewed for recoverability based on historical taxable income, the expected reversal of existing temporary differences, tax planning strategies, and on projections of future taxable income. A valuation allowance of $0.2 million has been provided for amounts that we do not expect to be able to utilize all of the specific NOLs prior to their expiration in 2009-2027.

Outlook

We experienced volume weakness in 2008, particularly in the fourth quarter as the global economic downturn and credit crisis intensified and caused sharp downturns in U.S. manufacturing. We expect the economic weakness will continue at least through the first half of 2009 and this will negatively impact our volume and margins. High unemployment and limited credit availability, among other factors, are likely to continue to dampen capital equipment and consumer spending for the foreseeable future. We are encouraged by the recent discussions of a governmental economic stimulus plan and would hope that such stimuli would hasten an economic recovery and that we would benefit from such recovery. We have improved, and continue to improve our cost structure and reduce working capital investment in response to the declining volume and margins.

Metals prices remain volatile and such volatility can have a significant impact on our selling prices. Domestic metals pricing remains difficult to predict due to its commodity nature and the extent which prices are affected by interest rates, foreign exchange rates, energy prices, international supply/demand imbalances, surcharges and other factors.

Critical Accounting Estimates

Preparation of our financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of sales and expenses during the reporting period. Our critical accounting policies, including the assumptions and judgments underlying them, are disclosed under the caption “NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Note 1: Statement of Accounting and Financial Policies”. These policies have been consistently applied and address such matters as revenue recognition, depreciation methods, inventory valuation, asset impairment recognition and pension and postretirement expense. While policies associated with estimates and judgments may be affected by different assumptions or conditions, we believe our estimates and judgments associated with the reported amounts are appropriate in the circumstances. Actual results may differ from those estimates.

We consider the policies discussed below as critical to an understanding of our financial statements, as application of these policies places the most significant demands on management’s judgment, with financial reporting results relying on estimation of matters that are uncertain.

Provision for allowances, claims and doubtful accounts: We perform ongoing credit evaluations of customers and sets credit limits based upon review of the customers’ current credit information and payment history. We monitor customer payments and maintains a provision for estimated credit losses based on historical experience and specific customer collection issues that we have identified. Estimation of such losses requires adjusting historical loss experience for current economic conditions and judgments about the probable effects of economic conditions on certain customers. We cannot guarantee that the rate of future credit losses will be similar to past experience. We consider all available information when assessing the adequacy of the provision for allowances, claims and doubtful accounts.

Inventory valuation: Our inventories are valued at cost, which is not in excess of market. Inventory costs reflect metal and in-bound freight purchase costs, third-party processing costs and internal direct and allocated indirect processing costs. Cost is primarily determined by the LIFO method. We regularly review inventory on hand and record provisions for obsolete and slow-moving inventory based on historical and current sales trends. Changes in product demand and our customer base may affect the value of inventory on hand which may require higher provisions for obsolete inventory.

Deferred tax asset: We record operating loss and tax credit carryforwards and the estimated effect of temporary differences between the tax basis of assets and liabilities and the reported amounts in the Consolidated Balance Sheet. We follow detailed guidelines in each tax jurisdiction when reviewing tax assets recorded on the balance sheet and provide for valuation allowances as required. Deferred tax assets are reviewed for recoverability based on historical taxable income, the expected reversals of existing temporary differences, tax planning strategies and on forecasts of future taxable income. The forecasts of future taxable income require assumptions regarding volume, selling prices, margins, expense levels and industry cyclicality. If we are unable to generate sufficient future taxable income in certain tax jurisdictions, we will be required to record additional valuation allowances against our deferred tax assets.

Goodwill: We review the carrying value of goodwill annually utilizing a discounted cash flow model. Changes in estimates of future cash flows caused by changes in market conditions or unforeseen events could negatively affect the fair value of reporting unit fair values and result in an impairment charge. We cannot predict the occurrence of events that might adversely affect the reported value of goodwill.

Pension and postretirement benefit plan assumptions: We sponsor various benefit plans covering a substantial portion of its employees for pension and postretirement medical costs. Statistical methods are used to anticipate future events when calculating expenses and liabilities related to the plans. The statistical methods include assumptions about, among other things, the discount rate, expected return on plan assets, rate of increase of health care costs and the rate of future compensation increases. Our actuarial consultants also use subjective factors such as withdrawal and mortality rates when estimating expenses and liabilities. The discount rate used for U.S. plans reflects the market rate for high-quality fixed-income investments on our annual measurement date (December 31) and is subject to change each year. The discount rate was determined by matching, on an approximate basis, the coupons and maturities for a portfolio of corporate bonds (rated Aa or better by Moody’s Investor Services or AA or better by Standard and Poor’s) to the expected plan benefit payments defined by the projected benefit obligation. The discount rates used for plans outside the U.S. are based on a combination of relevant indices regarding corporate and government securities, the duration of the liability and appropriate judgment. The assumptions used in the actuarial calculation of expenses and liabilities may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants. These differences may result in a significant impact on the amount of pension or postretirement benefit expense we may record in the future.

Legal contingencies: We are involved in a number of legal and regulatory matters including those discussed in “NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Note 17: Commitments and Contingencies.” We determine whether an estimated loss from a loss contingency should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. We analyze our legal matters based on available information to assess potential liability. We consult with outside counsel involved in our legal matters when analyzing potential outcomes. We cannot determine at this time whether any potential liability related to this litigation would materially affect our financial position, results of operations or cash flows.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurement” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. On February 12, 2008, the FASB issued Staff Position (“FSP”) No. 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”) which amends SFAS 157 to delay the effective date for all non-financial assets and non-financial liabilities, except for those that are recognized at fair value in the financial statements on a recurring basis. As allowed by FSP 157-2, we partially adopted SFAS 157 on January 1, 2008. Accordingly, we have followed the SFAS 157 guidance to value our financial assets and liabilities that are routinely adjusted to fair value, predominantly derivatives. The adoption did not have a material impact on our consolidated financial statements. The remaining assets and liabilities to which the FSP 157-2 deferral relates, will be measured at fair value as applicable beginning in fiscal 2009.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities, Including an amendment of FASB Statement No. 115” (“SFAS 159”). This Statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 is effective as of the beginning of fiscal 2008. The adoption of SFAS 159 did not have a material effect on our results of operations and financial position.

In December 2007, the FASB released SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”). This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141(R) requires the acquiring entity in a business combination to recognize the full fair value of the assets acquired and liabilities assumed in the transaction at the acquisition date; the immediate expense recognition of transaction costs; and accounting for restructuring plans separately from the business combination among others. SFAS 141(R) fundamentally changes many aspects of existing accounting requirements for business combinations. As such, if we enter into any business combinations after the adoption of SFAS 141(R), a transaction may significantly impact our financial position and earnings, but not cash flows, compared to our recent acquisitions, accounted for under existing U.S. GAAP requirements, due to the reasons described above.

In December 2007, the FASB released SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” (“SFAS 160”). This statement requires entities to report noncontrolling (minority) interests as a component of shareholders’ equity on the balance sheet; include all earnings of a consolidated subsidiary in consolidated results of operations; and treat all transactions between an entity and noncontrolling interest as equity transactions between the parties. SFAS 160 is effective for our fiscal year beginning 2009 and adoption is prospective only; however, presentation and disclosure requirements described above must be applied retrospectively. We are currently assessing the impact of SFAS 160 on our financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures About Derivative Instruments and Hedging Activities” (“SFAS 161”). This statement is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. We are currently assessing the impact of SFAS 161 on our financial statements.

In May 2008, the FASB issued Staff Position (“FSP”) Accounting Principles Board (“APB”) Opinion No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” The FSP clarifies the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion. The FSP requires issuers to account separately for the liability and equity components of certain convertible debt instruments in a manner that reflects the issuer’s nonconvertible debt (unsecured debt) borrowing rate when interest cost is recognized. The FSP requires bifurcation of a component of the debt, classification of that component in equity and the accretion of the resulting discount on the debt to be recognized as part of interest expense in our consolidated statement of operations. The FSP requires retrospective application to the terms of instruments, as they existed for all periods presented. The FSP is effective for us as of January 1, 2009 and early adoption is not permitted. The Company is currently evaluating the potential impact of FSP APB 14-1 upon its consolidated financial statements.

In December 2008, the FASB issued FSP FAS 132(R)-1, “Employer’s Disclosures about Postretirement Benefit Plan Assets” (“FSP FAS 132(R)-1”). FSP FAS 132(R)-1 amends SFAS No. 132 (Revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits”, to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. The disclosures about plan assets required by this FSP shall be provided for fiscal years ending after December 15, 2009.

Other Matters

China

In 2006, Ryerson Inc. and VSC and its subsidiary, CAMP BVI, formed VSC-Ryerson to enable us, through this joint venture, to provide metals distribution services in China. We invested $28.3 million in the joint venture for a 40 percent equity interest. On October 31, 2008, Parent purchased an additional 20% in VSC-Ryerson. On December 31, 2008, VSC sold an additional 20% interest in VSC-Ryerson: a 10% interest was purchased by an affiliate of Parent, with the remaining 10% interest purchased by a subsidiary of Ryerson Inc. Ryerson Inc.’s total contribution in 2008 was $7.1 million, increasing its direct ownership percentage to 50%. Based on our voting control through our Parent, we have fully consolidated the operations of VSC-Ryerson as of October 31, 2008. VSC-Ryerson is based in Shanghai and it operates processing and service centers in Guangzhou, Dongguan, Kunshan and Tianjin and sales offices in Shanghai and Wu Han.

Lancaster Steel

In the fourth quarter of 2006, we acquired Lancaster Steel, a metals service center company based in upstate New York, for $17.6 million plus the assumption of $15.6 million of debt.

Quantitative and Qualitative Disclosures About Market Risk.

Interest rate risk

We are exposed to market risk related to our fixed-rate and variable-rate long-term debt. Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest rates. Changes in interest rates may affect the market value of our fixed-rate debt. The estimated fair value of our long-term debt and the current portions thereof using quoted market prices of Company debt securities recently traded and market-based prices of similar securities for those securities not recently traded was $817 million at December 31, 2008, $1,213 million at December 31, 2007 and $1,262 million at December 31, 2006, as compared with the carrying value of $1,007 million, $1,229 million and $1,207 million at December 31, 2008, December 31, 2007 and December 31, 2006, respectively.

We had forward agreements for $160 million notional amount of pay fixed, receive floating interest rate swaps at December 31, 2008 and 2007 to effectively convert the interest rate from floating to fixed through 2009. We do not currently account for these contracts as hedges but rather mark them to market with a corresponding offset to current earnings. At December 31, 2008, these agreements had a liability value of $3.3 million.

A hypothetical 1% increase in interest rates on variable rate debt would have increased interest expense in 2008 by approximately $7.9 million.

Foreign exchange rate risk

We are subject to exposure from fluctuations in foreign currencies. We use foreign currency exchange contracts to hedge our Canadian subsidiaries variability in cash flows from the forecasted payment of currencies other than the functional currency. The Canadian subsidiaries’ foreign currency contracts were principally used to purchase U.S. dollars. We had foreign currency contracts with a U.S. dollar notional amount of $7.3 million outstanding at December 31, 2008, and an asset value of $0.5 million. We do not currently account for these contracts as hedges but rather mark these contracts to market with a corresponding offset to current earnings.

Commodity price risk

Metal prices can fluctuate significantly due to several factors including changes in foreign and domestic production capacity, raw material availability, metals consumption and foreign currency rates. Declining metal prices could reduce our revenues, gross profit and net income.

From time to time, we may enter into fixed price sales contracts with our customers for certain of our inventory components. We may enter into metal commodity futures and options contracts to reduce volatility in the price of these metals. We do not currently account for these contracts as hedges, but rather mark these contracts to market with a corresponding offset to current earnings. As of December 31, 2008, our metal commodity hedge had a notional amount of $0.3 million and was a liability of $3.3 million. As of December 31, 2007 and December 31, 2006, there were no significant outstanding metals commodity futures or options contracts.

BUSINESS

Our Company

We are a leading North American processor and distributor of metals measured in terms of sales, with operations in the United States, Canada, China and a joint venture in India. We distribute and process various kinds of metals, including stainless and carbon steel and aluminum products. We are among the largest purchasers of metals in North America. In 2008, we purchased approximately 2.5 million tons of materials from many suppliers, including mills throughout the world. We currently operate approximately 100 service centers across the United States and Canada and 10 facilities in high-growth international markets through our China operations and our Indian joint venture. In 2008, our net sales were approximately $5.3 billion.

Our service centers are strategically located to process and deliver the volumes of metal our customers demand. Due to our scale, we are able to process and distribute standardized products in large volumes while maintaining low operating costs. Our distribution capabilities include a fleet of tractors and trailers that are owned, leased or dedicated by third party carriers. With these capabilities, we are able to efficiently meet our customers’ just-in-time delivery demands.

We carry a full line of products in carbon steel, stainless steel, alloy steels and aluminum, and a limited line of nickel and red metals. These materials are inventoried in a number of shapes, including coils, sheets, rounds, hexagons, square and flat bars, plates, structurals and tubing. More than one-half of the materials we sell are processed. We use processing and fabricating techniques such as sawing, slitting, blanking, cutting to length, leveling, flame cutting, laser cutting, edge trimming, edge rolling, polishing and shearing to process materials to specified thickness, length, width, shape and surface quality pursuant to specific customer orders. We also use third-party fabricators to outsource certain processes that we are not able to perform internally (painting, pickling, forming and drilling) to enhance our value-added services.

We serve more than 38,000 customers across a wide range of end markets. In 2008, no single customer accounted for more than 3% of our sales and our top 10 customers accounted for less than 16% of our sales. Our customer base ranges in size from large, national, original equipment manufacturers, to local independently owned fabricators and machine shops. Our geographic network and customization capabilities allow us to serve large, national manufacturing companies in North America by providing a consistent standard of products and services across multiple locations. Many of our facilities possess processing capabilities, which allow us to provide customized products and solutions to local customers on a smaller scale while maintaining just-in-time deliveries to our customers.

As part of securing customer orders, we also provide technical services to our customers to assure a cost effective material application while maintaining or improving the customers’ product quality. We have designed our services to reduce our customers’ costs by minimizing their investment in inventory and improving their production efficiency.

Industry Overview

According to Purchasing Magazine, the U.S. and Canadian metals distribution industry generated $143 billion in 2007 net sales. The end-markets for metals service centers are highly diverse and include machinery, manufacturing, construction and transportation.

Metals service centers serve as key intermediaries between metal producers and end users of metal products. Metal producers offer commodity products and typically sell metals in the form of standard-sized coils, sheets, plates, structurals, bars and tubes. Producers prefer large order quantities, longer lead times and limited inventory in order to maximize capacity utilization. End users of metal products seek to purchase metals with customized specifications, including value-added processing. End market customers look for “one-stop” suppliers that can offer processing services along with lower order volumes, shorter lead times, and more reliable delivery. As an intermediary, metals service centers aggregate end-users’ demand, purchase metal in bulk to take advantage of economies of scale and then process and sell metal that meets specific customer requirements.

The metals service center industry is comprised of many companies, the majority of which have operations limited as to product lines and inventories, with customers located in a specific geographic area. The industry is highly fragmented with almost 3,500 participants, consisting of a large number of small companies and a few relatively large companies. According to Purchasing Magazine, the top 20 companies represented approximately 32% of industry sales in 2007. In general, competition is based on quality, service, price and geographic proximity.

The metals service center industry typically experiences cash flow trends that are counter-cyclical to the revenue and volume growth of the industry. Companies that participate in the metals service center industry have assets that are composed primarily of working capital. During an industry downturn, companies generally reduce working capital investments and generate cash as inventory and accounts receivable balances decline. As a result, operating cash flow and liquidity tend to increase during a downturn, which typically facilitates industry participants’ ability to cover fixed costs and repay debt.

The industry is divided into three major groups: general line service centers, specialized service centers, and processing centers, each of which targets different market segments. General line service centers handle a broad line of metals products and tend to concentrate on distribution rather than processing. General line service centers range in size from a single location to a nationwide network of locations. For general line service centers, individual order size in terms of dollars and tons tends to be small relative to processing centers, while the total number of orders is typically high. Specialized service centers focus their activities on a narrower range of product and service offerings than do general line companies. Such service centers provide a narrower range of services to their customers and emphasize product expertise and lower operating costs, while maintaining a moderate level of investment in processing equipment. Processing centers typically process large quantities of metals purchased from primary producers for resale to large industrial customers, such as the automotive industry. Because orders are typically large, operation of a processing center requires a significant investment in processing equipment.

We compete with many other general line service centers, specialized service centers and processing centers on a regional and local basis, some of which may have greater financial resources and flexibility than us. We also compete to a lesser extent with primary metal producers. Primary metal producers typically sell to very large customers that require regular shipments of large volumes of steel. Although these large customers sometimes use metals service centers to supply a portion of their metals needs, metals service center customers typically are consumers of smaller volumes of metals than are customers of primary steel producers. Although we purchase from foreign steelmakers, some of our competitors purchase a higher percentage of metals than us from foreign steelmakers. Such competitors may benefit from favorable exchange rates or other economic or regulatory factors that may result in a competitive advantage. This competitive advantage may be offset somewhat by higher transportation costs and less dependable delivery times associated with importing metals into the United States. Excess capacity of metals relative to demand in the industry from mid-1995 through late 2003 led to a weakening in prices. Notwithstanding brief periods of price increases, we generally reduced our prices from mid-1995 through late 2003 to remain competitive. Demand also was impacted by a cyclical downturn in the U.S. economy, impacting our business through decreasing volumes and declining prices starting in the second half of 2000 and continuing through the third quarter of 2003. Since the fourth quarter of 2003, we have experienced an increase in demand and prices for our products. In 2004, metals producers imposed material surcharges, increased prices and placed supply constraints on certain materials, due to global economic factors including increased demand from China and in the United States, decreased imports into the United States, and consolidation in the steelmaking industry. The metals service center industry experienced a significant recovery in 2004 through 2006, due to global economic factors including increased demand from China and in the United

States, decreased imports into the United States, and consolidation in the steelmaking industry, and a rebounding of the U.S. manufacturing sector, all of which combined to substantially increase metals selling prices from 2003 levels.

Competitive Strengths

We believe that we are well-positioned as a result of numerous competitive strengths outlined below.

Leading Market Position with a Broad Geographic Footprint.

We are a leading North American processor and distributor of metals measured in terms of sales. In 2008, we generated approximately $5.3 billion in net sales. In 2008, approximately 50% of our sales were from stainless steel and aluminum products, for which we believe we are the largest North American distributor. We also have a strong position in carbon plate, bar and tubing products, and we maintain a strong presence in carbon flat roll and fabrication services throughout the United States. We have a broad geographic presence with approximately 100 metals service centers in the United States and Canada. Our service centers are strategically situated close to customer locations, allowing us to provide timely delivery while minimizing delivery costs. Our widespread network of locations allows us to target national customers that currently buy metals from a variety of suppliers in different locations. Our ability to transfer inventory among our facilities better enables us to timely and profitably source specialized items at regional locations throughout our network than if we were required to maintain inventory of all products at each location. We also have an international presence through our joint venture in India.

Strong Relationships with Suppliers.

We are among the largest purchasers of metals in North America. We continue to align ourselves with high quality suppliers and aim to take advantage of low-cost purchasing opportunities abroad. We have consolidated our purchases among fewer suppliers. During 2008, our top 25 suppliers represented approximately 79% of our purchase dollars, yet no single supplier accounted for more than 15% of our purchase dollars. We believe that we are frequently one of the largest customers of our suppliers and that concentrating our orders among fewer suppliers is an effective method for obtaining favorable prices. We also have developed supplier-quality programs that provide us access to high quality metals, timely delivery and new product and service ideas from many of our suppliers. We believe our size, diverse product offerings and financial position provide us with an advantage in forming relationships with global suppliers. Suppliers worldwide are consolidating and large, geographically diversified customers, such as Ryerson, are desirable partners for these larger suppliers.

A Broad and Diverse Customer Base.

We serve more than 38,000 customers that operate across a diverse range of industries, including fabricated metal products, industrial machinery, commercial transportation, electrical equipment and appliances, and building and construction. Approximately 1,500 of our customers operate in multiple locations and have ongoing orders with us. Our relationships with these customers provide us with stable demand and the ability to better manage profitability. During 2008, no single customer accounted for more than 3% of our sales. We believe that by having a broad customer base, we are better protected from regional and industry-specific downturns.

Diverse Product and Service Offerings Across Various Metals.

We carry a full line of carbon steel, stainless steel, alloy steels and aluminum products and a limited line of nickel and red metals. We have shifted our product mix in favor of stainless steel and aluminum products, which generate higher gross profit dollars per ton and have more favorable growth characteristics than carbon products.

In addition, we provide a broad range of processing and fabrication services such as sawing, slitting, blanking, cutting to length, leveling, flame cutting, laser cutting, edge trimming, edge rolling, polishing and shearing to process materials to specified thickness, length, width, shape and surface quality pursuant to specific customer orders. We also currently supply value-added components to many original equipment manufacturers.

Depth of Our Experienced Management Team.

Our team of seven executive managers has extensive industry experience, as well as functional expertise. Our executive managers have an average of more than 15 years of experience in the metals or service center industries. We benefit from an additional six regional presidents and 58 service center general managers. This team has demonstrated its ability to manage Ryerson through past market downturns and has a successful track record of delivering operational improvements.

Our Strategy

Our management believes our continued success is predicated on the following:

Increase Operating Efficiencies.

We are committed to increasing efficiency through continuous process improvements and cost reductions.

•

Transition from Central Management Structure: During 2008, we transitioned certain corporate functions from our Chicago headquarters to six regional field offices. The decentralization process was completed by the third quarter of 2008 and improves our customer responsiveness by moving key transactional support functions such as procurement, credit and operations support closer to our field operations. Additionally, this decentralization has facilitated a significant reduction in total corporate overhead by eliminating or downsizing duplicative or extraneous layers of management.

•

Chicago Service Center Closure: We closed our Chicago service center with the exception of our fabrication facility which we believe will generate significant cost savings. The customer accounts served from the Chicago service center are more efficiently served from existing nearby Ryerson service centers located in Illinois, Indiana, Wisconsin, Iowa and Missouri.

•

Improved Inventory Management: We have focused on process improvements in inventory management that we believe will result in improved annualized inventory turns. Specifically, we have moved our supply chain management activities from a highly centralized structure to a regional structure, which will transfer certain decision making processes to managers involved in day-to-day operations.

Expand Our Product and Service Offerings.

We are expanding revenue opportunities through downstream integration and conversion of commodity business into non-commodity, value-added fabrication. In 2008, we generated approximately $400 million of revenue from our fabrication operations. We currently have strong relationships with many customers for whom we handle early stage fabrication processes and we have established a group of experienced managers dedicated to expanding this business.

Achieve Organic Growth.

To achieve organic sales growth, we are focusing on increasing our sales to existing customers and increasing sales of inventory through national and vertical marketing efforts. Our global account sales program, which targets those customers that are considering consolidating suppliers, currently accounts for approximately 20% of annual sales and provides opportunity to increase sales to existing customers and attract new customers. This integrated geographic footprint represents a competitive advantage that allows us to reach large, multi-location customers in North America and globally through a single point of accountability.

In addition, we have renewed our focus on increasing sales to transactional customers. In order to execute this strategy, we are improving our inventory profile by region, improving customer responsiveness and enhancing delivery capability. We believe the regional structure will facilitate quicker decision making to allow us to react more quickly to rapid changes in market conditions that drive the transactional business.

Pursue Opportunistic Acquisitions.

The metals service center industry is highly fragmented with almost 3,500 participants with the top 20 companies representing approximately 32% of industry sales in 2007. We believe our significant geographic presence provides a strong platform to capitalize on this fragmentation through acquisitions. Industry consolidation provides various opportunities for value creation including increased economies of scale, entry into new markets, cross-selling opportunities and enhanced distribution capability. We have a proven track record of acquisitions in which we have realized these benefits, focusing on retaining customers and key employees and capturing integration value. We continually evaluate potential acquisitions of service center companies, including joint venture opportunities, to complement our existing customer base and product offerings.

Products and Services

We carry a full line of carbon steel, stainless steel, alloy steels and aluminum, and a limited line of nickel and red metals. These materials are inventoried in a number of shapes, including coils, sheets, rounds, hexagons, square and flat bars, plates, structurals and tubing.

The following table shows our percentage of sales by major product lines for 2006, 2007 and 2008:

	Predecessor		Successor
Product Line	2006	January 1 to October 19, 2007	October 20 to December 31, 2007	2008
Stainless and aluminum	52%	58%	55%	50%
Carbon flat rolled	25	24	26	25
Bars, tubing and structurals	9	7	8	9
Fabricated and carbon plate	9	7	7	11
Other	5	4	4	5

Total	100%	100%	100%	100%

More than one-half of the materials sold by us are processed. We use processing and fabricating techniques such as sawing, slitting, blanking, cutting to length, leveling, flame cutting, laser cutting, edge trimming, edge rolling, polishing and shearing to process materials to specified thickness, length, width, shape and surface quality pursuant to specific customer orders. Among the most common processing techniques used by us are slitting, which involves cutting coiled metals to specified widths along the length of the coil, and leveling, which involves flattening metals and cutting them to exact lengths. We also use third-party fabricators to outsource certain processes that we are not able to perform internally (such as pickling, painting, forming and drilling) to enhance our value-added services.

The plate burning and fabrication processes are particularly important to us. These processes require sophisticated and expensive processing equipment. As a result, rather than making investments in such equipment, manufacturers have increasingly outsourced these processes to metals service centers.

As part of securing customer orders, we also provide services to our customers to assure cost effective material application while maintaining or improving the customers’ product quality.

Our services include: just-in-time inventory programs, production of kits containing multiple products for ease of assembly by the customer, consignment arrangements and the placement of our employees at a customer’s site for inventory management and production and technical assistance. We also provide special stocking programs in which products that would not otherwise be stocked by us are held in inventory to meet certain customers’ needs. These services are designed to reduce customers’ costs by minimizing their investment in inventory and improving their production efficiency.

Customers

Our customer base is diverse, numbering over 38,000. No single customer accounted for more than 3% of our sales in 2008, and the top 10 customers accounted for less than 16% of our sales in 2008. Substantially all of our sales are attributable to our U.S. operations and substantially all of our long-lived assets are located in the United States. The only operations attributed to a foreign country relate to our subsidiaries in Canada, which comprised 9%, 10% and 10% of our sales in 2006, 2007 and 2008, respectively. Canadian assets were 9%, 10% and 11% of consolidated assets at December 31, 2006, 2007 and 2008, respectively. Our customer base includes most metal-consuming industries, most of which are cyclical.

Some of our largest customers have procurement programs with us, typically ranging from three months to one year in duration. Pricing for these contracts is generally based on a pricing formula rather than a fixed price for the program duration. However, certain customer contracts are at fixed prices; in order to minimize our financial exposure, we generally match these fixed-price sales programs with fixed-price supply programs. In general, sales to customers are priced at the time of sale based on prevailing market prices.

Suppliers

In 2008, we purchased approximately 2.5 million tons of materials from many suppliers, including mills located throughout the world. Our top 25 suppliers accounted for approximately 79% of our 2008 purchase dollars.

We purchase the majority of our inventories at prevailing market prices from key suppliers with which we have established relationships to obtain improvements in price, quality, delivery and service. We are generally able to meet our materials requirements because we use many suppliers, because there is a substantial overlap of product offerings from these suppliers, and because there are a number of other suppliers able to provide identical or similar products. Because of the competitive nature of the business, when metal prices increase due to product demand, mill surcharges, supplier consolidation or other factors that in turn lead to supply constraints or longer mill lead times, we may not be able to pass our increased material costs fully to customers. In recent years and continuing in 2008, there have been significant consolidations among suppliers of carbon steel, stainless steel, and aluminum. Continued consolidation among suppliers could lead to disruptions in our ability to meet our material requirements as the sources of our products become more concentrated from fewer producers. We believe we will be able to meet our material requirements because we believe that we have good relationships with our suppliers and believe we will continue to be among the largest customers of our suppliers.

Facilities

As of December 31, 2008, our facilities are set forth below. The notes are secured by all U.S. real property interests valued at $1 million or more.

Operations in the U.S.

JT Ryerson maintains 81 operational facilities and 8 locations that are dedicated to administration services. All of our metals service center facilities are in good condition and are adequate for JT Ryerson’s existing operations. Approximately 36% of these facilities are leased. The lease terms expire at various times through 2020. Owned properties noted as vacated below have been closed and are in the process of being sold. JT Ryerson’s properties and facilities are adequate to serve its present and anticipated needs.

The following table sets forth certain information with respect to each facility as of December 31, 2008:

Location	Own/Lease
Birmingham, AL	Owned
Fort Smith, AR	Owned
Hickman, AR**	Leased
Little Rock, AR(2)	Owned
Phoenix, AZ	Owned
Livermore, CA	Leased
Los Angeles, CA	Owned/Vacated
Vernon, CA	Owned
Commerce City, CO	Owned
Greenwood, CO*	Leased
Wallingford, CT	Leased
Wilmington, DE	Owned
Jacksonville, FL	Owned
Miami, FL	Owned
Orlando, FL	Owned/Vacated
Orlando, FL*	Leased
Tampa Bay, FL	Owned
Atlanta, GA	Leased
Duluth, GA	Owned
Norcross, GA	Owned
Cedar Rapids, IA	Owned
Des Moines, IA	Owned
Marshalltown, IA	Owned
Boise, ID	Leased
Elgin, IL	Leased
Chicago, IL (Headquarters)*	Owned
Chicago, IL (16th Street Facility)	Owned
Lisle, IL*	Leased
Burns Harbor, IN	Owned
Indianapolis, IN	Owned
Wichita, KS	Leased
Louisville, KY	Owned
Shelbyville, KY**	Owned
Shreveport, LA	Owned
St. Rose, LA (New Orleans)	Owned
Devens, MA	Owned
Grand Rapids, MI*	Leased
Jenison, MI	Owned
Lansing, MI	Leased
Minneapolis, MN	Owned
Plymouth, MN	Owned
Maryland Heights, MO	Leased
North Kansas City, MO	Owned
St. Louis, MO(2)	Leased
Greenwood, MS.	Leased
Jackson, MS	Owned
Billings, MT	Leased
Charlotte, NC(2)	Owned
Charlotte, NC	Owned/Vacated
Greensboro, NC	Owned
Pikeville, NC	Leased
Youngsville, NC	Leased
Omaha, NE	Owned
Buffalo, NY	Owned/Vacated

Location	Own/Lease
Lancaster, NY	Owned
Liverpool, NY	Leased
New York, NY*	Leased
Cincinnati, OH	Owned
Cleveland, OH	Owned
Hamilton, OH*	Leased
Tulsa, OK	Owned
Oklahoma City, OK	Owned
Portland, OR(2)	Leased
Ambridge, PA**	Owned
Fairless Hills, PA	Leased
Pittsburgh, PA	Owned/Vacated
Pittsburgh, PA*	Leased
Charleston, SC	Owned
Greenville, SC	Owned
Chattanooga, TN	Owned
Knoxville, TN	Leased
Loudon, TN	Leased
Memphis, TN	Owned
Nashville, TN	Owned
Dallas, TX(2)	Owned
Houston, TX	Owned
Pounding Mill, VA	Owned
Richmond, VA	Owned
Marysville, WA	Leased
Renton, WA	Owned
Spokane, WA	Owned
Baldwin, WI	Leased
Green Bay, WI	Owned
Milwaukee, WI	Owned

*	Office space only
**	Processing centers

Operations in Canada

Ryerson Canada a wholly owned indirect Canadian subsidiary of Ryerson Inc., has 15 facilities in Canada. All of the metals service center facilities are in good condition and are adequate for Ryerson Canada’s existing and anticipated operations. Six facilities are leased.

Location	Own/Lease
Calgary, AB	Owned
Edmonton, AB	Owned
Edmonton, AB (Warehouse Only)	Owned
Richmond, BC	Owned
Winnipeg, MB	Owned
Winnipeg, MB	Leased
Saint John, NB	Owned
Brampton, ON	Leased
Brampton, ON	Leased/Vacated
Mississauga, ON	Leased/Vacated
Sudbury, ON	Owned
Toronto, ON (includes Canadian Headquarters)	Owned
Laval, QC	Leased
Vaudreuil, QC	Leased
Saskatoon, SK	Owned

Tata Ryerson Limited

Tata Ryerson Limited, a joint venture company in which we own a 50% interest, has 6 metals service and processing centers in India, at Jamshedpur, Pune, Bara, Faridabad, Chennai and Pantnagar. Tata Ryerson Limited also maintains sales offices in Chennai, Kolkata, Bangalore, Kanpur, Dehra Dun, Thane, Noida, Hyderabad, Coimbatore, Raipur, Rudrapur and Ludhiana, India. Tata Ryerson Limited’s properties are adequate to serve its present and anticipated needs.

VSC-Ryerson China Limited

VSC-Ryerson, a company in which we directly own a 50% interest and indirectly control an additional 30% interest through affiliates of our Parent, has 4 service and processing centers in China, at Guangzhou, Dongguan, Kunshan and Tianjin. VSC-Ryerson China Limited also maintains sales offices in Shanghai and Wu Han, China.

Sales and Marketing

We maintain our own sales force. In addition to our office sales staff, we market and sell our products through the use of our field sales force that has extensive product and customer knowledge and through a comprehensive catalog of our products. Our office and field sales staffs, which together consist of approximately 2,300 employees, include technical and metallurgical personnel.

A portion of our customers experience seasonal slowdowns. Our sales in the months of July, November and December traditionally have been lower than in other months because of a reduced number of shipping days and holiday or vacation closures for some customers. Consequently, our sales in the first two quarters of the year are usually higher than in the third and fourth quarters.

Capital Expenditures

In recent years we have made capital expenditures to maintain, improve and expand processing capabilities. Additions by us to property, plant and equipment, together with retirements for the five years ended December 31, 2008, excluding the initial purchase price of acquisitions and the initial effect of fully consolidating a joint venture, are set forth below. The net capital change during such period aggregated a reduction of $55.2 million.

	Additions	Retirements or Sale	Net
	(In millions)
2008	$30.1	$52.0	$(21.9)
2007	60.7	54.4	6.3
2006	35.7	51.7	(16.0)
2005	32.6	53.4	(20.8)
2004	32.6	35.4	(2.8)

We currently anticipate capital expenditures, excluding acquisitions, of up to approximately $30 million for 2009. We expect capital expenditures will be funded from cash generated by operations.

Employees

As of December 31, 2008, we employed approximately 4,600 persons, of whom approximately 2,300 were office employees and approximately 2,300 were plant employees. Forty-three percent of the plant employees were members of various unions, including the United Steelworkers and the Teamsters. Our relationship with the various unions generally has been good. There have been two work stoppages at Integris Metals’ facilities over the last five years (but prior to Ryerson’s acquisition of Integris Metals): a strike by the members of the International Brotherhood of Teamsters Local #221, covering 69 individuals, which occurred at the Minneapolis (Integris) facility in June 2003 and lasted less than one month; and a strike by the members of the International Brotherhood of Teamsters Local #938, covering 81 individuals, at the Toronto (Integris) facility, which began on July 6, 2004, and ended when a settlement was reached on October 31, 2004. During 2006, contracts covering 976 employees at 17 Ryerson facilities expired; the agreement with the joint United Steelworkers and Teamsters unions representing approximately 540 employees at 3 Chicago area facilities expired January 31, 2006 and other agreements with the United Steelworkers and Teamsters expired on various dates through October 31, 2006. The membership of the joint union representing the Chicago-area employees initiated a strike from March 6, 2006 to March 13, 2006. On July 9, 2006, the joint United Steelworkers and Teamster unions representing the Chicago-area employees ratified a three-year collective bargaining agreement, through March 31, 2009. In addition, the United Steelworkers Union, representing approximately 248 employees at six other facilities, ratified a new three-year contract effective August 1, 2006 through July 31, 2009. In 2007, we reached agreement on the renewal of 10 collective bargaining agreements covering 374 employees. In 2008, an additional seven collective bargaining agreements covering 165 employees were scheduled to expire. Two contracts covering 56 employees were extended into 2009. We reached agreement on the renewal of the remaining five contracts covering 109 employees. While management does not expect any irresolvable issues to arise in connection with the renewal of existing contracts, no assurances can be given that labor disruptions will not occur or that any of these collective bargaining agreements will be extended prior to their expiration.

Environmental, Health and Safety Matters

Our operations are subject to many federal, state and local laws and regulations relating to the protection of the environment and to workplace health and safety. In particular, our operations are subject to extensive federal, state and local requirements relating to waste disposal, air and water emissions, the handling of hazardous substances, environmental protection, remediation, workplace exposure and other matters. Our management believes that our operations are presently in substantial compliance with all such laws and does not presently anticipate that we will be required to expend any substantial amounts in the foreseeable future in order to meet present environmental, workplace health or safety requirements. We continue to analyze and implement improvements for protection of the environment and safety of our workplace. However, additional costs and liabilities may be incurred to comply with future requirements or to address newly discovered conditions, which costs and liabilities could have a material adverse effect on our results of operations, financial condition or cash flows.

Some of the properties owned or leased by us are located in industrial areas or have a history of heavy industrial use. We may incur environmental liabilities with respect to these properties in the future that could have a material adverse effect on our financial condition or results of operations. We had previously established a minor environmental accrual for one property that we acquired and operate. We have commenced the required environmental remediation and continue to monitor the results with the goal of closure. We believe that the accrual is adequate to cover the potential remediation costs for the identified environmental issues and anticipated expenditures. We do not expect any related investigation or remediation costs or any pending remedial actions or claims relating to environmental matters at properties presently used for our operations that are expected to have a material adverse effect on our financial condition, results of operations or cash flows.

Capital and operating expenses for pollution control projects were less than $500,000 per year for the past five years. Excluding any potential additional remediation costs resulting from the environmental remediation for the properties described above, we expect spending for pollution control projects to remain at historical levels.

Our United States operations are also subject to the Department of Transportation Federal Motor Carrier Safety Regulations. In 2008, we operated a private trucking motor fleet for making deliveries to some of our customers. Our drivers do not carry any material quantities of hazardous materials. Our Canadian operations are subject to similar regulations.

Intellectual Property

We own several U.S. and foreign trademarks, service marks and copyrights. Certain of the trademarks are registered with the U.S. Patent and Trademark Office and, in certain circumstances, with the trademark offices of various foreign countries. We consider certain other information owned by us to be trade secrets. We protect our trade secrets by, among other things, entering into confidentiality agreements with our employees regarding such matters and implementing measures to restrict access to sensitive data and computer software source code on a need-to-know basis. We believe that these safeguards adequately protect our proprietary rights and vigorously defend these rights. While we consider all of our intellectual property rights as a whole to be important, we do not consider any single right to be essential to our operations as a whole. Our Ryerson Notes are secured by our intellectual property.

Foreign Operations

Ryerson Canada

Ryerson Canada, a wholly-owned, indirect Canadian subsidiary of Ryerson Inc., is a metals service center and processor. On January 1, 2007, it amalgamated with our wholly-owned indirect Canadian subsidiary Integris Metals. Ryerson Canada has facilities in Calgary (AB), Edmonton (AB), Richmond (BC), Winnipeg (MB), Saint John (NB), Brampton (ON), Misissauga (ON), Sudbury (ON), Toronto (ON) (includes Canadian headquarters), Windsor (ON), Laval (QC), Vaudreuil (QC) and Saskatoon (SK), Canada.

Tata Ryerson Limited

We own a 50% interest in Tata Ryerson Limited, a joint venture with the Tata Iron & Steel Corporation, an integrated steel manufacturer in India. Tata Ryerson Limited operates metals service centers and processing facilities at Jamshedpur, Pune, Bara and Faridabad. Tata Ryerson Limited also maintains sales offices in Chennai, Kolkata, Bangalore, Kanpur, Dehra Dun, Thane, Noida, Hyderbad, Coimbatore, Raipur, Rudrapur and Ludhiana, India.

VSC-Ryerson China Limited

In 2006, the Company contributed $28.3 million to form VSC-Ryerson China Limited, a joint venture with Van Shung Chong Holdings Limited, a Hong Kong Stock Exchange listed company. On October 31, 2008, our Parent purchased an additional 20% in VSC-Ryerson. On December 31, 2008, Van Shung Chong Holdings Limited sold an additional 20% interest in VSC-Ryerson: 10% interest was purchased by an affiliate of our Parent, with the remaining 10% interest purchased by a subsidiary of Ryerson. Ryerson’s total contribution in 2008 was $7.1 million, increasing its direct ownership percentage to 50%. Based on our voting control through our Parent, we have fully consolidated the operations of VSC-Ryerson as of October 31, 2008. VSC-Ryerson is based in Shanghai and it operates processing and service centers in Guangzhou, Dongguan, Kunshan and Tianjin and sales offices in Shanghai and Wu Han.

Legal Proceedings

From time to time, we are named as a defendant in legal actions incidental to our ordinary course of business. We do not believe that the resolution of these claims will have a material adverse effect on our financial position, results of operations or cash flows. We maintain liability insurance coverage to assist in protecting our assets from losses arising from or related to activities associated with business operations.

On April 22, 2002, Champagne Metals, an Oklahoma metals service center that processes and sells aluminum products, sued us and other metals service centers in the United States District Court for the Western District of Oklahoma. The other defendants are Ken Mac Metals, Inc.; Samuel, Son & Co., Limited; Samuel Specialty Metals, Inc.; Metal West, L.L.C.; Integris Metals (now owned by us); and Earle M. Jorgensen

Company. Champagne Metals alleges a conspiracy among the defendants to induce or coerce aluminum suppliers to refuse to designate it as a distributor in violation of federal and state antitrust laws and tortious interference with business and contractual relations. The complaint seeks damages with the exact amount to be proved at trial. Champagne Metals seeks treble damages on its antitrust claims and seeks punitive damages in addition to actual damages on its other claim. We believe that the suit is without merit, and we answered the complaint denying all claims and allegations, and filed a Motion for Summary Judgment which was granted. On September 15, 2005, the U.S. Court of Appeals for the Tenth Circuit heard oral arguments on plaintiff’s appeal of the lower court decision. On August 7, 2006, the U.S. Court of Appeals for the Tenth Circuit issued a ruling affirming in part and reversing in part the district court judgment in favor of defendants, and sent the case back to the district court for reconsideration of the summary judgment in light of guidance provided by the Tenth Circuit opinion. On November 17, 2006, the defendants filed a second Motion for Summary Judgment with the United States District Court for the Western District of Oklahoma addressing the issues raised by the Court of Appeals. On July 27, 2007, the District Court denied the defendants’ motion, but reserved its decision on the portion of the motion addressing the plaintiff’s damage claim. We continue to believe this suit is without merit and intend to vigorously defend our position in this matter. We cannot determine at this time whether any potential liability related to this litigation would materially affect our financial position, results of operations, or cash flows.

MANAGEMENT

Below is a list of the names, ages and positions as of February 1, 2009 of our directors and executive officers.

Name	Age	Position
Tom Gores	44	Director
Eva M. Kalawski	53	Director
Robert J. Wentworth	54	Director
Jacob Kotzubei	40	Director
Stephen E. Makarewicz	61	Chief Executive Officer and President
Matthias L. Heilmann	40	Chief Operating Officer
Terence R. Rogers	49	Chief Financial Officer
James M. Delaney	51	President-Global Accounts Division

Directors

Tom Gores has been a director since October 2007. Mr. Gores is the Founder, Chairman, and Chief Executive Officer of Platinum. He serves or has served as an officer and/or director of a number of Platinum’s portfolio companies. Prior to establishing Platinum in 1995, Mr. Gores was an active investor in startup companies. Mr. Gores is involved in philanthropic activities as a member of the board of directors at both St. Joseph’s Hospital and UCLA Medical Center. Mr. Gores holds a Bachelor’s Degree from Michigan State University.

Eva M. Kalawski has been a director since October 2007. Ms. Kalawski joined Platinum in 1997, is a Partner and serves as the firm’s General Counsel and Secretary. Ms. Kalawski serves or has served as an officer and/or director of many of Platinum’s portfolio companies. Prior to joining Platinum in 1997, Ms. Kalawski was Vice President of Human Resources, General Counsel and Secretary for Pilot Software, Inc. Ms. Kalawski earned a Bachelor’s Degree in Political Science and French from Mount Holyoke College and a Juris Doctor from Georgetown University Law Center.

Robert J. Wentworth has been a director since October 2007. Mr. Wentworth joined Platinum in 1997 and is a Partner at the firm. Mr. Wentworth previously served as an officer and/or director for a number of Platinum’s portfolio companies. Prior to joining Platinum in 1997, Mr. Wentworth was President and Chief Executive Officer at Alden Electronics, Inc. where he also served as the company’s Chief Financial Officer. Previously, Mr. Wentworth served as a certified public accountant for fourteen years with Ernst & Young. Mr. Wentworth earned a Bachelor’s Degree in Accounting from Bentley College.

Jacob Kotzubei has been a director since October 2007. Mr. Kotzubei joined Platinum in 2002 and is a Partner at the firm. Mr. Kotzubei serves as an officer and/or director of a number of Platinum’s portfolio companies. Prior to joining Platinum in 2002, Mr. Kotzubei worked for 4 1/2 years for Goldman Sachs’ Investment Banking Division in New York City, most recently as a Vice President of the High Tech Group, and was head of the East Coast Semiconductor Group. Previously, he was an attorney at Sullivan & Cromwell LLP in New York City, specializing in mergers and acquisitions. Mr. Kotzubei received a Bachelor’s degree from Wesleyan University and holds a Juris Doctor from Columbia University School of Law where he was elected a member of the Columbia Law Review.

Executive Officers

Stephen E. Makarewicz has been Chief Executive Officer and President since August 2008. He was President and Chief Operating Officer of Ryerson from October 2007 to August 2008. He was President, Ryerson South, a unit of Ryerson, from June 2000 to October 2007 and President, Chief Executive Officer and Chief Operating Officer of J.M. Metals Company, Inc. from October 1994 until its January 1, 2006 merger with JT Ryerson. Mr. Makarewicz earned a finance degree from the University of Central Florida.

Matthias L. Heilmann has been Chief Operating Officer since January 2009. Mr. Heilmann was a Vice President and Operating Executive at Platinum since joining in 2005. He was a partner at Roland Berger Strategy Consultants from 2003 to 2005. From 2000 to 2003 he was Vice President Sales and Business Development at SAP and from 1996 to 2000 he was a partner at A.T. Kearney. Mr. Heilmann received a BS in Economics, MBA and Doctorate degrees in Corporate Finance and Management Accounting from University of St. Gall, Switzerland.

Terence R. Rogers has been Chief Financial Officer since October 2007. He was Vice President—Finance of Ryerson from September 2001 to October 2007 and Treasurer of Ryerson from February 1999 to October 2007. Mr. Rogers earned a B.S. in Accounting from Illinois State University and an M.B.A. in Finance from the University of Michigan.

James M. Delaney has been President, Customer Solutions Team and Chief Customer Officer since June 2000. He was Chief Procurement Officer from September 2001 to January 2006. Mr. Delaney earned a Bachelor’s Degree in History from Brown University and an M.B.A. from the University of Pittsburgh.

Director Independence

None of the members of our Board of Directors is currently “independent” as defined in Item 407(a) of Regulation S-K under the Securities Act.

Compensation Committee Interlocks and Insider Participation

We do not currently have a designated compensation committee. None of our executive officers has served as a member of the board of directors or compensation committee of any entity that has an executive officer serving as a member of our Board of Directors. In 2007, Robert Archambault participated in deliberations of our board of directors concerning executive compensation.

Audit Committee

Our entire Board of Directors acts as our audit committee and oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements. Our Board of Directors (i) monitors the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function and independent registered public accounting firm, (ii) assumes direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm, (iii) provides a medium for consideration of matters relating to any audit issues and (iv) will prepare the audit committee report that the rules require be included in our filings with the SEC.

Code of Ethics

Our Board of Directors has adopted a Code of Ethics which contains the ethical principles by which our chief executive officer, chief financial officer and general counsel, among others, are expected to conduct themselves when carrying out their duties and responsibilities. We will provide a copy of our Code of Ethics to any person, without charge, upon request, by writing to the Compliance Officer, Ryerson Inc., 2621 West 15th Place, Chicago, Illinois 60608 (telephone number (773) 762-2121). We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Ethics by posting such information on our Website at the address and the locations specified above.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview and Objectives

Compensation decisions with respect to our named executive officers are generally based on the goal of achieving performance at levels necessary to provide meaningful returns to our primary stockholder upon an ultimate liquidity event. To this end, our compensation decisions have been primarily based on the goal of recruiting, retaining and motivating individuals who can help us meet and exceed our financial and operational goals.

Determination of Compensation

Our Board, in consultation with our primary stockholder, is responsible for establishing and making decisions with respect to our compensation and benefit plans generally, including all compensation decisions relating to our named executive officers. Following this exchange offer, we anticipate that the following individuals will serve as executive officers: (i) Stephen E. Makarewicz, our President and Chief Executive Officer, (ii) Matthias L. Heilmann, our Chief Operating Officer, (iii) Terence R. Rogers, our Chief Financial Officer, and (iv) James M. Delaney, our President of Global Accounts. Mr. Robert Archambault, a partner at Platinum, served as our interim Chief Executive Officer until August 2008. Mr. Archambault received no compensation from the Company.

In determining the levels and mix of compensation, the Board has not generally relied on formulaic guidelines but rather seeks to maintain a flexible compensation program that allows it to adapt components and levels of compensation to motivate and reward individual executives within the context of our desire to maximize stockholder value. Subjective factors considered in compensation determinations include an executive’s skills and capabilities, contributions as a member of the executive management team, contributions to our overall performance, and whether the total compensation potential and structure is sufficient to ensure the retention of an executive when considering the compensation potential that may be available elsewhere. In making its determination, our Board has not previously undertaken any formal benchmarking or reviewed any formal surveys of compensation for our competitors.

Components of Compensation for 2008

The compensation provided to our named executive officers consisted of the same elements generally available to our non-executive employees, including base salary, annual bonus, perquisites and retirement and other benefits, each of which is described in more detail below.

Base Salary

The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities, as well as recruit top executives. In determining base salary for any particular year, the Board generally considers, among other factors, competitive market practice, individual performance for the prior year, the mix of fixed compensation to overall compensation, and any minimum guarantees afforded to the named executive officer pursuant to any agreement. The Board increased Mr. Makarewicz’ base salary by 20% in 2008 in recognition of his increased responsibilities upon his appointment as Chief Executive Officer in August 2008. In addition, the Board authorized merit increases during 2008 for Messrs. Rogers and Delaney of approximately 8% and 3%, respectively.

Annual Bonus

The Company maintains the Ryerson Annual Incentive Plan, pursuant to which our key managers (including our named executive officers) are eligible to receive a performance-based cash bonus tied to our achievement of specified financial performance targets. Each participant’s threshold, target and maximum performance measures are established by the Board. No cash bonuses are payable unless the Company achieves the threshold set for the performance period. The Board generally views the use of cash bonuses as an effective means to compensate our named executive officers for achieving our annual financial goals which will ultimately provide meaningful returns to our primary stockholder upon a future liquidity event. The target bonuses for Messrs. Makarewicz, Rogers, and Delaney were 100%, 75% and 55% of their respective base salaries for 2008. The target bonus levels were set to reflect the relative responsibility for the performance of the Company and to appropriately allocate the total cash opportunity between base salary and incentive based compensation.

For 2008, the Board determined that “economic value added” (EVA) should be used as the performance measure for determining the cash bonus payable to our named executive officers. EVA is the amount of earnings before interest, tax, depreciation and amortization generated that exceeds a hurdle cost of capital applied to our assets. Our Board chose EVA as the appropriate performance measure to motivate our key executives, including the named executive officers, to maximize earnings by more effectively utilizing and managing our assets. A threshold (or minimum) EVA was set that must have been achieved before any cash bonuses were paid; 50% of the target cash bonus was payable if the threshold EVA was attained, 100% of target cash bonus was payable if target EVA was attained and 200% of the target cash bonus was payable if maximum EVA was attained. Threshold was an adjusted EVA of approximately $77 million, target was an adjusted EVA of approximately $96 million and the actual adjusted EVA achieved was approximately $99 million. Adjusted EVA includes temporary adjustments to bridge the prior periods that had adopted a different performance measure to future EVA performance expectations. For 2008, each of our named executive officers received a bonus equal to 103.5% of his target bonus.

Retirement Benefits

We currently sponsor both a qualified defined benefit pension plan and a nonqualified supplemental pension plan, both of which were frozen as of December 31, 1997. All decisions with respect to these pension plans were made prior to the merger.

Our tax-qualified employee savings and retirement plan covers certain full- and part-time employees, including our named executive officers. Under the 401(k) plan, employees may elect to reduce their current compensation up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the plan. From time to time, we match contributions made by our employees and make other contributions, up to certain pre-established limits. For 2008, the Company matched 4% of the named executive officers’ contributed base salary up to the annual prescribed limit. Our named executive officers participate in the 401(k) plan on the same basis as our other employees, except that the rules governing 401(k) plans with regard to highly compensated employees may limit our named executive officers from achieving the maximum amount of contributions under the plan.

Our nonqualified savings plan is an unfunded, nonqualified plan that allows highly compensated employees who make the maximum annual 401(k) contributions allowed by applicable law to the Ryerson Savings Plan to make additional deferrals in excess of the statutory limits. Our Board believes that our nonqualified savings plan provides an enhanced opportunity for our eligible employees, including our named executive officers, to plan for and meet their retirement savings needs. Each of the named executive officers participates in this plan on the same terms as other eligible employees.

Perquisites and Other Benefits

We provide each of Mr. Makarewicz and Mr. Delaney with a company-leased automobile and financial planning and tax preparation services. Our Board believes that the primary use of a company-leased car is for business purposes and that any personal use of the vehicle is incidental to the business purpose. Any personal use of the leased vehicle results in supplemental taxable income equal to the percentage of the annual lease payments that is proportionate to the ratio of miles driven for personal use to total miles driven.

Change in Control Agreements

We have entered into change in control agreements with each of the named executive officers pursuant to which the executives will be entitled to enhanced severance benefits in the event that their employment is terminated by us without cause or for good reason prior to October 19, 2009. The change in control agreements also impose post-termination confidentiality, non-compete, and non-solicit restrictions on our named executive officers. These change in control agreements were entered into prior to the merger to help assure an orderly management transition following a change in control. These agreements, by their terms, cannot be unilaterally terminated prior to October 19, 2009 and therefore continue in full force and effect. The estimates of the value of the benefits potentially payable under these agreements, are set out below under the caption “Potential Payments Upon Termination Or Change In Control.”

Employment/Severance, Non-compete and Non-solicitation Agreements

Prior to the merger, each of the named executive officers entered into employment/severance, noncompete or similar arrangements which set the executive’s title, base annual salary, cash bonus percentage and other compensation elements, and impose a post-termination confidentiality, non-compete and non-solicitation period on an executive who leaves for any reason. Additionally, each employment agreement provides for severance upon a termination by us without cause or by the named executive officer for good reason which will spring into effect following the expiration of the change in control agreements. The terms of these employment agreements may not be unilaterally amended by us and, as a result, they remain in full force and effect. The Board believes that employment agreements with our named executive officers are valuable tools to both enhance our efforts to retain these executives and to protect our competitive and confidential information.

Changes to Compensation Components after 2008

On January 26, 2009, the Board elected Matthias L. Heilmann as our Chief Operating Officer. Under our agreement with Mr. Heilmann, he is entitled to (i) receive an annual base salary of $350,000, (ii) participate in our relocation plan, (iii) reimbursement for athletic club membership, (iv) a company automobile, and (v) fifty-two (52) weeks severance if his employment is terminated other than for cause. Our agreement also imposes a post-termination confidentiality, non-compete and non-solicitation period. The Board believes that this agreement was necessary to both attract and retain Mr. Heilmann and to protect confidential information relating to the business and operational methods of the Company.

Executive Compensation

The following table shows compensation of our principal executive officer, our principal financial officer and one other executive officer. The table includes compensation paid by us and our subsidiaries.

2008 Summary Compensation Table(1)

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (3)	Non Equity Incentive Plan Compensation ($)	Change in Pension and Nonqualified Deferred Compensation Earnings ($) (4)	All other Compensation ($) (5)	Total ($)
Stephen E. Makarewicz— President and Chief Executive Officer (2)	2008 2007	399,854 341,758	0 170,000	465,000 188,013	63,958 34,275	41,493 40,610	970,305 774,656

Terence R. Rogers— Chief Financial Officer	2008 2007	300,126 251,955	0 0	232,875 138,003	3,229 0	20,762 17,848	556,992 407,806

James M. Delaney— President—Global Accounts	2008 2007	286,514 278,760	0 0	164,286 216,950	20,341 718	30,337 41,182	501,478 537,610

(1)	Mr. Robert Archambault, a partner at Platinum, served as our interim Chief Executive Officer until August 2008. He received no compensation from the Company during 2008.

(2)	Mr. Makarewicz was appointed as our President and Chief Executive Officer as of August 28, 2008. He was our President and Chief Operating Officer from October 2007 to August 2008.

(3)	Represents the compensation cost we recognized for financial statement reporting purposes with respect to the applicable fiscal year in accordance with FAS 123(R). For additional information on the calculation of the compensation expense including the valuation assumptions used within the option-pricing model, please refer to note 1 of our consolidated financial statements contained herein.

(4)	Shows the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under our qualified pension plan and supplemental pension plan, from December 31, 2007 (the pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for 2007) to December 31, 2008 (the pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for 2008). We do not pay above-market or preferential earnings on compensation deferred under our nonqualified defined contribution plan or the nonqualified savings plan.

(5)	In 2008, we contributed to our qualified savings plan $13,795, $13,795 and $13,804 for Messrs. Makarewicz, Rogers, and Delaney, respectively, and contributed $10,953, $8,273 and $9,437 to the non-qualified plan accounts for Messrs. Makarewicz, Rogers, and Delaney, respectively. Also included in All Other Compensation is imputed income from personal use of a company-provided leased car, personal use of company-provided club memberships and company-provided financial services.

GRANTS OF PLAN-BASED AWARDS

Name	Plan*	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
		Threshold ($)	Target ($)	Maximum (#)
Stephen E. Makarewicz	AIP	225,000	450,000	900,000
Terence R. Rogers	AIP	112,500	225,000	450,000
James M. Delaney	AIP	79,365	158,730	317,460

*	AIP = Ryerson Annual Incentive Plan

Narrative Disclosure Relating to Summary Compensation Table and

Grants of Plan-based Awards Table

Employment Agreement

We are currently a party to employment agreements with each of our named executive officers. The severance provisions in the employment agreements have been superseded until October 19, 2009 by the severance provisions contained in the Change in Control agreements described below. If a named executive officer’s employment is terminated other than for cause prior to October 19, 2009, benefits due to the executive officer will be calculated under his change in control agreement. If employment is terminated other than for cause subsequent to that date, benefits due to the executive officer will be calculated under the employment agreement. The employment agreements set a minimum base salary and target bonus for each employee, but the compensation paid to our named executive officers exceeds the minimum amounts provided in the employment agreements. The employment agreements contain customary confidentiality and invention assignment provisions and also contain customary post-termination, noncompete and nonsolicit covenants which generally run for a 24 month period following any termination.

Change in Control Agreements

We have entered into change in control agreements with Messrs. Makarewicz, Rogers and Delaney. Pursuant to the change in control agreements, in the event that we terminate the executive’s employment without cause or he resigns for “good reason” (as defined in the agreements) within 24 months following a change in control (which occurred on October 19, 2007), he will be entitled to (i) a lump sum payment in an amount equal to 2 times the sum of his base salary and target bonus, (ii) a pro rata cash bonus for the year of termination, (iii) continued welfare benefits for up to 24 months following termination, (iv) an additional 2 years of age and service credit for purposes of determining eligibility for retiree health and life insurance benefits, (v) reimbursement for any legal fees and expenses incurred by the executive as result of the employment termination, (vi) up to two (2) years of financial advisory services, and (vii) certain outplacement services. The payments and benefits payable under the change in control agreements will be reduced by up to 15% to the extent necessary to avoid the excise tax imposed under Section 4999 of the Internal Revenue Code. If such a reduction will not avoid the imposition of the excise tax, the named executive officer will be entitled to a gross-up payment to offset any excise tax imposed on the payments made in connection with the change in control. Additionally, each of Messrs. Makarewicz, Rogers and Delaney is entitled to an additional gross-up payment in the event that he becomes subject to the penalty tax imposed by Section 409A of the Internal Revenue Code.

The change in control agreements include customary post-termination confidentiality, noncompete and nonsolicit covenants, which are substantially similar to the noncompete and nonsolicit provisions in the employment agreements described above.

Outstanding Equity Awards at Fiscal Year-End 2008

There were no outstanding equity awards at fiscal year-end 2008.

Pension Benefits

Pension Benefits
Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)

Stephen E. Makarewicz	Pension Plan Supplemental Pension Plan	19.33 19.33	519,189 273,396

Terence R. Rogers	Pension Plan Supplemental Pension Plan	3.67 3.67	31,784 0

James M. Delaney	Pension Plan Supplemental Pension Plan	18.42 18.42	206,507 0

(1)	Computed as of December 31, 2008, the same pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for the last completed fiscal year.

(2)	The actuarial present value of the named executive officer’s accumulated benefit under the relevant plan, assuming retirement at age 65 with at least 5 years of credited service, computed as of December 31, 2008, the same pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for the last completed fiscal year. The valuation method and material assumptions applied in quantifying the present value of the current accrued benefits under each of the pension plan and the supplemental pension plan are: the discount rate used to value the present value of accumulated benefits is 6.3%.

Narrative Disclosure of the Pension Benefits Table

We froze benefit and service accruals under both our qualified pension plan and our nonqualified supplemental pension plan, effective as of December 31, 1997.

Qualified Pension Plan

Full pension benefits are payable to eligible employees who, as of the date of separation from employment, are (i) age 65 or older with at least 5 years of vesting service, (ii) age 55 or older with at least 10 years of vesting service, or (iii) any age with at least 30 years of vesting service. Benefits may be reduced depending on age and service when an individual retires and/or chooses to have benefit payments begin. Benefits are reduced under (ii) above if voluntary retirement commences prior to the employee reaching age 62 with at least 15 years of vesting service. Benefits are not reduced if the age and service conditions under (i) or (iii) are met.

In general, benefits for salaried employees are based on two factors: (i) years of benefit service prior to the freeze date of the pension benefit, and (ii) average monthly earnings, based on the highest 36 months of earnings during the participant’s last ten years of service prior to the freeze date of the participant’s pension benefit.

Supplemental Pension Plan

The Internal Revenue Code imposes annual limits on contributions to and benefits payable from our qualified pension plan. Our nonqualified supplemental pension plan provided benefits to highly compensated employees (including our named executive officers in excess of the limits imposed by the Internal Revenue

Code. The supplemental pension plan payments are normally paid on a monthly basis following retirement, along with the qualified plan monthly payments, however, the supplemental pension plan does allow payment of the benefits under the supplemental plan in a lump sum at retirement, in installments, or by purchase of an annuity if the plan participant is age 55 or older, has at least 5 years of service, and earned annual compensation exceeding $200,000.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Balance at Last Fiscal Year End ($)
Stephen E. Makarewicz	16,985	14,202	7,404	228,387
Terence R. Rogers	2,804	5,518	1,408	45,125
James M. Delaney	2,262	9,336	5,109	148,125

(1)	All account balances are deferred to a cash account which is credited with interest at the rate paid by our 401(k) savings plan’s Managed Income Portfolio Fund II fund, which in 2008 ranged from 0.25% to 0.40%, compounded monthly. Consists of interest earned on deferred cash accounts.

Narrative Disclosure of Nonqualified Deferred Compensation

The Internal Revenue Code imposes annual limits on employee contributions to our 401(k) savings plan. Our nonqualified savings plan is an unfunded, nonqualified plan that allows highly compensated employees who make the maximum annual 401(k) contributions to defer, on a pre-tax basis, amounts in excess of the limits applicable to deferrals under our 401(k) savings plan. Our nonqualified savings plan allows deferred amounts to be notionally invested in the Managed Income Portfolio Fund II (or any successor fund) that is available to the participants in our 401(k) savings plan.

Generally, each of our named executive officers is eligible to, and participates in, our nonqualified savings plan. Our named executive officers will be entitled to the vested balance of their respective accounts when they retire or otherwise terminate employment. Participants are generally permitted to choose whether the benefits paid following their retirement will be paid in a lump sum or installments, with all amounts to be paid by the end of the calendar year in which the employee reaches age 75. For participants terminating employment for reasons other than retirement, the account balance is payable in a lump sum by no later than 60 days after the 1-year anniversary of the termination of employment.

Potential Payments Upon Termination Or Change In Control

Pursuant to the change in control agreements that were entered into with each of our named executive officers prior to the merger, the material terms of which have been summarized above in the Narrative Disclosure Relating to the Summary Compensation Table, upon certain terminations of employment, our named executive officers are entitled to payments of compensation and benefits. The table below reflects the amount of compensation and benefits payable to each named executive officer in the event of (i) termination for cause or without good reason (“voluntary termination”), (ii) termination other than for cause or with good reason (“involuntary termination”), and (iii) termination by reason of an executive’s death or disability. Since the merger constituted a change in control, the severance benefits payable, if any, upon a termination of employment that occurs on or prior to October 19, 2009 will be governed by the terms of the change in control agreements. The amounts shown assume that the applicable triggering event occurred on December 31, 2008, and therefore, are estimates of the amounts that would be paid to the named executive officers upon the occurrence of such triggering event.

Name	Reason for Termination	Cash Severance ($)		Pro Rata Bonus ($)	Enhanced Retirement Benefits ($)(1)	Continued Welfare Benefits ($)(2)	Outplacement Services ($)	Total ($)
Mr. Makarewicz	Voluntary	0		465,750	0	0	0	465,750
	Involuntary	1,800,000	(3)	465,750	0	64,600	18,000	2,348,350
	Death or Disability	0		465,750	232,875	0	0	465,750
Mr. Rogers	Voluntary	0		232,875	0	0	0	232,875
	Involuntary	1,137,500	(3)	232,875	2,643	44,000	18,000	1,432,375
	Death or Disability	0		232,875	0	0	0	232,875
Mr. Delaney	Voluntary	0		164,286	0	0	0	164,286
	Involuntary	961,118	(3)	164,286	201,765	140,994	18,000	1,401,705
	Death or Disability	0		164,286	0	9	0	164,286

(1)	The change in control agreements generally provide for a lump-sum payment based on additional age and service credits under the supplemental pension plans of 24 months. By reason of the age of the executives and the service already credited to them under the plans, Mr. Delaney is the only named executive officer who was eligible for this cash payment as of December 31, 2008.

(2)	Estimated based on historical usage.

(3)	Consists of change in control payments of two times base salary and two times annual target bonus.

DIRECTOR COMPENSATION

We did not pay our current directors any compensation for serving on the Board during 2008.

COMPENSATION COMMITTEE REPORT

The Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis. Based on this review and these discussions, the Board of Directors of the Company determined that the Compensation Discussion and Analysis be included in this Form S-4.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On October 19, 2007, Merger Sub merged with and into Ryerson Inc. which became a wholly owned subsidiary of Parent. The merger was consummated for a cash purchase price of $1,065 million, plus the assumption of $653 million of debt. As the surviving corporation, Ryerson Inc. assumed by operation of law all rights and obligations under the initial notes issued by Merger Sub. The business of Ryerson, after giving effect to the merger, is the same as the business of Ryerson before the merger. Parent and Merger Sub were formed by Platinum solely for the purpose of entering into the merger agreement and completing the merger.

To finance a portion of the merger, Platinum made an investment in Parent of approximately $500 million, which was contributed as equity to Merger Sub. Platinum owns approximately 99% of the capital stock of Parent.

We are party to a corporate advisory services agreement (the “Services Agreement”) with Platinum Equity Advisors, LLC (“Platinum Advisors”), an affiliate of Platinum. Under the terms of the Services Agreement, Platinum Advisors provides to us certain general business, management, administrative and financial advice. In consideration of these and other services, we pay an annual advisory fee to Platinum Advisors of no greater than $5,000,000. The Services Agreement will continue in effect until terminated by Platinum Advisors. In addition to the fees paid to Platinum pursuant to the Services Agreement, we will pay Platinum’s out-of-pocket expenses incurred in connection with providing management services to us.

Policies and Procedures Regarding Transactions with Related Persons

Any transaction of the Company that is required to be reported under Item 404(a) of Regulation S-K is disclosed to the full board of directors and is reviewed and approved in accordance with applicable law. In addition, our indenture governing our notes contains provisions restricting our ability to enter into transactions with affiliates. Any such transaction must be made on terms no less favorable to us than it would be if we entered into a similar relationship with an unaffiliated third party. Other than the provisions in the indenture governing our notes we do not have written policies and procedures evidencing the foregoing. The entire board is responsible for overseeing the application of these polices and procedures.

PRINCIPAL STOCKHOLDER

All of our issued and outstanding capital stock is held by Parent. Approximately 99% of Parent’s issued and outstanding 5,000,000 shares of common stock is beneficially owned by Platinum.

The following table sets forth certain information regarding the beneficial ownership of Parent common stock as of February 1, 2009. None of our directors or executive officers beneficially owns any Parent common stock.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them. As of February 1, 2009, there were eight registered holders of Parent common stock.

	Shares Beneficially Owned
Beneficial Owner	Number	Percent
Platinum (1)(2)	4,950,000	99%

(1)	Consists of (i) 711,236.84 shares of common stock held by Platinum Equity Capital Partners, L.P., (ii) 132,868.42 shares of common stock held by Platinum Equity Capital Partners-PF, L.P., (iii) 195,394.74 shares of common stock held by Platinum Equity Capital Partners-A, L.P.; (iv) 2,214,997.05 shares of common stock held by Platinum Equity Capital Partners II, L.P.; (v) 340,269.59 shares of common stock held by Platinum Equity Capital Partners-PF II, L.P.; (vi) 365,233.36 shares of common stock held by Platinum Equity Capital Partners-A II, L.P.; and (vii) 990,000 shares of common stock held by Platinum Rhombus Principals, LLC. Platinum Equity, LLC is the beneficial owner of each of the Platinum entities listed above and Tom Gores is the Chairman and Chief Executive Officer of Platinum Equity, LLC. Mr. Gores may be deemed to share voting and investment power with respect to all shares of common stock of Parent held beneficially by Platinum Equity, LLC. Mr. Gores disclaims beneficial ownership of all shares of common stock of Parent that are held by each of the Platinum entities listed above with respect to which Mr. Gores does not have a pecuniary interest therein.

(2)	Address is 360 North Crescent Drive, Beverly Hills, California 90210.

DESCRIPTION OF OTHER INDEBTEDNESS

Credit Facility

General

We are a party to a five year senior secured asset-based revolving credit facility with Bank of America, N.A. that allows us to borrow up to $1,350.0 million of revolving loans, including a Canadian subfacility and a letter of credit subfacility with a maximum availability of $150.0 million.

Availability under the Credit Facility is determined by a U.S. and a Canadian borrowing base of specified percentages of our eligible inventories and accounts receivable, but in no event in excess of $1,350.0 million. All borrowings under the Credit Facility are subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties. As of December 31, 2008, we had outstanding borrowings under the Credit Facility of $518.3 million.

Interest and fees

Borrowings under the Credit Facility bear interest at a rate per annum equal to:

•

in the case of borrowings in U.S. Dollars, the applicable margin plus, at our option, either (1) a base rate determined by reference to the prime rate of Bank of America, N.A. or (2) a LIBOR rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs; or

•

in the case of borrowings in Canadian Dollars, the applicable margin plus, at our option, either (1) a rate determined by reference to Canadian dollar bankers’ acceptances (the “BA rate”) or (2) a Canadian prime rate.

Borrowings under the Credit Facility are based on the base rate and Canadian prime rate borrowings plus a spread or LIBOR and BA rate plus a spread. The initial applicable margin may be reduced based on excess availability.

We are also required to pay the lenders under the Credit Facility a commitment fee in respect of unused commitments ranging from 0.25% to 0.35% per annum based on the average usage of the Credit Facility over a specified measurement period. The initial commitment fee paid by us on October 19, 2007 was 1.0%. We are also required to pay customary letter of credit and agency fees.

Guarantors and Collateral

Certain of our existing and future domestic subsidiaries act as co-borrowers. Our other existing and future domestic subsidiaries guarantee the obligations under the Credit Facility. The Credit Facility is secured by a first-priority security interest in substantially all of our, and our current and future domestic subsidiaries’ current assets, including accounts receivable, inventory and related general intangibles and proceeds of the foregoing, and certain other assets (in each case subject to exceptions to be agreed). In addition, one of our Canadian subsidiaries acts as a borrower under the Canadian subfacility. Obligations under the Canadian subfacility of the Credit Facility are also guaranteed by, and secured by a first-priority security interest in the comparable assets of our Canadian subsidiaries. The Credit Facility is also guaranteed by Parent.

Incremental Facility Amounts

The Credit Facility also permits us to increase the aggregate amount of the Credit Facility from time to time in minimum tranches of $100,000,000 and up to a maximum aggregate amount of $400,000,000 subject to certain conditions and adjustments. The existing lenders under the Credit Facility will be entitled, but not obligated, to provide the incremental commitments.

Covenants, Representations and Other Matters

The Credit Facility also includes negative covenants restricting or limiting our ability, and the ability of our subsidiaries, to, among other things:

•	incur, assume or permit to exist indebtedness or guarantees;

•	incur liens;

•	make loans and investments;

•	enter into joint ventures;

•	declare dividends, make payments on or redeem or repurchase capital stock;

•	engage in mergers, acquisitions and other business combinations;

•	prepay, redeem or purchase certain indebtedness, including the notes offered hereby;

•	make certain capital expenditures;

•	sell assets;

•	enter into transactions with affiliates; and

•	alter the business that we conduct.

These negative covenants are subject to certain baskets and exceptions.

A minimum fixed charge coverage ratio will be applicable under the Credit Facility only if (i) less than the greater of (x) $125 million and (y) 10% of the borrowing base under our Credit Facility were available for at least five consecutive business days or (ii) if less than $100 million under the Credit Facility were available at any time.

The Credit Facility contains certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults and cross-acceleration to certain indebtedness, certain events of bankruptcy, certain events under ERISA, judgments, actual or asserted failure of any guaranty or security document supporting the Credit Facility in certain cases to be in full force and effect, and change of control (to be defined). If such an event of default occurs, the lenders under the Credit Facility will be entitled to take various actions, including acceleration of amounts due under the Credit Facility and all other actions permitted to be taken by a secured creditor.

Amortization and Final Maturity

There is no scheduled amortization under the Credit Facility. The principal amount outstanding of the loans under the Credit Facility will be due and payable in full at maturity on October 19, 2012. If at any time the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the Credit Facility exceeds the lesser of (1) the commitment amount and (2) the borrowing base, we will be required to repay outstanding loans or cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. In addition, Ryerson will be required to repay outstanding loans or cash collateralize letters of credit with the proceeds from certain assets sales, in such amount as is necessary if excess availability under the Credit Facility is less than a predetermined amount. If excess availability under the Credit Facility is less than such predetermined amount or certain events of default have occurred under the Credit Facility, we will be required to repay outstanding loans and cash collateralize letters of credit with the cash we are required to deposit daily in a collection account maintained with the agent under the Credit Facility.

2011 Notes

At December 31, 2008, $4.1 million of the 8 1/4% Senior Notes due 2011 remained outstanding. The 2011 Notes pay interest semi-annually and are fully and unconditionally guaranteed by Ryerson Procurement Corporation, on a senior unsecured basis. The 2011 Notes mature on December 15, 2011.

The 2011 Notes contained covenants, substantially all of which were removed pursuant to an amendment of the indenture governing the 2011 Notes as a result of the tender offer to repurchase the notes upon the merger.

DESCRIPTION OF THE EXCHANGE NOTES

On October 19, 2007, Merger Sub issued the initial notes under the Indenture. Concurrently with the issuance of the initial notes, Merger Sub merged into Ryerson Inc., and the separate corporate existence of Merger Sub thereupon ceased, with Ryerson Inc. assuming all obligations of Merger Sub, including all obligations of Merger Sub in respect of the Notes. For purposes of this section of this prospectus, references to the “Company,” “we,” “us,” “our” or similar terms shall mean Ryerson Inc., without its subsidiaries. As used in this “Description of the Exchange Notes,” except as the context otherwise requires, the term “Notes” refers to both the initial notes and the exchange notes, as well as any additional notes that the Company may issue from time to time under the Indenture. The form and terms of the exchange notes are substantially identical to the form and terms of the initial notes, except that the exchange notes:

•	will be registered under the Securities Act; and

•	will not bear any legends restricting transfer.

In addition, a portion (or, if necessary, all) of the capital stock or other equity interests of each subsidiary currently pledged to secure the initial notes will be automatically released from the collateral for the notes to the extent that the pledge currently does or in the future would require the preparation and filing of separate audited financial statements of such subsidiary under Rule 3-16 of Regulation S-X. By exchanging the initial notes, holders will be deemed to consent to such release.

In addition, as to any portion of the capital stock or other equity interests of our subsidiaries excluded from the collateral as described above, such capital stock or other equity interests also shall not be pledged by us for any other obligations.

In connection with the offerings of the initial notes, we entered into a registration rights agreement with the initial purchaser of the initial notes. In the registration rights agreement, we agreed to offer our new exchange notes, which will be registered under the Securities Act in exchange for the initial notes. The exchange offer is intended to satisfy our obligations under the registration rights agreement. We also agreed to deliver this prospectus to the holders of the initial notes. See “The Exchange Offer”.

The statements under this caption relating to the Indenture, the Notes and the Security Documents (as defined below) are summaries and are not a complete description thereof, and where reference is made to particular provisions, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture, the Notes and the Security Documents and those terms made part of the Indenture by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The definitions of certain capitalized terms used in the following summary are set forth below under “—Certain Definitions.” Unless otherwise indicated, references under this caption to Sections or Articles are references to sections and articles of the Indenture. A copy of the Indenture, the Security Documents and the Registration Rights Agreement are available upon request from the Company.

General

On October 19, 2007, we completed offerings of $150 million aggregate principal amount of floating rate senior secured notes due 2014 and $425 million aggregate principal amount of 12% senior secured notes due 2015. The Company may issue additional notes that are Fixed Rate Notes or Floating Rate Notes (the “Additional Notes”) under the Indenture, subject to the limitations described below under the covenant “Limitation on Incurrence of Debt” and “Limitation on Liens” (including the “Permitted Additional Note Obligations” definition). The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes of the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Additional Notes will be secured, equally and ratably with the Notes, by the Liens on the Collateral described below under the caption “—Security.”

Fixed Rate Notes

Interest on the Fixed Rate Notes is payable at 12% per annum. Interest on the Fixed Rate Notes is payable semi-annually in cash in arrears on May 1 and November 1. The Company will make each interest payment to the Holders of record of the Fixed Rate Notes on the immediately preceding April 15 and October 15. Interest on the Fixed Rate Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date with respect to the Fixed Rate Notes.

Floating Rate Notes

The Floating Rate Notes bear interest at a rate per annum, reset quarterly, equal to LIBOR plus 7.375%, as determined by an agent appointed by the Company to calculate LIBOR for purposes of the Indenture (the “Calculation Agent”), which shall initially be the Trustee.

Set forth below is a summary of certain of the defined terms used in the Indenture relating to the calculation of interest on the Floating Rate Notes.

“Bloomberg Page BBAM1” means the display designated as “Page BBAM1” on the Bloomberg service (or any successor service or such other page as may replace Page BBAM1 on that service or any successor service).

“Determination Date” with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include January 31, 2008.

“LIBOR,” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Bloomberg Page BBAM1 as of 11:00 a.m., London time, on the Determination Date. If Bloomberg Page BBAM1 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Company, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Company, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

“London Banking Day” is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Representative Amount” means U.S. $1,000,000.

The amount of interest for each day that the Notes are outstanding ( the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Floating Rate Notes. The amount of interest to be paid on the Floating Rate Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

The Calculation Agent will, upon the request of the Holder of any Floating Rate Note, provide the interest rate then in effect with respect to the Notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Company and the Holders of the Floating Rate Notes.

Interest is payable quarterly on each February 1, May 1, August 1 and November 1. The Company will pay interest to those Persons who were holders of record on the January 15, April 15, July 15 and October 15 immediately preceding the applicable interest payment date. The Floating Rate Notes bear interest from the Issue Date or, if interest has already been paid, from the date it was most recently paid.

Terms Applicable to All Notes

Principal of and premium, if any, and interest on the Notes is payable, and the Notes are transferable, at the office or agency of the Company maintained for such purposes, which, initially, will be the office of the Trustee or an agent thereof; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register. The Notes will be issued only in fully registered form without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith. As described under “—Registration Rights; Additional Interest,” Additional Interest may accrue and be payable under the circumstances set forth therein. References herein to “interest” shall be deemed to include any such Additional Interest.

The principal of, premium, if any, and interest on the Notes is payable, and the Notes are exchangeable and transferable, at office or agency of the Company maintained for such purposes, which initially is the corporate trust office of the Trustee, located at Sixth & Marquette, N9303-121, Minneapolis, Minnesota 55479.

Guarantees

The Notes are guaranteed, on a full, joint and several basis, by the Guarantors pursuant to a guarantee (the “Note Guarantees”). On the Issue Date, each of our domestic subsidiaries that are co-borrowers or guarantee the Credit Agreement were Guarantors. The Note Guarantees are senior secured obligations of each Guarantor and rank equal with all existing and future senior Debt of such Guarantor and senior to all subordinated Debt of such Guarantor. The Indenture provides that the obligations of a Guarantor under its Note Guarantee will be limited to the maximum amount as will result in the obligations of such Guarantor under the Note Guarantee not to be deemed to constitute a fraudulent conveyance or fraudulent transfer under federal or state law. The Note Guarantees will be secured by Liens on the Collateral described below under “—Security.”

As of the date of the Indenture, all of our Subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “—Certain Covenants—Limitation on Creation of Unrestricted Subsidiaries,” any of our Subsidiaries may be designated as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture and will not guarantee the Notes, Claims of creditors of non-guarantor Subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those Subsidiaries, and claims of preferred stockholders (if any) of those subsidiaries generally will have priority with respect to the assets and earnings of those subsidiaries over the claims of creditors of the Company, including holders of the Notes.

The Indenture provides that in the event of a sale or other transfer or disposition of all of the Capital Interests in any Guarantor to any Person that is not an Affiliate of the Company in compliance with the terms of the Indenture, or in the event all or substantially all the assets or Capital Interests of a Guarantor are sold or otherwise transferred, by way of merger, consolidation or otherwise, to a Person that is not an Affiliate of the Company in compliance with the terms of the Indenture, then such Guarantor (or the Person concurrently acquiring such assets of such Guarantor) shall be deemed automatically and unconditionally released and discharged of any obligations under its Note Guarantee and any liens granted thereby in support thereof, as evidenced by a supplemental indenture executed by the Company, the Guarantors and the Trustee, without any further action on the part of the Trustee or any Holder; provided that the Company delivers an Officers’ Certificate to the Trustee certifying that the Net Cash Proceeds of such sale or other disposition will be applied in accordance with the “Limitation on Asset Sales” covenant.

Not all of our Subsidiaries guarantee the Notes. The Notes are effectively subordinated in right of payment to all Debt and other liabilities (including trade payables and lease obligations) of Subsidiaries that do not provide Note Guarantees. As of December 31, 2008, our Subsidiaries which are not Guarantors represented approximately 9% of our liabilities, 17% of our total assets, 11% of our net sales and 19% of our EBITDA.

Ranking

Ranking of the Notes

The Notes are senior secured obligations of the Company. As a result, the Notes rank:

•	equally in right of payment with all existing and future senior Debt of the Company;

•	senior in right of payment to all existing and future subordinated Debt of the Company;

•	effectively subordinated to secured Debt of the Company under the Credit Agreement, to the extent of the ABL Collateral securing such Debt; and

•	structurally junior to any Debt or Obligations of any non-Guarantor Subsidiaries.

The Notes are secured by first-priority Security Interests in the Note Collateral and second-priority Security Interests in the ABL Collateral (subject as to priority and otherwise, in each case, to certain exceptions and permitted liens). As a result, the Notes are effectively (a) junior to any Debt of the Company and the Guarantors which either is (i) secured by the ABL Liens or (ii) secured by assets which are not part of the Collateral securing the Notes, in each case, to the extent of the value of such assets and (b) equal in rank with any Permitted Additional Note Obligations. The Debt Incurred under the Credit Agreement is secured by substantially all of the Company’s and the Guarantor’s receivables and inventory and general intangibles, certain other assets and proceeds relating thereto. Accordingly, while the Notes rank equally in right of payment with the Debt Incurred under the Credit Agreement and all other liabilities not expressly subordinated by their terms to the Notes, the Notes are effectively subordinated to the Debt outstanding under the Credit Agreement, to the extent of the value of the assets securing such Debt (subject to borrowing base limitations).

As of December 31, 2008, the Company and its Subsidiaries had $1,030 million of Debt, including approximately $518 million of secured Debt outstanding under the Credit Agreement, which is secured by the ABL Liens. In addition, the Company and its Subsidiaries had approximately $392 million of availability under the Credit Agreement, all of which is secured by the ABL Collateral.

Ranking of the Note Guarantees

Each Note Guarantee is a senior obligation of the Guarantors. As such each Note Guarantee rank:

•	equally in right of payment with all existing and future unsubordinated Debt of the Guarantors;

•	senior in right of payment to all existing and future subordinated Debt of the Guarantors, if any;

•	effectively junior to ABL Obligations guaranteed by the Guarantors, to the extent of the value of the Guarantors’ assets securing such ABL Obligations; and

•	structurally junior to any Debt or Obligations of any non-Guarantor Subsidiaries.

Sinking Fund

There are no mandatory sinking fund payment obligations with respect to the Notes.

Security

The obligations of the Company with respect to the Notes, the obligations of the Guarantors under the Note Guarantees, and the performance of all other obligations of the Company and the Guarantors under or relating to the Senior Secured Note Documents are secured equally and ratably (with any other Permitted Additional Note Obligations) by (i) second-priority Security Interests in the ABL Collateral and (ii) by first-priority Security Interests in substantially all of the other assets of the Company and the Guarantors, in each case whether now owned or hereafter acquired, including, without limitation, the following assets (other than the Excluded Assets) (the “Notes Collateral” and, together with the ABL Collateral, the “Collateral”):

•

all right, title and interest of the Company and the Guarantors in and to any and all equipment, machinery, furniture, furnishings and fixtures, together with all additions, accessions, improvements, alterations, replacements and repairs thereto;

•	deposit accounts, other than lock-box accounts and other accounts constituting ABL Collateral, collateral accounts, securities accounts and other investment property;

•	the Capital Interests (including, without limitation, joint venture interests) of each of the Company’s Restricted Subsidiaries;

•

all right, title and interest, including without limitation all right, title and interests of the Company and the Guarantors, in substantially all parcels of owned real property, together with all fixtures, easements, hereditaments and appurtenances relating thereto and all other improvements, accessions, alterations, replacements and repairs thereto and all leases, rents and other income, issues or profits derived therefrom or relating thereto and fixtures located thereon;

•	intellectual property;

•	the Collateral Account and all Trust Monies;

•	other personal property (other than ABL Collateral);

•	general intangibles, including contract rights, relating to the foregoing; and

•

all proceeds and products of any and all of the foregoing including, without limitation, proceeds of insurance, condemnation awards, tax refunds and other similar property or claims with respect to any and all of the foregoing.

“Excluded Assets” include, among other things:

(i)	assets of the Company and the Restricted Subsidiaries located outside the United States to the extent a lien on such assets cannot be created and perfected under United States federal law or the laws of any state;

(ii)	assets securing Purchase Money Indebtedness or Capital Lease Obligations permitted to be incurred under the Indenture to the extent such Purchase Money Indebtedness or Capital Lease Obligations prohibit granting a security interest in such assets;

(iii)	the voting capital stock of controlled foreign corporations (as defined in the Code) in excess of 65% of the voting rights of such corporations;

(iv)	all of the Company’s and the Guarantors’ right, title and interest in owned real property to the extent the book value or estimated fair market value (determined in good faith by the Issuers or the Guarantors) thereof does not exceed $1.0 million; provided, however, that to the extent any owned interest in real property shall, after the Issue Date, have a book value or estimated fair market value in excess of $1.0 million (as determined in good faith by the Company) as a result of any improvements, accessions, alterations, replacements or repairs thereto, such owned interest shall not constitute Excluded Assets hereunder, and within a reasonable period of time following notice to the Collateral Agent, shall be made subject to the Lien of the Security Documents in accordance with the provisions of the Indenture;

(v)	any leasehold interest in real property;

(vi)	motor vehicles and other assets subject to certificates of title;

(vii)	interests in joint ventures to the extent and for so long as the documents governing such joint venture interests prohibit the granting of a security interest therein;

(viii)	any collateral as to which the Collateral Agent has determined in its sole discretion that the collateral value thereof is insufficient to justify the difficulty, time, and/or expense of obtaining a perfected security interest therein; and

(ix)	proceeds and products of any and all of the foregoing excluded assets described in clause (i) through (viii) above only to the extent such proceeds and products would constitute property or assets of the type described in clause (i) through (viii) above.

The Collateral is pledged pursuant to a security agreement by and among the Company, the Guarantors and the Trustee, in its capacity as Collateral Agent (the “Security Agreement”), and one or more fee mortgages, deeds of trust or deeds to secure debt (the “Mortgages”) or other grants or transfers for security executed and delivered by the Company or the applicable Guarantor to the Trustee, in its capacity as Collateral Agent, creating a Lien under the Security Documents upon property owned or to be acquired by the Company or the applicable Guarantor in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes (including any Permitted Additional Note Obligations) and any Additional Secured Obligations.

So long as no Event of Default and no event of default under any Additional Secured Obligations shall have occurred and be continuing, and subject to certain terms and conditions, the Company and the Guarantors are entitled to exercise any voting and other consensual rights pertaining to all Capital Interests pledged pursuant to the Security Agreement and to remain in possession and retain exclusive control over the Collateral (other than as set forth in the Security Documents), to operate the Collateral, to alter or repair the Collateral and to collect, invest and dispose of any income thereon. The Security Documents will, however, generally require the Company to maintain all cash and marketable securities in deposit accounts or securities accounts which are subject to a control agreement in favor of the Collateral Agent. Upon the occurrence and during the continuance of an Event of Default or an event of default under any Additional Secured Obligations, to the extent permitted by law and subject to the provisions of the Security Documents:

(1) all of the rights of the Company and the Guarantors to exercise voting or other consensual rights with respect to all Capital Interests included in the Collateral shall cease, and all such rights shall become vested in the Collateral Agent, which, to the extent permitted by law, shall have the sole right to exercise such voting and other consensual rights; and

(2) the Collateral Agent may take possession of and sell the Collateral or any part thereof in accordance with the terms of the Security Documents, and, in the case of ABL Collateral, subject to the terms of the Intercreditor Agreement.

In the case of an Event of Default or an event of default under any Additional Secured Obligations, the Collateral Agent will only be permitted, subject to applicable law, to exercise remedies and sell the Collateral under the Security Documents (i) in the case of the Notes Collateral, at the direction of the holders of a majority of the indebtedness secured by such Security Documents and (ii) in the case of the ABL Collateral, solely in accordance with the provisions of the Intercreditor Agreement. See “—Intercreditor Agreement.” If such remedies are exercised by the Collateral Agent with respect to the Notes Collateral, the proceeds from the sale of the Notes Collateral will be applied first, to pay the expenses of the exercise of such remedies and fees and other amounts then payable to the Collateral Agent and the Trustee under the Indenture and the Security Documents and thereafter, to pay the principal of, premium, if any, and accrued interest on the Notes and the Additional Secured Obligations on a pro rata basis. If remedies are exercised by the ABL Facility Collateral Agent with respect to the ABL Collateral, the proceeds from the sale of the ABL Collateral will be applied as set forth in the Intercreditor Agreement. See “—Intercreditor Agreement.” The proceeds of any sale of the Collateral following an Event of Default may not be sufficient to satisfy in full our obligations under the Notes and the other indebtedness secured by the Collateral. See “Risk Factors—Risks Related to the Notes.”

The Indenture and the Security Documents require that the Company and the Guarantors grant to the Collateral Agent, for the benefit of the Trustee and the Holders of the Notes, a first-priority lien on all property acquired after the Issue Date of the kinds described above as Notes Collateral (other than Excluded Assets) and a second-priority Lien on property acquired after the Issue Date on property of the type described above as ABL Collateral. In addition, any future domestic Restricted Subsidiaries will be required to become Guarantors and similarly grant liens on their assets to the Collateral Agent, for the benefit of the Trustee and the Holders of the Notes.

Intercreditor Agreement

The Collateral Agent, on behalf of the Trustee, the Holders of Notes, and the Holders of any Additional Secured Obligations, the ABL Facility Collateral Agent, on behalf of the holders of the ABL Obligations, and the Company have entered into an intercreditor agreement (the “Intercreditor Agreement”) that sets forth the relative priority of the ABL Liens and the Note Liens, as well as certain other rights, priorities and interests of the Holders of the Notes and the holders of the ABL Obligations. See “Risk Factors—Risks Related to the Notes.” Until such time as the First-Priority Liens have been satisfied in full, the Lenders will generally have the exclusive right to determine the circumstances and manner in which the ABL Collateral may be disposed of.

The Intercreditor Agreement provides, among other things, that until such time as all ABL Liens have been discharged:

(1) upon the occurrence of an Event of Default, all decisions with respect to the ABL Collateral will be made by the ABL Facility Collateral Agent unless certain circumstances occur; and

(2) proceeds of the ABL Collateral (except for certain mandatory prepayments of the Notes) will be applied, first, to pay the expenses of the exercise of such remedies and fees and other amounts then payable to the ABL Facility Collateral Agent, second to the outstanding ABL Obligations, and third, any remaining ABL Collateral (including proceeds thereof) will be delivered to the Collateral Agent for application in accordance with the provisions of the Indenture and the Security Documents.

The Intercreditor Agreement provides that the Trustee and the Collateral Agent will have no liability to any party to such agreement as a consequence of its performance or non-performance under the Intercreditor Agreement except for gross negligence, bad faith or willful misconduct.

Use and Release of Collateral

Unless an Event of Default shall have occurred and be continuing, the Company has the right to remain in possession and retain exclusive control of the Collateral (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the Trustee and other than as set forth in the Collateral Documents), to freely operate the Collateral and to collect, invest and dispose of any income thereon.

Release of Collateral

The Indenture and the Security Documents provide that the Liens securing the Notes will, upon compliance with the condition that the Company or the applicable Guarantor satisfies certain conditions set forth in the Indenture and delivers to the Trustee all documents required by the Trust Indenture Act, automatically and without the need for any further action by any Person be released so long as such release is in compliance with the Trust Indenture Act:

(1) in whole or in part, as applicable, as to all or any portion of property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances;

(2) in whole, as to all property subject to such Liens, upon:

(a) payment in full of the principal of, accrued and unpaid interest and premium on the Notes; or

(b) satisfaction and discharge of the Indenture as set forth below under “—Satisfaction and Discharge”; or

(c) legal defeasance or covenant defeasance of the Indenture as set forth below under “Legal Defeasance and Covenant Defeasance”;

(3) in part, as to any property that (a) is sold, transferred or otherwise disposed of by the Company or Restricted Subsidiary in a transaction not prohibited by the Indenture or the relevant Security Documents, at the time of such sale, transfer or disposition, to the extent of the interest sold, transferred or disposed of or (b) is owned or at any time acquired by a Guarantor that has been released from its Guarantee, concurrently with the release of such Guarantee in each case;

(4) as to property that constitutes all or substantially all of the Collateral securing the Notes, with the consent of each holder of the Notes;

(5) as to property that constitutes less than all or substantially all of the Collateral securing the Notes, with the consent of the holders of at least 66 2/3% in aggregate principal amount at maturity of the Notes; or

(6) in part, in accordance with the applicable provisions of the Security Documents.

Notwithstanding anything to the contrary herein, the Company and the Guarantors will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determine, in good faith based on advice of counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral. Without limiting the generality of the foregoing, certain no-action letters issued by the Commission have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of the Company’s business without requiring the Company to provide certificates and other documents under Section 314(d) of the Trust Indenture Act.

If any Collateral is released in accordance with any of the Security Documents (other than as permitted by the Indenture) and if the Company or the applicable Guarantor has delivered the certificates and documents required by the Security Documents, the Trustee will determine whether it has received all documentation required by Section 314(d) of the Trust Indenture Act (to the extent applicable) in connection with such release.

Disposition of Collateral Without Release

Notwithstanding the provisions of “Release of Collateral” above, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Company and the Guarantors may, among other things, without any release or consent by the Trustee, conduct ordinary course activities with respect to Collateral in accordance with the provisions of the Indenture, including selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Collateral Documents which has become worn out or obsolete and which either has an aggregate fair market value of $50,000 or less per transaction or series of transactions, or which is replaced by property of substantially equivalent or greater value which becomes subject to the Lien of the Security Documents; abandoning, terminating, cancelling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the Indenture or any of the Security Documents; surrendering or modifying any franchise, license or permit subject to the Lien of the Indenture or any of the Security Documents which it may own or under which it may be operating; altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances; demolishing, dismantling, tearing down, scrapping or abandoning any Collateral if, in the good faith opinion of the Board of Directors of the Company, such demolition, dismantling, tearing down, scrapping or abandonment is in the best interest of the Company; granting a nonexclusive license of any intellectual property; and abandoning intellectual property which has become obsolete and not used in the business.

Use of Trust Monies

All Trust Monies (including, without limitation, all Net Cash Proceeds and Net Loss Proceeds) are held by the Trustee as a part of the Collateral securing the Notes and, so long as no Event of Default shall have occurred and be continuing, may, subject to certain conditions set forth in the Indenture, at the direction of the Company be applied by the Trustee from time to time to the payment of the principal of, premium, if any, and interest on any Notes at maturity or upon redemption or retirement, or to the purchase of Notes upon tender or in the open market or otherwise, in each case in compliance with the Indenture.

Certain bankruptcy limitations

The right of the Trustee to take possession and dispose of the Collateral following an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company or the Guarantors prior to the Trustee having taken possession and disposed of the Collateral. Under the U.S. Bankruptcy Code, a secured creditor is prohibited from taking its security from a debtor in a bankruptcy case, or from disposing of security taken from such debtor, without bankruptcy court approval. Moreover, the U.S. Bankruptcy Code permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such Collateral) even though the debtor is in default under the applicable debt instruments; provided that the secured creditor is given “adequate protection”. The meaning of the term “adequate protection” may vary according to circumstances. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, or whether or to what extent holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection”.

Furthermore, in the event a bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on the Notes and any other Permitted Additional Note Obligations, the holders of the Notes and such other Permitted Additional Note Obligations would hold secured claims to the extent of the value of the Collateral, and would hold unsecured claims with respect to any shortfall. Applicable Federal bankruptcy laws do not permit the payment and/or accrual of post-petition interest, costs and attorneys’ fees during a debtor’s bankruptcy case unless the claims are oversecured or the debtor is solvent at the time of reorganization. In addition, if the Company or the Guarantors were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may avoid certain prepetition transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be preferences or fraudulent conveyances.

Optional Redemption

Fixed Rate Notes

The Fixed Rate Notes may be redeemed, in whole or in part, at any time prior to November 1, 2011, at the option of the Company upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a Redemption Price equal to 100% of the principal amount of the Fixed Rate Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

In addition, the Fixed Rate Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after November 1, 2011, upon not less than 30 nor more than 60 days’ notice at the following Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period beginning on November 1 of the years indicated:

Year	Redemption Price
2011	106.000%
2012	103.000%
2013 and thereafter	100.000%

In addition to the optional redemption of the Fixed Rate Notes in accordance with the provisions of the preceding paragraph, prior to November 1, 2010, the Company may, with the net proceeds of one or more Qualified Equity Offerings, redeem up to 35% of the aggregate principal amount of the outstanding Fixed Rate Notes (including Additional Notes that are Fixed Rate Notes) at a Redemption Price equal to 112% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that at least 65% of the principal amount of Fixed Rate Notes then outstanding (including Additional Notes that are Fixed Rate Notes) remains outstanding immediately after the occurrence of any such redemption (excluding Notes held by the Company or its Subsidiaries) and that any such redemption occurs within 90 days following the closing of any such Qualified Equity Offering.

Floating Rate Notes

The Floating Rate Notes may be redeemed, in whole or in part, at any time prior to November 1, 2009, at the option of the Company upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a Redemption Price equal to 100% of the principal amount of the Floating Rate Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

In addition, the Floating Rate Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after November 1, 2009, upon not less than 30 nor more than 60 days’ notice at the following Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period beginning on November 1 of the years indicated:

Year	Redemption Price
2009	106.000%
2010	103.000%
2011 and thereafter	100.000%

In addition to the optional redemption of the Floating Rate Notes in accordance with the provisions of the preceding paragraph, prior to November 1, 2009, the Company may, with the net proceeds of one or more Qualified Equity Offerings, redeem up to 35% of the aggregate principal amount of the outstanding Floating Rate Notes (including Additional Notes that are Floating Rate Notes) at a Redemption Price equal to 100% of the principal amount thereof, plus a premium equal to the interest rate in effect on the Floating Rate Notes on the date for which notice of redemption is given, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that at least 65% of the principal amount of Floating Rate Notes then outstanding (including Additional Notes that are Floating Rate Notes) remains outstanding immediately after the occurrence of any such redemption (excluding Floating Rate Notes held by the Company or its Subsidiaries) and that any such redemption occurs within 90 days following the closing of any such Qualified Equity Offering.

Terms Applicable to All Notes

If less than all of the Notes are to be redeemed, the Trustee will select the Notes or portions thereof to be redeemed by lot, pro rata or by any other method the Trustee shall deem fair and appropriate (subject to the Depository Trust Company, Euroclear and/or Clearstream procedures as applicable).

No Notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail (and, to the extent permitted by applicable procedures or regulations, electronically) at least 30 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

The Company may at any time, and from time to time, purchase Notes in the open market or otherwise, subject to compliance with applicable securities laws.

Change of Control

Upon the occurrence of a Change of Control, the Company will make an Offer to Purchase all of the outstanding Notes at a Purchase Price in cash equal to 101% of the principal amount tendered, together with accrued interest, if any, to but not including the Purchase Date. For purposes of the foregoing, an Offer to Purchase shall be deemed to have been made if (i) within 30 days following the date of the consummation of a transaction or series of transactions that constitutes a Change of Control, the Company commences an Offer to Purchase all outstanding Notes at the Purchase Price (provided that the running of such 30-day period shall be suspended, for up to a maximum of 30 days, during any period when the commencement of such Offer to Purchase is delayed or suspended by reason of any court’s or governmental authority’s review of or ruling on any materials being employed by the Company to effect such Offer to Purchase, so long as the Company has used and continues to use its commercial best efforts to make and conclude such Offer to Purchase promptly) and (ii) all Notes properly tendered pursuant to the Offer to Purchase are purchased on the terms of such Offer to Purchase.

The phrase “all or substantially all,” as used in the definition of “Change of Control,” has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the Holders of the Notes elected to exercise their rights under the Indenture and the Company elects to contest such election, there could be no assurance how a court interpreting New York law would interpret such phrase. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Company to make an Offer to Purchase the Notes as described above.

The provisions of the Indenture may not afford Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction affecting either of the Company that may adversely affect Holders, if such transaction is not the type of transaction included within the definition of Change of Control. A transaction involving the management of the Company or its Affiliates, or a transaction involving a recapitalization of the Company, will result in a Change of Control only if it is the type of transaction specified in such definition. The definition of Change of Control may be amended or modified with the written consent of a majority in aggregate principal amount of outstanding Notes. See “—Amendment, Supplement and Waiver.”

The Company will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws or regulations in connection with any repurchase of the Notes as described above.

The Company will not be required to make an Offer to Purchase upon a Change of Control if (i) a third party makes such Offer to Purchase contemporaneously with or upon a Change of Control in the manner, at the times and otherwise in compliance with the requirements of the Indenture and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase or (ii) a notice of redemption has been given pursuant to the Indenture as described above under the caption “—Optional Redemption.”

The Company’s ability to pay cash to the Holders of Notes upon a Change of Control may be limited by the Company’s then existing financial resources. Further, the agreements governing the Company’s other Debt contain, and future agreements of the Company may contain, prohibitions of certain events, including events that would constitute a Change of Control. If the exercise by the Holders of Notes of their right to require the Company to repurchase the Notes upon a Change of Control occurred at the same time as a change of control event under one or more of either of the Company’s other debt agreements, the Company’s ability to pay cash to the Holders of Notes upon a repurchase may be further limited by the Company’s then existing financial resources. See “Risk Factors—Risks Related to the Notes.”

In addition, an Offer to Purchase may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of launching the Offer to Purchase

Certain Covenants

Set forth below are certain covenants contained in the Indenture:

Limitation on Incurrence of Debt

The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt (including Acquired Debt); provided, that the Company and any of its Restricted Subsidiaries that is a Guarantor may Incur Debt (including Acquired Debt) if, immediately after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds therefrom, (a) the Consolidated Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries, determined on a pro forma basis as if any such Debt (including any other Debt being Incurred contemporaneously), and any other Debt Incurred since the beginning of the Four Quarter Period (as defined below) (provided that any Debt Incurred under the revolving portion of a credit agreement shall be calculated (x) on an annualized basis for periods prior to the one year anniversary of the Issue Date and (y) thereafter, only on such date) had been Incurred and the proceeds thereof had been applied at the beginning of the Four Quarter Period, and any other Debt repaid since the beginning of the Four Quarter Period had been repaid at the beginning of the Four Quarter Period, would be greater than (x) on or prior to November 1, 2009, 2.50:1 and (y) thereafter, 2.75:1, and (b) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the Incurrence of such Debt.

If, during the Four Quarter Period or subsequent thereto and prior to the date of determination, the Company or any of its Restricted Subsidiaries shall have engaged in any Asset Sale or Asset Acquisition, Investments, mergers, consolidations, discontinued operations (as determined in accordance with GAAP) or shall have designated any Restricted Subsidiary to be an Unrestricted Subsidiary or any Unrestricted Subsidiary to be a Restricted Subsidiary, Consolidated Cash Flow Available for Fixed Charges and Consolidated Interest Expense for the Four Quarter Period shall be calculated on a pro forma basis giving effect to such Asset Sale or Asset Acquisition, Investments, mergers, consolidations, discontinued operations or designation, as the case may be, and the application of any proceeds therefrom as if such Asset Sale or Asset Acquisition or designation had occurred on the first day of the Four Quarter Period.

If the Debt which is the subject of a determination under this provision is Acquired Debt, or Debt Incurred in connection with the simultaneous acquisition of any Person, business, property or assets, or Debt of an Unrestricted Subsidiary being designated as a Restricted Subsidiary, then such ratio shall be determined by giving effect (on a pro forma basis, as if the transaction had occurred at the beginning of the Four Quarter Period) to the Incurrence of such Acquired Debt or such other Debt by the Company or any of its Restricted Subsidiaries and the inclusion, in Consolidated Cash Flow Available for Fixed Charges, of the Consolidated Cash Flow Available for Fixed Charges of the acquired Person, business, property or assets or redesignated Subsidiary.

Notwithstanding the first paragraph above, the Company and its Restricted Subsidiaries may Incur Permitted Debt.

For purposes of determining any particular amount of Debt under this “Limitation on Incurrence of Debt” covenant, (x) Debt Incurred under the Credit Agreement on the Issue Date shall initially be treated as Incurred pursuant to clause (i) of the definition of “Permitted Debt,” and may not later be re-classified and (y) Guarantees or obligations with respect to letters of credit supporting Debt otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this “Limitation on Incurrence of Debt” covenant, in the event that an item of Debt meets the criteria of more than one of the types of Debt described above, including categories of Permitted Debt and under part (a) in the first paragraph of this “Limitation on Incurrence of Debt” covenant, the Company, in its sole discretion, shall classify, and from time to time may reclassify, all or any portion of such item of Debt.

The accrual of interest, the accretion or amortization of original issue discount and the payment of interest on Debt in the form of additional Debt or payment of dividends on Capital Interests in the forms of additional shares of Capital Interests with the same terms will not be deemed to be an Incurrence of Debt or issuance of Capital Interests for purposes of this covenant.

The Company and any Guarantor will not Incur any Debt that pursuant to its terms is subordinate or junior in right of payment to any Debt unless such Debt is subordinated in right of payment to the Notes and the Note Guarantees to the same extent; provided that Debt will not be considered subordinate or junior in right of payment to any other Debt solely by virtue of being unsecured or secured to a greater or lesser extent or with greater or lower priority.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to the proposed Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or will occur as a consequence thereof;

(b) after giving effect to such Restricted Payment on a pro forma basis, the Company would be permitted to Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the provisions described in the first paragraph under the “Limitation on Incurrence of Debt” covenant; and

(c) after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount expended or declared for all Restricted Payments made on or after the Issue Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vi) (vii), (viii), (x), (xi), (xiii), (xiv), (xvi) and (xvii) of the next succeeding paragraph), shall not exceed the sum (without duplication) of

(1) 50% of the Consolidated Net Income (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) of the Company accrued on a cumulative basis during the period (taken as one accounting period) from the beginning of the first full fiscal quarter during which the Issue Date occurs and ending on the last day of the fiscal quarter immediately preceding the date of such proposed Restricted Payment, plus

(2) 100% of the aggregate net proceeds (including the Fair Market Value of property other than cash) received by the Company subsequent to the initial issuance of the Notes either (i) as a contribution to its common equity capital or (ii) from the issuance and sale (other than to a Restricted Subsidiary) of its Qualified Capital Interests, including Qualified Capital Interests issued upon the conversion of Debt or Redeemable Capital Interests of the Company, and from the exercise of options, warrants or other rights to purchase such Qualified Capital Interests (other than, in each case, (x) Capital Interests or Debt sold to a Subsidiary of the Company and (y) Excluded Contributions), plus

(3) 100% of the net reduction in Investments (other than Permitted Investments), subsequent to the date of the initial issuance of the Notes, in any Person, resulting from payments of interest on Debt, dividends, repayments of loans or advances (but only to the extent such interest, dividends or repayments are not included in the calculation of Consolidated Net Income), in each case to the Company or any Subsidiary from any Person, not to exceed in the case of any Person the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person.

Notwithstanding the foregoing provisions, the Company and its Restricted Subsidiaries may take the following actions, provided that, in the case of clauses (iv), (x), (xiii) or (xv) immediately after giving effect to such action, no Default or Event of Default has occurred and is continuing:

(i) the payment of any dividend on Capital Interests in the Company or a Restricted Subsidiary within 60 days after declaration thereof if at the declaration date such payment would not have been prohibited by the foregoing provisions of this covenant;

(ii) the retirement of any Qualified Capital Interests of the Company by conversion into, or by or in exchange for, Qualified Capital Interests, or out of net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other Qualified Capital Interests of the Company;

(iii) the redemption, defeasance, repurchase or acquisition or retirement for value of any Debt of the Company or a Guarantor that is subordinate in right of payment to the Notes or the applicable Note Guarantee out of the net cash proceeds of a substantially concurrent issue and sale (other than to a Subsidiary of the Company) of (x) new subordinated Debt of the Company or such Guarantor, as the case may be, Incurred in accordance with the Indenture or (y) of Qualified Capital Interests of the Company;

(iv) the purchase, redemption, retirement or other acquisition for value of Capital Interests in the Company or any direct or indirect parent of the Company (or any payments to a direct or indirect parent company of the Company for the purposes of permitting any such repurchase) held by employees or former employees of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement or termination of employment or pursuant to the terms of any agreement under which such Capital Interests were issued; provided that the aggregate cash consideration paid for such purchase, redemption, retirement or other acquisition of such Capital Interests does not exceed $1.0 million in any calendar year, provided that any unused amounts in any calendar year may be carried forward to one or more future periods; provided, further, that the aggregate amount of repurchases made pursuant to this clause (iv) may not exceed $2.0 million in any calendar year; provided, however, that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date (provided, however, that the Company may elect to apply all or any portion of the aggregate increase contemplated by the proviso of this clause (iv) in any calendar year and, to the extent any payment described under this clause (iv) is made by delivery of Debt and not in cash, such payment shall be deemed to occur only when, and to the extent, the obligor on such Debt makes payments with respect to such Debt);

(v) repurchase of Capital Interests deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities;

(vi) intercompany Debt, the Incurrence of which was permitted pursuant to the covenant described under “—Limitation on Incurrence of Debt”;

(vii) cash payment, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Capital Interests of the Company or a Restricted Subsidiary;

(viii) the declaration and payment of dividends to holders of any class or series of Redeemable Capital Interests of the Company or any Restricted Subsidiary issued or Incurred in compliance with the covenant described above under “—Limitation on Incurrence of Debt” to the extent such dividends are included in the definition of Consolidated Fixed Charges;

(ix) upon the occurrence of a Change of Control or an Asset Sale, the defeasance, redemption, repurchase or other acquisition of any subordinated Debt pursuant to provisions substantially similar to those described under “—Change of Control” and “—Limitation on Asset Sales” at a purchase price not greater than 101% of the principal amount thereof (in the case of a Change of Control) or at a percentage of the principal amount thereof not higher than the principal amount applicable to the Notes (in the case of an Asset Sale), plus any accrued and unpaid interest thereon; provided that prior to or contemporaneously with such defeasance, redemption, repurchase or other acquisition, the Company has made an Offer to Purchase with respect to the Notes and has repurchased all Notes validly tendered for payment and not withdrawn in connection therewith;

(x) other Restricted Payments not in excess of $60.0 million in the aggregate;

(xi) the declaration and payment of dividends to, or the making of loans to any direct or indirect parent company of the Company required for it to pay:

(a) federal, state and local income taxes to the extent such income taxes are directly attributable to the income of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent directly attributable to the income of such Unrestricted Subsidiaries; provided, however, that in each case, the amount of such payments in any fiscal year does not exceed the amount that the Company and the Restricted Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year if the Company and the Restricted Subsidiaries had paid such taxes on a stand-alone basis;

(b) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent entity of the Company to the extent such salaries, bonuses and other benefits are directly attributable to the ownership or operation of the Company and the Restricted Subsidiaries; and

(c) general corporate overhead expenses (including professional and administrative expenses) and franchise taxes and other fees, taxes and expenses required to maintain its corporate existence to the extent such expenses are directly attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

provided, however, that the aggregate amount of any payments made pursuant to clauses (b) and (c) above shall not exceed $1.0 million in any fiscal year;

(xii) the payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent of the Company to fund the payment by any direct or indirect parent of the Company of dividends on such entity’s common stock) of up to 3.0% per annum of the net proceeds received by the Company from any public offering of common stock or contributed to the Company by any direct or indirect parent of the Company from any public offering of common stock

(xiii) payments pursuant to the Management Agreement as in effect on the Issue Date, not in excess of $5.0 million in the aggregate in any fiscal year and reasonable related expenses;

(xiv) Restricted Payments that are made with any Excluded Contributions:

(xv) other Restricted Payments that are made with the proceeds of Asset Sales constituting Note Collateral that is real property; provided that:

(a) the Company shall have made an Offer to Purchase to all Holders of Notes with such proceeds at a price equal to 100% of the principal amount of the Notes, plus a premium equal to one-half the interest rate then in effect on the date of such Offer to Purchase (on a pro rata basis to each series of Notes), plus accrued and unpaid interest to the date of purchase;

(b) on a pro forma basis, after giving effect to such Restricted Payment, the Company could Incur $1.00 of additional Debt (other than Permitted Debt) under the first paragraph of the “—Limitation on Incurrence of Debt” covenant;

(c) the aggregate amount of all such Restricted Payments pursuant to this clause (xv) does not exceed $75.0 million in the aggregate since the Issue Date;

(xvi) any Restricted Payments made in connection with the consummation of the Transactions as described in this prospectus, including any payments or loans made to any direct or indirect parent to enable it to make such payments; and

(xvii) the payment of fees and expenses in connection with a Qualified Receivables Transaction.

If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment, in the good faith determination of the Board of Directors of the Company, would be permitted under the requirements of the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustment made in good faith to the Company’s financial statements affecting Consolidated Net Income.

If any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary in accordance with the Indenture, all such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) of the first paragraph under this “Limitation on Restricted Payments” covenant, in each case to the extent such Investments would otherwise be so counted.

If the Company or a Restricted Subsidiary transfers, conveys, sells, leases or otherwise disposes of an Investment in accordance with the “—Limitation on Asset Sales” covenant, which Investment was originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the definition of “Restricted Payments,” the aggregate amount expended or declared for all Restricted Payments shall be reduced by the lesser of (i) the Net Cash Proceeds from the transfer, conveyance, sale, lease or other disposition of such Investment or (ii) the amount of the original Investment, in each case, to the extent originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the definition of “Restricted Payments.”

For purposes of this covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment.

By way of clarification, while payments under the Management Agreement are not prohibited by the covenant described above under “—Limitation on Restricted Payments,” any payments made pursuant to the Management Agreement will reduce Consolidated Net Income and thereby reduce the amount available for Restricted Payments pursuant to clause (c)(1) of the first paragraph under this “Limitation on Restricted Payments” covenant.

Limitation on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to the Collateral except Permitted Collateral Liens. Subject to the immediately preceding sentence, the Company will not, and will not permit any of its Subsidiaries, directly or indirectly, to enter into, create, incur, assume or suffer to exist any Liens of any kind, other than Permitted Liens, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom except the Collateral without securing the Notes and all other amounts due under the Indenture and the Security Documents (for so long as such Lien exists) equally and ratably with (or prior to) the obligation or liability secured by such Lien.

In addition, the Company will not, and will not permit any of its Canadian Subsidiaries, directly or indirectly, to enter into, create, incur, assume or suffer to exist any Liens of any kind, other than Permitted Liens, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom without securing the Notes and all other amounts due under the Indenture and the Security Documents (for so long as such Lien exists) equally and ratably with (or prior to) the obligation or liability secured by such Lien.

Limitation on Dividends and Other Payments Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, cause or suffer to exist or become effective or enter into any encumbrance or restriction (other than pursuant to the Indenture, law, rules or regulation) on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Interests owned by the Company or any Restricted Subsidiary or pay any Debt or other obligation owed to the Company or any Restricted Subsidiary, (ii) make loans or advances to the Company or any Restricted Subsidiary thereof or (iii) transfer any of its property or assets to the Company or any Restricted Subsidiary.

However, the preceding restrictions will not apply to the following encumbrances or restrictions existing under or by reason of:

(a) any encumbrance or restriction in existence on the Issue Date, including those required by the Credit Agreement and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, in the good faith judgment of the Company, are no more restrictive, taken as a whole, with respect to such dividend or other payment restrictions than those contained in these agreements on the Issue Date or refinancings thereof;

(b) any encumbrance or restriction pursuant to an agreement relating to an acquisition of property, so long as the encumbrances or restrictions in any such agreement relate solely to the property so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof);

(c) any encumbrance or restriction which exists with respect to a Person that becomes a Restricted Subsidiary or merges with or into a Restricted Subsidiary of the Company on or after the Issue Date, which is in existence at the time such Person becomes a Restricted Subsidiary, but not created in connection with or in anticipation of such Person becoming a Restricted Subsidiary, and which is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person becoming a Restricted Subsidiary;

(d) any encumbrance or restriction pursuant to an agreement effecting a permitted renewal, refunding, replacement, refinancing or extension of Debt issued pursuant to an agreement containing any encumbrance or restriction referred to in the foregoing clauses (a) through (c), so long as the encumbrances and restrictions contained in any such refinancing agreement are no less favorable in any material respect to the Holders than the encumbrances and restrictions contained in the agreements governing the Debt being renewed, refunded, replaced, refinanced or extended in the good faith judgment of the Board of Directors of the Company;

(e) customary provisions restricting subletting or assignment of any lease, contract, or license of the Company or any Restricted Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder;

(f) any restriction on the sale or other disposition of assets or property securing Debt as a result of a Permitted Lien on such assets or property;

(g) any encumbrance or restriction by reason of applicable law, rule, regulation or order;

(h) any encumbrance or restriction under the Indenture, the Notes and the Note Guarantees;

(i) any encumbrance or restriction under the sale of assets, including, without limitation, any agreement for the sale or other disposition of a subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;

(j) restrictions on cash and other deposits or net worth imposed by customers under contracts entered into the ordinary course of business;

(k) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into the ordinary course of business;

(l) any instrument governing Debt or Capital Interests of a Person acquired by the Company or any of the Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt or Capital Interests were incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Debt, such Debt was permitted by the terms of the Indenture to be incurred;

(m) purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions on that property so acquired of the nature described in clause (iii) of the first paragraph hereof;

(n) Liens securing Debt otherwise permitted to be incurred under the Indenture, including the provisions of the covenant described above under the caption “—Limitation on Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(o) customary provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements otherwise permitted by the Indenture entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(p) any Non-Recourse Receivable Subsidiary Indebtedness or other contractual requirements of a Receivable Subsidiary that is a Restricted Subsidiary in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivable Subsidiary or the receivables and related assets described in the definition of Qualified Receivables Transaction which are subject to such Qualified Receivables Transaction.

Nothing contained in this “Limitation on Dividends and Other Payments Affecting Restricted Subsidiaries” covenant shall prevent the Company or any Restricted Subsidiary from (i) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the “Limitation on Liens” covenant or (ii) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Debt of the Company or any of its Restricted Subsidiaries Incurred in accordance with the Indenture.

Limitation on Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Capital Interests issued or sold or otherwise disposed of;

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Eligible Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the most recent consolidated balance sheet of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary assignment and assumption agreement that releases the Company or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of their receipt to the extent of the cash received in that conversion;

(3) if such Asset Sale involves the disposition of Collateral, the Company or such Subsidiary has complied with the provisions of the Indenture and the Security Documents, including those described under “—Use and Release of Collateral”; and

(4) if such Asset Sale involves the disposition of Notes Collateral, the Net Cash Proceeds thereof shall be paid directly by the purchaser of the Collateral to the Collateral Agent for deposit into the Collateral Account, and, if any property other than cash or Cash Equivalents is included in such Net Cash Proceeds, such property shall be made subject to the Lien of the Indenture and the applicable Security Documents.

Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Cash Proceeds at its option:

(1) to the extent such Net Cash Proceeds constitute proceeds from the sale of ABL Collateral, to permanently repay Debt under the Credit Agreement and, if the Obligation repaid is revolving credit Debt, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or any Capital Interests of, another Permitted Business, if, after giving effect to any such acquisition of Capital Interests, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(3) to make a capital expenditure in or that is used or useful in a Permitted Business or to make expenditures for maintenance, repair or improvement of existing properties and assets in accordance with the provisions of the Indenture;

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

(5) any combination of the foregoing.

Subject to the next two succeeding paragraphs, any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, within thirty days thereof, the Company will make an Offer to Purchase to all Holders of Notes (including any Permitted Additional Note Obligations) (on a pro rata basis to each series of Notes), and to all holders of other Debt ranking pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to assets sales, equal to the Excess Proceeds. The offer price in any Offer to Purchase will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Offer to Purchase, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes (including any Permitted Additional Note Obligations) and other pari passu debt tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, the Trustee will select the Notes (including any Permitted Additional Note Obligations) to be purchased on a pro rata basis among each series. Upon completion of each Offer to Purchase, the amount of Excess Proceeds will be reset at zero.

With respect to any Net Cash Proceeds of an Asset Sale that constitutes a sale of Collateral, the Company (or the Restricted Subsidiary that owned the assets, as the case may be) may apply those Net Cash Proceeds to purchase other long-term assets that constitute Collateral and become subject to the first-priority Lien of the Indenture and the Security Documents (subject to no other Liens other than Permitted Collateral Liens) or otherwise use such proceeds as provided in the second preceding paragraph. Pending the final application of any such Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture. Any Net Cash Proceeds received from a sale of Collateral shall constitute Collateral under the Security Documents and the Indenture. Any Net Cash Proceeds received from a sale of Collateral shall constitute Collateral under the Security Documents and the Indenture and be deposited in the Collateral Account and released therefrom in accordance with the provisions described in “—Use and Release of Collateral.”

Notwithstanding the foregoing, the Company may use up to $75.0 million of the proceeds from the sale of Notes Collateral that is real property in accordance with the provisions of clause (xv) of the second paragraph of the covenant described under “Limitation on Restricted Payments.”

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

Events of Loss

In the event of an Event of Loss, the Company or the affected Restricted Subsidiary of the Company, as the case may be, may (and to the extent required pursuant to the terms of any lease encumbered by a mortgage shall) apply the Net Loss Proceeds from such Event of Loss to the rebuilding, repair, replacement or construction of improvements to the property affected by such Event of Loss (the “Subject Property”), with no concurrent obligation to offer to purchase any of the Notes; provided, however, that the Company delivers to the Trustee within 90 days of such Event of Loss:

(1) a written opinion from a reputable contractor that the Subject Property can be rebuilt, repaired, replaced or constructed in, and operated in, substantially the same condition as it existed prior to the Event of Loss within 360 days of the Event of Loss; and

(2) an Officer’s Certificate certifying that the Company has available from Net Loss Proceeds or other sources sufficient funds to complete the rebuilding, repair, replacement or construction described in clause (1) above.

Any Net Loss Proceeds that are not reinvested or not permitted to be reinvested as provided in the first sentence of this covenant will be deemed “Excess Loss Proceeds.” When the aggregate amount of Excess Loss Proceeds exceeds $20.0 million, the Company will make an offer (an “Event of Loss Offer”) to all Holders to purchase or redeem the Notes with the proceeds from the Event of Loss in an amount equal to the maximum principal amount of Notes that may be purchased out of the Excess Loss Proceeds. The offer price in any Event of Loss Offer will be equal to 100% of the principal amount plus accrued and unpaid interest if any, to the date of purchase, and will be payable in cash. If any Excess Loss Proceeds remain after consummation of an Event of Loss Offer, the Company may use such Excess Loss Proceeds for any purpose not otherwise prohibited by the Indenture and the Security Documents; provided that any remaining Excess Loss Proceeds shall remain subject to the Lien of the Security Documents. If the aggregate principal amount of Notes tendered pursuant to an Event of Loss Offer exceeds the Excess Loss Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis based on the principal amount of Notes tendered.

With respect to any Event of Loss pursuant to clause (iv) of the definition of “Event of Loss” that has a fair market value (or replacement cost, if greater) in excess of $20.0 million, the Company (or the affected Guarantor, as the case may be), shall be required to receive consideration (i) at least equal to the fair market value (evidenced by a resolution of the Board of Directors of the Company set forth in an Officer’s Certificate delivered to the Trustee) of the assets subject to the Event of Loss and (ii) at least 85% of which is in the form of cash or Cash Equivalents.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Event of Loss Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the Event of Loss provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the Event of Loss provisions of the Indenture by virtue of such compliance.

Limitation on Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $2.0 million, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Subsidiary than those that could reasonably have been obtained in a comparable arm’s length transaction by the Company or such Subsidiary with an unaffiliated party; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above; and

(iii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, the Company must obtain and deliver to the Trustee a written opinion of a nationally recognized investment banking, accounting or appraisal firm (an “Independent Financial Advisor”) stating that the transaction is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

The foregoing limitation does not limit, and shall not apply to:

(1) Restricted Payments that are permitted by the provisions of the Indenture described above under “—Limitation on Restricted Payments” and Permitted Investments permitted under the Indenture;

(2) the payment of reasonable and customary fees and indemnities to members of the Board of Directors of the Company or a Restricted Subsidiary who are outside directors;

(3) the payment of reasonable and customary compensation and other benefits (including retirement, health, option, deferred compensation and other benefit plans) and indemnities to officers and employees of the Company or any Restricted Subsidiary as determined by the Board of Directors thereof in good faith;

(4) transactions between or among the Company and/or its Restricted Subsidiaries;

(5) the issuance of Capital Interests (other than Redeemable Capital Interests) of the Company otherwise permitted hereunder;

(6) any agreement or arrangement as in effect on the Issue Date (other than the Management Agreement) and any amendment or modification thereto so long as such amendment or modification is not more disadvantageous to the holders of the Notes in any material respect.

(7) transactions in which the Company delivers to the Trustee a written opinion from an Independent Financial Advisor to the effect that the transaction is fair, from a financial point of view, to the Company and any relevant Restricted Subsidiaries;

(8) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (8) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the holders of the Notes in any material respect as determined in good faith by the Board of Directors of the Company;

(9) the Transactions and the payment of all fees and expenses in connection therewith;

(10) any contribution of capital to the Company;

(11) transactions permitted by, and complying with, the provisions of the Indenture described below under “—Consolidation, Merger, Conveyance, Transfer or Lease”;

(12) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and consistent with past practice and on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, as determined in good faith by the Company, than those that could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Company;

(13) the payment to the Permitted Holders and any of their affiliates of annual management, consulting, monitoring and advisory fees pursuant to the Management Agreement in an aggregate amount not to exceed $5.0 million per year and reasonable related expenses; and

(14) transactions effected as part of a Qualified Receivables Transaction.

Limitation on Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction unless:

(i) the consideration received in such Sale and Leaseback Transaction is at least equal to the fair market value of the property sold, as determined by a board resolution of the Board of Directors of the Company or by an Officers’ Certificate,

(ii) prior to and after giving effect to the Attributable Debt in respect of such Sale and Leaseback Transaction, the Company and such Restricted Subsidiary comply with the “Limitation on Incurrence of Debt” covenant contained herein, and

(iii) at or after such time the Company and such Restricted Subsidiary also comply with the “Limitation on Asset Sales” covenant contained herein.

Provision of Financial Information

So long as any Notes are outstanding (unless defeased in a legal defeasance), the Company will have its annual financial statements audited, and its interim financial statements reviewed, by a nationally recognized firm of independent accountants and will furnish to the Holders of Notes, all quarterly and annual financial statements in the form included in this prospectus prepared in accordance with GAAP that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company was required to file those Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountant; provided, however, that such information and such reports shall not be required to comply with any segment reporting requirements (whether pursuant to GAAP or Regulation S-X) in greater detail than is provided in this prospectus. Any reports on Form 10-Q shall be provided within 45 days after the end of each of the first three fiscal quarters and annual reports on Form 10-K shall be provided within 90 days after the end of each fiscal year. To the extent that the Company does not file such information with the Securities and Exchange Commission (the “Commission”), the Company will distribute (or cause the Trustee to distribute) such information and such reports (as well as the details regarding the conference call described below) electronically to (a) any Holder of the Notes, (b) to any beneficial owner of the Notes, who provides its email address to the Company and certifies that it is a beneficial owner of Notes, (c) to any prospective investor who provides its email address to the Company and certifies that it is a Qualified Institutional Buyer (as defined in the Securities Act of 1933, as amended (the “Securities Act”)) or (d) any securities analyst who provides their email address to the Company and certifies that they are a securities analyst. Unless the Company is subject to the reporting requirements of the Exchange Act, the Company will also hold a quarterly conference call for the Holders of the Notes to discuss such financial information. The conference call will not be later than five business days from the time that the Company distributes the financial information as set forth above.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, to the extent that any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries would (but for its or their being designated as an Unrestricted Subsidiary or Subsidiaries) constitute a Significant Subsidiary or Subsidiaries, the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

The Company has agreed that, for so long as any of the Notes remain outstanding, it will furnish to the Holders of the Notes and to any prospective investor that certifies that it is a Qualified Institutional Buyer, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Following the consummation of the Exchange Offer (as defined in the Registration Rights Agreement), whether or not required by the Commission, the Company will file a copy of all of the information and reports that would be required by the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In the event that any parent of the Company becomes a Guarantor or co-obligor of the Notes, the Indenture will permit the Company to satisfy its obligations under this covenant with respect to financial information relating to the Company by furnishing financial information relating to such parent; provided that, if required by Regulation S-X under the Securities Act, the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company, the Subsidiary Guarantors, if any, and the other Subsidiaries of the Company on a standalone basis, on the other hand.

Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to above to the Holders if it or any parent of the Company has filed such reports with the Commission via the EDGAR filing system and such reports are publicly available. In addition, such requirements shall be deemed satisfied prior to the commencement of the Exchange Offer or the effectiveness of the Shelf Registration Statement (as defined in the Registration Rights Agreement) by the filing with the Commission of the Exchange Offer Registration Statement (as defined in the Registration Rights Agreement) and/or Shelf Registration Statement in accordance with the provisions of the Registration Rights Agreement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act and such registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in the first paragraph of this covenant.

Additional Note Guarantees

The Company will cause each of its Restricted Subsidiaries that:

(a) guarantees any Debt of the Company or any of its Domestic Restricted Subsidiaries; or

(b) Incurs any Debt pursuant to the first paragraph under “—Limitation on Incurrence of Debt” or clauses (i) or (xv) of the definition of “Permitted Debt” or not permitted by the covenant described under “—Limitation on Incurrence of Debt,” to guarantee the Notes.

Each Guarantee by a Restricted Subsidiary will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. The Obligations of any Person that is or becomes a Guarantor after the Issue Date will be secured equally and ratably by a second-priority Security Interest in the ABL Collateral and a first-priority Security Interest in the Notes Collateral, in each case granted to the Collateral Agent for the benefit of the Holders of the Notes. Such Guarantor will enter into a joinder agreement to the applicable Security Documents defining the terms of the security interests that secure payment and performance when due of the Notes and take all actions advisable in the opinion of the Company, as set forth in an Officers’ Certificate accompanied by an opinion of counsel to the Company to cause the ABL Liens and the Notes Liens created by the Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable law, including the filing of financing statements in such jurisdictions as requested by the Company or the Collateral Agent.

Further Assurances

The Company will, and will cause each of its existing and future Restricted Subsidiaries to, execute and deliver such additional instruments, certificates or documents, and take all such actions as may be reasonably required from time to time in order to:

(1) carry out more effectively the purposes of the Security Documents;

(2) create, grant, perfect and maintain the validity, effectiveness and priority of any of the Security Documents and the Liens created, or intended to be created, by the Security Documents; and

(3) ensure the protection and enforcement of any of the rights granted or intended to be granted to the Trustee under any other instrument executed in connection therewith.

Notwithstanding the foregoing, the Company shall only be required to use commercially reasonable efforts to create, grant, perfect, protect and maintain the validity, effectiveness and priority of any Security Document and Liens created, or intended to be created, by the Security Documents under the laws of any jurisdiction other than the United States or any state thereof or the District of Columbia.

Upon the exercise by the Trustee or any Holder of any power, right, privilege or remedy under the Indenture or any of the Security Documents which requires any consent, approval, recording, qualification or authorization of any governmental authority, the Company will, and will cause each of its Restricted Subsidiaries to, execute and deliver all applications, certifications, instruments and other documents and papers that may be required from the Company or any of its Restricted Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

Limitation on Creation of Unrestricted Subsidiaries

The Company may designate any Subsidiary of the Company to be an “Unrestricted Subsidiary” as provided below, in which event such Subsidiary and each other Person that is then or thereafter becomes a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary.

“Unrestricted Subsidiary” means:

(1) any Subsidiary designated as such by the Board of Directors of the Company as set forth below where (a) neither the Company nor any of its Restricted Subsidiaries (i) provides credit support for, or Guarantee of, any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt, but excluding in the case of a Receivables Subsidiary any Standard Securitization Undertakings) or (ii) is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary (except in the case of a Receivables Subsidiary any Standard Securitization Undertakings), and (b) no default with respect to any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any Holder of any other Debt of the Company and its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity (except in the case of a Receivables Subsidiary any Standard Securitization Undertakings); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Interests of, or owns or holds any Lien on any property of, any other Restricted Subsidiary of the Company, provided that either:

(x) the Subsidiary to be so designated has total assets of $1,000 or less; or

(y) immediately after giving effect to such designation, the Company could Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the second paragraph under the “Limitation on Incurrence of Debt” covenant, and provided further that the Company could make a Restricted Payment in an amount equal to the greater of the Fair Market Value or book value of such Subsidiary pursuant to the “—Limitation on Restricted Payments” covenant and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the amount available for Restricted Payments thereunder.

An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if (i) all the Debt of such Unrestricted Subsidiary could be Incurred under the “—Limitation on Incurrence of Debt” covenant and (ii) all the Liens on the property and assets of such Unrestricted Subsidiary could be incurred pursuant to the “—Limitation on Liens” covenant.

Consolidation, Merger, Conveyance, Transfer or Lease

The Company will not in any transaction or series of transactions, consolidate with or merge into any other Person (other than a merger of a Restricted Subsidiary into the Company in which the Company is the continuing Person or the merger of a Restricted Subsidiary into or with another Restricted Subsidiary or another Person that as a result of such transaction becomes or merges into a Restricted Subsidiary), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the Company and its Restricted Subsidiaries (determined on a consolidated basis), taken as a whole, to any other Person, unless:

(i) either: (a) the Company shall be the continuing Person or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged, or the Person that acquires, by sale, assignment, conveyance, transfer, lease or other disposition, all or substantially all of the property and assets of the Company (such Person, the “Surviving Entity”), (1) shall be a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the United States, any political subdivision thereof or any state thereof or the District of Columbia, (2) shall expressly assume, by a supplemental indenture, the due and punctual payment of all amounts due in respect of the principal of (and premium, if any) and interest on all the Notes and the performance of the covenants and obligations of the Company under the Indenture and (3) shall expressly assume the due and punctual performance of the covenants and obligations of the Company and the Guarantors under the Security Documents; provided that at any time the Company or its successor is not a corporation, there shall be a co-issuer of the Notes that is a corporation;

(ii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(iii) immediately after giving effect to any such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions) as if such transaction or series of transactions had occurred on the first day of the determination period, the Company (or the Surviving Entity if the Company is not continuing) could Incur $1.00 of additional Debt (other than Permitted Debt) under the first paragraph of the “—Limitation on Incurrence of Debt” covenant; and

(iv) the Company delivers, or causes to be delivered, to the Trustee, in form and substance satisfactory to the Trustee, an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of the Indenture;

(v) the Surviving Entity causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to the Surviving Entity, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states;

(vi) the Collateral owned by or transferred to the Surviving Entity shall (a) continue to constitute Collateral under the Indenture and the Security Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes, and (c) not be subject to any Lien other than Permitted Collateral Liens; and

(vii) the property and assets of the Person which is merged or consolidated with or into the Surviving Entity, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the Surviving Entity shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Indenture.

The preceding clause (iii) will not prohibit:

(a) a merger between the Company and a Restricted Subsidiary that is a wholly owned Subsidiary of the Company; or

(b) a merger between the Company and an Affiliate incorporated solely for the purpose of converting the Company into a corporation organized under the laws of the United States or any political subdivision or state thereof;

so long as, in each case, the amount of Debt of the Company and its Restricted Subsidiaries is not increased thereby.

For all purposes of the Indenture and the Notes, Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the Indenture and all Debt, and all Liens on property or assets, of the Surviving Entity and its Subsidiaries that was not Debt, or were not Liens on property or assets, of the Company and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been Incurred upon such transaction or series of transactions.

Upon any transaction or series of transactions that are of the type described in, and are effected in accordance with, conditions described in the immediately preceding paragraphs, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company, under the Indenture with the same effect as if such Surviving Entity had been named as the Company therein; and when a Surviving Person duly assumes all of the obligations and covenants of the Company pursuant to the Indenture and the Notes, except in the case of a lease, the predecessor Person shall be relieved of all such obligations.

Limitation on Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business.

Limitation on Activities of JV Interest Holders

The Company will not, and will not permit RCJV Holdings, Inc., Ryerson Holdings (India) Pte Ltd. and Ryerson Pan-Pacific LLC (collectively, the “JV Interest Holders”) to engage in any activity (other than related incidental activities) other than the ownership of Coryer, S.A. de C.V., Tata Ryerson Limited and VSC-Ryerson China Limited, as applicable and such JV Interest Holders shall at all times be the sole beneficial owner and holder of such capital stock representing the interests of the joint venture.

Impairment of Security Interests

The Company and the Guarantors will not, and will not permit any of their Restricted Subsidiaries to, (i) take or omit to take any action with respect to the Collateral that could reasonably be expected to have the result of affecting or impairing the security interest in the Collateral in favor of the Collateral Agent for the benefit of the Trustee and for the benefit of the Holders of the Notes or (ii) grant to any Person (other than the Collateral Agent for the benefit of the Trustee and the Holders of the Notes and the holders of any other Additional Secured Obligations) any interest whatsoever in the Collateral, in each case except as provided for in the Indenture or the Security Documents.

Events of Default

Each of the following is an “Event of Default” under the Indenture:

(1) default in the payment in respect of the principal of (or premium, if any, on) any Note at its maturity (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

(2) default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3) failure to perform or comply with the Indenture provisions described under “Consolidation, Merger, Conveyance, Transfer or Lease”;

(4) except as permitted by the Indenture, any Note Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), shall for any reason cease to be, or it shall be asserted by any Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms;

(5) default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor in the Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1), (2), (3) or (4) above), and continuance of such default or breach for a period of 30 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(6) a default or defaults under any bonds, debentures, notes or other evidences of Debt (other than the Notes) by the Company or any Restricted Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $10.0 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or shall constitute a failure to pay at least $10.0 million of such Debt when due and payable after the expiration of any applicable grace period with respect thereto;

(7) the entry against the Company or any Restricted Subsidiary that is a Significant Subsidiary of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $10.0 million, by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days;

(8) certain events in bankruptcy, insolvency or reorganization affecting the Company or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary); or

(9) unless all of the Note Collateral has been released from the Note Liens in accordance with the provisions of the Security Documents, default by the Company or any Subsidiary in the performance of the Security Documents which adversely affects the enforceability, validity, perfection or priority of the Note Liens on a material portion of the Note Collateral granted to the Collateral Agent for the benefit of the Trustee and the Holders of the Notes, the repudiation or disaffirmation by the Company or any Subsidiary of its material obligations under the Security Documents or the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Company or any Subsidiary party thereto for any reason with respect to a material portion of the Note Collateral (which default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents) or otherwise cured within 60 days after the Company receives written notice thereof specifying such occurrence from the Trustee or the Holders of at least 66 2/3% of the outstanding principal amount of the Notes Obligations and demanding that such default be remedied.

If an Event of Default (other than an Event of Default specified in clause (8) above with respect to the Company) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in the Indenture.

In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (6) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary of the Company or waived by the holders of the relevant Debt within 20 business days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

If an Event of Default specified in clause (8) above occurs with respect to the Company, the principal of and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. For further information as to waiver of defaults, see “—Amendment, Supplement and Waiver.” The Trustee may withhold from Holders notice of any Default (except Default in payment of principal of, premium, if any, and interest) if the Trustee determines that withholding notice is in the interests of the Holders to do so.

No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request to the Trustee, and provided indemnity reasonably satisfactory to the Trustee, to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations do not apply, however, to a suit instituted by a Holder of a Note directly (as opposed to through the Trustee) for enforcement of payment of the principal of (and premium, if any) or interest on such Note on or after the respective due dates expressed in such Note.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

The Company will be required to furnish to the Trustee annually a statement as to the performance of certain obligations under the Indenture and as to any default in such performance. The Company also is required to notify the Trustee if it becomes aware of the occurrence of any Default or Event of Default.

Amendment, Supplement and Waiver

Without the consent of any Holders, the Company, the Guarantors and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture, the Guarantees and the Security Documents for any of the following purposes:

(1) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture, the Guarantees and the Security Documents and in the Notes;

(2) to add to the covenants of the Company for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company;

(3) to add additional Events of Default;

(4) to provide for uncertificated Notes in addition to or in place of the certificated Notes;

(5) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee or Collateral Agent;

(6) to provide for or confirm the issuance of Additional Notes in accordance with the terms of the Indenture;

(7) to add to the Collateral securing the Notes, to add a Guarantor or to release a Guarantor in accordance with the Indenture;

(8) to cure any ambiguity, defect, omission, mistake or inconsistency;

(9) to make any other provisions with respect to matters or questions arising under the Indenture, provided that such actions pursuant to this clause shall not adversely affect the interests of the Holders in any material respect, as determined in good faith by the Board of Directors of the Company; or

(10) to conform the text of the Indenture or the Notes to any provision of this “Description of Notes” to the extent that the Trustee has received an Officers’ Certificate stating that such text constitutes an unintended conflict with the description of the corresponding provision in this “Description of Notes”;

(11) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for the benefit of the Trustee on behalf of the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Notes Obligations under the Indenture and the Notes, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to the Indenture, any of the Security Documents or otherwise;

(12) to provide for the release Collateral from the Lien of the Indenture and the Security Documents when permitted or required by the Security Documents, the Intercreditor Agreement or the Indenture; or

(13) to secure any Additional Secured Obligations under the Security Documents.

With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, the Company, the Guarantors and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or the Notes or of modifying in any manner the rights of the Holders of the Notes under the Indenture, including the definitions therein; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each outstanding Note affected thereby:

(1) change the Stated Maturity of any Note or of any installment of interest on any Note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or change the date on which any Notes may be subject to redemption or reduce the Redemption Price therefor,

(2) reduce the percentage in aggregate principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture,

(3) modify the obligations of the Company to make Offers to Purchase upon a Change of Control or from the Excess Proceeds of Asset Sales if such modification was done after the occurrence of such Change of Control or such Asset Sale,

(4) subordinate, in right of payment, the Notes to any other Debt of the Company,

(5) modify any of the provisions of this paragraph or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby, or

(6) release any Guarantees required to be maintained under the Indenture (other than in accordance with the terms of the Indenture).

In addition, any amendment to, or waiver of, the provisions of the Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes or otherwise modify the Intercreditor Agreement in any manner adverse in any material respect to the Holders of the Notes will require the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding.

The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past default under the Indenture and its consequences, except a default:

(1) in any payment in respect of the principal of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Company), or

(2) in respect of a covenant or provision hereof which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

Satisfaction and Discharge of the Indenture; Defeasance

The Company and the Guarantors may terminate the obligations under the Indenture when:

(1) either: (A) all Notes theretofore authenticated and delivered have been delivered to the Trustee for cancellation, or (B) all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable within one year or are to be called for redemption within one year (a “Discharge”) under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest to the Stated Maturity or date of redemption;

(2) the Company has paid or caused to be paid all other sums then due and payable under the Indenture by the Company;

(3) the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

(5) the Company has delivered to the Trustee an Officers’ Certificate and an opinion of counsel reasonably acceptable to the Trustee, each stating that all conditions precedent under the Indenture relating to the Discharge have been complied with.

The Company may elect, at its option, to have its obligations discharged with respect to the outstanding Notes (“defeasance”). Such defeasance means that the Company will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

(1) the rights of Holders of such Notes to receive payments in respect of the principal of and any premium and interest on such Notes when payments are due,

(2) the Company’s obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trusts, duties and immunities of the Trustee,

(4) the Company’s right of optional redemption, and

(5) the defeasance provisions of the Indenture.

In addition, the Company may elect, at its option, to have its obligations released with respect to certain covenants, including, without limitation, their obligation to make Offers to Purchase in connection with Asset Sales and any Change of Control, in the Indenture (“covenant defeasance”) and any omission to comply with such obligation shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either defeasance or covenant defeasance with respect to outstanding Notes:

(1) the Company must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the Holders of such Notes: (A) money in an amount, or (B) U.S. government obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount or (C) a combination thereof, in each case sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire indebtedness in respect of the principal of and premium, if any, and interest on such Notes on the Stated Maturity thereof or (if the Company has made irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company) the redemption date thereof, as the case may be, in accordance with the terms of the Indenture and such Notes;

(2) in the case of defeasance, the Company shall have delivered to the Trustee an opinion of counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable United States federal income tax law, in either case (A) or (B) to the effect that, and based thereon such opinion shall confirm that, the Holders of such Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to such Notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur;

(3) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel to the effect that the Holders of such outstanding Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to such Notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur;

(4) no Default or Event of Default with respect to the outstanding Notes shall have occurred and be continuing at the time of such deposit after giving effect thereto (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien to secure such borrowing);

(5) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all Notes are in default within the meaning of such Act);

(6) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than the Indenture) to which the Company is a party or by which the Company is bound; and

(7) the Company shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

In the event of a defeasance or a Discharge, a Holder whose taxable year straddles the deposit of funds and the distribution in redemption to such Holder would be subject to tax on any gain (whether characterized as capital gain or market discount) in the year of deposit rather than in the year of receipt. In connection with a Discharge, in the event the Company becomes insolvent within the applicable preference period after the date of deposit, monies held for the payment of the Notes may be part of the bankruptcy estate of the Company, disbursement of such monies may be subject to the automatic stay of the bankruptcy code and monies disbursed to Holders may be subject to disgorgement in favor of the Company’s estate. Similar results may apply upon the insolvency of the Company during the applicable preference period following the deposit of monies in connection with defeasance.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a defeasance need not to be delivered if all Notes not therefore delivered to the Trustee for cancellation (x) have become due and payable, or (y) will become due and payable at Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

The Trustee

Wells Fargo Bank, National Association, the Trustee under the Indenture, is the initial Calculation Agent, paying agent and registrar for the Notes. The Trustee from time to time may extend credit to the Company in the normal course of business. Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the continuance of an Event of Default that has not been cured or waived, the Trustee will exercise such of the rights and powers vested in it by the Indenture and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The Indenture and the Trust Indenture Act contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any “conflicting interest” (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the Holders pursuant to the Indenture, unless such Holders shall have provided to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

The Indenture provides that neither the Trustee nor the Collateral Agent shall be responsible for the existence, genuineness, value or protection of any Collateral (except for the safe custody of Collateral in its possession and the accounting for Trust Monies actually received), for the legality, effectiveness or sufficiency of any Security Document, or for the creation, perfection, priority, sufficiency or protection of any Note Lien.

No Personal Liability of Stockholders, Partners, Officers or Directors

No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of the Company or any of its Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of the Company under the Notes, any Note Guarantee or the Indenture by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator.

Governing Law

The Indenture, the Notes and the Security Agreement are governed by, and will be construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any capitalized term used herein for which no definition is provided.

“ABL Collateral” means:

(a) “accounts” and “payment intangibles” (as defined in Article 9 of the UCC) (other than “payment intangibles” which constitute identifiable proceeds of the Notes Collateral);

(b) “inventory” (as defined in Article 9 of the UCC) or documents of title for any inventory;

(c) “deposit accounts” (as defined in Article 9 of the UCC) that constitute lock-box accounts and any concentration accounts related thereto (if any); provided, however, that to the extent that instruments or chattel paper constitute identifiable proceeds of the Notes Collateral or other identifiable proceeds of the Notes Collateral are deposited or held in any such deposit accounts after an Enforcement Notice, then such instruments, chattel paper or other identifiable proceeds shall be treated as Notes Collateral;

(d) “general intangibles” (as defined in Article 9 of the UCC) pertaining to the other items of property included within clauses (a), (b) and (c) of this definition of ABL Collateral, including, without limitation, all contingent rights with respect to warranties on inventory or accounts which are not yet “payment intangibles” (as defined in Article 9 of the UCC);

(e) “records” (as defined in Article 9 of the UCC), “supporting obligations” (as defined in Article 9 of the UCC) and related Letters of Credit, commercial tort claims or other claims and causes of action, in each case, pertaining to the other items of property included within clauses (a), (b) and (c) of this definition of ABL Collateral; and

(f) substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing, only to the extent any of the foregoing would constitute property of the type described as ABL Collateral in clauses (a) through (e) of this definition.

For the avoidance of doubt, under no circumstances shall ABL Collateral include any Excluded Assets or Notes Collateral.

“ABL Facility Collateral Agent” means Bank of America, N.A., as Administrative Agent and Collateral Agent under the Credit Agreement, its successors and/or assigns in such capacity.

“ABL Liens” means all Liens in favor of the ABL Facility Collateral Agent on ABL Collateral securing the ABL Obligations.

“ABL Obligations” means the Debt and other obligations incurred under clause (i) of the definition of “Permitted Debt.”

“Acquired Debt” means Debt of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person.

“Additional Secured Obligations” means Pari Passu Lien Obligations (of the Company or any Guarantor) permitted to be incurred under the Indenture and designated in writing by the Company as Indebtedness to be secured by a Lien on the Collateral which is permitted by the Indenture and the Security Documents; provided that the representative of such Additional Secured Obligation executes a joinder agreement to the Security Documents in the form attached thereto agreeing to be bound thereby.

“Additional Interest” means all additional interest owing on the Notes pursuant to the Registration Rights Agreement.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing. For purposes of the “Limitation on Transactions with Affiliates” covenant, any Person directly or indirectly owning 10% or more of the outstanding Capital Interests of the Company and any Person who is a Permitted Holder will be deemed an Affiliate.

“Applicable Premium” means,

(A) with respect to any Fixed Rate Note on any applicable redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of the Fixed Rate Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the Redemption Price of the Fixed Rate Note at November 1, 2011 (such Redemption Price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the Fixed Rate Note through November 1, 2011 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the Fixed Rate Note; and

(B) with respect to any Floating Rate Note on any applicable redemption date, the greater of:

(1) 1.0% of the principal amount of such Floating Rate Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of such Floating Rate Note at November 1, 2009 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on such Floating Rate Note through November 1, 2009 (assuming the interest rate in effect on the date on which notice of redemption was given, but excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(b) the principal amount of such Floating Rate Note.

“Asset Acquisition” means:

(a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary; or

(b) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business and consistent with past practices.

“Asset Sale” means any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger) by the Company or any of its Restricted Subsidiaries to any Person (other than to the Company or one or more of its Restricted Subsidiaries) in any single transaction or series of transactions of:

(i) Capital Interests in another Person (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals pursuant to local law);

(ii) any other property or assets (other than in the normal course of business, including any sale or other disposition of obsolete or permanently retired equipment);

provided, however, that the term “Asset Sale” shall exclude:

(a) any asset disposition permitted by the provisions described under “Consolidation, Merger, Conveyance, Lease or Transfer” that constitutes a disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole;

(b) any transfer, conveyance, sale, lease or other disposition of property or assets, the gross proceeds of which (exclusive of indemnities) do not exceed in any one or related series of transactions $3.0 million;

(c) sales or other dispositions of cash or Eligible Cash Equivalents;

(d) sales of interests in Unrestricted Subsidiaries;

(e) the sale and leaseback of any assets within 90 days of the acquisition thereof;

(f) the disposition of assets that, in the good faith judgment of the Board of Directors of the Company, are no longer used or useful in the business of such entity;

(g) a Restricted Payment or Permitted Investment that is otherwise permitted by the Indenture;

(h) any trade-in of equipment in exchange for other equipment; provided that in the good faith judgment of the Company, the Company or such Restricted Subsidiary receives equipment having a fair market value equal to or greater than the equipment being traded in;

(i) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(j) leases or subleases in the ordinary course of business to third persons not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries and otherwise in accordance with the provisions of the Indenture;

(k) any disposition by a Subsidiary to the Company or by the Company or a Subsidiary to a Subsidiary that is a Guarantor;

(l) [Reserved];

(m) dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business and consistent with past practice;

(n) licensing of intellectual property in accordance with industry practice in the ordinary course of business;

(o) any transfer of accounts receivable, or a fractional undivided interest therein, by a Receivable Subsidiary in a Qualified Receivables Transaction; or

(p) sales of accounts receivable to a Receivable Subsidiary pursuant to a Qualified Receivables Transaction for the Fair Market Value thereof; including cash in an amount at least equal to 75% of the Fair Market Value thereof (for the purposes of this clause (p), Purchase Money Notes will be deemed to be cash).

For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale, shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is effected.

“Attributable Debt” under the Indenture in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been or may be extended).

“Average Life” means, as of any date of determination, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Debt multiplied by (y) the amount of such principal payment by (ii) the sum of all such principal payments.

“Board of Directors” means (i) with respect to the Company or any Restricted Subsidiary, its board of directors or any duly authorized committee thereof; (ii) with respect to a corporation, the board of directors of such corporation or any duly authorized committee thereof; and (iii) with respect to any other entity, the board of directors or similar body of the general partner or managers of such entity or any duly authorized committee thereof.

“Canadian Subsidiary” means any Restricted Subsidiary that is formed or otherwise incorporated or organized in Canada or any state or province thereof.

“Capital Interests” in any Person means any and all shares, interests (including Preferred Interests), participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than Debt securities convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

“Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of “—Certain Covenants—Limitation on Liens,” a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Change of Control” means the occurrence of any of the following events:

(a) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the ultimate “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (a) such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Interests in the Company; or

(b) after the consummation of an initial public offering, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by the Board of Directors or whose nomination for election by the equity holders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company’s Board of Directors then in office; or

(c) the Company sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all of its assets to, or merges or consolidates with, a Person other than (x) a Restricted Subsidiary of the Company or (y) a Successor Entity in which a majority or more of the voting power of the Voting Interests is held by the Permitted Holders.

“Code” means the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

“Collateral Account” means the collateral account established pursuant to the Indenture and the Security Documents.

“Collateral Agent” means Wells Fargo Bank, National Association or other financial institution or entity which, in the determination of the Company is acceptable and may include, without limitation, an entity affiliated with the initial purchasers, any lenders or an entity affiliated with the lenders under the Credit Agreement or an affiliate thereof.

“Common Interests” of any Person means Capital Interests in such Person that do not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Interests of any other class in such Person.

“Company” means Ryerson Inc. and any successor thereto.

“Consolidated Cash Flow Available for Fixed Charges” means, with respect to any Person for any period:

(i) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of:

(a) Consolidated Net Income;

(b) Consolidated Non-cash Charges;

(c) Consolidated Interest Expense to the extent the same was deducted in computing Consolidated Net Income;

(d) Consolidated Income Tax Expense (other than income tax expense (either positive or negative) attributable to extraordinary gains or losses);

(e) facility closure and severance costs and charges;

(f) impairment charges, including the write-down of Investments;

(g) restructuring expenses and charges;

(h) acquisition integration expenses and charges;

(i) systems implementation expenses related to SAP Platform;

(j) any expenses or charges related to any equity offering, Permitted Investment, recapitalization or Debt permitted to be Incurred by the Indenture (whether or not successful) or related to this offering of the Notes; and

(k) the Historical Costs and Expenses; and

(ii) less non-cash items increasing Consolidated Net Income for such period, other than (a) the accrual of revenue consistent with past practice, and (b) reversals of prior accruals or reserves for cash items previously excluded in the calculation of Consolidated Non-cash Charges.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such Person for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the “Four Quarter Period”) to the aggregate amount of Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated Cash Flow Available for Fixed Charges” and “Consolidated Fixed Charges” shall be calculated after giving effect (i) to the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate, equity owner of the entity involved in any such Asset Acquisition to the extent such costs are eliminated or reduced (or public announcement has been made of the intent to eliminate or reduce such costs) prior to the date of such calculation and not replaced; and (ii) on a pro forma basis for the period of such calculation, to any Asset Sales or other dispositions or Asset Acquisitions, investments, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) occurring during the Four-Quarter Period or any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence or assumption of any such Acquired Debt), investment, merger, consolidation or disposed operation occurred on the first day of the Four-Quarter Period. For purposes of this definition, pro forma calculations shall be made in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, except that such pro forma calculations may also include operating expense reductions for such period resulting from the Asset Sale or other disposition or Asset Acquisition, investment, merger, consolidation or discontinued operation (as determined in accordance with GAAP) for which pro forma effect is being given that (A) have been realized or (B) for which steps have been taken or are reasonably expected to be taken within six months of the date of such transaction and are supportable and quantifiable and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and

(d) reductions from the consolidation of operations and streamlining of corporate overhead, provided that, in either case, such adjustments are set forth in an Officers’ Certificate signed by the Company’s chief financial or similar officer that states (i) the amount of such adjustment or adjustments and (ii) that such adjustment or adjustments are based on the reasonable good faith belief of the Officers executing such Officers’ Certificate at the time of such execution.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(i) interest on outstanding Debt determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Debt in effect on the Transaction Date; and

(ii) if interest on any Debt actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period.

If such Person or any of its Restricted Subsidiaries directly or indirectly Guarantees Debt of a third Person, the above clause shall give effect to the incurrence of such Guaranteed Debt as if such Person or such Subsidiary had directly incurred or otherwise assumed such Guaranteed Debt.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period of:

(i) Consolidated Interest Expense; and

(ii) the product of (a) all dividends and other distributions paid or accrued during such period in respect of Redeemable Capital Interests of such Person and its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” means, with respect to any Person for any period, (x) if such Person is not a corporation, the Permitted Tax Payments of such Person for such period or (y) if such Person is a corporation, the provision for federal, state, local and foreign income taxes of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(i) the interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

(a) any amortization of debt discount;

(b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts);

(c) the interest portion of any deferred payment obligation;

(d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance financing or similar activities; and

(e) all accrued interest;

(ii) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP;

(iii) all capitalized interest of such Person and its Restricted Subsidiaries for such period; and

(iv) less interest income of such Person and its Restricted Subsidiaries for such period;

provided, however, that Consolidated Interest Expense will exclude (I) the amortization or write off of debt issuance costs and deferred financing fees, commissions, fees and expenses and (II) any expensing of interim loan commitment and other financing fees.

“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by:

(A) excluding, without duplication (i) all extraordinary gains or losses (net of fees and expense relating to the transaction giving rise thereto), income, expenses or charges;

(ii) the portion of net income of such Person and its Restricted Subsidiaries allocable to minority interest in unconsolidated Persons or Investments in Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one of its Restricted Subsidiaries;

(iii) gains or losses in respect of any Asset Sales by such Person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis;

(iv) the net income (loss) from any disposed or discontinued operations or any net gains or losses on disposed or discontinued operations, on an after-tax basis;

(v) solely for purposes of determining the amount available for Restricted Payments under clause (c) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments,” the net income of any Restricted Subsidiary (other than a Guarantor) or such Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders;

(vi) any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

(vii) any fees and expenses paid in connection with the issuance of the Notes;

(viii) non-cash compensation expense incurred with any issuance of equity interests to an employee of such Person or any Restricted Subsidiary;

(ix) any net after-tax gains or losses attributable to the early extinguishment of Debt;

(x) any non-cash impairment charges or asset write-off or write-down resulting from the application of Statement of Financial Accounting Standards No. 142 or Statement of Financial Accounting Standards No. 144, and the amortization of intangibles arising pursuant to Statement of Financial Accounting Standards No. 141; and

(xi) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133; and

(B) including, without duplication, dividends from joint ventures actually received in cash by the Company.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss and excluding any such charges constituting an extraordinary item or loss or any charge which requires an accrual of or a reserve for cash charges for any future period).

“Consolidated Total Debt Ratio” means, as of any date of determination, the ratio of (a) the Consolidated Total Debt of the Company and its Restricted Subsidiaries on the date of determination to (b) the aggregate amount of Consolidated Cash Flow Available for Fixed Charges for the then most recent Four Quarter Period, in each case with such pro forma adjustments to Consolidated Total Debt and Consolidated Cash Flow Available for Fixed Charges as are consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Consolidated Total Debt” means, as of any date of determination, an amount equal to the aggregate principal amount of all outstanding Debt of the Company and its Restricted Subsidiaries (excluding Hedging Obligations and any undrawn letters of credit issued in the ordinary course of business).

“Credit Agreement” means the Company’s Credit Agreement, dated on or about the Issue Date, among the Company, Ryerson Canada, Inc. and the other co-borrowers and guarantors named therein and Bank of America, N.A., as administrative agent and the other agents and lenders named therein, together with all related notes, letters of credit, collateral documents, guarantees, and any other related agreements and instruments executed and delivered in connection therewith, in each case as amended, modified, supplemented, restated, refinanced, refunded or replaced in whole or in part from time to time including by or pursuant to any agreement or instrument that extends the maturity of any Debt thereunder, or increases the amount of available borrowings thereunder (provided that such increase in borrowings is permitted under clause (i) or (xv) of the definition of the term “Permitted Debt”), or adds Subsidiaries of the Company as additional borrowers or guarantors thereunder, in each case with respect to such agreement or any successor or replacement agreement and whether by the same or any other agent, lender, group of lenders, purchasers or debt holders.

“Currency Hedge Obligations” means the obligations of a Person Incurred pursuant to any foreign currency exchange agreement, option or futures contract or other similar agreement or arrangement designed to protect against or manage such Person’s exposure to fluctuations in foreign currency exchange rates on Debt permitted under the Indenture.

“Debt” means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, or non-recourse, the following: (i) all indebtedness of such Person for money borrowed or for the deferred purchase price of property, excluding any trade payables or other current liabilities incurred in the normal course of business; (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (iii) all obligations of such Person with respect to letters of credit (other than letters of credit that are secured by cash or Eligible Cash Equivalents), bankers’ acceptances or similar facilities issued for the account of such Person; (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or assets); (v) all Capital Lease Obligations of such Person; (vi) the maximum fixed redemption or repurchase price of Redeemable Capital Interests in such Person at the time of determination; (vii) any Swap Contracts and Currency Hedge Obligations of such Person at the time of determination; (viii) Attributable Debt with respect to any Sale and Leaseback Transaction to which such Person is a party; and (ix) all obligations of the types referred to in clauses (i) through (viii) of this definition of another Person and all dividends and other distributions of another Person, the payment of which, in either case, (A) such Person has Guaranteed or (B) is secured by (or the holder of such Debt or the recipient of such dividends or other distributions has an existing right, whether contingent or otherwise, to be secured by) any Lien upon the property or other assets of such Person, even though such Person has not assumed or become liable for the payment of such Debt, dividends or other distributions. For purposes of the foregoing: (a) the maximum fixed repurchase price of any Redeemable Capital Interests that do not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Interests as if such Redeemable Capital Interests were repurchased on any date on which Debt shall be required to be determined pursuant to the Indenture; provided, however, that, if such Redeemable Capital Interests are not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Capital Interests; (b) the amount outstanding at any time of any Debt issued with original issue discount is the principal amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP, but such Debt shall be deemed Incurred only as of the date of original issuance thereof; (c) the amount of any Debt described in clause (ix)(A) above shall be the maximum liability under any such Guarantee; (d) the amount of any Debt described in clause (ix)(B) above shall be the lesser of (I) the maximum amount of the obligations so secured and (II) the Fair Market Value of such property or other assets; and (e) interest, fees, premium, and expenses and additional payments, if any, will not constitute Debt.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Debt” will exclude (x) customary indemnification obligations and (y) post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment is otherwise contingent; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligations, of any contingent obligations at such date; provided, however, that in the case of Debt sold at a discount, the amount of such Debt at any time will be the accreted value thereof at such time.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Disinterested Director” means, with respect to any proposed transaction between (i) the Company or a Restricted Subsidiary, as applicable, and (ii) an Affiliate thereof (other than the Company or a Restricted Subsidiary), a member of the Board of Directors of the Company or such Restricted Subsidiary, as applicable, who would not be a party to, or have a financial interest in, such transaction and is not an officer, director or employee of, and does not have a financial interest in, such Affiliate. For purposes of this definition, no person would be deemed not to be a Disinterested Director solely because such person holds Capital Interests in the Company or is an employee of the Company.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that is formed or otherwise incorporated in the United States or a State thereof or the District of Columbia or that Guarantees or otherwise provides direct credit support for any Debt of the Company.

“Eligible Bank” means a bank or trust company that (i) is organized and existing under the laws of the United States of America or Canada, or any state, territory, province or possession thereof, (ii) as of the time of the making or acquisition of an Investment in such bank or trust company, has combined capital and surplus in excess of $500.0 million and (iii) the senior Debt of which is rated at least “A-2” by Moody’s or at least “A” by Standard & Poor’s.

“Eligible Cash Equivalents” means any of the following Investments: (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than one year after the date of acquisition; (ii) time deposits in and certificates of deposit of any Eligible Bank, provided that such Investments have a maturity date not more than two years after date of acquisition and that the Average Life of all such Investments is one year or less from the respective dates of acquisition; (iii) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (i) above entered into with any Eligible Bank; (iv) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof, provided that such Investments mature, or are subject to tender at the option of the holder thereof, within 365 days after the date of acquisition and, at the time of acquisition, have a rating of at least A from Standard & Poor’s or A-2 from Moody’s (or an equivalent rating by any other nationally recognized rating agency); (v) commercial paper of any Person other than an Affiliate of the Company, provided that such Investments have one of the two highest ratings obtainable from either Standard & Poor’s or Moody’s and mature within 180 days after the date of acquisition; (vi) overnight and demand deposits in and bankers’ acceptances of any Eligible Bank and demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Bank Insurance Fund; (vii) money market funds substantially all of the assets of which comprise Investments of the types described in clauses (i) through (vi); and (viii) instruments equivalent to those referred to in clauses (i) through (vi) above or funds equivalent to those referred to in clause (vii) above denominated in Euros or any other foreign currency comparable in credit quality and tender to those referred to in such clauses and customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction, all as determined in good faith by the Company.

“Enforcement Notice” means a written notice delivered pursuant to the Intercreditor Agreement, at a time when an event of default under the ABL Facility or an event of default under the Indenture has occurred and is continuing, by either the Collateral Agent or the ABL Facility Collateral Agent to the other, specifying the relevant event of default.

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal) constituting Collateral, any of the following:

(i) any loss, destruction or damage of such property or asset;

(ii) any institution of any proceeding for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain;

(iii) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or

(iv) any settlement in lieu of clauses (ii) or (iii) above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contribution” means net cash proceeds received by the Company and its Restricted Subsidiaries from:

(1) contributions to its common equity capital (or equivalent); and

(2) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any Subsidiary) of Capital Interests (other than Redeemable Capital Interests or Designated Preferred Stock) of the Company,

in each case, designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contribution is made or such Capital Stock is sold, as the case may be, which amounts shall be excluded from the calculation set forth in clause (c) of the first paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Expiration Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Fair Market Value” means, with respect to the consideration received or paid in any transaction or series of transactions, the fair market value thereof as determined in good faith by the Board of Directors. In the case of a transaction between the Company or a Restricted Subsidiary, on the one hand, and a Receivable Subsidiary, on the other hand, if the Board of Directors determines in its sole discretion that such determination is appropriate, a determination as to Fair Market Value may be made at the commencement of the transaction and be applicable to all dealings between the Receivable Subsidiary and the Company or such Restricted Subsidiary during the course of such transaction.

“Four Quarter Period “ has the meaning set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“GAAP” means generally accepted accounting principles in the United States, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Guarantee” means, as applied to any Debt of another Person, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the normal course of business), direct or indirect, in any manner, of any part or all of such Debt, (ii) any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the Debt of any other Person in any manner and (iii) an agreement of a Person, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such Debt of another Person (and “Guaranteed” and “Guaranteeing” shall have meanings that correspond to the foregoing).

“Guarantor” means any Person that executes a Note Guarantee in accordance with the provisions of the Indenture and their respective successors and assigns.

“Hedging Obligations” of any Person means the obligations of such person pursuant to any interest rate agreement, currency agreement or commodity agreement.

“Historical Costs and Expenses” means public company costs, merger and proxy related expenses, workers compensation reserve adjustments, legal settlements and historical costs associated with closed facilities to the extent incurred prior to the Issue Date and, in each case, on a basis consistent with the calculation of pro forma Adjusted EBITDA as set forth in this prospectus.

“Holder” means a Person in whose name a Note is registered in the security register.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person; provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt. Debt otherwise Incurred by a Person before it becomes a Subsidiary of the Company shall be deemed to be Incurred at the time at which such Person becomes a Subsidiary of the Company. “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings that correspond to the foregoing. A Guarantee by the Company or a Restricted Subsidiary of Debt Incurred by the Company or a Restricted Subsidiary, as applicable, shall not be a separate Incurrence of Debt. In addition, the following shall not be deemed a separate Incurrence of Debt:

(1) amortization of debt discount or accretion of principal with respect to a non-interest bearing or other discount security;

(2) the payment of regularly scheduled interest in the form of additional Debt of the same instrument or the payment of regularly scheduled dividends on Capital Interests in the form of additional Capital Interests of the same class and with the same terms;

(3) the obligation to pay a premium in respect of Debt arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Debt; and

(4) unrealized losses or charges in respect of Hedging Obligations.

“Initial Purchasers” means Banc of America Securities LLC and such other initial purchasers party to the purchase agreement entered into in connection with the offer and sale of the Notes on the Issue Date and any similar purchase agreement in connection with any Permitted Additional Note Obligations.

“Interest Rate Protection Agreements” means, with respect to any Person, any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Interest Rate Protection Obligations” means the obligations of any Person pursuant to any Interest Rate Protection Agreements.

“Investment” by any Person means any direct or indirect loan, advance (or other extension of credit) or capital contribution to (by means of any transfer of cash or other property or assets to another Person or any other payments for property or services for the account or use of another Person) another Person, including, without limitation, the following: (i) the purchase or acquisition of any Capital Interest or other evidence of beneficial ownership in another Person; (ii) the purchase, acquisition or Guarantee of the Debt of another Person or the issuance of a “keep-well” with respect thereto; and (iii) the purchase or acquisition of the business or assets of another Person but shall exclude: (a) accounts receivable and other extensions of trade credit on commercially reasonable terms in accordance with normal trade practices; (b) the acquisition of property and assets from suppliers and other vendors in the normal course of business; and (c) prepaid expenses and workers’ compensation, utility, lease and similar deposits, in the normal course of business.

“Issue Date” means October 19, 2007, the date on which the initial $425.0 million in aggregate principal amount of the Fixed Rate Notes and $150.0 million in aggregate principal amount of the Floating Rate Notes are originally issued under the Indenture.

“Lien” means, with respect to any property or other asset, any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or otherwise), charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or other asset (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Management Agreement” means the corporate advisory services agreement by and among the Company and the Permitted Holders as in effect on the Issue Date.

“Merger” means the merger of Ryerson Inc. and Rhombus Merger Corporation pursuant to the Merger Documents.

“Merger Documents” means the Agreement and Plan of Merger, dated as of July 24, 2007, among Ryerson Inc., Rhombus Holding Corporation and Rhombus Merger Corporation.

“Net Cash Proceeds” means, with respect to Asset Sales of any Person, cash and Eligible Cash Equivalents received, net of: (i) all reasonable out-of-pocket costs and expenses of such Person incurred in connection with such a sale, including, without limitation, all legal, accounting, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes arising in connection with such an Asset Sale that are paid or required to be accrued as a liability under GAAP by such Person; (ii) all payments made by such Person on any Debt that is secured by such properties or other assets in accordance with the terms of any Lien upon or with respect to such properties or other assets or that must, by the terms of such Lien or such Debt, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid to any other Person (other than the Company or a Restricted Subsidiary thereof) in connection with such Asset Sale; and (iii) all contractually required distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person as a result of such transaction; provided, however, that: (a) in the event that any consideration for an Asset Sale (which would otherwise constitute Net Cash Proceeds) is required by (I) contract to be held in escrow pending determination of whether a purchase price adjustment will be made or (II) GAAP to be reserved against other liabilities in connection with such Asset Sale, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person from escrow or otherwise; and (b) any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall become Net Cash Proceeds only at such time as it is so converted.

“Net Loss Proceeds” means the aggregate cash proceeds received by the Company or any Guarantor in respect of any Event of Loss, including, without limitation, insurance proceeds, condemnation awards or damages awarded by any judgment, net of the direct cost in recovery of such Net Loss Proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof), amounts required to be applied to the repayment of Debt secured by any Permitted Collateral Lien on the asset or assets that were the subject of such Event of Loss, and any taxes paid or payable as a result thereof.

“Non-Recourse Receivable Subsidiary Indebtedness” has the meaning set forth in the definition of “Receivable Subsidiary.”

“Note Liens” means all Liens in favor of the Collateral Agent on Collateral securing the Note Obligations, including, without limitation, any Permitted Additional Note Obligations.

“Note Obligations” means the Debt Incurred and Obligations under the Senior Secured Note Documents.

“Obligations” means any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Debt.

“Offer” has the meaning set forth in the definition of “Offer to Purchase.”

“Offer to Purchase” means a written offer (the “Offer”) sent by the Company by first class mail, postage prepaid, to each Holder at his address appearing in the security register on the date of the Offer, offering to purchase up to the aggregate principal amount of Notes set forth in such Offer at the purchase price set forth in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of mailing of such Offer and a settlement date (the “Purchase Date”) for purchase of Notes within five business days after the Expiration Date. The Company shall notify the Trustee at least 15 days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company’s obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

(1) the Section of the Indenture pursuant to which the Offer to Purchase is being made;

(2) the Expiration Date and the Purchase Date;

(3) the aggregate principal amount of the outstanding Notes offered to be purchased pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to Indenture covenants requiring the Offer to Purchase) (the “Purchase Amount”);

(4) the purchase price to be paid by the Company for each $2,000 principal amount of Notes (and integral multiples of $1,000 in excess thereof) accepted for payment (as specified pursuant to the Indenture) (the “Purchase Price”);

(5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in a minimum amount of $2,000 principal amount (and integral multiples of $1,000 in excess thereof);

(6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase, if applicable;

(7) that, unless the Company defaults in making such purchase, any Note accepted for purchase pursuant to the Offer to Purchase will cease to accrue interest on and after the Purchase Date, but that any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue interest at the same rate;

(8) that, on the Purchase Date, the Purchase Price will become due and payable upon each Note accepted for payment pursuant to the Offer to Purchase;

(9) that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note or cause such Note to be surrendered at the place or places set forth in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

(10) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its paying agent) receives, not later than the close of business on the Expiration Date, a facsimile transmission or letter setting forth the name of the Holder, the aggregate principal amount of the Notes the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

(11) that (a) if Notes having an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes having an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $2,000 principal amount or integral multiples of $1,000 in excess thereof shall be purchased); and

(12) if applicable, that, in the case of any Holder whose Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the Notes so tendered.

“Officers’ Certificate” means a certificate signed by two officers of the Company or a Guarantor, as applicable, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company or such Guarantor, as applicable.

“Pari Passu Lien Obligations” means Obligations with respect to other Debt permitted to be incurred under the Indenture which are by their terms intended to be secured equally and ratably with the Notes (including any Permitted Additional Note Obligations); provided such Lien is permitted to be incurred under the Indenture.

“Pari Passu Liens” means Liens securing Obligations ranking pari passu with the Notes which by their terms are intended to be secured equally and ratably with the Notes and are permitted pursuant to the applicable provisions of the Indenture and the Security Documents.

“Permitted Additional Note Obligations” means obligations under the Additional Notes secured by the Note Liens; provided that the amount of such obligations does not exceed the greater of (x) $50.0 million and (y) an amount such that immediately after giving effect to the Incurrence of such Additional Notes and the receipt and application of the proceeds therefrom, the Consolidated Total Debt Ratio of the Company and its Restricted Subsidiaries (determined on a pro forma basis as set forth under the “Limitation on Incurrence of Debt” covenant and the definition of “Consolidated Fixed Charge Coverage Ratio”), would be equal to or less than 3.0:1.0.

“Permitted Business” means any business similar in nature to any business conducted by the Company and the Restricted Subsidiaries on the Issue Date and any business reasonably ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the business conducted by the Company and the Restricted Subsidiaries on the Issue Date, in each case, as determined in good faith by the Board of Directors of the Company;

“Permitted Collateral Liens” means:

(i) Liens securing the Notes outstanding on the Issue Date, Refinancing Indebtedness with respect to such Notes, the Guarantees relating thereto and any Obligations with respect to such Notes, Refinancing Debt and Guarantees;

(ii) Pari Passu Liens securing Permitted Additional Note Obligations permitted to be incurred pursuant to the Indenture which Liens are granted pursuant to the provisions of the Security Documents;

(iii) Liens existing on the Issue Date (other than Liens specified in clause (i) or (ii) above);

(iv) Liens described in clauses (b) (which Liens shall not be Pari Passu Liens on the Notes Collateral), (c), (d), (g) (l) (but only with respect to Obligations secured by Liens described in clause (g) referred to therein), (m), (u), (x), (y) (aa) and (bb) of the definition of Permitted Liens;

(v) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other similar restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Debt and which do not individually or in the aggregate materially adversely affect the value of the property affected thereby or materially impair the use of such property in the operation of the business of such Person;

(vi) other Liens (not securing Debt) incidental to the conduct of the business of the Company or any of its Restricted Subsidiaries, as the case may be, or the ownership of their assets which do not individually or in the aggregate materially adversely affect the value of the property affected thereby or materially impair the use of such property in the operation of the business of the Company or its Restricted Subsidiaries;

(vii) Liens on the Collateral in favor of the Collateral Agent relating to Collateral Agent’s administrative expenses with respect to the Collateral.

For purposes of determining compliance with this definition, (A) Pari Passu Lien Obligations need not be Incurred solely by reference to one category of permitted Pari Passu Lien Obligations described in clauses (i) through (vii) of this definition but are permitted to be Incurred in part under any combination thereof and (B) in the event that an item of Pari Passu Lien Obligations (or any portion thereof) meets the criteria of one or more of the categories of permitted Pari Passu Lien Obligations described in clauses (i) through (vii) above, the Company shall, in its sole discretion, classify (but not reclassify) such item of Pari Passu Lien Obligations (or any portion thereof) in any manner that complies with this definition and will only be required to include the amount and type of such item of Pari Passu Lien Obligations in one of the above clauses and such item of Pari Passu Lien Obligations will be treated as having been Incurred pursuant to only one of such clauses.

“Permitted Debt” means

(i) Debt Incurred pursuant to any Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $1,400.0 million and (y) the sum of (A) 75% of the book value (calculated in accordance with GAAP) of the inventory of the Company and its Restricted Subsidiaries (excluding LIFO reserves) and (B) 90% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries (in each case, determined by the book value set forth on the consolidated balance sheet of the Company for the fiscal quarter immediately preceding the date on which such Debt is Incurred for which internal financial statements are available) and, (z) minus (A) any amounts Incurred and outstanding pursuant to a Qualified Receivables Transaction permitted under clause (xvi) below and (B) with respect to clause (x) above, any amount used to permanently repay such Obligations (or permanently reduce commitments with respect thereto) pursuant to the “Limitation on Asset Sales” covenant;

(ii) Debt outstanding under the Notes on the Issue Date (and any Exchange Notes pursuant to the Registration Rights Agreement) and contribution, indemnification and reimbursement obligations owed by the Company or any Guarantor to any of the other of them in respect of amounts paid or payable on such Notes;

(iii) Guarantees of the Notes (and any Exchange Notes pursuant to the Registration Rights Agreement);

(iv) Debt of the Company or any Restricted Subsidiary outstanding at the time of the Issue Date (other than clauses (i), (ii) or (iii) above);

(v) Debt owed to and held by the Company or a Restricted Subsidiary;

(vi) Guarantees Incurred by the Company of Debt of a Restricted Subsidiary otherwise permitted to be incurred under the Indenture;

(vii) Guarantees by any Restricted Subsidiary of Debt of the Company or any Restricted Subsidiary, including Guarantees by any Restricted Subsidiary of Debt under the Credit Agreement, provided that (a) such Debt is Permitted Debt or is otherwise Incurred in accordance with the “Limitation on Incurrence of Debt” covenant and (b) such Guarantees are subordinated to the Notes to the same extent as the Debt being guaranteed;

(viii) Debt incurred in respect of workers’ compensation claims, self-insurance obligations, indemnity, bid, performance, warranty, release, appeal, surety and similar bonds, letters of credit for operating purposes and completion guarantees provided or incurred (including Guarantees thereof) by the Company or a Restricted Subsidiary in the ordinary course of business;

(ix) Debt under Swap Contracts and Currency Hedge Obligations;

(x) Debt owed by the Company to any Restricted Subsidiary, provided that if for any reason such Debt ceases to be held by the Company or a Restricted Subsidiary, as applicable, such Debt shall cease to be Permitted Debt and shall be deemed Incurred as Debt of the Company for purposes of the Indenture;

(xi) Debt of the Company or any Restricted Subsidiary pursuant to Capital Lease Obligations and Purchase Money Debt under this clause (xi), provided that the aggregate principal amount of such Debt outstanding at any time may not exceed $75.0 million in the aggregate;

(xii) Debt arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Interests of a Restricted Subsidiary otherwise permitted under the Indenture;

(xiii) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Capital Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary;

shall be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (xiii);

(xiv) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within five business days of Incurrence;

(xv) Debt of the Company or any Restricted Subsidiary not otherwise permitted pursuant to this definition, in an aggregate principal amount not to exceed $75.0 million at any time outstanding, which Debt may be Incurred under a Credit Agreement;

(xvi) Purchase Money Notes Incurred by any Receivable Subsidiary that is a Restricted Subsidiary in a Qualified Receivables Transaction and Non-Recourse Receivable Subsidiary Indebtedness;

(xvii) Refinancing Debt; and

(xviii) Debt of the Company or any of its Restricted Subsidiaries arising from customary cash management services or the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business and consistent with past practices; provided, however, that such Debt is extinguished within five business days of Incurrence.

Notwithstanding anything herein to the contrary, Debt permitted under clause (i) of this definition of “Permitted Debt” shall not constitute “Refinancing Debt” under clause (xvii) of this definition of “Permitted Debt”.

“Permitted Holders” means Platinum Equity Advisors, LLC, a Delaware limited liability company or any of its Affiliates.

“Permitted Investments” means:

(a) Investments in existence on the Issue Date;

(b) Investments required pursuant to any agreement or obligation of the Company or a Restricted Subsidiary, in effect on the Issue Date, to make such Investments;

(c) Eligible Cash Equivalents;

(d) Investments in property and other assets, owned or used by the Company or any Restricted Subsidiary in the normal course of business;

(e) Investments by the Company or any of its Restricted Subsidiaries in the Company or any Restricted Subsidiary that is a Guarantor;

(f) Investments by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated or wound-up into, the Company or a Restricted Subsidiary;

(g) Swap Contracts and Currency Hedge Obligations;

(h) non-cash consideration received in conjunction with an Asset Sale that is otherwise permitted under the “Limitation on Asset Sales” covenant;

(i) Investments received in settlement of obligations owed to the Company or any Restricted Subsidiary and as a result of bankruptcy or insolvency proceedings or upon the foreclosure or enforcement of any Lien in favor of the Company or any Restricted Subsidiary;

(j) Investments by the Company or any Restricted Subsidiary (other than in an Affiliate) not otherwise permitted under this definition, in an aggregate amount not to exceed $50.0 million at any one time outstanding;

(k) any Investment by the Company or any of its Restricted Subsidiaries in a joint venture in an aggregate amount not to exceed $75.0 million;

(l) loans and advances (including for travel and relocation) to employees in an amount not to exceed $1.0 million in the aggregate at any one time outstanding;

(m) Investments the payment for which consists solely of Capital Interests of the Company;

(n) any Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under “—Certain Covenants—Limitation on Asset Sales” or any other disposition of Property not constituting an Asset Sale;

(o) any acquisition of assets or Capital Interests solely in exchange for the issuance or Capital Interest (other than Disqualified Stock) of the Company;

(p) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and consistent with past practice;

(q) guarantees by the Company or any Restricted Subsidiary of Debt of the Company or a Restricted Subsidiary (other than a Receivables Subsidiary) of Debt otherwise permitted by the covenant described hereunder “—Certain Covenants—Limitation on Incurrence of Debt”; and

(r) any Investment by the Company or any Restricted Subsidiary in a Receivable Subsidiary or any Investment by a Receivable Subsidiary in any other Person in connection with a Qualified Receivables Transaction, so long as any Investment in a Receivable Subsidiary is in the form of a Purchase Money Note or an Investment in Capital Interests.

“Permitted Liens” means:

(a) Liens existing at the Issue Date;

(b) Liens that secure Obligations incurred pursuant to clause (i) or (xvi) of the definition of “Permitted Debt” (and any related Currency Hedge Obligations and Swap Contracts permitted under the agreement related thereto), provided that, in the case of clause (i), such Liens are subject to the provisions of the Intercreditor Agreement;

(c) any Lien for taxes or assessments or other governmental charges or levies not then due and payable (or which, if due and payable, are being contested in good faith and for which adequate reserves are being maintained, to the extent required by GAAP and such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien);

(d) any warehousemen’s, materialmen’s, landlord’s or other similar Liens arising by Law for sums not then due and payable (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP and such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien);

(e) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other similar restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Debt and which do not individually or in the aggregate materially adversely affect the value of the Company or materially impair the operation of the business of such Person;

(f) pledges or deposits (i) in connection with workers’ compensation, unemployment insurance and other types of statutory obligations or the requirements of any official body, or (ii) to secure the performance of tenders, bids, surety or performance bonds, leases, purchase, construction, sales or servicing contracts and other similar obligations Incurred in the normal course of business consistent with industry practice; or (iii) to obtain or secure obligations with respect to letters of credit, Guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (i) and (ii) above, in each case not Incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or services or imposed by ERISA or the Code in connection with a “plan” (as defined in ERISA) or (iv) arising in connection with any attachment unless such Liens shall not be satisfied or discharged or stayed pending appeal within 60 days after the entry thereof or the expiration of any such stay;

(g) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or a Restricted Subsidiary, or becomes a Restricted Subsidiary (and not created or Incurred in anticipation of such transaction), provided that such Liens are not extended to the property and assets of the Company and its Restricted Subsidiaries other than the property or assets acquired;

(h) Liens securing Debt of a Restricted Subsidiary that is a Guarantor owed to and held by the Company or a Restricted Subsidiary that is a Guarantor thereof;

(i) other Liens (not securing Debt) incidental to the conduct of the business of the Company or any of its Restricted Subsidiaries, as the case may be, or the ownership of their assets which do not individually or in the aggregate materially adversely affect the value of the Company or materially impair the operation of the business of the Company or its Restricted Subsidiaries;

(j) [Reserved];

(k) [Reserved];

(l) Liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Debt secured by Liens referred to in the foregoing clauses (a), (b) and (g); provided that such Liens do not extend to any other property or assets and the principal amount of the obligations secured by such Liens is not increased;

(m) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods incurred in the ordinary course of business;

(n) licenses of intellectual property granted in the ordinary course of business;

(o) Liens to secure Capital Lease Obligations permitted to be incurred pursuant to clause (xi) of the definition of “Permitted Debt”; provided that such Liens do not extend to any Collateral;

(p) Liens in favor of the Company or any Guarantor;

(q) [Reserved];

(r) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligation in respect of banker’s acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(s) [Reserved];

(t) Liens securing Debt Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any Collateral or other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto and any proceeds thereof), and the Debt (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(u) Liens on property or shares of Capital Interests of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that (i) the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto) and (ii) such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary;

(v) [Reserved];

(w) [Reserved];

(x) Liens (i) that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt, (B) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations and other cash management activities incurred in the ordinary course of business of the Company and or any of its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business and (ii) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (Y) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, and (Z) in favor of banking institutions arising as a matter of law or pursuant to customary account agreements encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry and;

(y) Liens securing judgments for the payment of money not constituting an Event of Default under clause (7) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(z) Deposits made in the ordinary course of business to secure liability to insurance carriers;

(aa) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business so long as such leases, subleases, licenses or sublicenses are subordinate in all respects to the Liens granted and evidenced by the Security Documents and which do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiaries and do not secure any Debt;

(bb) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(cc) [Reserved];

(dd) Liens on the Collateral granted under the Security Documents in favor of the Collateral Agent to secure the Notes, the Guarantees and the Permitted Additional Note Obligations;

(ee) Liens not otherwise permitted under the Indenture in an aggregate amount not to exceed $100.0 million, provided that no portion of the Liens permitted pursuant to this clause (ee) may be used to encumber (x) Collateral except as provided in the definition of “Permitted Additional Note Obligations” and (y) assets or property owned by any of the Canadian Subsidiaries; and

(ff) any extensions, substitutions, replacements or renewals of the foregoing.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Interests,” as applied to the Capital Interests in any Person, means Capital Interests in such Person of any class or classes (however designated) that rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Common Interests in such Person.

“Purchase Amount” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Money Debt” means Debt

(i) Incurred to finance the purchase or construction (including additions and improvements thereto) of any assets (other than Capital Interests) of such Person or any Restricted Subsidiary; and

(ii) that is secured by a Lien on such assets where the lender’s sole security is to the assets so purchased or constructed; and

in either case that does not exceed 100% of the cost and to the extent the purchase or construction prices for such assets are or should be included in “addition to property, plant or equipment” in accordance with GAAP.

“Purchase Money Note” means a promissory note of a Receivable Subsidiary to the Company or any Restricted Subsidiary, which note must be repaid from cash available to the Receivable Subsidiary, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables. The repayment of a Purchase Money Note may be subordinated to the repayment of other liabilities of the Receivable Subsidiary on terms determined in good faith by the Company to be substantially consistent with market practice in connection with Qualified Receivables Transactions.

“Purchase Price” has the meaning set forth in the definition of “Offer to Purchase.”

“Qualified Capital Interests” in any Person means a class of Capital Interests other than Redeemable Capital Interests.

“Qualified Equity Offering” means (i) an underwritten public equity offering of Qualified Capital Interests pursuant to an effective registration statement under the Securities Act yielding gross proceeds to either of the Company, or any direct or indirect parent company of the Company, of at least $25.0 million or (ii) a private equity offering of Qualified Capital Interests of the Company, or any direct or indirect parent company of the Company other than (x) any such public or private sale to an entity that is an Affiliate of the Company and (y) any public offerings registered on Form S-8; provided that, in the case of an offering or sale by a direct or indirect parent company of the Company, such parent company contributes to the capital of the Company the portion of the net cash proceeds of such offering or sale necessary to pay the aggregate Redemption Price (plus accrued interest to the redemption date) of the Notes to be redeemed pursuant to the provisions described under the third paragraph of “—Optional Redemption.”

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or such Restricted Subsidiary transfers to (a) a Receivable Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) or (b) any other Person (in the case of a transfer by a Receivable Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with an accounts receivable financing transaction; provided such transaction is on market terms as determined in good faith by the Board of Directors of the Company at the time the Company or such Restricted Subsidiary enters into such transaction.

“Receivable Subsidiary” means a Subsidiary of the Company:

(1) that is formed solely for the purpose of, and that engages in no activities other than activities in connection with, financing accounts receivable of the Company and/or its Restricted Subsidiaries;

(2) that is designated by the Board of Directors as a Receivable Subsidiary pursuant to a Board of Directors’ resolution set forth in an Officers’ Certificate and delivered to the Trustee;

(3) that is either (a) a Restricted Subsidiary or (b) an Unrestricted Subsidiary designated in accordance with the covenant described under “—Certain Covenants—Limitation on Creation of Unrestricted Subsidiaries”;

(4) no portion of the Debt or any other obligation (contingent or otherwise) of which (a) is at any time Guaranteed by the Company or any Restricted Subsidiary (excluding Guarantees of obligations (other than any Guarantee of Debt) pursuant to Standard Securitization Undertakings), (b) is at any time recourse to or obligates the Company or any Restricted Subsidiary in any way, other than pursuant to Standard Securitization Undertakings or (c) subjects any asset of the Company or any other Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings (such Debt, “Non-Recourse Receivable Subsidiary Indebtedness”);

(5) with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than (a) contracts, agreements, arrangements and understandings entered into in the ordinary course of business on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company in connection with a Qualified Receivables Transaction as determined in good faith by the Board of Directors of the Company, (b) fees payable in the ordinary course of business in connection with servicing accounts receivable in connection with such a Qualified Receivables Transaction as determined in good faith by the Board of Directors of the Company and (c) any Purchase Money Note issued by such Receivable Subsidiary to the Company or a Restricted Subsidiary; and

(6) with respect to which neither the Company nor any other Restricted Subsidiary has any obligation (a) to subscribe for additional shares of Capital Interests therein or make any additional capital contribution or similar payment or transfer thereto except in connection with a Qualified Receivables Transaction or (b) to maintain or preserve the solvency or any balance sheet term, financial condition, level of income or results of operations thereof.

“Redeemable Capital Interests” in any Person means any equity security of such Person that by its terms (or by terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including the passage of time or the happening of an event), is required to be redeemed, is redeemable at the option of the holder thereof in whole or in part (including by operation of a sinking fund), or is convertible or exchangeable for Debt of such Person at the option of the holder thereof, in whole or in part, at any time prior to the Stated Maturity of the Notes; provided that only the portion of such equity security which is required to be redeemed, is so convertible or exchangeable or is so redeemable at the option of the holder thereof before such date will be deemed to be Redeemable Capital Interests. Notwithstanding the preceding sentence, any equity security that would constitute Redeemable Capital Interests solely because the holders of the equity security have the right to require the Company to repurchase such equity security upon the occurrence of a change of control or an asset sale will not constitute Redeemable Capital Interests if the terms of such equity security provide that the Company may not repurchase or redeem any such equity security pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments.” The amount of Redeemable Capital Interests deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Redeemable Capital Interests or portion thereof, exclusive of accrued dividends.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to the Indenture.

“Refinancing Debt” means Debt that refunds, refinances, renews, replaces or extends any Debt permitted to be Incurred by the Company or any Restricted Subsidiary pursuant to the terms of the Indenture, whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that

(i) the Refinancing Debt is subordinated to the Notes to at least the same extent as the Debt being refunded, refinanced or extended, if such Debt was subordinated to the Notes,

(ii) the Refinancing Debt is scheduled to mature either (a) no earlier than the Debt being refunded, refinanced or extended or (b) at least 91 days after the maturity date of the Notes,

(iii) the Refinancing Debt has a weighted average life to maturity at the time such Refinancing Debt is Incurred that is equal to or greater than the weighted average life to maturity of the Debt being refunded, refinanced, renewed, replaced or extended,

(iv) such Refinancing Debt is in an aggregate principal amount that is less than or equal to the sum of (a) the aggregate principal or accreted amount (in the case of any Debt issued with original issue discount, as such) then outstanding under the Debt being refunded, refinanced, renewed, replaced or extended, (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Debt being refunded, refinanced, renewed, replaced or extended and (c) the amount of reasonable and customary fees, expenses and costs related to the Incurrence of such Refinancing Debt, and

(v) such Refinancing Debt is Incurred by the same Person (or its successor) that initially Incurred the Debt being refunded, refinanced, renewed, replaced or extended, except that the Company may Incur Refinancing Debt to refund, refinance, renew, replace or extend Debt of any Restricted Subsidiary of the Company.

“Restricted Payment” is defined to mean any of the following:

(a) any dividend or other distribution declared and paid on the Capital Interests in the Company or on the Capital Interests in any Restricted Subsidiary of the Company that are held by, or declared and paid to, any Person other than the Company or a Restricted Subsidiary of the Company other than

(i) dividends, distributions or payments made solely in Qualified Capital Interests in the Company; and

(ii) dividends or distributions payable to the Company or a Restricted Subsidiary of the Company or to other holders of Capital Interests of a Restricted Subsidiary on a pro rata basis;

(b) any payment made by the Company or any of its Restricted Subsidiaries to purchase, redeem, acquire or retire any Capital Interests in the Company (including the conversion into, or exchange for, Debt, of any Capital Interests) other than any such Capital Interests owned by the Company or any Restricted Subsidiary;

(c) any payment made by the Company or any of its Restricted Subsidiaries (other than a payment made solely in Qualified Capital Interests in the Company) to redeem, repurchase, defease (including an in substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Debt of the Company or any Guarantor that is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes or Note Guarantees (excluding any Debt owed to the Company or any Restricted Subsidiary); except payments of principal and interest in anticipation of satisfying a sinking fund obligation or final maturity, in each case, within one year of the due date thereof;

(d) any Investment by the Company or a Restricted Subsidiary in any Person, other than a Permitted Investment; and

(e) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary;

provided, however, the transactions contemplated under the heading “Use of Proceeds” in this prospectus shall not constitute “Restricted Payments.”

“Restricted Subsidiary” means any Subsidiary that has not been designated as an “Unrestricted Subsidiary” in accordance with the Indenture.

“Sale and Leaseback Transaction” means any direct or indirect arrangement pursuant to which property is sold or transferred by the Company or a Restricted Subsidiary and is thereafter leased back as a capital lease by the Company or a Restricted Subsidiary.

“Security Agreement” means the security agreement to be dated as of the Issue Date between the Collateral Agent, the Company and the Guarantors (and any representative of Additional Secured Obligations that may become a party thereto) granting, among other things, a second-priority Lien on the ABL Collateral and a first-priority Lien on the Notes Collateral subject to Permitted Collateral Liens and Permitted Liens, in each case in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders of the Notes and the Holders of any Additional Secured Obligations, as amended, modified, restated, supplemented or replaced from time to time in accordance with its terms.

“Security Documents” means the Security Agreement, any mortgages, the Intercreditor Agreement and all of the security agreements, pledges, collateral assignments, mortgages, deeds of trust, trust deeds or other instruments evidencing or creating or purporting to create any Security Interests in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders of the Notes and the Holders of any Additional Secured Obligations, in all or any portion of the Collateral, as amended, modified, restated, supplemented or replaced from time to time.

“Security Interests” means the Liens on the Collateral created by the Security Documents in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders of the Notes (including any Permitted Additional Note Obligations) and any Holders of any Additional Secured Obligations.

“Senior Secured Note Documents” means the Indenture, Notes, the Note Guarantees and the Security Documents.

“Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Securities Act and Exchange Act, but shall not include any Unrestricted Subsidiary.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary which are reasonably customary in an accounts receivable securitization transaction as determined in good faith by the Board of Directors of the Company, including Guarantees by the Company or any Restricted Subsidiary of any of the foregoing obligations of the Company or a Restricted Subsidiary.

“Stated Maturity,” when used with respect to (i) any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal amount of such Note or such installment of interest is due and payable and (ii) any other Debt or any installment of interest thereon, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or such installment of interest is due and payable.

“Subsidiary” means, with respect to any Person, any corporation, limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Interests therein is, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Subsidiary of the Company that is a Guarantor.

“Successor Entity” means a corporation or other entity that succeeds to and continues the business of Ryerson Inc.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including, without limitation, any fuel price caps and fuel price collar or floor agreements and similar agreements or arrangements designed to protect against or manage fluctuations in fuel prices and any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Total Assets” means, at any time, the total consolidated assets of the Company and its Restricted Subsidiaries at such time, determined in accordance with GAAP.

“Treasury Rate” means with respect to the Notes, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to November 1, 2009 with respect to the Floating Rate Notes and November 1, 2011 with respect to the Fixed Rate Notes, as applicable; provided, however, that if the period from such redemption date to November 1, 2009 with respect to the Floating Rate Notes and November 1, 2011 with respect to the Fixed Rate Notes, as applicable, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Monies” means all cash and Cash Equivalents received by the Trustee:

(1) upon the release of Collateral from the Lien of the Indenture or the Security Documents, including all Net Cash Proceeds and Net Loss Proceeds and all moneys received in respect of the principal of all purchase money, governmental and other obligations;

(2) pursuant to the Security Documents;

(3) as proceeds of any sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the Indenture or any of the Security Documents or otherwise; or

(4) for application as provided in the relevant provisions of the Indenture or any Security Document or which disposition is not otherwise specifically provided for in the Indenture or in any Security Document;

provided, however, that Trust Monies shall in no event include any property deposited with the Trustee for any redemption, legal defeasance or covenant defeasance of Notes, for the satisfaction and discharge of the Indenture or to pay the purchase price of Notes pursuant to an Offer to Purchase in accordance with the terms of the Indenture and shall not include any cash received or applicable by the Trustee in payment of its fees and expenses.

“UCC “ means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other that the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Voting Interests” means, with respect to any Person, securities of any class or classes of Capital Interests in such Person entitling the holders thereof generally to vote on the election of members of the Board of Directors or comparable body of such Person.

BOOK ENTRY, DELIVERY AND FORM

The exchange notes will be represented by one or more notes in registered, global form without interest coupons, each, a Global Note, and will be deposited with the Trustee as a custodian for The Depository Trust Company (“DTC”), and registered in the name of a nominee of such depositary.

The Global Notes

We expect that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC, such individuals referred to herein as the participants, or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder, DTC or such nominee, as the case may be, will be considered the sole owner or holder represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the Indenture with respect to the notes.

Payments of the principal of, premium (if any), interest (including Additional Interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including Additional Interest) on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount at maturity of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

DTC has advised us that it will take any action permitted to be taken by a holder (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount at maturity of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants and which will be legended as set forth in the section entitled “Notice to Investors.”

DTC has advised us that it is:

•	is a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor we will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Notes in certificated registered form shall be transferred to all beneficial owners in exchange for their beneficial interests in the Global Notes if (i) DTC notifies the Company that it is unwilling or unable to continue as depository for the Global Notes and a successor depository is not appointed by the Company within ninety (90) days of such notice or (ii) an event of default has occurred under the indenture and is continuing and the registrar has received a request from the depository to issue notes in certificated registered form.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the exchange offer and purchase, ownership and disposition of the exchange notes, and does not purport to be a complete analysis of all potential tax consequences relating thereto. This discussion does not address all the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as financial institutions, banks, partnerships and other pass-through entities, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, insurance companies, dealers in securities or currencies, traders in securities, U.S. Holders (defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code.

The discussion is based on the provisions of the Code, U.S. Treasury Regulations promulgated thereunder, published rulings and procedures of the Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes.

We have not sought, nor will seek, any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of its partners will generally depend upon the status of the partners and the activities of the partnership. Partnerships and other entities classified as partnerships for U.S. federal income tax purposes and persons holding notes through partnerships and other entities classified as partnerships for U.S. federal income tax purposes should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of the notes.

Prospective investors should consult their own tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

Exchange Offer

The exchange of original notes for exchange notes pursuant to the exchange offer should not constitute a taxable event for U.S. federal income tax purposes. As a result:

•	a holder of original notes should not recognize taxable gain or loss as a result of the exchange of original notes for exchange notes pursuant to the exchange offer;

•	the holding period of the exchange notes should include the holding period of the original notes surrendered in exchange therefor; and

•	a holder’s adjusted tax basis in the exchange notes should be the same as such holder’s adjusted tax basis in the original notes surrendered in exchange therefor.

Tax Consequences of Holding Exchange Notes:

U.S. Holders

As used herein, “U.S. Holder” means a beneficial owner of the notes that is for U.S. federal income tax purposes:

•	an individual that is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or a political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source;

•

a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, and has elected to continue to be treated as a U.S. person; or

•	a person whose worldwide income or gain is otherwise subject to U.S. federal income tax on a net income basis.

Interest

A U.S. Holder must generally include interest on a note as ordinary income at the time such interest is received or accrued in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Market Discount

If a U.S. Holder purchases an exchange note (or purchased an original note which is exchanged for an exchange note) for an amount that is less than its stated redemption price at maturity, the amount of the difference will be treated as market discount for U.S. federal income tax purposes, unless this difference is less than a specified de minimis amount.

A U.S. Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount accrued on the note at the time of the payment or disposition unless this market discount has been previously included in income by the holder pursuant to an election by the holder to include market discount in income as it accrues or pursuant to an election to include in gross income all interest that accrues on any note (including stated interest, market discount and de minimis market discount, as adjusted by any amortizable bond premium) in accordance with a constant yield method based on the compounding of interest (a “constant yield election”). An election to report market discount in income as it accrues applies to all taxable debt obligations then owned and thereafter acquired by the holder and may be revoked only with the consent of the IRS. If the note is disposed of in certain nontaxable transactions, accrued market discount will be includible as ordinary income to the U.S. Holder as if such holder had sold the note in a taxable transaction at its then fair market value. In addition, unless the U.S. Holder has elected to include market discount in income as it accrues, such holder may be required to defer, until the maturity of the note or its earlier disposition (including certain nontaxable transactions), the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such note.

Bond Premium

If a U.S. Holder purchases an exchange note (or purchased an original note which is exchanged for an exchange note) for an amount that is greater than the sum of all amounts payable on the note other than stated interest, the holder will be considered to have purchased the note with amortizable bond premium. In general, amortizable bond premium with respect to any note will be equal in amount to the excess of the purchase price over the sum of all amounts payable on the note other than stated interest and the holder may elect to amortize this premium, using a constant yield method, over the remaining term of the note. A U.S. Holder may generally use the amortizable bond premium allocable to an accrual period to offset stated interest required to be included in such holder’s income with respect to the note in that accrual period. A U.S. Holder who elects to amortize bond premium must reduce his tax basis in the note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the holder and may be revoked only with the consent of the IRS. If a U.S. Holder makes a constant yield election (as described under “Market Discount” above) for a note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the holder’s debt instruments with amortizable bond premium and may be revoked only with the permission of the IRS with respect to debt instruments acquired after revocation.

Sale or Other Taxable Disposition of the Notes

A U.S. Holder will generally recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (excluding any amounts attributable to accrued and unpaid interest, which will be treated as ordinary interest income to the extent not previously included in such U.S. Holder’s income, and accrued marked discount) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the U.S. Holder’s cost therefore, increased by any market discount previously included in income and reduced by any amortized bond premium. Such recognized gain or loss generally will be capital gain or loss, and if the U.S. Holder is an individual that has held the note for more than one year, such capital gain will generally be subject to tax at long-term capital gain rates. A U.S. Holder’s ability to deduct capital losses may be limited.

Contingent Payments

In certain circumstances, we may be obligated to pay you amounts in excess of the stated interest and principal payable on the notes. Our obligation to make such payments may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” We intend to take the position that the notes should not be subject to these regulations. Our position is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Assuming such position is respected, a U.S. Holder would be required to include in income the amount of any such payments at the time such payments are received or accrued in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes. If the IRS successfully challenged this position, and the notes were treated as contingent payment debt instruments because of such payments, U.S. Holders might, among other things, be required to accrue interest income at higher rates than the stated interest rates on the notes and to treat any gain recognized on the sale or other disposition of a note as ordinary income rather than as capital gain. The regulations applicable to contingent payment debt instruments have not been the subject of authoritative interpretation and therefore the scope of the regulations is not certain. Purchasers of notes are urged to consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. Holder will be subject to backup withholding tax on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Tax Consequences of Holding Exchange Notes: Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder. For these purposes, a “Non-U.S. Holder” is a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident for U.S. federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a Holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a Holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

Interest

Subject to the discussion of backup withholding below, interest paid to a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax, provided that:

•	such Non-U.S. Holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	such Non-U.S. Holder is not a controlled foreign corporation that is related to us directly or constructively through stock ownership;

•	such Non-U.S. Holder is not a bank receiving interest on a loan entered into in the ordinary course of its trade or business;

•	such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States; and

•	we, or our paying agent, receive appropriate documentation establishing that the Non-U.S. Holder is not a U.S. person.

A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax at a 30% rate (or lower applicable treaty rate) on payments of interest on the notes unless the interest is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States.

If interest on the notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States (or is attributable to such holder’s permanent establishment, in the case where a tax treaty is applicable), such interest will be subject to U.S. federal income tax on a net income basis as described above in the discussion of U.S. Holders generally including the discussion of “Market Discount” and “Bond Premium” (and, with respect to corporate holders, may also be subject to a 30% branch profits tax). If interest is subject to U.S. federal income tax on a net income basis in accordance with these rules, such payments will not be subject to U.S. withholding tax so long as the Non-U.S. Holder provides the Issuer or its paying agent with the appropriate documentation (generally an IRS Form W-8ECI).

Sale or Other Taxable Disposition of the Notes

Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a note generally will not be subject to U.S. federal income tax, unless:

•	such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States; or

•	the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. federal income tax law applicable to certain expatriates.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments on the notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition and the Non-U.S. Holder may be subject to backup withholding tax on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entity the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

Each Participating Broker-Dealer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-marketing activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until             , 2009, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any such sale of exchange notes by Participating Broker-Dealers. Exchange notes received by Participating Broker-Dealers for their own account, pursuant to the exchange offer, may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer or the purchasers of any such exchange notes. Any Participating Broker-Dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any Participating Broker-Dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any Participating Broker-Dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedule of Ryerson Inc. and Subsidiary Companies and the consolidated financial statements of Joseph T. Ryerson & Son, Inc. and Subsidiary Companies as of December 31, 2007 and 2008 and for the year ended December 31, 2006, the period from January 1, 2007 to October 19, 2007, the period from October 20, 2007 to December 31, 2007 and the year ended December 31, 2008 included in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Ryerson Canada, Inc. and Subsidiary Companies as of December 31, 2007 and 2008 and for the year ended December 31, 2006, the period from January 1, 2007 to October 19, 2007, the period from October 20, 2007 to December 31, 2007 and the year ended December 31, 2008 included in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have agreed, so long as any initial notes remain outstanding, to make available to any holder or beneficial owner of initial notes in connection with any sale thereof and to any prospective purchaser of such initial notes from such holder or beneficial owner, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of the initial notes pursuant to Rule 144A under the Securities Act.

Upon effectiveness of the registration statement of which this prospectus is a part, we will become subject to the periodic reporting and to the informational requirements of the Exchange Act and will file information with the SEC, including annual, quarterly and current reports. You may read and copy any document we file with the SEC at the public reference facilities maintained by the SEC at the following address:

Public Reference Room

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

Please call the SEC at 1-800-0330 for further information on the operations of the public reference rooms.

Our SEC filings are also available at the SEC’s website at http://www.sec.gov and at our own website at http://www.ryerson.com. You may also obtain a copy of any our filings, at no cost, by writing to or telephoning us at the following address:

Ryerson Inc.

2621 West 15th Place

Chicago, IL 60608

(773) 762-2121

Attention: Counsel

Index to Consolidated Financial Statements

Page
Ryerson Inc. and Subsidiary Companies Audited Consolidated Financial Statements
Financial Statements
Report of Independent Registered Public Accounting Firm	F-2

Consolidated Statements of Operations and Retained Earnings (Accumulated Deficit) for the year ended December 31, 2008 and the period from October 20, 2007 to December 31, 2007 (Successor) and the period from January 1, 2007 to October 19, 2007 and the year ended December 31, 2006 (Predecessor)

F-3

Consolidated Statements of Cash Flows for the year ended December 31, 2008 and the period from October  20, 2007 to December 31, 2007 (Successor) and the period from January 1, 2007 to October 19, 2007 and the year ended December 31, 2006 (Predecessor)

F-4
Consolidated Balance Sheets at December 31, 2008 and 2007 (Successor)	F-5

Consolidated Statements of Stockholders’ Equity for the year ended December 31, 2008 and the period from October 20, 2007 to December 31, 2007 (Successor) and the period from January 1, 2007 to October 19, 2007 and the year ended December 31, 2006 (Predecessor)

F-6
Notes to Consolidated Financial Statements	F-8
Financial Statement Schedule
II—Valuation and Qualifying Accounts	F-44

Joseph T. Ryerson & Son, Inc. and Subsidiary Companies Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-45

Consolidated Statements of Operations and Retained Earnings (Accumulated Deficit) for the year ended December 31, 2008 and the period from October 20, 2007 to December 31, 2007 (Successor) and the period from January 1, 2007 to October 19, 2007 and the year ended December 31, 2006 (Predecessor)

F-46

Consolidated Statements of Cash Flows for the year ended December 31, 2008 and the period from October  20, 2007 to December 31, 2007 (Successor) and the period from January 1, 2007 to October 19, 2007 and the year ended December 31, 2006 (Predecessor)

F-47
Consolidated Balance Sheets at December 31, 2008 and 2007 (Successor)	F-48

Consolidated Statements of Stockholders’ Equity for the year ended December 31, 2008 and the period from October 20, 2007 to December 31, 2007 (Successor) and the period from January 1, 2007 to October 19, 2007 and the year ended December 31, 2006 (Predecessor)

F-49
Notes to Consolidated Financial Statements	F-50

Ryerson Canada, Inc. and Subsidiary Companies Audited Consolidated Financial Statements
Report of Independent Auditors	F-77

Consolidated Statements of Operations and Retained Earnings (Accumulated Deficit) for the year ended December 31, 2008 and the period from October 20, 2007 to December 31, 2007 (Successor) and the period from January 1, 2007 to October 19, 2007 and the year ended December 31, 2006 (Predecessor)

F-78

Consolidated Statements of Cash Flows for the year ended December 31, 2008 and the period from October  20, 2007 to December 31, 2007 (Successor) and the period from January 1, 2007 to October 19, 2007 and the year ended December 31, 2006 (Predecessor)

F-79
Consolidated Balance Sheets at December 31, 2008 and 2007 (Successor)	F-80

Consolidated Statements of Stockholders’ Equity for the year ended December 31, 2008 and the period from October 20, 2007 to December 31, 2007 (Successor) and the period from January 1, 2007 to October 19, 2007 and the year ended December 31, 2006 (Predecessor)

F-81
Notes to Consolidated Financial Statements	F-82

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Ryerson Inc.

We have audited the accompanying consolidated balance sheets of Ryerson Inc. and Subsidiary Companies (“the Company”) as of December 31, 2008 and 2007 and the related consolidated statements of operations, consolidated statements of stockholders’ equity, and cash flows of the Company for the year ended December 31, 2008 and for the period from October 20, 2007 through December 31, 2007 and of the Predecessor for the period from January 1, 2007 through October 19, 2007 and for the year ended December 31, 2006. Our audits also included the financial statement schedule listed in the index to the consolidated financial statements. These financial statements and schedule are the responsibility of management of the Company. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows, for the year ended December 31, 2008 and for the period from October 20, 2007 through December 31, 2007 and of the Predecessor for the period from January 1, 2007 through October 19, 2007 and for the year ended December 31, 2006, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the financial statements, the Company adopted the provisions of the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, in the 2006 and 2007 Predecessor periods.

/s/ Ernst & Young LLP

Chicago, Illinois

February 20, 2009

RYERSON INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions)

	Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006
Net sales	$5,309.8	$966.3	$5,035.6	$5,908.9
Cost of materials sold	4,597.7	829.1	4,307.1	5,050.9

Gross profit	712.1	137.2	728.5	858.0
Warehousing, delivery, selling, general and administrative	586.1	126.9	569.5	691.2
Restructuring and plant closure costs	—	—	5.1	4.5
Gain on sale of assets	—	—	(7.2)	(21.6)

Operating profit	126.0	10.3	161.1	183.9
Other expense:
Other income and (expense), net	21.4	2.4	(1.0)	1.0
Interest and other expense on debt	(109.9)	(30.8)	(55.1)	(70.7)

Income (loss) before income taxes & minority interest	37.5	(18.1)	105.0	114.2
Provision (benefit) for income taxes	11.7	(6.9)	36.9	42.4

Net income (loss) before minority interest	25.8	(11.2)	68.1	71.8
Minority interest	1.6	—	—	—

Net income (loss)	27.4	(11.2)	68.1	71.8
Dividends on preferred stock	—	—	0.2	0.2

Net income (loss) applicable to common stock	$27.4	$(11.2)	$67.9	$71.6

See Notes to Consolidated Financial Statements.

RYERSON INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006
Operating Activities:
Net income (loss)	$27.4	$(11.2)	$68.1	$71.8

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	37.7	7.3	32.5	40.0
Stock-based compensation	—	—	24.5	7.8
Minority interest, net of income tax	(1.6)	—	—	—
Deferred income taxes	(12.8)	5.5	30.8	(37.8)
Deferred employee benefit costs	(19.2)	(3.8)	(7.1)	(5.0)
Excess tax benefit from stock-based compensation	—	(12.2)	(1.9)	(5.8)
Restructuring and plant closure costs	—	—	1.3	1.0
Gain on retirement of debt	(18.2)	—	—	—
Gain on sale of property, plant and equipment and other assets	—	—	(7.2)	(21.6)
Change in operating assets and liabilities, net of effects of acquisitions:
Receivables	120.0	126.9	(68.3)	(34.6)
Inventories	263.1	(4.6)	488.6	(287.7)
Other assets	3.7	6.8	8.8	4.6
Accounts payable	(80.1)	(28.1)	48.9	(11.7)
Accrued liabilities	(50.3)	(16.4)	(10.5)	(5.8)
Accrued taxes payable/receivable	15.7	(17.0)	(51.3)	23.8
Other items	(6.1)	0.9	6.8	—

Net adjustments	251.9	65.3	495.9	(332.8)

Net cash provided by (used in) operating activities	279.3	54.1	564.0	(261.0)

Investing Activities:
Acquisitions, net of cash acquired	—	(1,065.4)	—	(17.6)
Decrease (increase) in restricted cash	(1.7)	0.5	(5.0)	—
Capital expenditures	(30.1)	(9.1)	(51.6)	(35.7)
Investment in joint venture	(7.1)	—	(0.2)	(28.9)
Increase in cash due to consolidation of joint venture	30.5	—	—	—
Loan to joint venture	(0.3)	—	—	—
Proceeds from sale of joint venture interest	1.0	—	—	—
Proceeds from sales of assets	—	—	—	54.3
Proceeds from sales of property, plant and equipment	31.7	4.4	32.8	11.2

Net cash provided by (used in) investing activities	24.0	(1,069.6)	(24.0)	(16.7)

Financing Activities:
Long-term debt issued	—	575.0	—	—
Long-term debt retired	—	—	—	(100.0)
Repayment of debt assumed in acquisition	—	(648.8)	—	(15.6)
Repayment of debt	(71.7)	—	—	—
Proceeds from credit and securitization facility borrowings	1,210.0	560.0	1,195.0	1,320.0
Repayment of credit and securitization facility borrowings	(1,770.0)	—	(1,355.0)	(1,185.0)
Net short-term proceeds/(repayments) under credit and securitization facilities	426.8	60.2	(401.5)	294.3
Credit and securitization facility issuance costs	(0.3)	(18.2)	(1.8)	(1.0)
Long-term debt issuance costs	(1.7)	(17.5)	—	—
Net increase (decrease) in book overdrafts	9.9	(1.7)	(3.1)	(17.8)
Dividends paid	(25.0)	—	(4.1)	(5.4)
Capital contribution from Parent	—	500.0	—	—
Acquisition of Treasury Stock	—	—	—	(0.6)
Proceeds from exercise of common stock options	—	—	3.0	10.7
Excess tax benefit from stock-based compensation	—	12.2	1.9	5.8

Net cash provided by (used in) financing activities	(222.0)	1,021.2	(565.6)	305.4

Net increase (decrease) in cash and cash equivalents	81.3	5.7	(25.6)	27.7
Effect of exchange rate changes on cash	(7.6)	—	—	—

Net change in cash and cash equivalents	73.7	5.7	(25.6)	27.7
Cash and cash equivalents—beginning of period	35.2	29.5	55.1	27.4

Cash and cash equivalents—end of period	$108.9	$35.2	$29.5	$55.1

Supplemental Disclosures
Cash paid during the period for:
Interest	$106.9	$12.1	$49.0	$66.8
Income taxes, net	9.7	2.8	58.7	53.7

See Notes to Consolidated Financial Statements.

RYERSON INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

(In millions, except shares)

	Successor
	At December 31, 2008	At December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$108.9	$35.2
Restricted cash (Note 14)	7.0	4.5
Receivables less provision for allowances, claims and doubtful accounts of $17.1 in 2008 and $14.8 in 2007	500.9	601.5
Inventories (Note 3)	820.1	1,069.7
Prepaid expenses and other assets	51.4	64.3

Total current assets	1,488.3	1,775.2
Investments and advances	49.0	80.1
Property, plant and equipment, net of accumulated depreciation (Note 4)	556.3	587.0
Deferred income taxes (Note 11)	59.1	14.7
Other intangible assets (Note 13)	13.9	14.8
Goodwill (Note 12)	76.4	68.5
Deferred charges and other assets	29.5	36.2

Total assets	$2,272.5	$2,576.5

Liabilities
Current liabilities:
Accounts payable	$224.9	$277.0
Accrued liabilities:
Salaries, wages and commissions	32.6	39.5
Deferred income taxes	46.6	97.4
Interest on debt	11.0	18.7
Restructuring liabilities (Note 10)	7.7	41.8
Other accrued liabilities	19.2	17.8
Short-term credit facility borrowings (Note 5)	65.8	29.7
Current portion of deferred employee benefits	14.0	17.6

Total current liabilities	421.8	539.5
Long-term debt (Note 5)	964.5	1,199.1
Taxes and other credits	12.6	15.6
Deferred employee benefits (Note 9)	490.7	323.1

Total liabilities	1,889.6	2,077.3

Commitments and contingencies (Note 17)

Minority Interest	39.0	—

Stockholders’ Equity
Common stock, $0.01 par value; 1,000 shares authorized; 100 shares issued at 2008 and 2007 (Note 6)	—	—
Capital in excess of par value	491.2	500.0
Retained earnings (accumulated deficit)	—	(11.2)
Accumulated other comprehensive income (loss)	(147.3)	10.4

Total stockholders’ equity	343.9	499.2

Total liabilities and stockholders’ equity	$2,272.5	$2,576.5

See Notes to Consolidated Financial Statements.

RYERSON INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In millions, except shares in thousands)

									Accumulated Other Comprehensive Income (Loss)
	Common Stock		Treasury Stock		Preferred Stock Series A		Capital in Excess of Par Value	Retained Earnings (Accumulated Deficit)	Foreign Currency Translation	Benefit Plan Liabilities	Unrealized Gain (Loss) on Derivative Instruments	Total
	Shares	Dollars	Shares	Dollars	Shares	Dollars	Dollars	Dollars	Dollars	Dollars	Dollars	Dollars
Predecessor
Balance at January 1, 2006	50,556	$50.6	(24,989)	$(729.0)	80	$0.1	$847.0	$468.4	$10.4	$(98.9)	$—	$548.6
Net income	—	—	—	—	—	—	—	71.8	—	—	—	71.8
Dividends declared: Common	—	—	—	—	—	—	—	(5.2)	—	—	—	(5.2)
Dividends declared: Preferred	—	—	—	—	—	—	—	(0.2)	—	—	—	(0.2)
Acquisition of treasury stock	—	—	(24)	(0.6)	—	—	—	—	—	—	—	(0.6)
Series A Conversion	—	—	1	—	(1)	—	—	—	—	—	—	—
Issued under stock-based compensation plans	—	—	918	28.5	—	—	(15.3)	—	—	—	—	(13.2)
Foreign currency translation	—	—	—	—	—	—	—	—	0.6	—	—	0.6
Changes in unrecognized benefit costs (net of tax provision of $11.9)	—	—	—	—	—	—	—	—	—	17.2	—	17.2
Adoption of SFAS 158 (net of tax benefit of $1.5)	—	—	—	—	—	—	—	—	—	3.2	—	3.2
Unrealized gain on derivative instruments	—	—	—	—	—	—	—	—	—	—	0.1	0.1

Balance at December 31, 2006	50,556	$50.6	(24,094)	$(701.1)	79	$0.1	$831.7	$534.8	$11.0	$(78.5)	$0.1	$648.7
Net income	—	—	—	—	—	—	—	68.1	—	—	—	68.1
Dividends declared: Common	—	—	—	—	—	—	—	(2.5)	—	—	—	(2.5)
Dividends declared: Preferred	—	—	—	—	—	—	—	(0.2)	—	—	—	(0.2)
Acquisition of treasury stock	—	—	—	—	—	—	—	—	—	—	—	—
Series A Conversion	—	—	5	0.1	(5)	—	(0.1)	—	—	—	—	—
Issued under stock-based compensation plans	—	—	211	6.4	—	—	1.0	—	—	—	—	7.4
Foreign currency translation	—	—	—	—	—	—	—	—	34.6	—	—	34.6
Changes in unrecognized benefit costs (net of tax benefit of $4.2)	—	—	—	—	—	—	—	—	—	(6.4)	—	(6.4)
Adoption of SFAS 158 change in measurement date (net of tax provision of $6.9)	—	—	—	—	—	—	—	(2.4)	—	10.6	—	8.2
Adoption of FIN 48	—	—	—	—	—	—	—	0.8	—	—	—	0.8
Unrealized loss on derivative instruments	—	—	—	—	—	—	—	—	—	—	(1.0)	(1.0)

Balance at October 19, 2007	50,556	$50.6	(23,878)	$(694.6)	74	$0.1	$832.6	$598.6	$45.6	$(74.3)	$(0.9)	$757.7

RYERSON INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In millions, except shares in thousands)—(Continued)

									Accumulated Other Comprehensive Income (Loss)			Total
	Common Stock		Treasury Stock		Preferred Stock Series A		Capital in Excess of Par Value	Retained Earnings (Accumulated Deficit)	Foreign Currency Translation	Benefit Plan Liabilities	Unrealized Gain (Loss) on Derivative Instruments
	Shares	Dollars	Shares	Dollars	Shares	Dollars	Dollars	Dollars	Dollars	Dollars	Dollars	Dollars
Successor
Initial capital contribution from Parent	—	$—	—	$—	—	$—	$500.0	$—	$—	$—	$—	$500.0
Net income	—	—	—	—	—	—	—	(11.2)	—	—	—	(11.2)
Foreign currency translation	—	—	—	—	—	—	—	—	(2.6)	—	—	(2.6)
Changes in unrecognized benefit costs (net of tax provision of $8.2)	—	—	—	—	—	—	—	—	—	13.0	—	13.0

Balance at December 31, 2007	—	$—	—	$—	—	$—	$500.0	$(11.2)	$(2.6)	$13.0	$—	$499.2
Net income	—	—	—	—	—	—	—	27.4	—	—	—	27.4
Foreign currency translation	—	—	—	—	—	—	—	—	(43.0)	—	—	(43.0)
Dividends	—	—	—	—	—	—	(8.8)	(16.2)	—	—	—	(25.0)
Changes in unrecognized benefit costs (net of tax benefit of $72.7)	—	—	—	—	—	—	—	—	—	(114.7)	—	(114.7)

Balance at December 31, 2008	—	$—	—	$—	—	$—	$491.2	$—	$(45.6)	$(101.7)	$—	$343.9

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1:  Statement of Accounting and Financial Policies

Business Description and Basis of Presentation. Pursuant to the Merger (see Note 2) dated October 19, 2007, Ryerson Inc. (“Ryerson”), a Delaware corporation, is a wholly-owned subsidiary of Rhombus Holding Corporation (“Parent”).

Ryerson conducts materials distribution operations in the United States through its wholly-owned direct and indirect subsidiaries Joseph T. Ryerson & Son, Inc. (“JT Ryerson”), and in Canada through its indirect wholly-owned subsidiary Ryerson Canada, Inc., a Canadian corporation (“Ryerson Canada”). Unless the context indicates otherwise, Ryerson, JT Ryerson, and Ryerson Canada, together with their subsidiaries, are collectively referred to herein as “we,” “us,” “our,” or the “Company.”

Effective January 1, 2007, Ryerson’s operating subsidiaries Integris Metals Ltd., a Canadian federal corporation and Ryerson Canada, Inc., an Ontario corporation, were amalgamated as Ryerson Canada, Inc. Ryerson’s operating subsidiary Lancaster Steel Service Company, Inc., a New York corporation, was merged into JT Ryerson effective July 1, 2007.

In addition to our United States and Canada operations, we conduct materials distribution operations in China through VSC-Ryerson China Limited, a company in which we have a 50% direct ownership percentage and indirectly control an additional 30% through affiliates of our Parent, as well as in India through Tata Ryerson Limited, a joint venture with the Tata Iron & Steel Corporation, an integrated steel manufacturer in India.

Due to the Merger (See Note 2), fiscal 2007 consists of two separate periods of January 1, 2007 to October 19, 2007 (Predecessor) and October 20, 2007 to December 31, 2007 (Successor).

Principles of Consolidation. The Company consolidates entities in which it owns or controls more than 50% of the voting shares. All significant intercompany balances and transactions have been eliminated in consolidation. Additionally, variable interest entities that do not have sufficient equity investment to permit the entity to finance its activities without additional subordinated support from other parties or whose equity investors lack the characteristics of a controlling financial interest for which the Company is the primary beneficiary are included in the consolidated financial statements. There were no such variable entities that were required to be consolidated as of December 31, 2008 or 2007.

Business Segments. Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS 131”), establishes standards for reporting information on operating segments in interim and annual financial statements. We had six operating segments based on geographic regions at December 31, 2008. Under the aggregation criteria set forth in SFAS 131, we operate in only one reportable operating segment known as metal service centers. Our Chief Executive Officer, who is considered to be our chief operating decision maker, reviews financial information presented on an operating segment basis for purposes of making operating decisions and assessing financial performance.

Minority Interests. We record the non-owned equity interests of our consolidated subsidiaries as minority interests on our Consolidated Balance Sheets. The minority ownership interest of our earnings or loss, net of tax, is classified as “Minority interests” in our Consolidated Statements of Operations.

Equity Investments. Investments in affiliates in which the Company’s ownership is 20% to 50% are accounted for by the equity method. Equity income is reported in “Cost of materials sold” in the Consolidated Statements of Operations. Equity income during the year ended December 31, 2008 totaled $7.6 million, for the period from October 20, 2007 to December 31, 2007 totaled $0.9 million, for the period from January 1, 2007 to October 19, 2007 totaled $0.8 million, and for the year ended December 31, 2006 totaled $4.4 million.

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to the financial statements. Changes in such estimates may affect amounts reported in future periods.

Revenue Recognition. Revenue is recognized in accordance with Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition.” Revenue is recognized upon delivery of product to customers. The timing of shipment is substantially the same as the timing of delivery to customers given the proximity of the Company’s distribution sites to its customers. Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net (excluded from revenues) basis.

Provision for allowances, claims and doubtful accounts. The Company performs ongoing credit evaluations of customers and sets credit limits based upon review of the customers’ current credit information and payment history. The Company monitors customer payments and maintains a provision for estimated credit losses based on historical experience and specific customer collection issues that the Company has identified. Estimation of such losses requires adjusting historical loss experience for current economic conditions and judgments about the probable effects of economic conditions on certain customers. The Company cannot guarantee that the rate of future credit losses will be similar to past experience. The Company considers all available information when assessing the adequacy of the provision for allowances, claims and doubtful accounts.

Stock-Based Compensation. Effective January 1, 2006, the Company adopted Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment” (“SFAS 123R”) using the modified prospective method, in which compensation cost was recognized beginning with the effective date for (a) all share-based payments granted after the effective date and (b) all awards granted to employees prior to the effective date of SFAS 123R that remained unvested on the effective date. Results for prior periods have not been restated.

As permitted under SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), the Company elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations in accounting for stock-based awards to employees through December 31, 2005. Accordingly, compensation cost for stock options and nonvested stock grants was measured as the excess, if any, of the market price of the Company’s common stock at the date of grant over the exercise price and was charged to operating expense over the vesting period.

With the adoption of SFAS 123R, the Company elected to amortize stock-based compensation for awards granted on or after the adoption of SFAS 123R on January 1, 2006 on a straight-line basis over the requisite service (vesting) period for the entire award. For awards granted prior to January 1, 2006, compensation costs are amortized in a manner consistent with FASB Interpretation (“FIN”) No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.”

Shipping and Handling Fees and Costs. Shipping and handling fees billed to customers are classified in “Net Sales” in our Consolidated Statement of Operations. Shipping and handling costs, primarily distribution costs, are classified in “Warehousing, delivery, selling, general and administrative” expenses in our Consolidated Statement of Operations. These costs totaled $100.6 million for the year ended December 31, 2008, $19.5 million for the period October 20 to December 31, 2007, $88.4 million for the period January 1 to October 19, 2007 and $117.7 million and for the year ended December 31, 2006.

Benefits for Retired Employees. The estimated cost of the Company’s defined benefit pension plan and its postretirement medical benefits are determined annually after considering information provided by consulting actuaries. The cost of these benefits for retirees is accrued during their term of employment (see Note 9). Pensions are funded in accordance with the requirements of the Employee Retirement Income Security Act

(“ERISA”) of 1974 and the Pension Protection Act of 2006 into a trust established for the Ryerson Pension Plan. Costs for retired employee medical benefits are funded when claims are submitted. Certain salaried employees are covered by a defined contribution plan, for which the cost is expensed in the period earned.

In September 2006, the FASB issued SFAS No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS158”). SFAS 158 requires an employer to recognize in its consolidated balance sheet an asset for a plan’s overfunded status or a liability for a plan’s underfunded status, measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year, and recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Those changes are reported in comprehensive income and as a separate component of stockholders’ equity. During 2006, we adopted SFAS 158 and recognized the underfunded status of our plans in the consolidated balance sheet and adopted the fiscal year end measurement date provisions of SFAS 158 during the first quarter of 2007 (see Note 9).

Cash Equivalents. Cash equivalents reflected in the financial statements are highly liquid, short-term investments with original maturities of three months or less that are an integral part of the Company’s cash management portfolio. Checks issued in excess of funds on deposit at the bank represent “book” overdrafts and are reclassified to accounts payable. Amounts reclassified totaled $38.2 million and $28.3 million at December 31, 2008 and 2007, respectively.

Inventory Valuation. Inventories are stated at the lower of cost or market value. We use the last-in, first-out (“LIFO”) method for valuing our domestic inventories. We use the weighted-average cost and the specific cost method for valuing our foreign inventories. See Note 3.

Property, Plant and Equipment. Property, plant and equipment are depreciated, for financial reporting purposes, using the straight-line method over the estimated useful lives of the assets. The provision for depreciation in all periods presented is based on the following estimated useful lives of the assets:

Land improvements	20 years
Buildings	45 years
Machinery and equipment	15 years
Furniture and fixtures	10 years
Transportation equipment	6 years

Expenditures for normal repairs and maintenance are charged against income in the period incurred.

Goodwill. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), goodwill is reviewed at least annually for impairment using a two-step approach. In the first step, the Company tests for impairment of goodwill by estimating the fair values of its reporting units using the present value of future cash flows approach, subject to a comparison for reasonableness to its market capitalization at the date of valuation. If the carrying amount exceeds the fair value, the second step of the goodwill impairment test is performed to measure the amount of the impairment loss, if any. In the second step the implied fair value of the goodwill is estimated as the fair value of the reporting unit used in the first step less the fair value of all other net tangible and intangible assets of the reporting unit. If the carrying amount of goodwill exceeds its implied fair market value, an impairment loss is recognized in an amount equal to that excess, not to exceed the carrying amount of the goodwill. In addition, goodwill of a reporting unit is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. The Company performs its annual impairment testing during the fourth quarter.

Long-lived Assets and Other Intangible Assets. Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment is recognized. Any related impairment loss is calculated based upon comparison of the fair value to the carrying value of the asset. Separate intangible assets that have finite useful lives are amortized over their useful lives. An impaired intangible asset would be written down to fair value, using the discounted cash flow method. Other intangible assets were amortized primarily over a period of 3 to 5 years prior to October 19, 2007 and over a period of 13 years after October 20, 2007.

Deferred financing costs associated with the issuance of debt are being amortized using the effective interest method over the life of the debt (see Note 5).

Income Taxes. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company follows detailed guidelines in each tax jurisdiction when reviewing tax assets recorded on the balance sheet and provides for valuation allowances when it is more likely than not that the asset will not be realized.

Earnings Per Share Data. As the Company’s stock is not publicly traded, earnings (loss) per common share data is excluded from presentation.

Foreign Currency Translation. The Company translates assets and liabilities of its foreign subsidiaries, where the functional currency is the local currency, into U.S. dollars at the current rate of exchange on the last day of the reporting period. Revenues and expenses are translated at the average monthly exchange rates prevailing during the year.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. On February 12, 2008, the FASB issued Staff Position No. 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”) which amends SFAS 157 to delay the effective date for all non-financial assets and non-financial liabilities, except for those that are recognized at fair value in the financial statements on a recurring basis. As allowed by FSP 157-2, the Company partially adopted SFAS 157 on January 1, 2008. Accordingly, the Company has followed the SFAS 157 guidance to value its financial assets and liabilities that are routinely adjusted to fair value, predominantly derivatives. The adoption did not have a material impact on our consolidated financial statements. The remaining assets and liabilities to which the FSP 157-2 deferral relates, will be measured at fair value as applicable beginning in fiscal 2009.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities, Including an amendment of FASB Statement No. 115” (“SFAS 159”). This Statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 is effective as of the beginning of fiscal 2008. The adoption of SFAS 159 did not have a material effect on our results of operations and financial position.

In December 2007, the FASB released SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”). This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141(R) requires the acquiring entity in a business combination to recognize the full fair value of the assets acquired and liabilities assumed in the transaction at the acquisition date; the immediate expense recognition of transaction costs; and

accounting for restructuring plans separately from the business combination among others. SFAS 141(R) fundamentally changes many aspects of existing accounting requirements for business combinations. As such, if the Company enters into any business combinations after the adoption of SFAS 141(R), a transaction may significantly impact the Company’s financial position and earnings, but not cash flows, compared to the Company’s recent acquisitions, accounted for under existing U.S. GAAP requirements, due to the reasons described above.

In December 2007, the FASB released SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” (“SFAS 160”). This statement requires entities to report noncontrolling (minority) interests as a component of shareholders’ equity on the balance sheet; include all earnings of a consolidated subsidiary in consolidated results of operations; and treat all transactions between an entity and noncontrolling interest as equity transactions between the parties. SFAS 160 is effective for the Company’s fiscal year beginning 2009 and adoption is prospective only; however, presentation and disclosure requirements described above must be applied retrospectively. We are currently assessing the impact of SFAS 160 on our financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures About Derivative Instruments and Hedging Activities” (“SFAS 161”). This statement is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. We are currently assessing the impact of SFAS 161 on our financial statements.

In May 2008, the FASB issued Staff Position (“FSP”) Accounting Principles Board (“APB”) Opinion No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” The FSP clarifies the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion. The FSP requires issuers to account separately for the liability and equity components of certain convertible debt instruments in a manner that reflects the issuer’s nonconvertible debt (unsecured debt) borrowing rate when interest cost is recognized. The FSP requires bifurcation of a component of the debt, classification of that component in equity and the accretion of the resulting discount on the debt to be recognized as part of interest expense in our consolidated statement of operations. The FSP requires retrospective application to the terms of instruments, as they existed for all periods presented. The FSP is effective for us as of January 1, 2009 and early adoption is not permitted. The Company is currently evaluating the potential impact of FSP APB 14-1 upon its consolidated financial statements.

In December 2008, the FASB issued Staff Position FAS 132(R)-1, “Employer’s Disclosures about Postretirement Benefit Plan Assets” (“FSP FAS 132(R)-1”). FSP FAS 132(R)-1 amends SFAS No. 132 (Revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits”, to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. The disclosures about plan assets required by this FSP shall be provided for fiscal years ending after December 15, 2009.

Note 2:  Business Combination

Platinum Acquisition

On October 19, 2007, the merger of Rhombus Merger Corporation (“Sub”), a wholly-owned subsidiary of Rhombus Holding Corporation (“Parent”), with and into Ryerson (the “Merger”), was consummated in accordance with the Agreement and Plan of Merger, dated July 24, 2007, by and among Ryerson, Parent and Sub (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, each outstanding share of Ryerson Common Stock and Series A $2.40 Cumulative Convertible Preferred Stock was converted into the right to receive $34.50 in cash. Upon the closing of the Merger, Ryerson became a wholly-owned subsidiary of Parent. Parent is owned by affiliates of Platinum Equity, LLC.

On October 19, 2007, the Sub issued $150 million floating rate senior secured notes due November 1, 2014 (“initial floating rate notes”) and $425 million 12% senior secured notes due November 1, 2015 (“initial fixed rate notes”). The Sub was formed solely for the purpose of merging with and into Ryerson. Ryerson is the surviving corporation of the Merger and assumed the obligations of the Sub. Also, on October 19, 2007, the Sub entered into a 5-year, $1.35 billion revolving credit facility agreement (“Credit Facility”) with a maturity date of October 18, 2012. In addition to the new debt, the Sub received a $500 million capital contribution from the Parent. The proceeds from the issuance of the initial floating rate and initial fixed rate notes, the initial borrowings under the Credit Facility and the capital contribution were used to (i) finance the Merger; (ii) repay and terminate our Amended Credit Facility and Securitization Facility; (iii) purchase our 8 1/4% Senior Notes due 2011 (“2011 Notes”) and pay related tender offer costs; (iv) purchase our 3.50% Convertible Senior Notes due 2024 (“2024 Notes”) and pay related conversion premiums; and (v) pay other costs and expenses related to the transactions.

The Merger has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the identifiable assets and liabilities based on estimated fair values at the acquisition date. Sub acquired all the capital stock of Ryerson for a cash purchase price of $1,065 million, net of cash acquired, plus the assumption of $653 million of debt. Goodwill recorded in connection with the Platinum Acquisition is not deductible for income tax purposes.

A summary of the preliminary fair values of the assets acquired and liabilities assumed is as follows:

	At October 19, 2007
	(In millions)
Cash and cash equivalents	$29.5
Restricted cash	5.0
Accounts receivable	726.8
Inventories	1,061.5
Prepaid expenses and other current assets	55.1
Investments and advances	72.9
Property, plant & equipment	585.0
Goodwill	74.9
Other Intangibles	15.0
Other assets	23.0

Total assets acquired		2,648.7
Current liabilities	(536.2)
Long-term debt	(652.9)
Deferred employee benefits and other credits	(364.7)

Total liabilities assumed		(1,553.8)

Net assets acquired		$1,094.9

The following unaudited pro forma information presents consolidated results of operations for the years ended December 31, 2007 and 2006 as if the Merger on October 19, 2007 had occurred January 1, 2006:

	Pro Forma Year Ended December 31,
	2007	2006
	(In millions)
Net sales	$6,001.9	$5,908.9
Net income (loss)	99.0	90.9

VSC-Ryerson China Limited

On October 31, 2008, our Parent acquired an additional 20% interest in VSC-Ryerson China Limited (“VSC-Ryerson”), a joint venture with Van Shung Chong Holdings Limited, increasing our Parent’s ownership percentage to 60%. On December 31, 2008, Van Shung Chong Holdings Limited sold an additional 20% interest in VSC-Ryerson: 10% interest was purchased by an affiliate of our Parent, with the remaining 10% interest purchased by a subsidiary of Ryerson. Ryerson’s total contribution in 2008 was $7.1 million, increasing its direct ownership percentage to 50%. Based on our voting control through our Parent, we have fully consolidated the operations of VSC-Ryerson as of October 31, 2008.

Lancaster Steel Service Company, Inc.

On October 4, 2006, JT Ryerson acquired Lancaster Steel Service Company, Inc. (“Lancaster Steel”) for a cash purchase price of $18 million, plus assumption of approximately $16 million of debt. Lancaster Steel is a metal service center company based in upstate New York, which was founded in 1963 and operates from facilities in Lancaster and Liverpool, N.Y. The acquisition has been accounted for by the purchase method of accounting, and the purchase price has been allocated to the preliminary fair value of assets acquired and liabilities assumed. The Company paid for the acquisition with funds borrowed under its credit facility. This acquisition is not considered to be material to the Company, and, therefore, pro forma information has not been presented.

Note 3:  Inventories

Inventories were classified on December 31 as follows:

	At December 31,
	2008	2007
	(In millions)
In process and finished products	$820.1	$1,069.7

The difference between current cost of inventory as compared to the stated LIFO value was $102 million and $11 million at December 31, 2008 and 2007, respectively. Approximately 90% of inventories are accounted for under the LIFO method at December 31, 2008 and 2007. Non-LIFO inventories consist primarily of inventory at our foreign facilities using the weighted-average cost and specific cost methods.

During the period from January 1, 2007 to October 19, 2007 as well as during 2008, inventory quantities were reduced. These reductions resulted in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the cost of current year purchases. The effect of the LIFO liquidations decreased cost of goods sold during the period from January 1, 2007 to October 19, 2007 and for the year ended 2008 by approximately $69 million and $16 million and increased net income by approximately $42 million and $10 million, respectively.

Note 4:  Property, Plant and Equipment

Property, plant and equipment consisted of the following at December 31:

	At December 31,
	2008	2007
	(In millions)
Land and land improvements	$109.5	$144.6
Buildings and leasehold improvements	199.2	195.8
Machinery, equipment and other	274.3	232.1
Construction in progress	9.9	21.6

Total	592.9	594.1
Less: Accumulated depreciation	36.6	7.1

Net property, plant and equipment	$556.3	$587.0

Note 5:  Long-Term Debt

Long-term debt consisted of the following at December 31:

	At December 31,
	2008	2007
	(In millions)
Credit Facility	$518.3	$649.7
12% Senior Notes due 2015	382.2	425.0
Floating Rate Senior Notes due 2014	102.9	150.0
8 1/4% Senior Notes due 2011	4.1	4.1
Foreign debt	22.8	—

Total debt	1,030.3	1,228.8
Less:
Short-term credit facility borrowings	43.0	29.7
Foreign debt	22.8	—

Total long-term debt	$964.5	$1,199.1

The principal payments required to be made on debt during the next five fiscal years are shown below:

Amount
(In millions)
For the year ended 12/31/09	$22.8
For the year ended 12/31/10	—
For the year ended 12/31/11	4.1
For the year ended 12/31/12	518.3
For the year ended 12/31/13	—
For the years ended thereafter	485.1

Credit Facility

On October 19, 2007, the Sub entered into a 5-year, $1.35 billion revolving credit facility agreement with a maturity date of October 18, 2012. Initial proceeds from the Credit Facility were used to finance the Merger and pay merger related transaction costs.

At December 31, 2008, the Company had $518.3 million of outstanding borrowings, $32 million of letters of credit issued and $469 million available under the $1.35 billion Credit Facility compared to $649.7 million of outstanding borrowings, $31 million of letters of credit issued and $392 million available at December 31, 2007. The weighted average interest rate on the borrowings under the Credit Facility was 2.4 percent and 6.5 percent at December 31, 2008 and 2007, respectively.

Amounts outstanding under the Credit Facility bear interest at a rate determined by reference to the base rate (Bank of America’s prime rate) or a LIBOR rate or, for the Company’s Canadian subsidiary which is a borrower, a rate determined by reference to the Canadian base rate (Bank of America-Canada Branch’s “Base Rate” for loans in U.S. Dollars in Canada) or the BA rate (average annual rate applicable to Canadian Dollar bankers’ acceptances) or a LIBOR rate and the Canadian prime rate (Bank of America-Canada Branch’s “Prime Rate.”). The spread over the base rate and Canadian prime rate is between 0.25% and 1.00% and the spread over the LIBOR and for the bankers’ acceptances is between 1.25% and 2.00%, depending on the amount available to be borrowed. Overdue amounts and all amounts owed during the existence of a default bear interest at 2% above the rate otherwise applicable thereto.

Borrowings under the Credit Facility are secured by first-priority liens on all of the inventory, accounts receivable, lockbox accounts and related assets of the Company, other subsidiary borrowers and certain other U.S. subsidiaries of the Borrower that act as guarantors.

The Credit Facility contains covenants that, among other things, restrict the Company and its subsidiaries with respect to the incurrence of debt, the creation of liens, transactions with affiliates, mergers and consolidations, sales of assets and acquisitions. The Credit Facility also requires that, if availability under the Credit Facility declines to a certain level, the Company maintain a minimum fixed charge coverage ratio as of the end of each fiscal quarter and includes defaults upon (among other things) the occurrence of a change of control of the Company.

The lenders under the Credit Facility have the ability to reject a borrowing request if any event, circumstance or development has occurred that has had or could reasonably be expected to have a material adverse effect on the Company. If the Company, any of the other borrowers or any significant subsidiaries of the other borrowers becomes insolvent or commences bankruptcy proceedings, all amounts borrowed under the Credit Facility will become immediately due and payable.

Initial Notes

On October 19, 2007, Merger Sub issued $150 million Floating Rate Senior Secured Notes due November 1, 2014 and $425 million 12% Senior Secured Notes due November 1, 2015. The floating rate notes bear interest at a rate, reset quarterly, of LIBOR plus 7.375% per annum. The fixed rate notes bear interest at a rate of 12% per annum. The initial notes are fully and unconditionally guaranteed on a senior secured basis by certain of our existing and future (including those existing future and domestic subsidiaries that are co-borrowers or guarantee obligations under our Credit Facility).

At December 31, 2008, $382.2 million of the initial fixed rate notes and $102.9 million of the initial floating rate notes remain outstanding. During 2008, $42.8 million principal amount of the initial fixed rate notes and $47.1 million principal amount of the initial floating rate notes were repurchased and retired, resulting in the recognition of a $18.2 million gain.

The initial notes and guarantees are secured on a second-priority basis by a lien on the assets that secure our obligations under our new revolving Credit Facility. The initial notes contain customary covenants that, among other things, limit, subject to certain exceptions, our ability, and the ability of our restricted subsidiaries, to incur additional indebtedness, pay dividends on our capital stock or repurchase our capital stock, make investments, sell assets, engage in acquisitions, mergers or consolidations or create liens or use assets as security in other transactions.

The initial floating rate notes and initial fixed rate notes will be redeemable by Ryerson, in whole or in part, at any time on or after November 1, 2009 and 2011, respectively, at specified redemption prices. Additionally, on or prior to November 1, 2009 and 2010, we may redeem up to 35% of the outstanding initial floating rate notes and initial fixed rate notes, respectively, with the net proceeds of specified equity offerings at specified redemption prices. If a change of control occurs, we must offer to purchase the initial notes at 101% of their principal amount, plus accrued and unpaid interest.

Pursuant to a registration rights agreement, we agreed to file with the SEC by July 15, 2008, a registration statement with respect to an offer to exchange each of the notes for a new issue of our debt securities registered under the Securities Act, with terms substantially identical to those of the initial floating rate notes and initial fixed rate notes and to consummate an exchange offer after filing no later than November 12, 2008. We did not consummate an exchange offer by November 12, 2008 and therefore, we are required to pay additional interest to the holders of the initial notes. As a result, we anticipate that we will be required to pay approximately $1 million of additional interest to the holders of the initial notes for the interest payment on May 1, 2009. Upon completion of the exchange offer, our obligation to pay additional interest will cease. See the section entitled “The Exchange Offer—additional interest” for more information regarding the terms of the notes.

Proceeds from the issuance of the initial notes were used to repay the outstanding borrowings and accrued interest under our prior amended credit facility and securitization facility, repay the 2011 Notes and 2024 Notes, finance the merger and pay other merger related costs.

Amended Credit Facility

On January 26, 2007, the Company entered into an amended and restated revolving credit facility of $1.1 billion that would have expired on January 4, 2011. This transaction resulted in a 5-year, $750 million revolving credit facility (the “Amended Credit Facility”). During the first quarter of 2007, $2.7 million of unamortized debt issuance costs associated with our prior credit facility were written off upon entering into the Amended Credit Facility agreement. The Amended Credit Facility was repaid and terminated in connection with the Merger (see Note 2) on October 19, 2007. The weighted average interest rate on the borrowings under the Company’s prior revolving credit facility agreement was 6.9 percent at December 31, 2006.

Securitization Facility

On January 26, 2007, Ryerson Funding LLC, a wholly-owned special purpose subsidiary of JT Ryerson entered into a 5-year, $450 million revolving securitization facility (the “Securitization Facility”). The Securitization Facility was repaid and terminated in connection with the Merger (see Note 2) on October 19, 2007.

$175 Million 3.50% Convertible Senior Notes due 2024

As a result of the Merger (see Note 2), $175 million principal of the 2024 Notes were repurchased and retired between October 20, 2007 and December 31, 2007. During the first quarter of 2007, $2.9 million of unamortized debt issuance costs associated with the 2024 Notes were written off as a consequence of the Notes becoming convertible and being classified as short-term debt.

$150 Million 8 1/4% Senior Notes due 2011

As a result of the Merger (see Note 2), $145.9 million principal of the 2011 Notes were repurchased between October 20, 2007 and December 31, 2007 with $4.1 million outstanding at December 31, 2008 and 2007. The 2011 Notes pay interest semi-annually and mature on December 15, 2011.

The 2011 Notes contained covenants, substantially all of which were removed pursuant to an amendment of the 2011 Notes as a result of the tender offer to repurchase the notes upon the Merger.

Foreign Debt

Based on our voting control of VSC-Ryerson, we have fully consolidated the operations of VSC-Ryerson as of October 31, 2008. Of the total borrowings of $22.8 million outstanding at December 31, 2008, $14.1 million was owed to banks in Asia at a weighted average interest rate of 5.6% secured by inventory and property, plant and equipment. VSC-Ryerson also owed $8.7 million at December 31, 2008 to Van Shung Chong Holdings Limited, our joint venture partner, at a weighted average interest rate of 2.9%.

Note 6:  Stockholders’ Equity

On October 19, 2007, the Merger of Sub, a wholly-owned subsidiary of Parent, with and into Ryerson, was consummated in accordance with the Agreement and Plan of Merger, dated July 24, 2007, by and among Ryerson, Parent and Sub. Ryerson is the surviving corporation of the merger. Pursuant to the terms of the Merger Agreement, each outstanding share of Ryerson common stock and Series A $2.40 cumulative convertible preferred stock was converted into the right to receive $34.50 in cash.

In connection with the Merger, all of the Ryerson common stock, Series A $2.40 convertible preferred stock and stock owned by the Company as treasury stock was retired. On October 19, 2007, Ryerson also amended its Certificate of Incorporation and authorized 1,000 shares of common stock, $0.01 par value per share and issued 100 shares of common stock. As of December 31, 2008 and 2007, the Company had 100 shares of common stock issued and outstanding.

Dividends declared for common stock was $0.10 per share for the period January 1, 2007 to October 19, 2007 and $0.20 per share for the year ended December 31, 2006. Dividends declared for preferred stock was $1.20 per share for the period January 1, 2007 to October 19, 2007 and $2.40 per share for the year ended December 31, 2006. Prior to October 19, 2007, dividends were paid quarterly. We declared and paid a dividend of $25.0 million to Parent in April 2008.

Note 7:  Stock-Based Compensation

Effective January 1, 2006, the Company adopted SFAS 123R, using the modified prospective method, in which compensation cost was recognized beginning with the effective date for (a) all share-based payments granted after the effective date and (b) all awards granted to employees prior to the effective date of SFAS 123R that remained unvested on the effective date. In accordance with the modified prospective method, results for prior periods have not been restated.

Prior to the adoption of SFAS 123R, as permitted under SFAS 123, the Company elected to follow APB 25 and related interpretations in accounting for stock-based awards to employees through December 31, 2005. Accordingly, compensation cost for stock options and nonvested stock grants was measured as the excess, if any, of the market price of the Company’s common stock at the date of grant over the exercise price and was charged to operating expense over the vesting period. The majority of stock-based compensation expense prior to the adoption of SFAS 123R related to performance awards and nonvested stock grants. The following table illustrates stock-based compensation recognized in the statement of operations by category of award:

	Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006
	(In millions)
Stock-based compensation related to:
Performance awards	$—	$—	$19.6	$5.5
Grants of nonvested stock	—	—	3.4	1.9
Stock options granted to employees and directors	—	—	—	0.1
Supplemental savings plan	—	—	1.0	0.3
Stock appreciation rights	—	—	0.5	—

Stock-based compensation recognized in the statement of operations	$—	$—	$24.5	$7.8

There were no stock-based awards issued or outstanding after October 19, 2007. The total tax benefit realized for the tax deduction for stock-based compensation was $12.2 million for the period October 20, 2007 to December 31, 2007, $1.9 million for the period January 1 to October 19, 2007, and $5.7 million for the year ended December 31, 2006.

With the adoption of SFAS 123R, the Company elected to amortize stock-based compensation for awards granted on or after the adoption of SFAS 123R on a straight-line basis over the requisite service (vesting) period for the entire award. For awards granted prior to January 1, 2006, compensation costs were amortized in a manner consistent with FIN 28. The stock-based compensation cost that has been recognized in the statement of operations is included in the Warehousing, delivery, selling, general and administrative line item.

Company Plans and Directors’ Compensation Plan

The Company had various equity based plans which include the 2002 Incentive Stock Plan, the 1999 Incentive Stock Plan, the 1995 Incentive Stock Plan and the Directors’ Compensation Plan (collectively, the

“Corporation Equity Plans”). Effective and upon the consummation of the Merger (see Note 2) on October 19, 2007, the Corporation Equity Plans were terminated. No new equity based compensation plans were created after October 19, 2007.

Supplemental Savings Plan

The Company’s nonqualified unfunded supplemental savings plan allows highly compensated employees who make the maximum annual 401(k) contributions allowed by the Internal Revenue Code to the savings plan to make additional contributions of their base salary exceeding the IRS-allowed limits to the nonqualified supplemental savings plan and to receive the same level of benefits (including a credit for Company matching contributions) they would have received if those IRS limits did not exist. The nonqualified supplemental savings plan allows deferred amounts to be credited with interest at the rate paid by the qualified savings plan’s most restrictive fund, the Managed Income Portfolio Fund II (or successor fund), or to be accounted for as phantom stock units. The phantom stock units were classified as liability awards. Upon the consummation of the Merger (See Note 2) on October 19, 2007, $3.0 million of the phantom stock units were converted into a deferred account to be credited with interest at the rate paid by the Managed Income Portfolio Fund II.

Summary of Assumptions and Activity

Performance awards are classified as liabilities and remeasured at each reporting date until the date of settlement. Performance awards expense was accelerated during the period ending October 19, 2007, in accordance with certain plan provision of the Merger Agreement. Effective with the Merger (See Note 2), a portion of the nonvested performance awards vested and were settled with a cash payment of $28.9 million. All remaining nonvested performance awards were canceled upon consummation of the Merger. As of December 31, 2008, there was no unrecognized compensation related to nonvested performance awards since there were no nonvested performance awards outstanding.

The fair value of each share of the Company’s nonvested restricted stock was measured on the grant date. Unrecognized restricted stock expense was accelerated during the period ending October 19, 2007, in accordance with certain plan provision of the Merger Agreement. Effective with the Merger (See Note 2), all nonvested restricted stock awards vested. As of December 31, 2008, there was no unrecognized compensation related to nonvested restricted stock since there were no nonvested restricted stock awards outstanding. The fair value of shares vested during the period January 1 to October 19, 2007 was $5.6 million and for the year ended December 31, 2006 was $0.8 million.

No options were granted in 2008, 2007, or 2006. The total intrinsic value of options exercised during the period January 1 to October 19, 2007 prior to the Merger was $2.9 million and an additional $31.1 million effective with the Merger. The total intrinsic value of options exercised during the year ended December 31, 2006 was $14.9 million. Upon the exercise of options, the Company issues common stock from its treasury shares. Cash received from option exercises during the period January 1 to October 19, 2007 was $3.0 million and for the year ended December 31, 2006 was $10.7 million. The tax benefit realized from stock options exercised was $12.2 million for period October 20, 2007 to December 31, 2007, $1.2 million for the period January, 1 2007 to October 19, 2007 and $5.8 million for the year ended December 31, 2006.

Effects on Financial Statement Presentation

As a result of adopting SFAS 123R on January 1, 2006, the Company’s income before income taxes and net income was $0.1 million and $0.0 million lower in 2006 than if it had continued to account for share-based compensation under APB 25.

Prior to the adoption of SFAS 123R, the Company reported all tax benefits resulting from stock-based compensation as operating cash flows in the statement of cash flows. As a result of adopting SFAS 123R, we have prospectively reported the excess tax benefits from stock-based compensation as financing cash flows in the statement of cash flows. The excess tax benefit reported as financing cash flows rather than operating cash flows for the year ended December 31, 2006 was $5.8 million.

Note 8:  Derivatives and Fair Value of Financial Instruments

Derivatives

The Company had forward agreements for $160 million notional amount of pay fixed, receive floating interest rate swaps at December 31, 2008 and 2007 to effectively convert the interest rate from floating to fixed through 2009. These agreements had a liability value of $3.3 million and $2.8 million at December 31, 2008 and 2007. The Company currently does not account for these contracts as hedges but rather marks them to market with a corresponding offset to current earnings. The Company recognized a $2.7 million loss for the year ended December 31, 2008 and a $1.3 million loss for the period October 20, 2007 to December 31, 2007. These gains/losses are recorded within Other Income and Expense within the Consolidated Statement of Operations. Prior to October 20, 2007, the interest rate swaps were designated as cash flow hedges under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activity” (“SFAS 133”) with unrealized gains or losses recognized in Other Comprehensive Income. The fair value of our interest rate swap derivatives was determined using Level 2 inputs and the market approach valuation technique, as described in SFAS 157.

The Company is subject to exposure from fluctuations in foreign currencies. Foreign currency exchange contracts are used by the Company to hedge the variability in cash flows from the forecasted payment of currencies other than the functional currency. The Company’s foreign currency contracts were principally used to purchase U.S. dollars. The Company had foreign currency contracts with a U.S. dollar notional amount of $7.3 million outstanding at December 31, 2008, and an asset value of $0.5 million. At December 31, 2007, the Company had foreign currency contracts with a U.S. Dollar notional amount of $30.4 million outstanding and an asset value of $0.1 million. The Company currently does not account for these contracts as hedges but rather marks these contracts to market with a corresponding offset to current earnings. The Company recognized a $1.4 million gain for the year ended December 31, 2008, a $3.8 million gain for the period October 20, 2007 to December 31, 2007, a $1.8 million loss for the period January 1, 2007 to October 19, 2007, and a $0.1 million gain for the year ended December 31, 2006. These gains/losses are recorded within Other Income and Expense within our Consolidated Statement of Operations. The fair value of our foreign currency derivatives was determined using Level 2 inputs and the market approach valuation technique, as described in SFAS 157.

From time to time, the Company may enter into fixed price sales contracts with its customers for certain of its inventory components. The Company may enter into metal commodity futures and options contracts to reduce volatility in the price of these metals. The Company currently does not account for these contracts as hedges, but rather marks these contracts to market with a corresponding offset to current earnings. As of December 31, 2008 our metal commodity hedge had a notional amount of $0.3 million and was a liability of $3.3 million. As of December 31, 2007, there were no significant outstanding metals commodity futures or options contracts. The Company recognized a $2.1 million loss for the year ended December 31, 2008 and a $0.5 million loss for the period October 20, 2007 to December 31, 2007. The loss was recorded within Other Income and Expense within the Consolidated Statement of Operations. Prior to October 20, 2007, these derivatives were designated as cash flow hedges under SFAS 133 with unrealized gains or losses recognized in Other Comprehensive Income. The fair value of these derivatives was determined using Level 2 inputs and the market approach valuation technique, as described in SFAS 157.

Cash and Cash Equivalents

The carrying amount of cash equivalents approximates fair value because of the short maturity of those instruments.

Long-Term Debt

The estimated fair value of the Company’s long-term debt and the current portions thereof using quoted market prices of Company debt securities recently traded and market-based prices of similar securities for those securities not recently traded was $817 million at December 31, 2008 and $1,213 million at December 31, 2007, as compared with the carrying value of $1,007 million and $1,229 million at year-end 2008 and 2007, respectively.

Fair Value Measurements

Effective January 1, 2008, the Company partially adopted SFAS No. 157, which primarily requires expanded disclosure for assets and liabilities recorded on the balance sheet at fair value. As permitted by FSP FAS 157-2, the Company elected to defer the adoption of the nonrecurring fair value measurement disclosures of nonfinancial assets and liabilities until January 1, 2009. The partial adoption did not have a material impact on our consolidated financial statements. To increase consistency and comparability in fair value measurements, SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

1.	Level 1—quoted prices (unadjusted) in active markets for identical asset or liabilities that the Company has the ability to access as of the reporting date.

2.	Level 2—inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

3.	Level 3—unobservable inputs, such as internally-developed pricing models for the asset or liability due to little or no market activity for the asset or liability.

The following table presents assets and liabilities measured and recorded at fair value on our Consolidated Balance Sheets on a recurring basis and their level within the fair value hierarchy as of December 31, 2008:

	Level 1	Level 2	Level 3
	(In millions)
Assets
Cash equivalents	$—	$4.9	$—
Mark-to-market derivatives	—	0.5	—
Liabilities
Mark-to-market derivatives	—	6.6	—

Note 9:  Employee Benefits

The Company adopted SFAS 158, in the fourth quarter of 2006. In addition to requirements for an employer to recognize in its consolidated balance sheet an asset for a plan’s overfunded status or a liability for a plan’s underfunded status and to recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur, SFAS 158 requires an employer to measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year. The adjustment for FAS 158 upon adoption in 2006, affected our consolidated balance sheet at December 31, 2006 as follows:

	Prior to SFAS 158 adoption	Impact of SFAS 158 Adoption	After SFAS 158 Adoption
	(In millions)
Deferred income taxes	$119	$1	$120
Current portion of deferred employee benefits	—	(15)	(15)
Deferred employee benefits	(321)	24	(297)
Intangible pension asset	7	(7)	—
Accumulated other comprehensive income (loss)	70	(3)	67

Prior to amendment by SFAS 158, an employer was required to measure plan assets and benefit obligations as of the date of the employer’s fiscal year end statement of financial position or, if used consistently from year-to-year, as of a date not more than three months prior to that date. The Company used a September 30 measurement date when accounting for pension and other postretirement benefit plans prior to the transition to SFAS 158. SFAS 158 requires a change in measurement date to the fiscal year end, effective December 31, 2008, with early adoption permissible. The Company adopted the fiscal year end measurement date provisions of SFAS 158 during the first quarter of 2007. The change in the benefit plan’s measurement date to December 31, 2006, resulted in the following changes to our consolidated balance sheet as of January 1, 2007:

Impact of SFAS 158 measurement date adoption
(In millions)
Decrease in deferred income tax asset	$(5)
Decrease in deferred employee benefit obligations	14
Decrease in accumulated other comprehensive loss	(11)
Decrease in retained earnings	2

Prior to January 1, 1998, the Company’s non-contributory defined benefit pension plan covered certain employees, retirees and their beneficiaries. Benefits provided to participants of the plan were based on pay and years of service for salaried employees and years of service and a fixed rate or a rate determined by job grade for all wage employees, including employees under collective bargaining agreements.

Effective January 1, 1998, the Company froze the benefits accrued under its defined benefit pension plan for certain salaried employees, and instituted a defined contribution plan. Effective March 31, 2000, benefits for certain salaried employees of J. M. Tull Metals Company and AFCO Metals, subsidiaries that were merged into JT Ryerson, were similarly frozen, with the employees becoming participants in the Company’s defined contribution plan. Salaried employees who vested in their benefits accrued under the defined benefit plan at December 31, 1997, and March 31, 2000, are entitled to those benefits upon retirement. Certain transition rules have been established for those salaried employees meeting specified age and service requirements. For the year ended December 31, 2008, the periods October 20 to December 31, 2007, January 1 to October 19, 2007 and the year ended December 31, 2006, expense recognized for such defined contribution plan was $9.0 million, $1.5 million, $9.1 million, and $10.2 million, respectively.

The Company has other deferred employee benefit plans, including supplemental pension plans, the liability for which totaled $14.4 million at December 31, 2008 and $20.0 million at December 31, 2007.

Summary of Assumptions and Activity

The tables included below provide reconciliations of benefit obligations and fair value of plan assets of the Company plans as well as the funded status and components of net periodic benefit costs for each period related to each plan. The Company uses a December 31 measurement date to determine the pension and other postretirement benefit information. The Company also used a measurement date of October 19, 2007 due to the Merger. The assumptions used to determine benefit obligations at the end of the periods and net periodic benefit costs for the Pension Benefits for U.S. plans were as follows:

	Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006
Discount rate for calculating obligations	6.30%	6.50%	6.20%	5.95%
Discount rate for calculating net periodic benefit cost	6.50	6.20	5.90	5.70
Expected rate of return on plan assets	8.75	8.75	8.75	8.75
Rate of compensation increase	4.00	4.00	4.00	4.00

The expected rate of return on U.S. plan assets is 8.75% for 2009.

The assumptions used to determine benefit obligations at the end of the periods and net periodic benefit costs for the Other Postretirement Benefits, primarily health care, for U.S. plans were as follows:

	Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006
Discount rate for calculating obligations	6.30%	6.40%	6.15%	5.85%
Discount rate for calculating net periodic benefit cost	6.40	6.15	5.85	5.55
Rate of compensation increase	4.00	4.00	4.00	4.00

The assumptions used to determine benefit obligations at the end of the periods and net periodic benefit costs for the Pension Benefits for Canadian plans were as follows:

	Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006
Discount rate for calculating obligations	7.50%	5.50%	5.75%	5.25%
Discount rate for calculating net periodic benefit cost	5.50	5.75	5.25	5.25
Expected rate of return on plan assets	7.00	6.50	7.00	7.00
Rate of compensation increase	3.50	3.50	3.50	3.50

The expected rate of return on Canadian plan assets is 7.00% for 2009.

The assumptions used to determine benefit obligations at the end of the periods and net periodic benefit costs for the Other Postretirement Benefits, primarily healthcare, for Canadian plans were as follows:

	Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006
Discount rate for calculating obligations	7.50%	5.50%	5.75%	5.25%
Discount rate for calculating net periodic benefit cost	5.50	5.75	5.25	5.25
Rate of compensation increase	3.50	3.50	3.50	3.50

	Pension Benefits			Other Benefits
	Successor		Predecessor	Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007
			(In millions)
Change in Benefit Obligation
Benefit obligation at beginning of period	$725	$710	$672	$225	$215	$206
FAS 158 measurement date change	—	—	5	—	—	—
Service cost	3	1	4	2	1	3
Interest cost	45	9	32	14	3	9
Plan amendments	—	—	5	2	—	—
Actuarial (gain)loss	8	(21)	14	(34)	(15)	2
Special termination benefits	—	34	1	—	23	—
Plan merger (Lancaster)	—	—	2	—	—	—
Effect of changes in exchange rates	(10)	(1)	9	(4)	—	4
Benefits paid (net of participant contributions and Medicare subsidy)	(45)	(7)	(34)	(11)	(2)	(9)

Benefit obligation at end of period	$726	$725	$710	$194	$225	$215

Accumulated benefit obligation at end of period	$723	$719	$704	N/A	N/A	N/A

Change in Plan Assets
Plan assets at fair value at beginning of period	$629	$640	$581	$—	$—	$—
FAS 158 measurement date change	—	—	22	—	—	—
Actual return (loss) on plan assets	(161)	(4)	47	—	—	—
Plan merger (Lancaster)	—	—	1	—	—	—
Employer contributions	17	—	13	12	3	10
Effect of changes in exchange rates	(10)	—	10	—	—	—
Benefits paid (net of participant contributions)	(45)	(7)	(34)	(12)	(3)	(10)

Plan assets at fair value at end of period	$430	$629	$640	$—	$—	$—

Reconciliation of Amount Recognized
Funded status	$(296)	$(96)	$(70)	$(194)	$(225)	$(215)

Amounts recognized in balance sheet consist of:
Current liabilities	$—	$—	$—	$(13)	$(17)	$(14)
Noncurrent liabilities	(296)	(96)	(70)	(181)	(208)	(201)

Net benefit liability at the end of the period	$(296)	$(96)	$(70)	$(194)	$(225)	$(215)

Canadian benefit obligations represented $35 million and $54 million of the Company’s total Pension Benefits obligations at December 31, 2008 and 2007, respectively. Canadian plan assets represented $35 million and $57 million of the Company’s total plan assets at fair value at December 31, 2008 and 2007, respectively. In addition, Canadian benefit obligations represented $14 million and $22 million of the Company’s total Other Benefits obligation at December 31, 2008 and 2007, respectively.

Amounts recognized in accumulated other comprehensive income (loss) at December 31, 2008 and 2007 consist of the following:

	December 31, 2008		December 31, 2007
	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits
	(In millions)
Amounts recognized in accumulated other comprehensive income (loss), pre–tax, consists of
Net actuarial (gain) loss	$213	$(48)	$(7)	$(15)
Prior service cost	—	2	—	—

Total	$213	$(46)	$(7)	$(15)

Net actuarial losses of $0.3 million for pension benefits and net actuarial gains of $2.6 million and $0.3 million of prior service costs for other postretirement benefits are expected to be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost over the next fiscal year.

Amounts recognized in other comprehensive income (loss) for the year ended December 31, 2008, the period from October 20 to December 31, 2007 and the period from January 1 to October 19, 2007 consist of the following:

	Pension Benefits			Other Benefits
	Successor		Predecessor	Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007
			(In millions)
Amounts recognized in other comprehensive income (loss), pre–tax, consists of
Net actuarial loss (gain)	$221	$(7)	$7	$(33)	$(15)	$2
Amortization of net actuarial gain	—	—	(7)	—	—	—
Prior service cost	—	—	5	2	—	—
Amortization of prior service cost (credit)	—	—	(1)	—	—	4

Total recognized in other comprehensive income (loss)	$221	$(7)	$4	$(31)	$(15)	$6

For measurement purposes for U.S. plans at December 31, 2008, the annual rate of increase in the per capita cost of covered health care benefits was 8.5 percent for participants less than 65 years old and 9 percent for participants greater than 65 years old in 2008, grading down to 5 percent in 2015, the level at which it is expected to remain. For measurement purposes for Canadian plans at December 31, 2008, the annual rate of increase in the per capita cost of covered health care benefits for the Company’s salaried plan was 10 percent per annum, grading down to 6 percent in 2012, and 12 percent per annum, grading down to 6 percent in 2014 for the

Company’s bargaining plan, the level at which it is expected to remain. For measurement purposes for U.S. plans at December 31, 2007 and October 19, 2007, the annual rate of increase in the per capita cost of covered health care benefits was 8.5 percent for participants less than 65 years old and 10 percent for participants greater than 65 years old in 2007, grading down to 5 percent in 2012, the level at which it is expected to remain. For measurement purposes for Canadian plans at December 31, 2007 and October 19, 2007, the annual rate of increase in the per capita cost of covered health care benefits was 12 percent per annum, grading down to 6 percent in 2013, the level at which it is expected to remain. For measurement purposes for U.S. plans at December 31, 2006, the annual rate of increase in the per capita cost of covered health care benefits was 9.25 percent for participants less than 65 years old and 11 percent for participants greater than 65 years old in 2006, grading down to 5 percent in 2012, the level at which it is expected to remain. For measurement purposes for Canadian plans at December 31, 2006, the annual rate of increase in the per capita cost of covered health care benefits was 12 percent in 2006, grading down to 6 percent in 2012, the level at which it is expected to remain. For measurement purposes for U.S. plans at September 30, 2006, the annual rate of increase in the per capita cost of covered health care benefits was 9.25 percent for participants less than 65 years old and 11 percent for participants greater than 65 years old in 2006, grading down to 5 percent in 2012, the level at which it is expected to remain. For measurement purposes for Canadian plans at September 30, 2006, the annual rate of increase in the per capita cost of covered health care benefits was 12 percent in 2006, grading down to 6 percent in 2010, the level at which it is expected to remain.

	Pension Benefits				Other Benefits
	Successor		Predecessor		Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006
				(In millions)
Components of net periodic benefit cost
Service cost	$3	$1	$4	$5	$3	$1	$3	$4
Interest cost	45	9	32	37	13	3	9	12
Expected return on assets	(52)	(11)	(40)	(43)	—	—	—	—
Amortization of prior service cost (credit)	—	—	1	1	—	—	(4)	(6)
Recognized actuarial loss	—	—	8	12	—	—	1	2

Net periodic benefit cost (credit)	$(4)	$(1)	$5	$12	$16	$4	$9	$12

The assumed health care cost trend rate has an effect on the amounts reported for the health care plans. For purposes of determining net periodic benefit cost for U.S plans, the annual rate of increase in the per capita cost of covered health care benefits was 8.5 percent for participants less than 65 years old and 10 percent for participants greater than 65 years old for the year ended December 31, 2008, grading down to 5 percent in 2012. For purposes of determining net periodic benefit cost for Canadian plans, the annual rate of increase in the per capita cost of covered health care benefits for the Company’s salaried plan was 10 percent per annum, grading down to 6 percent in 2012, and 12 percent per annum, grading down to 6 percent in 2014 for the Company’s bargaining plan. A one-percentage-point change in the assumed health care cost trend rate would have the following effects:

	1% increase	1% decrease
	(In millions)
Effect on service cost plus interest cost	$0.6	$(0.5)
Effect on postretirement benefit obligation	11.5	(9.6)

Pension Trust Assets

The expected long-term rate of return on pension trust assets is 7.00% to 8.75% based on the historical investment returns of the trust, the forecasted returns of the asset classes and a survey of comparable pension plan sponsors.

The Company’s pension trust weighted-average asset allocations at December 31, 2008 and 2007, by asset category are as follows:

	Trust Assets at December 31,
	2008	2007
Equity securities	58.6%	62.7%
Debt securities	26.2	24.2
Real Estate	10.1	8.8
Other	5.1	4.3

Total	100.0%	100.0%

The Board of Directors has general supervisory authority over the Pension Trust Fund and approves the investment policies and plan asset target allocation. An internal management committee provides on-going oversight of plan assets in accordance with the approved policies and asset allocation ranges and has the authority to appoint and dismiss investment managers. The investment policy objectives are to maximize long-term return from a diversified pool of assets while minimizing the risk of large losses, and to maintain adequate liquidity to permit timely payment of all benefits. The policies include diversification requirements and restrictions on concentration in any one single issuer or asset class. The currently approved asset investment classes are cash; fixed income; domestic equities; international equities; real estate; private equities and hedge funds of funds. Company management allocates the plan assets among the approved investment classes and provides appropriate directions to the investment managers pursuant to such allocations. The approved target ranges and allocations as of the December 31, 2008 and 2007 measurement dates were as follows:

	Range	Target
Equity securities	30-85%	75%
Debt securities	5-50	10
Real Estate	0-15	10
Other	0-15	5

Total		100%

Contributions

The Company contributed $16.8 million for the year ended December 31, 2008, $0.3 million for the period October 20, 2007 to December 31, 2007, $12.4 million for the period January 1, 2007 to October 19, 2007, and $18.8 million for the year ended December 31, 2006 to improve the funded status of the plans. The Company anticipates that it will have a minimum required pension contribution funding of approximately $14 million in 2009.

Estimated Future Benefit Payments

	Pension Benefits	Other Benefits
	(In millions)
2009	$52.1	$14.5
2010	51.5	18.1
2011	51.8	18.4
2012	52.4	18.3
2013	52.8	18.2
2014-2018	271.7	87.9

Note 10:  Restructuring Charges

The following summarizes restructuring accrual activity for the year ended December 31, 2008, periods October 20, 2007 to December 31, 2007, January 1, 2007 to October 19, 2007 and for the year ended December 31, 2006:

	Employee related costs	Tenancy and other costs	Total restructuring costs
	(In millions)
Predecessor
Balance at December 31, 2005	$1.2	$1.8	$3.0
Restructuring charges	4.3	0.2	4.5
Cash payments	(2.3)	(0.7)	(3.0)
Non-cash adjustments	(1.0)	—	(1.0)

Balance at December 31, 2006	$2.2	$1.3	$3.5
Restructuring charges	4.3	0.8	5.1
Cash payments	(2.3)	(0.7)	(3.0)
Non-cash adjustments	(0.7)	(0.6)	(1.3)

Balance at October 19, 2007	$3.5	$0.8	$4.3

Successor
Exit plan liability assumed in acquisition	$111.5	$3.2	$114.7
Cash payments	(14.8)	(0.2)	(15.0)
Non-cash adjustments	(57.9)	—	(57.9)

Balance at December 31, 2007	$38.8	$3.0	$41.8
Adjustment to exit plan liability	(4.1)	(0.3)	(4.4)
Cash payments	(28.1)	(1.2)	(29.3)
Reduction to reserve	(0.4)	—	(0.4)

Balance at December 31, 2008	$6.2	$1.5	$7.7

2008

During 2008, the Company paid $29.3 million related to the exit plan liability recorded on October 19, 2007, as part of the Merger of Rhombus Merger Corporation with and into Ryerson (See Note 2). The Company also recorded a $4.4 million reduction to the exit plan liability primarily due to 277 fewer employee terminations than anticipated in the initial restructuring plan. The reduction to the exit plan liability reduced goodwill by $2.6 million, net of tax. The Company also recorded a $0.4 million reduction to the exit plan liability in the fourth quarter of 2008 which was credited to warehousing, delivery, selling, general and administrative expense. The remaining balance as of December 31, 2008 is expected to be substantially paid during the first six months of 2009.

2007

On October 19, 2007, as part of the Merger of Rhombus Merger Corporation with and into Ryerson (See Note 2), the Company recorded a liability of $114.7 million for exit costs assumed in the acquisition, which are the result of a preliminary plan of facility consolidations and organizational restructuring. The liability consists of future cash outlays for employee-related costs, including severance for 1,148 employees and employee relocation costs, totaling $53.6 million, future cash outlays for tenancy and other costs totaling $3.2 million and non-cash costs of $57.9 million for pensions and other postretirement benefits, which are shown as a reduction in the table above as such amounts are included in the deferred employee benefits liability at December 31, 2007.

From January 1, 2007 through October 19, 2007, the Company recorded a charge of $5.1 million due to workforce reductions and other tenancy obligations resulting from our integration of Integris Metals. Included in the charges were future cash outlays for employee-related costs of $3.6 million, including severance for 153 employees, non-cash costs of $0.7 million for pensions and other postretirement benefits, $0.2 million for future lease payments for closed facilities and non-cash costs of $0.6 million for impairment of leased facilities.

2006

In 2006, the Company recorded a charge of $4.0 million primarily due to workforce reductions resulting from our integration of Integris Metals with Ryerson. The charge consisted of future cash outlays of $2.8 million for employee-related costs, including severance for 170 employees, non-cash costs totaling $1.0 million for pensions and other postretirement benefits and $0.2 million for future lease payments for a closed facility. In 2006, the Company also recorded a charge of $0.5 million for other workforce reductions. The charge consisted of future cash outlays for employee-related costs, including severance for 16 employees.

Note 11:  Income Taxes

The elements of the provision (benefit) for income taxes were as follows:

	Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006
	(In millions)
Income (loss) before income tax:
Federal	$2.1	$(27.2)	$77.0	$75.2
Foreign	35.4	9.1	28.0	39.0

	$37.5	$(18.1)	$105.0	$114.2

Current income taxes:
Federal	$11.6	$(15.1)	$(4.0)	$64.1
Foreign	9.9	2.6	9.6	12.1
State	3.0	0.1	0.5	4.0

	24.5	(12.4)	6.1	80.2
Deferred income taxes	(12.8)	5.5	30.8	(37.8)

Total tax provision (benefit)	$11.7	$(6.9)	$36.9	$42.4

Income taxes differ from the amounts computed by applying the federal tax rate as follows:

	Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006
	(In millions)
Federal income tax expense computed at statutory tax rate of 35%	$13.1	$(6.3)	$36.8	$40.0
Additional taxes or credits from:
State and local income taxes, net of federal income tax effect	2.3	(0.4)	2.7	2.1
Other Non-deductible expenses	0.7	0.3	0.8	0.7
Domestic production activities benefit	(2.2)	—	—	—
Foreign income not includable in federal taxable income	(2.0)	(0.4)	(0.3)	(1.4)
Canadian taxes	(0.5)	(0.2)	—	(0.3)
Tax examination settlement and expiration of statute of limitations	—	—	(3.9)	—
Valuation allowance	—	—	0.2	—
All other, net	0.3	0.1	0.6	1.3

Total income tax provision (benefit)	$11.7	$(6.9)	$36.9	$42.4

The components of the deferred income tax assets and liabilities arising under SFAS No. 109, “Accounting for Income Taxes,” were as follows:

	December 31,
	2008	2007
	(In millions)
Deferred tax assets:
AMT tax credit carryforwards	$21	$50
Post-retirement benefits other than pensions	76	86
State net operating loss carryforwards	5	10
Bad debt allowances	5	5
Pension liability	114	39
Restructuring and shut down reserves	1	16
Other deductible temporary differences	23	24
Less valuation allowances	—	(1)

	$245	$229

Deferred tax liabilities:
Fixed asset basis difference	$129	$139
Other intangibles	5	6
Inventory basis difference	98	167

	232	312

Net deferred tax asset (liability)	$13	$(83)

The Company had available at December 31, 2008, federal AMT credit carryforwards of approximately $21 million, which may be used indefinitely to reduce regular federal income taxes. The Company believes that it is more likely than not that all of its federal tax credits and carryforwards will be realized.

At December 31, 2008, the deferred tax asset related to the Company’s postretirement benefits other than pensions (SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” or “SFAS 106”) was $76 million. At December 31, 2008, the Company also had a deferred tax asset related to the Company’s pension liability of $114 million. To the extent that future annual charges under SFAS No. 106 and the pension expense continue to exceed amounts deductible for tax purposes, this deferred tax asset will continue to grow. Thereafter, even if the Company should have a tax loss in any year in which the deductible amount would exceed the financial statement expense, the tax law provides for a 20-year carryforward period for that loss.

The Company had $5 million of tax effected state net operating loss (“NOL”) carryforwards available at December 31, 2008. The deferred tax asset for state NOL carryforwards is reviewed for recoverability based on historical taxable income, the expected reversal of existing temporary differences, tax planning strategies, and, most importantly, on projections of future taxable income. A valuation allowance of $0.2 million has been provided representing the amount that the Company does not expect to be able to utilize prior to their expiration in 2009-2027.

At December 31, 2008 the Company had approximately $109 million of undistributed foreign earnings. The Company has not recognized any U.S. tax expense on $105 million of these earnings since it intends to reinvest the earnings outside the U.S. for the foreseeable future. The Company has recognized U.S. tax expense on $4 million of these undistributed earnings that were included in the Company’s prior year U.S. taxable income under the U.S. Subpart F income rules.

Effective January 1, 2007, the Company adopted the provision of FIN No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). As a result of the implementation of FIN 48, the Company recognized a $0.8 million decrease to reserves for uncertain tax positions.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Unrecognized tax benefits
(In millions)
Predecessor
Unrecognized tax benefits balance at January 1, 2007	$13.9
Gross increases—tax positions in prior periods	0.2
Gross decreases—tax positions in prior periods	(2.9)
Settlements	(4.2)

Unrecognized tax benefits balance at October 19, 2007	$7.0

Successor
Unrecognized tax benefits balance at October 20, 2007	$7.0
Gross increases—tax positions in prior periods	0.1

Unrecognized tax benefits balance at December 31, 2007	7.1
Gross increases—tax positions in prior periods	0.4
Settlements and closing of statement of limitations	(2.4)

Unrecognized tax benefits balance at December 31, 2008	$5.1

Ryerson and its subsidiaries are subject to U.S. federal income tax as well as income tax of multiple state and foreign jurisdictions. The Company has substantially concluded all U.S. federal income tax matters for years through 2006. Substantially all state and local income tax matters have been concluded through 1999. However, a change by a state in subsequent years would result in an insignificant change to the Company’s state tax liability. The Company has substantially concluded foreign income tax matters through 2003 for all significant foreign jurisdictions.

We recognize interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2008 and 2007, we had approximately $1.4 million and $2.1 million of accrued interest related to uncertain tax positions, respectively. Total amount of unrecognized tax benefits that would affect our effective tax rate if recognized is $3.3 million and $4.6 million as of December 31, 2008 and 2007, respectively.

Note 12:  Goodwill

The following is a summary of changes in the carrying amount of goodwill:

Carrying Amount
(In millions)
Predecessor
Balance at December 31, 2006	$59.7
Adjustment to deferred tax assets	(0.5)

Balance at October 19, 2007	$59.2

Successor
Goodwill related to the Merger (see Note 2)	$68.5

Balance at December 31, 2007	$68.5
Adjustments to purchase price	6.4
Effect of consolidating VSC-Ryerson	1.5

Balance at December 31, 2008	$76.4

In 2008, the Company adjusted the fair value of the assets acquired and liabilities assumed as part of the Merger of Rhombus Merger Corporation with and into Ryerson (See Note 2) totaling $6.4 million. In addition, as a result of consolidating the results of VSC-Ryerson as of October 31, 2008, the goodwill balance increased $1.5 million.

In the period January 1, 2007 to October 19, 2007, an adjustment of $0.5 million to deferred tax assets related to Integris Metals was recorded. The goodwill balance of $59.2 million at October 19, 2007 was eliminated in purchase accounting. The goodwill balance of $68.5 million at December 31, 2007 resulted entirely from the Merger.

Note 13:  Intangible Assets

The following summarizes the components of intangible assets at December 31, 2008 and 2007:

	December 31, 2008			December 31, 2007
Amortized intangible assets	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
	(in millions)
Customer relationships	$15.0	$(1.4)	$13.6	$15.0	$(0.2)	$14.8

Amortization expense related to intangible assets for the year ended December 31, 2008 was $1.2 million, for the periods October 20 to December 31, 2007 was $0.2 million, January 1 to October 19, 2007 was $3.1 million and for the year ended December 31, 2006 was $3.8 million.

Other intangible assets were amortized primarily over a period of 3 to 5 years prior to October 19, 2007 and over a period of 13 years after October 20, 2007. Estimated amortization expense related to intangible assets at December 31, 2008, for each of the years in the five year period ending December 31, 2013 and thereafter is as follows:

Estimated Amortization Expense
(In millions)
For the year ended 12/31/09	$1.2
For the year ended 12/31/10	1.2
For the year ended 12/31/11	1.2
For the year ended 12/31/12	1.2
For the year ended 12/31/13	1.2
For the years ended thereafter	7.6

Note 14:  Restricted Cash

On October 19, 2007, prior to the Merger of Rhombus Merger Corporation with and into Ryerson (See Note 2), the Company deposited $5.0 million in a trust account to fund payments arising from the Merger, primarily payments to the Predecessor Board of Directors. In 2008, payments totaling $ 2.8 million were made from the trust account.

In addition, VSC-Ryerson has a restricted cash balance of $5.1 million as of December 31, 2008, which is primarily collateral for foreign currency borrowings.

Note 15:  Sales by Product

The Company derives substantially all of its sales from the distribution of metals. The following table shows the Company’s percentage of sales by major product line:

	Successor		Predecessor
Product Line	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006
	(Percentage of Sales)
Stainless and aluminum	50%	55%	58%	52%
Carbon flat rolled	25	26	24	25
Bars, tubing and structurals	9	8	7	9
Fabrication and carbon plate	11	7	7	9
Other	5	4	4	5

Total	100%	100%	100%	100%

No customer accounted for more than 10 percent of Company sales for the year ended December 31, 2008, for the periods from October 20 to December 31, 2007, January 1 to October 19, 2007, or for the year December 31, 2006. The top ten customers accounted for less than 16 percent of its sales for the year ended December 31, 2008. A significant majority of the Company’s sales are attributable to its U.S. operations and a significant majority of its long-lived assets are located in the United States. The only operations attributed to a foreign country relate to the Company’s subsidiaries in Canada and China, which comprised 11 percent, 13 percent, 10 percent, and 9 percent of the Company’s sales during the year ended December 31, 2008, the periods October 20, 2007 to December 31, 2007, January 1, 2007 to October 19, 2007, and the year ended December 31, 2006, respectively; Canadian and Chinese assets were 15 percent, 9 percent, and 9 percent of consolidated assets at December 31, 2008, 2007, and 2006, respectively.

Note 16:  Comprehensive Income

The following sets forth the components of comprehensive income:

	Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006
	(In millions)
Net income (loss)	$27.4	$(11.2)	$68.1	$71.8
Other comprehensive income (loss):
Foreign currency translation adjustments	(43.0)	(2.6)	34.6	0.6
Changes in unrecognized benefit costs, net of tax benefit of $72.7 in 2008, tax provision of $8.2 from October 20, 2007 to December 31, 2007, tax benefit of $4.2 from January 1, 2007 to October 19, 2007 and tax provision of $11.9 in 2006	(114.7)	13.0	(6.4)	17.2
Unrealized gain (loss) on derivative instruments	—	—	(1.0)	0.1

Comprehensive income (loss)	$(130.3)	$(0.8)	$95.3	$89.7

Note 17:  Commitments and Contingencies

Lease Obligations & Other

The Company leases buildings and equipment under noncancelable operating leases expiring in various years through 2020. Future minimum rental commitments are estimated to total $79.0 million, including approximately $21.4 million in 2009, $14.1 million in 2010, $11.9 million in 2011, $8.2 million in 2012, $6.2 million in 2013 and $17.2 million thereafter.

Rental expense under operating leases totaled $30.0 million for the year ended December 31, 2008, $6.6 million for the period October 20 to December 31, 2007, $23.4 million for the period January 1 to October 19, 2007 and $32.1 million for the year ended December 31, 2006.

To fulfill contractual requirements for certain customers in 2008, the Company has entered into certain fixed-price noncancellable contractual obligations. These purchase obligations which will all be paid in 2009 aggregated $142.9 million at December 31, 2008.

There are various claims and pending actions against the Company other than those related to the antitrust litigation. The amount of liability, if any, for those claims and actions at December 31, 2008 is not determinable but, in the opinion of management, such liability, if any, will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Concentrations of Various Risks

The Company’s financial instruments consist of cash, accounts receivable, derivative instruments, accounts payable, and notes payable. In the case of cash, accounts receivable and accounts payable, the carrying amount on the balance sheet approximates the fair values due to the short-term nature of these instruments. The derivative instruments are marked to market each period. Based on borrowing rates available to the Company for loans with similar terms, the carrying value of notes payable approximates the fair values.

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of derivative financial instruments and trade accounts receivable. Our derivative financial instruments are contracts placed with major financial institutions. Credit is generally extended to customers based upon an evaluation of each customer’s financial condition, with terms consistent in the industry and no collateral required. Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers and their dispersion across geographic areas.

Approximately 20% of our total labor force is covered by collective bargaining agreements. There are collective bargaining agreements that will expire in fiscal 2009, which cover approximately 11% of our total labor force. We believe that our overall relationship with our employees is good.

Litigation

From time to time, we are named as a defendant in legal actions incidental to our ordinary course of business. We do not believe that the resolution of these claims will have a material adverse effect on our financial position, results of operations or cash flows. We maintain liability insurance coverage to assist in protecting our assets from losses arising from or related to activities associated with business operations.

On April 22, 2002, Champagne Metals, an Oklahoma metals service center that processes and sells aluminum products, sued us and other metals service centers in the United States District Court for the Western District of Oklahoma. The other defendants are Ken Mac Metals, Inc.; Samuel, Son & Co., Limited; Samuel Specialty Metals, Inc.; Metal West, L.L.C.; Integris Metals (now owned by us); and Earle M. Jorgensen Company. Champagne Metals alleges a conspiracy among the defendants to induce or coerce aluminum suppliers to refuse to designate it as a distributor in violation of federal and state antitrust laws and tortious interference with business and contractual relations. The complaint seeks damages with the exact amount to be proved at trial. Champagne Metals seeks treble damages on its antitrust claims and seeks punitive damages in addition to actual damages on its other claim. We believe that the suit is without merit, and we answered the complaint denying all claims and allegations, and filed a Motion for Summary Judgment which was granted. On September 15, 2005, the U.S. Court of Appeals for the Tenth Circuit heard oral arguments on plaintiff’s appeal of the lower court decision. On August 7, 2006, the U.S. Court of Appeals for the Tenth Circuit issued a ruling affirming in part and reversing in part the district court judgment in favor of defendants, and sent the case back to the district court for reconsideration of the summary judgment in light of guidance provided by the Tenth Circuit opinion. On November 17, 2006, the defendants filed a second Motion for Summary Judgment with the United States District Court for the Western District of Oklahoma addressing the issues raised by the Court of Appeals. On July 27, 2007, the District Court denied the defendants’ motion, but reserved its decision on the portion of the motion addressing the plaintiff’s damage claim. We continue to believe this suit is without merit and intend to vigorously defend our position in this matter. We cannot determine at this time whether any potential liability related to this litigation would materially affect our financial position, results of operations, or cash flows.

Note 18:  Condensed Consolidating Financial Statements

On October 19, 2007, the Sub issued the initial floating rate notes and initial fixed rate notes. The Sub was formed solely for the purpose of merging with and into Ryerson. Ryerson is the surviving corporation of the merger and assumed the obligations of the Sub. The initial floating rate notes and initial fixed rate notes are fully and unconditionally guaranteed on a senior secured basis by each of Ryerson’s existing and future domestic subsidiaries that are co-borrowers or guarantee our obligations under the Credit Facility. Presented below is the condensed consolidating financial information of Ryerson and its subsidiaries as of December 31, 2008 (Successor), December 31, 2007 (Successor), for the year ended December 31, 2008 (Successor), the period from October 20 to December 31, 2007 (Successor), the period from January 1 to October 19, 2007 (Predecessor) and the year ended December 31, 2006 (Predecessor).

RYERSON INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(SUCCESSOR)

YEAR ENDED DECEMBER 31, 2008

(In millions)

	Parent	Guarantor	Non-guarantor	Eliminations	Consolidated
Net sales	$—	$4,751.9	$571.1	$(13.2)	$5,309.8
Cost of materials sold	—	4,134.8	476.1	(13.2)	4,597.7

Gross profit	—	617.1	95.0	—	712.1
Warehousing, delivery, selling, general and administrative expenses	5.0	517.2	63.9	—	586.1

Operating profit (loss)	(5.0)	99.9	31.1	—	126.0
Other income and expense, net	18.5	0.9	2.0	—	21.4
Interest and other expense on debt	(106.6)	(2.7)	(0.6)	—	(109.9)
Intercompany transactions:
Interest expense on intercompany loans	(47.3)	—	(0.4)	47.7	—
Interest income on intercompany loans	—	47.7	—	(47.7)	—

Income (loss) before income taxes and minority interest	(140.4)	145.8	32.1	—	37.5
Provision (benefit) for income taxes	(49.5)	51.3	9.9		11.7
Equity in (earnings) loss of subsidiaries	(118.3)	(19.5)	—	137.8	—

Income (loss) before minority interest	27.4	114.0	22.2	(137.8)	25.8
Minority interest	—	—	1.6	—	1.6

Net income	$27.4	$114.0	$23.8	$(137.8)	$27.4

RYERSON INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(SUCCESSOR)

OCTOBER 20 TO DECEMBER 31, 2007

(In millions)

	Parent	Guarantor	Non-guarantor	Eliminations	Consolidated
Net sales	$—	$847.5	$121.1	$(2.3)	$966.3
Cost of materials sold	—	730.0	101.4	(2.3)	829.1

Gross profit	—	117.5	19.7	—	137.2
Warehousing, delivery, selling, general and administrative expenses	5.6	108.9	12.4	—	126.9

Operating profit (loss)	(5.6)	8.6	7.3	—	10.3
Other income and expense, net	0.2	—	2.2	—	2.4
Interest and other expense on debt	(29.4)	(1.3)	(0.1)	—	(30.8)
Intercompany transactions:
Interest expense on intercompany loans	(13.3)	—	(0.1)	13.4	—
Interest income on intercompany loans	—	13.4	—	(13.4)	—

Income (loss) before income taxes	(48.1)	20.7	9.3	—	(18.1)
Provision (benefit) for income taxes	(19.5)	10.0	2.6		(6.9)
Equity in (earnings) loss of subsidiaries	(17.4)	(5.3)	—	22.7	—

Net income	$(11.2)	$16.0	$6.7	$(22.7)	$(11.2)

RYERSON INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(PREDECESSOR)

JANUARY 1 TO OCTOBER 19, 2007

(In millions)

	Parent	Guarantor	Non-guarantor	Eliminations	Consolidated
Net sales	$—	$4,546.4	$494.7	$(5.5)	$5,035.6
Cost of materials sold	—	3,905.2	407.4	(5.5)	4,307.1

Gross profit	—	641.2	87.3	—	728.5
Warehousing, delivery, selling, general and administrative expenses	2.6	514.4	52.5	—	569.5
Restructuring and Plant Closure Costs	—	4.5	0.6	—	5.1
Gain on sale of Assets	—	(7.0)	(0.2)	—	(7.2)

Operating profit (loss)	(2.6)	129.3	34.4	—	161.1
Other income and expense, net	0.7	—	(1.7)	—	(1.0)
Interest and other expense on debt	(24.0)	(30.2)	(0.9)	—	(55.1)
Intercompany transactions:
Interest expense on intercompany loans	(69.9)	—	(0.6)	70.5	—
Interest income on intercompany loans	—	70.5	—	(70.5)	—

Income (loss) before income taxes	(95.8)	169.6	31.2	—	105.0
Provision (benefit) for income taxes	(21.3)	48.6	9.6		36.9
Equity in (earnings) loss of subsidiaries	(142.6)	(17.7)	—	160.3	—

Net income	$68.1	$138.7	$21.6	$(160.3)	$68.1

RYERSON INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(PREDECESSOR)

YEAR ENDED DECEMBER 31, 2006

(In millions)

	Parent	Guarantor	Non-guarantor	Eliminations	Consolidated
Net sales	$—	$5,411.0	$518.2	$(20.3)	$5,908.9
Cost of materials sold	—	4,659.2	412.0	(20.3)	5,050.9

Gross profit	—	751.8	106.2	—	858.0
Warehousing, delivery, selling, general and administrative expenses	2.3	623.0	65.9	—	691.2
Restructuring and Plant Closure Costs	—	4.5	—	—	4.5
Gain on sale of Assets	—	(21.6)	—	—	(21.6)

Operating profit (loss)	(2.3)	145.9	40.3	—	183.9
Other income and expense, net	0.3	0.2	0.5	—	1.0
Interest and other expense on debt	(31.0)	(38.1)	(1.6)	—	(70.7)
Intercompany transactions:
Interest expense on intercompany loans	(66.7)	(26.2)	(0.7)	93.6	—
Interest income on intercompany loans	2.4	91.2	—	(93.6)	—

Income (loss) before income taxes	(97.3)	173.0	38.5	—	114.2
Provision (benefit) for income taxes	(28.6)	58.9	12.1		42.4
Equity in (earnings) loss of subsidiaries	(140.5)	(23.2)	—	163.7	—

Net income	$71.8	$137.3	$26.4	$(163.7)	$71.8

RYERSON INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(SUCCESSOR)

YEAR ENDED DECEMBER 31, 2008

(In millions)

	Parent	Guarantor	Non-guarantor	Eliminations	Consolidated
OPERATING ACTIVITIES:
Net income (loss)	$27.4	$114.0	$23.8	$(137.8)	$27.4

Non-cash expenses	28.9	(35.1)	(14.0)	—	(20.2)
Equity in earnings of subsidiaries	1,091.6	(19.5)	—	(1,072.1)	—
Changes in working capital	1,470.1	1,665.4	76.8	—	272.1

Net adjustments	(349.6)	1,610.8	62.8	(1,072.1)	251.9

Net cash provided by (used in) operating activities	(322.2)	1,724.8	86.6	(1,209.9)	279.3

INVESTING ACTIVITIES:
Net cash provided by (used in) investing activities	2.7	(552.4)	24.1	549.6	24.0

FINANCING ACTIVITIES:
Net cash provided by (used in) financing activities	319.5	(1,194.7)	(7.1)	660.3	(222.0)

Net increase (decrease) in cash and cash equivalents	—	(22.3)	103.6	—	81.3
Effect of exchange rates	—	—	(7.6)	—	(7.6)

Net change in cash and cash equivalents	—	(22.3)	96.0	—	73.7
Beginning cash and cash equivalents	0.1	29.9	5.2	—	35.2

Ending cash and cash equivalents	$0.1	$7.6	$101.2	$—	$108.9

RYERSON INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(SUCCESSOR)

OCTOBER 20 TO DECEMBER 31, 2007

(In millions)

	Parent	Guarantor	Non-guarantor	Eliminations	Consolidated
OPERATING ACTIVITIES:
Net income (loss)	$(11.2)	$16.0	$6.7	$(22.7)	$(11.2)

Non-cash expenses	(68.8)	55.1	11.4	—	(2.3)
Equity in earnings of subsidiaries	(17.4)	(5.3)	—	22.7	—
Changes in working capital	(18.1)	52.0	33.7	—	67.6

Net adjustments	(104.3)	101.8	45.1	22.7	65.3

Net cash provided by (used in) operating activities	(115.5)	117.8	51.8	—	54.1

INVESTING ACTIVITIES:
Net cash provided by (used in) investing activities	(830.8)	52.8	(70.9)	(220.7)	(1,069.6)

FINANCING ACTIVITIES:
Net cash provided by (used in) financing activities	946.4	(151.2)	5.3	220.7	1,021.2

Net change in cash and cash equivalents	0.1	19.4	(13.8)	—	5.7
Beginning cash and cash equivalents	—	10.5	19.0	—	29.5

Ending cash and cash equivalents	$0.1	$29.9	$5.2	$—	$35.2

RYERSON INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(PREDECESSOR)

JANUARY 1 TO OCTOBER 19, 2007

(In millions)

	Parent	Guarantor	Non-guarantor	Eliminations	Consolidated
OPERATING ACTIVITIES:
Net income (loss)	$68.1	$138.7	$21.6	$(160.3)	$68.1

Non-cash expenses	54.4	20.0	5.3	—	79.7
Equity in earnings of subsidiaries	(142.6)	(17.7)	—	160.3	—
Changes in working capital	(101.8)	503.2	14.8	—	416.2

Net adjustments	(190.0)	505.5	20.1	160.3	495.9

Net cash provided by (used in) operating activities	(121.9)	644.2	41.7	—	564.0

INVESTING ACTIVITIES:
Net cash provided by (used in) investing activities	30.8	94.2	(2.1)	(146.9)	(24.0)

FINANCING ACTIVITIES:
Net cash provided by (used in) financing activities	59.4	(746.1)	(25.8)	146.9	(565.6)

Net change in cash and cash equivalents	(31.7)	(7.7)	13.8	—	(25.6)
Beginning cash and cash equivalents	31.7	18.2	5.2	—	55.1

Ending cash and cash equivalents	$—	$10.5	$19.0	$—	$29.5

RYERSON INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(PREDECESSOR)

YEAR ENDED DECEMBER 31, 2006

(In millions)

	Parent	Guarantor	Non-guarantor	Eliminations	Consolidated
OPERATING ACTIVITIES:
Net income (loss)	$71.8	$137.3	$26.4	$(163.7)	$71.8

Non-cash expenses	(14.5)	(6.6)	(0.3)	—	(21.4)
Equity in earnings of subsidiaries	(140.5)	(23.2)	—	163.7	—
Changes in working capital	(40.2)	(237.1)	(34.1)	—	(311.4)

Net adjustments	(195.2)	(266.9)	(34.4)	163.7	(332.8)

Net cash provided by (used in) operating activities	(123.4)	(129.6)	(8.0)	—	(261.0)

INVESTING ACTIVITIES:
Net cash provided by (used in) investing activities	—	(279.0)	(1.8)	264.1	(16.7)

FINANCING ACTIVITIES:
Net cash provided by (used in) financing activities	153.6	407.3	8.6	(264.1)	305.4

Net change in cash and cash equivalents	30.2	(1.3)	(1.2)	—	27.7
Beginning cash and cash equivalents	1.5	19.5	6.4	—	27.4

Ending cash and cash equivalents	$31.7	$18.2	$5.2	$—	$55.1

RYERSON INC.

CONDENSED CONSOLIDATING BALANCE SHEET

(SUCCESSOR)

DECEMBER 31, 2008

(In millions)

	Parent	Guarantor	Non-guarantor	Eliminations	Consolidated
ASSETS
Current Assets	$1,786.6	$1,162.8	$280.4	$(1,723.5)	$1,488.3
Property, plant and equipment net of accumulated depreciation	—	501.6	54.7	—	556.3
Other noncurrent assets	816.2	1,514.4	54.4	(2,157.1)	227.9

Total Assets	$2,584.8	$3,178.8	$389.5	$(3,880.6)	$2,272.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$54.7	$1,952.7	$137.9	$(1,723.5)	$421.8
Noncurrent liabilities	2,186.2	485.8	26.6	(1,230.8)	1,467.8
Minority interest	—	—	39.0	—	39.0
Stockholders’ equity (deficit)	343.9	740.3	186.0	(926.3)	343.9

Total Liabilities and Stockholders’ Equity	$2,584.8	$3,178.8	$389.5	$(3,880.6)	$2,272.5

RYERSON INC.

CONDENSED CONSOLIDATING BALANCE SHEET

(SUCCESSOR)

DECEMBER 31, 2007

(In millions)

	Parent	Guarantor	Non-guarantor	Eliminations	Consolidated
ASSETS
Current Assets	$287.3	$1,514.5	$199.2	$(225.8)	$1,775.2
Property, plant and equipment net of accumulated depreciation	—	544.7	42.3	—	587.0
Other noncurrent assets	2,146.8	889.1	50.2	(2,871.8)	214.3

Total Assets	$2,434.1	$2,948.3	$291.7	$(3,097.6)	$2,576.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$52.7	$629.6	$83.0	$(225.8)	$539.5
Noncurrent liabilities	1,882.2	367.2	44.4	(756.0)	1,537.8
Stockholder’s equity (deficit)	499.2	1,951.5	164.3	(2,115.8)	499.2

Total Liabilities and Stockholders’ Equity	$2,434.1	$2,948.3	$291.7	$(3,097.6)	$2,576.5

RYERSON INC.

CONDENSED CONSOLIDATING BALANCE SHEET

(PREDECESSOR)

DECEMBER 31, 2006

(In millions)

	Parent	Guarantor	Non-guarantor	Eliminations	Consolidated
ASSETS
Current Assets	$140.8	$1,645.9	$198.7	$(111.8)	$1,873.6
Property, plant and equipment net of accumulated depreciation	—	375.5	25.6	—	401.1
Other noncurrent assets	1,860.6	1,286.8	26.3	(2,911.1)	262.6

Total Assets	$2,001.4	$3,308.2	$250.6	$(3,022.9)	$2,537.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$15.4	$499.6	$50.3	$(111.8)	$453.5
Noncurrent liabilities	1,337.3	1,060.9	49.9	(1,013.0)	1,435.1
Stockholder’s equity (deficit)	648.7	1,747.7	150.4	(1,898.1)	648.7

Total Liabilities and Stockholders’ Equity	$2,001.4	$3,308.2	$250.6	$(3,022.9)	$2,537.3

Note 19:  Gain on Sale of Assets

During the period January 1, 2007 to October 19, 2007, we sold certain facilities and equipment for $23.5 million and recorded a gain on sale of $7.2 million pretax, or $4.4 million after tax.

On March 13, 2006, we sold certain assets related to our U.S. oil and gas, tubular alloy and bar alloy business to Energy Alloys, LLC, a Texas limited liability company. We received approximately $50.2 million of cash proceeds and a $4 million, 3-year note in payment of the purchase price. In the first quarter of 2006, we recorded a gain on the sale of $21.0 million pretax or $12.7 million after-tax. In the second quarter of 2006, we received additional cash proceeds of $4.1 million, primarily relating to proceeds from the 3-year note and adjustments to the purchase price. We recorded an additional gain on the sale of $0.6 million pretax or $0.4 million after-tax in the second quarter of 2006 resulting from the note proceeds and purchase price adjustments.

Note 20:  Other Matters

Equity Investments

Coryer. In 2003, the Company and G. Collado S.A. de C.V. formed Coryer, S.A. de C.V. (“Coryer”), a joint venture in Mexico. The Company had a 49 percent equity interest in the joint venture until the Company sold its interest on November 28, 2008 to the majority shareholder. The Company recognized $0.8 million gain on the sale.

Tata Ryerson Limited. The Company owns a 50 percent interest in Tata Ryerson Limited, a joint venture with the Tata Iron & Steel Corporation, an integrated steel manufacturer in India. Tata Ryerson Limited, which was formed in 1997, is a metals service center and processor with processing facilities at Jamshedpur, Faridabad, Ranjangaon, India. The impact of Tata Ryerson’s operations on the Company’s results of operations has not been material in any year held since inception.

VSC-Ryerson China Limited. In 2006, the Company contributed $28.3 million to form VSC-Ryerson China Limited, a joint venture with Van Shung Chong Holdings Limited, a Hong Kong Stock Exchange listed company. On October 31, 2008, our Parent purchased an additional 20% in VSC-Ryerson. On December 31, 2008, Van Shung Chong Holdings Limited sold an additional 20% interest in VSC-Ryerson: 10% interest was purchased by an affiliate of our Parent, with the remaining 10% interest purchased by a subsidiary of Ryerson. Ryerson’s total contribution in 2008 was $7.1 million, increasing its direct ownership percentage to 50%. Based on our voting control through our Parent, we have fully consolidated the operations of VSC-Ryerson as of October 31, 2008. VSC-Ryerson is based in Shanghai and it operates processing and service centers in Guangzhou, Dongguan, Kunshan and Tianjin and sales offices in Shanghai and Wu Han.

Note 21:  Related Parties

The Company pays an affiliate of Platinum Equity, LLC an annual monitoring fee of up to $5.0 million pursuant to a corporate advisory services agreement. The monitoring fee was $5.0 million for the year ended December 31, 2008 and $5.0 million in the period from October 20, 2007 to December 31, 2007.

SUPPLEMENTARY FINANCIAL DATA (UNAUDITED)

RYERSON INC. AND SUBSIDIARY COMPANIES

SUMMARY BY QUARTER

(In millions)

	Net Sales	Gross Profit	Income (Loss) Before Income Taxes	Net Income (Loss)

Predecessor
January 1 to October 19, 2007
First Quarter(1)	$1,663.2	$255.8	$45.2	$28.1
Second Quarter(2)	1,617.8	238.4	53.6	38.1
Third Quarter(3)	1,432.3	195.6	17.4	9.7
Oct 1, 2007 to Oct 19, 2007	322.3	38.7	(11.2)	(7.8)

Total Period	$5,035.6	$728.5	$105.0	$68.1

Successor
October 20 to December 31, 2007(4)	$966.3	$137.2	$(18.1)	$(11.2)

2008
First Quarter	$1,370.3	$193.9	$14.3	$9.2
Second Quarter	1,445.7	175.5	3.7	2.2
Third Quarter	1,420.9	170.9	(4.7)	(2.5)
Fourth Quarter(5)	1,072.9	171.8	24.2	18.5

Year	$5,309.8	$712.1	$37.5	$27.4

(1)	Included in the first quarter 2007 results is a pretax charge of $2.9 million, or $1.7 million after-tax , to write off the unamortized debt issuance costs of the 2024 Notes that was classified as short term debt as of March 31, 2007. The first quarter of 2007 results also included a pre-tax charge of $2.7 million, or $1.7 million after-tax for fees associated with our prior credit facility upon entering into an amended revolving credit facility. The first quarter of 2007 also includes a pretax restructuring charge of $1.7 million, or $1.0 million after tax.
(2)	Included in the second quarter 2007 results is a pretax restructuring charge of $1.7 million, or $1.0 million after-tax. The second quarter of 2007 also includes a pretax gain of $2.2 million, or $1.3 million after tax on the sale of assets.
(3)	Included in the third quarter 2007 results is a pretax restructuring charge of $1.4 million, or $0.9 million after-tax. The third quarter of 2007 also includes a pretax gain of $5.0 million, or $3.1 million after tax, on the sale of assets.
(4)	Included in the results for the period October 20, 2007 to December 31, 2007 is a pretax charge of $4.7 million, or $2.8 million after tax, for the bridge loan fee associated with the initial floating rate notes and initial fixed rate notes.
(5)	Included in the fourth quarter 2008 results is a pretax gain on the retirement of debt of $15.4 million, or $9.8 million after-tax. Also included in the fourth quarter 2008 results is a pretax loss of $1.7 million, or $1.1 million after-tax, related to the write off of debt issuance costs associated with the repurchase of a portion of the initial floating rate notes and initial fixed rate notes.

RYERSON INC. AND SUBSIDIARY COMPANIES

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

For the Periods Ended December 31, 2008, December 31, 2007, October 19, 2007 and December 31, 2006

(In millions)

	Provisions for Allowances
	Balance at Beginning of Period	Amount acquired through acquisition		Additions Charged to Income	Deductions from Reserves		Balance at End of Period
Successor
Year ended December 31, 2008
Allowance for doubtful accounts	$14.8	$2.1	(A)	$11.5	$(11.3	)(B)	$17.1
Valuation allowance—deferred tax assets	1.0	(0.8	)(C)	—	—		0.2
Period from October 20 to December 31, 2007
Allowance for doubtful accounts	$16.0	$—		$0.3	$(1.5	)(B)	$14.8
Valuation allowance—deferred tax assets	1.0	—		—	—		1.0

Predecessor
Period from January 1 to October 19, 2007
Allowance for doubtful accounts	$15.4	$—		$3.1	$(2.5	)(B)	$16.0
Valuation allowance—deferred tax assets	1.0	—		—	—		1.0
Year ended December 31, 2006
Allowance for doubtful accounts	$21.0	$0.3	(D)	$(1.1)	$(4.8	)(B)	$15.4
Valuation allowance—deferred tax assets	1.0	—		—	—		1.0

NOTES:

(A)	Reserve of $2.1 million was established upon the consolidation of a joint venture, VSC-Ryerson
(B)	Bad debts written off during the year
(C)	Reserve was adjusted to $0.8 million as part of the Merger of Rhombus Merger Corporation with and into Ryerson
(D)	Reserve of $0.3 million was acquired in acquisition of Lancaster Steel Service Company, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Joseph T. Ryerson & Son, Inc.

We have audited the accompanying consolidated balance sheets of Joseph T. Ryerson & Son, Inc. and Subsidiary Companies (“the Company”) as of December 31, 2008 and 2007 and the related consolidated statements of operations, consolidated statements of stockholders’ equity, and cash flows of the Company for the year ended December 31, 2008 and for the period from October 20, 2007 through December 31, 2007 and of the Predecessor for the period from January 1, 2007 through October 19, 2007 and for the year ended December 31, 2006. These financial statements are the responsibility of management of the Company. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows, for the year ended December 31, 2008 and for the period from October 20, 2007 through December 31, 2007 and of the Predecessor for the period from January 1, 2007 through October 19, 2007 and for the year ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Company adopted the provisions of the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, in the 2006 and 2007 Predecessor periods.

Chicago, Illinois February 20, 2009	/s/ Ernst & Young LLP

JOSEPH T. RYERSON & SON, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions)

	Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006
Net sales	$5,292.0	$966.3	$5,035.6	$5,908.9
Cost of materials sold	4,587.4	830.0	4,308.0	5,055.3

Gross profit	704.6	136.3	727.6	853.6
Warehousing, delivery, selling, general and administrative	577.1	121.3	565.2	686.2
Restructuring and plant closure costs	—	—	5.1	4.5
Gain on sale of assets	—	—	(7.2)	(21.6)

Operating profit	127.5	15.0	164.5	184.5
Other expense:
Other income and (expense), net	2.2	2.2	(1.6)	0.6
Interest and other expense on debt	(3.5)	(1.5)	(31.3)	(39.8)
Interest (expense) income on related party loans, net	(18.3)	(2.7)	4.4	(10.1)

Income before income taxes	107.9	13.0	136.0	135.2
Charge in lieu of income taxes	39.2	4.8	47.8	50.1

Income before minority interest	68.7	8.2	88.2	85.1
Minority interest, net of income taxes	(4.0)	(1.1)	(3.5)	(4.5)

Net income	$64.7	$7.1	$84.7	$80.6

See Notes to Consolidated Financial Statements.

JOSEPH T. RYERSON & SON, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006
Operating Activities:
Net income	$64.7	$7.1	$84.7	$80.6

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	37.0	7.4	32.5	40.0
Stock-based compensation	—	—	23.2	6.4
Minority interest, net of income tax	4.0	1.1	3.5	4.5
Deferred income taxes	(29.7)	3.6	58.0	(47.3)
Deferred employee benefit costs	(16.4)	(3.1)	(7.4)	(7.2)
Excess tax benefit from stock-based compensation	—	(11.5)	(1.9)	(5.5)
Restructuring and plant closure costs	—	—	1.3	1.0
Gain on sale of property, plant and equipment and other assets	—	—	(7.2)	(21.6)
Change in operating assets and liabilities, net of effects of acquisitions:
Receivables	111.2	124.6	(68.0)	(34.5)
Inventories	251.1	(4.6)	488.6	(287.7)
Related party receivable/payable	197.4	(198.7)	5.7	27.7
Other assets	0.7	4.4	0.5	3.4
Accounts payable	(74.3)	(27.2)	48.3	(9.5)
Accrued liabilities	(35.8)	(37.5)	(14.2)	0.2
Accrued taxes payable/receivable	0.8	7.9	(17.5)	1.9
Other items	(7.1)	0.9	2.3	(3.0)

Net adjustments	438.9	(132.7)	547.7	(331.2)

Net cash provided by (used in) operating activities	503.6	(125.6)	632.4	(250.6)

Investing Activities:
Acquisitions, net of cash acquired	—	—	—	(17.6)
Capital expenditures	(29.5)	(9.1)	(51.5)	(35.7)
Investment in joint venture	—	—	(0.2)	—
Proceeds from sales of assets	—	—	—	54.3
Proceeds from sales of property, plant and equipment	31.7	4.4	32.8	11.2

Net cash provided by (used in) investing activities	2.2	(4.7)	(18.9)	12.2

Financing Activities:
Repayment of debt assumed in acquisition	—	(175.7)	—	(15.6)
Proceeds from credit and securitization facility borrowings	—	—	1,195.0	1,320.0
Repayment of credit and securitization facility borrowings	—	—	(1,355.0)	(1,185.1)
Net short-term proceeds/(repayments) under credit and securitization facilities	—	—	(546.5)	314.4
Repayment of related party borrowings	(482.8)	249.9	162.7	(205.3)
Net increase (decrease) in book overdrafts	10.0	24.8	(29.1)	(16.6)
Dividends paid	—	—	(36.4)	—
Capital contribution from Parent	11.8	25.4	—	19.1
Excess tax benefit from stock-based compensation	—	11.5	1.9	5.5

Net cash provided by (used in) financing activities	(461.0)	135.9	(607.4)	236.4

Net increase (decrease) in cash and cash equivalents	44.8	5.6	6.1	(2.0)
Effect of exchange rate changes on cash	(6.6)	—	—	—

Net change in cash and cash equivalents	38.2	5.6	6.1	(2.0)
Cash—beginning of period	29.5	23.9	17.8	19.8

Cash—end of period	$67.7	$29.5	$23.9	$17.8

Supplemental Disclosures
Cash paid during the period for:
Interest paid to third parties	$0.6	$0.1	$38.5	$36.3
Interest paid (received) to (from) related parties, net	19.0	(14.1)	9.9	11.3
Income taxes, net	11.7	3.6	23.9	14.6

See Notes to Consolidated Financial Statements.

JOSEPH T. RYERSON & SON, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

(In millions, except shares)

	At December 31, 2008	At December 31, 2007
Assets
Current assets:
Cash	$67.7	$29.5
Receivables less provision for allowances, claims and doubtful accounts of $15.5 in 2008 and $14.8 in 2007	473.9	599.6
Inventories (Note 3)	796.8	1,069.7
Related party receivable (Note 18)	—	92.3
Prepaid expenses and other assets	6.1	7.5

Total current assets	1,344.5	1,798.6
Property, plant and equipment, net of accumulated depreciation (Note 4)	535.5	587.0
Intangible assets (Note 13)	13.6	14.8
Goodwill (Note 12)	74.9	68.5
Deferred income taxes (Note 11)	53.5	8.7
Other assets	6.7	6.3

Total assets	$2,028.7	$2,483.9

Liabilities
Current liabilities:
Accounts payable	$211.6	$274.2
Related party payable (Note 18)	105.1	—
Accrued liabilities:
Salaries, wages and commissions	32.6	39.3
Deferred income taxes	64.2	114.1
Restructuring liabilities	7.7	41.8
Other accrued liabilities	22.5	20.9
Current portion of deferred employee benefits	14.0	17.6

Total current liabilities	457.7	507.9
Related party long-term debt (Note 5)	35.1	517.9
Deferred employee benefits (Note 9)	490.7	320.3
Other noncurrent liabilities	11.8	26.2

Total liabilities	995.3	1,372.3

Commitments and Contingencies (Note 16)

Minority interest	32.6	37.4

Stockholders’ Equity
Common stock, no par value; 120,000 shares authorized; 116,259 shares issued in 2008 and 2007 (Note 6)	—	—
Capital in excess of par value	1,068.2	1,056.4
Retained earnings	71.8	7.1
Accumulated other comprehensive income (loss)	(139.2)	10.1

Total stockholders’ equity	1,000.8	1,074.2

Total liabilities and stockholders’ equity	$2,028.7	$2,483.9

See Notes to Consolidated Financial Statements.

JOSEPH T. RYERSON & SON, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

					Accumulated Other Comprehensive Income (Loss)
	Common Stock		Capital in Excess of Par Value	Retained Earnings (Accumulated Deficit)	Foreign Currency Translation	Benefit Plan Liabilities	Unrealized Gain (Loss) on Derivative Instruments	Total
	Shares	Dollars	Dollars	Dollars	Dollars	Dollars	Dollars	Dollars
Predecessor
Balance at January 1, 2006	116,259	$—	$846.1	$(240.7)	$9.8	$(98.9)	$—	$516.3
Net income	—	—	—	80.6	—	—	—	80.6
Capital contribution from parent	—	—	19.1	—	—	—	—	19.1
Foreign currency translation	—	—	—	—	(0.5)	—	—	(0.5)
Changes in unrecognized benefit costs (net of tax provision of $11.9)	—	—	—	—	—	17.2	—	17.2
Adoption of SFAS 158 (net of tax benefit of $1.5)	—	—	—	—	—	3.2	—	3.2

Balance at December 31, 2006	116,259	$—	$865.2	$(160.1)	$9.3	$(78.5)	$—	$635.9
Net income	—	—	—	84.7	—	—	—	84.7
Dividends to parent	—	—	(36.4)	—	—	—	—	(36.4)
Foreign currency translation	—	—	—	—	26.4	—	—	26.4
Changes in unrecognized benefit costs (net of tax benefit of $4.2)	—	—	—	—	—	(6.4)	—	(6.4)
Adoption of SFAS 158 (net of tax provision of $6.9)	—	—	—	(2.4)	—	10.6	—	8.2
Adoption of FIN 48	—	—	—	(1.5)	—	—	—	(1.5)
Unrealized gain on derivative instruments	—	—	—	—	—	—	(1.0)	(1.0)

Balance at October 19, 2007	116,259	$—	$828.8	$(79.3)	$35.7	$(74.3)	$(1.0)	$709.9

Successor
Balance at October 20, 2007	116,259	$—	$1,031.0	$—	$—	$—	$—	$1,031.0
Net income	—	—	—	7.1	—	—	—	7.1
Capital contribution from parent	—	—	25.4	—	—	—	—	25.4
Foreign currency translation	—	—	—	—	(2.3)	—	—	(2.3)
Changes in unrecognized benefit costs (net of tax provision of $8.2)	—	—	—	—	—	13.0	—	13.0

Balance at December 31, 2007	116,259	$—	$1,056.4	$7.1	$(2.3)	$13.0	$—	$1,074.2
Net income	—	—	—	64.7	—	—	—	64.7
Capital contribution from parent	—	—	11.8	—	—	—	—	11.8
Foreign currency translation	—	—	—	—	(35.2)	—	—	(35.2)
Changes in unrecognized benefit costs (net of tax benefit of $72.7)	—	—	—	—	—	(114.7)	—	(114.7)

Balance at December 31, 2008	116,259	$—	$1,068.2	$71.8	$(37.5)	$(101.7)	$—	$1,000.8

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1:  Statement of Accounting and Financial Policies

Business Description and Basis of Presentation. Joseph T. Ryerson & Son, Inc. (“JT Ryerson”) conducts materials distribution operations in the United States and in Canada through its majority-owned subsidiary Ryerson Canada, Inc., a Canadian corporation (“Ryerson Canada”). JT Ryerson is a wholly-owned subsidiary of Ryerson Inc. (“Ryerson”). JT Ryerson has an 80% ownership interest in Ryerson Canada in all periods presented. Unless the context indicates otherwise, JT Ryerson, together with its subsidiaries, is collectively referred to herein as “we,” “us,” “our,” or the “Company.”

Pursuant to the Merger (see Note 2) dated October 19, 2007, Ryerson Inc. (“Ryerson”), a Delaware corporation, is a wholly-owned subsidiary of Rhombus Holding Corporation (“Parent”). Due to the Merger (See Note 2), fiscal 2007 consists of two separate periods of January 1, 2007 to October 19, 2007 (Predecessor) and October 20, 2007 to December 31, 2007 (Successor).

Fiscal Year. Prior to 2008, Ryerson Canada reported results of operations based on a fiscal year ending on the last Friday in December. In 2008, Canada amended its bylaws to make its fiscal year end December 31 consistent with the Company. Ryerson Canada amounts are reported in these consolidated financial statements for all periods as if the year ended on December 31. Ryerson Canada’s fiscal years 2008, 2007, and 2006 ended on December 31, December 28, and December 29, respectively. The use of the different fiscal period for Canada did not have a material impact on the Company’s results of operations.

Principles of Consolidation. The Company consolidates entities in which it owns or controls more than 50% of the voting shares. Prior to January 1, 2007 we combined Ryerson Canada, Inc. and Integris Metals Ltd. since both entities were wholly-owned indirect subsidiaries of Ryerson under common control. Effective January 1, 2007, Ryerson Canada’s operating subsidiaries Integris Metals Ltd., a Canadian federal corporation, and Ryerson Canada, Inc., an Ontario corporation, were amalgamated as Ryerson Canada, Inc. The amalgamation did not have an impact on the Company’s results of operations. JT Ryerson’s operating subsidiary Lancaster Steel Service Company, Inc., a New York corporation, was merged into JT Ryerson effective July 1, 2007. Effective January 1, 2006, Ryerson’s operating subsidiaries J. M. Tull Metals Company, Inc., J&F Steel, LLC, and Integris Metals, Inc. and its U.S. subsidiaries (“Integris Metals”) merged into JT Ryerson. The amalgamation did not have an impact on the Company’s results of operations. All significant intercompany balances and transactions have been eliminated in consolidation.

Minority Interests. We record the non-owned equity interests of our consolidated subsidiaries as minority interests on our Consolidated Balance Sheets. The minority ownership interest of our earnings or loss, net of tax, is classified as “Minority interests” in our Consolidated Statements of Operations.

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to financial statements. Changes in such estimates may affect amounts reported in future periods.

Revenue Recognition. Revenue is recognized in accordance with Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition.” Revenue is recognized upon delivery of product to customers. The timing of shipment is substantially the same as the timing of delivery to customers given the proximity of the Company’s distribution sites to its customers. Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net (excluded from revenues) basis.

Provision for allowances, claims and doubtful accounts. The Company performs ongoing credit evaluations of customers and sets credit limits based upon review of the customers’ current credit information and payment history. The Company monitors customer payments and maintains a provision for estimated credit losses based on historical experience and specific customer collection issues that the Company has identified. Estimation of such losses requires adjusting historical loss experience for current economic conditions and judgments about the probable effects of economic conditions on certain customers. The Company cannot guarantee that the rate of future credit losses will be similar to past experience. The Company considers all available information when assessing the adequacy of the provision for allowances, claims and doubtful accounts.

Stock-Based Compensation. Employees of the Company participated in various share-based payment plans of Ryerson. Effective January 1, 2006, the Company adopted Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment” (“SFAS 123R”) using the modified prospective method, in which compensation cost was recognized beginning with the effective date for (a) all share-based payments granted after the effective date and (b) all awards granted to employees prior to the effective date of SFAS 123R that remained unvested on the effective date. Results for prior periods have not been restated.

As permitted under SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), the Company elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations in accounting for stock-based awards to employees through December 31, 2005. Accordingly, compensation cost for stock options and nonvested stock grants was measured as the excess, if any, of the market price of Ryerson Inc’s common stock at the date of grant over the exercise price and was charged to operating expense over the vesting period.

With the adoption of SFAS 123R, the Company elected to amortize stock-based compensation for awards granted on or after the adoption of SFAS 123R on January 1, 2006 on a straight-line basis over the requisite service (vesting) period for the entire award. For awards granted prior to January 1, 2006, compensation costs are amortized in a manner consistent with FASB Interpretation (“FIN”) No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.”

Shipping and Handling Fees and Costs. Shipping and handling fees billed to customers are classified in “Net Sales” in our Consolidated Statement of Operations. Shipping and handling costs, primarily distribution costs, are classified in “Warehousing, delivery, selling, general and administrative” expenses in our Consolidated Statement of Operations. These costs totaled $100.3 million for the year ended December 31, 2008, $19.5 million for the period October 20 to December 31, 2007, $88.4 million for the period January 1 to October 19, 2007 and $117.7 million for the year ended December 31, 2006.

Benefits for Retired Employees. The estimated cost of the Company’s defined benefit pension plan and its postretirement medical benefits are determined annually after considering information provided by consulting actuaries. The cost of these benefits for retirees is accrued during their term of employment (see Note 9). Pensions are primarily funded in accordance with the requirements of the Employee Retirement Income Security Act (“ERISA”) of 1974 and the Pension Protection Act of 2006 into a trust established for the Ryerson Pension Plan. Costs for retired employee medical benefits are funded when claims are submitted. Certain salaried employees are covered by a defined contribution plan, for which the cost is expensed in the period earned.

In September 2006, the FASB issued SFAS No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS158”). SFAS 158 requires an employer to recognize in its consolidated balance sheet an asset for a plan’s overfunded status or a liability for a plan’s underfunded status, measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year, and recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Those changes are reported in comprehensive income and as a separate component of stockholders’ equity. During 2006, we adopted SFAS 158 and recognized the underfunded status of our plans in the consolidated balance sheet and adopted the fiscal year end measurement date provisions of SFAS 158 during the first quarter of 2007 (see Note 9).

Cash. Checks issued in excess of funds on deposit at the bank represent “book” overdrafts and are reclassified to accounts payable. Amounts reclassified totaled $38.4 million and $28.4 million at December 31, 2008 and 2007, respectively.

Inventory Valuation. Inventories are stated at the lower of cost or market value. We use the last-in, first-out (“LIFO”) method for valuing our domestic inventories. We use the weighted-average cost method for valuing our foreign inventories. See Note 3.

Property, Plant and Equipment. Property, plant and equipment are depreciated, for financial reporting purposes, using the straight-line method over the estimated useful lives of the assets. The provision for depreciation in all periods presented is based on the following estimated useful lives of the assets:

Land improvements	20 years
Buildings	45 years
Machinery and equipment	15 years
Furniture and fixtures	10 years
Transportation equipment	6 years

Expenditures for normal repairs and maintenance are charged against income in the period incurred.

Goodwill. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), goodwill is reviewed at least annually for impairment using a two-step approach. In the first step, the Company tests for impairment of goodwill by estimating the fair values of its reporting units using the present value of future cash flows approach, subject to a comparison for reasonableness to its market capitalization at the date of valuation. If the carrying amount exceeds the fair value, the second step of the goodwill impairment test is performed to measure the amount of the impairment loss, if any. In the second step the implied fair value of the goodwill is estimated as the fair value of the reporting unit used in the first step less the fair value of all other net tangible and intangible assets of the reporting unit. If the carrying amount of goodwill exceeds its implied fair market value, an impairment loss is recognized in an amount equal to that excess, not to exceed the carrying amount of the goodwill. In addition, goodwill of a reporting unit is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. The Company performs its annual impairment testing during the fourth quarter.

Long-lived Assets and Other Intangible Assets. Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment is recognized. Any related impairment loss is calculated based upon comparison of the fair value to the carrying value of the asset. Separate intangible assets that have finite useful lives are amortized over their useful lives. An impaired intangible asset would be written down to fair value, using the discounted cash flow method. Other intangible assets were amortized primarily over a period of 3 to 5 years prior to October 19, 2007 and over a period of 13 years after October 20, 2007.

Deferred financing costs associated with the issuance of debt are amortized using the effective interest method over the life of the debt (see Notes).

Income Taxes. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company follows detailed guidelines in each tax jurisdiction when reviewing tax assets recorded on the balance sheet and provides for valuation allowances when it is more likely than not that the asset will not be realized.

Foreign Currency. The Company translates assets and liabilities of its foreign subsidiaries, where the functional currency is the local currency, into U.S. dollars at the current rate of exchange on the last day of the reporting period. Revenues and expenses are translated at the average monthly exchange rates prevailing during the year.

For foreign currency transactions, the Company translates these amounts to the Company’s functional currency at the exchange rate effective on the invoice date. If the exchange rate changes between the time of purchase and the time actual payment is made, a foreign exchange transaction gain or loss results which is included in determining net income for the period. The Company recognized a $2.2 million exchange gain for the year ended December 31, 2008, a $0.5 million exchange loss for the period from October 20 to December 31, 2007, a $0.7 million exchange loss for the period from January 1 to October 19, 2007, and a $0.5 million exchange loss for the year ended December 31, 2006. These amounts are classified in “Warehousing, delivery, selling, general and administrative” expenses in our Consolidated Statement of Operations.

Recent Accounting Pronouncement

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. On February 12, 2008, the FASB issued Staff Position No. 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”) which amends SFAS 157 to delay the effective date for all non-financial assets and non-financial liabilities, except for those that are recognized at fair value in the financial statements on a recurring basis. As allowed by FSP 157-2, the Company partially adopted SFAS 157 on January 1, 2008. Accordingly, the Company has followed the SFAS 157 guidance to value its financial assets and liabilities that are routinely adjusted to fair value, predominantly derivatives. The adoption did not have a material impact on our consolidated financial statements. The remaining assets and liabilities to which the FSP 157-2 deferral relates, will be measured at fair value as applicable beginning in fiscal 2009.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities, Including an amendment of FASB Statement No. 115” (“SFAS 159”). This Statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 is effective as of the beginning of fiscal 2008. The adoption of SFAS 159 did not have a material effect on our results of operations and financial position.

In December 2007, the FASB released SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”). This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141(R) requires the acquiring entity in a business combination to recognize the full fair value of the assets acquired and liabilities assumed in the transaction at the acquisition date; the immediate expense recognition of transaction costs; and accounting for restructuring plans separately from the business combination among others. SFAS 141(R) fundamentally changes many aspects of existing accounting requirements for business combinations. As such, if the Company enters into any business combinations after the adoption of SFAS 141(R), a transaction may significantly impact the Company’s financial position and earnings, but not cash flows, compared to the Company’s recent acquisitions, accounted for under existing U.S. GAAP requirements, due to the reasons described above.

In December 2007, the FASB released SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” (“SFAS 160”). This statement requires entities to report noncontrolling (minority) interests as a component of shareholders’ equity on the balance sheet; include all earnings of a consolidated subsidiary in consolidated results of operations; and treat all transactions between an entity and noncontrolling interest as equity transactions between the parties. SFAS 160 is effective for the

Company’s fiscal year beginning 2009 and adoption is prospective only; however, presentation and disclosure requirements described above must be applied retrospectively. We are currently assessing the impact of SFAS 160 on our financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures About Derivative Instruments and Hedging Activities” (“SFAS 161”). This statement is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. We are currently assessing the impact of SFAS 161 on our financial statements.

In December 2008, the FASB issued Staff Position FAS 132(R)-1, “Employer’s Disclosures about Postretirement Benefit Plan Assets” (“FSP FAS 132(R)-1”). FSP FAS 132(R)-1 amends SFAS No. 132 (Revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits”, to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. The disclosures about plan assets required by this FSP shall be provided for fiscal years ending after December 15, 2009.

Note 2:  Business Combinations

Platinum Acquisition

On October 19, 2007, the merger of Rhombus Merger Corporation (“Sub”), a wholly-owned subsidiary of Rhombus Holding Corporation (“Parent”), with and into Ryerson (the “Merger”), was consummated in accordance with the Agreement and Plan of Merger, dated July 24, 2007, by and among Ryerson, Parent and Sub (the “Merger Agreement”). Upon the closing of the Merger, Ryerson, including JT Ryerson, became wholly-owned direct and indirect subsidiaries of Parent. Parent is owned substantially by affiliates of Platinum Equity, LLC.

The Sub was formed solely for the purpose of merging with and into Ryerson. Ryerson is the surviving corporation of the Merger and assumed the obligations of the Sub. Also, on October 19, 2007, the Sub entered into a 5-year, $1.35 billion revolving credit facility agreement (“Credit Facility”) with a maturity date of October 18, 2012. The total $1.35 billion revolving credit facility has an allocation of $1.2 billion to Ryerson’s affiliates in the United States and an allocation of $150 million to Ryerson Canada. Proceeds from the initial borrowings under the Credit Facility were used to finance the Merger and pay other costs and expenses related to the transactions.

The Merger has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the identifiable assets and liabilities based on estimated fair values at the acquisition date. Goodwill recorded in connection with the Platinum Acquisition is not deductible for tax purposes.

A summary of the fair values of the assets acquired and liabilities assumed by the Company is as follows:

	At October 19, 2007
	(In millions)
Cash and cash equivalents	$23.9
Accounts receivable	725.3
Inventories	1,061.5
Prepaid expenses and other current assets	22.9
Investments and advances	0.2
Property, plant & equipment	584.9
Goodwill	74.9
Other intangibles	15.0
Other assets	7.0

Total assets acquired		2,515.6
Current liabilities	(637.3)
Related party long-term debt	(443.7)
Deferred employee benefits and other credits	(365.8)

Total liabilities assumed		(1,446.8)
Minority interest assumed		(36.9)

Net assets acquired		$1,031.9

The following unaudited pro forma information presents consolidated results of operations for the years ended December 31, 2007 and 2006 as if the Merger on October 19, 2007 had occurred January 1, 2006:

	Pro Forma Year Ended December 31,
	2007	2006
	(In millions)
Net sales	$6,001.9	$5,908.9
Net income	165.1	142.1

Lancaster Steel Service Company, Inc.

On October 4, 2006, JT Ryerson acquired Lancaster Steel Service Company, Inc. (“Lancaster Steel”) for a cash purchase price of $18 million, plus assumption of approximately $16 million of debt. Lancaster Steel is a metal service center company based in upstate New York, which was founded in 1963 and operates from facilities in Lancaster and Liverpool, N.Y. The acquisition has been accounted for by the purchase method of accounting, and the purchase price has been allocated to the fair value of assets acquired and liabilities assumed. The Company paid for the acquisition with funds borrowed under its credit facility. This acquisition is not considered to be material to the Company, and, therefore, pro forma information has not been presented.

Note 3:  Inventories

Inventories were classified on December 31 as follows:

	At December 31,
	2008	2007
	(In millions)
In process and finished products	$796.8	$1,069.7

The difference between current cost of inventory as compared to the stated LIFO value was $102 million and $11 million at December 31, 2008 and 2007, respectively. Approximately 90% of inventories are accounted for under the LIFO method at December 31, 2008 and 2007. Non-LIFO inventories consist primarily of inventory at our foreign facilities using the weighted-average cost method.

During the period from January 1, 2007 to October 19, 2007 as well as during 2008, inventory quantities were reduced. These reductions resulted in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the cost of current year purchases. The effect of the LIFO liquidations decreased cost of goods sold during the period from January 1, 2007 to October 19, 2007 and for the year ended 2008 by approximately $69 million and $16 million and increased net income by approximately $42 million and $10 million, respectively.

Note 4:  Property, Plant and Equipment

Property, plant and equipment consisted of the following at December 31:

	At December 31,
	2008	2007
	(In millions)
Land and land improvements	$109.3	$144.6
Buildings and leasehold improvements	188.5	195.8
Machinery, equipment and other	264.8	232.1
Construction in progress	9.1	21.5

Total	571.7	594.0
Less: Accumulated depreciation	(36.2)	(7.0)

Net property, plant and equipment	$535.5	$587.0

Note 5:  Long-Term Debt

Long-term debt consisted of the following at December 31:

	At December 31,
	2008	2007
	(In millions)
Credit Facility	$—	$—
Related Party Long-term Debt	35.1	517.9

Total long-term debt	$35.1	$517.9

The principal payments required to be made on debt during the next five fiscal years are shown below:

Amount
(In millions)
For the year ended 12/31/09	$—
For the year ended 12/31/10	—
For the year ended 12/31/11	—
For the year ended 12/31/12	—
For the year ended 12/31/13	—
For the years ended thereafter	35.1

Credit Facility

On October 19, 2007, the Sub, together with certain affiliates including JT Ryerson, entered into a 5-year, $1.35 billion revolving credit facility agreement with a maturity date of October 18, 2012. The total $1.35 billion revolving credit facility has an allocation of $1.2 billion to Ryerson’s affiliates in the United States and an allocation of $150 million to Ryerson Canada. Initial proceeds from the Credit Facility were used to finance the Merger and pay merger related transaction costs.

Borrowings under the Credit Facility to support U.S. operations are made by Ryerson. Ryerson provides related party loans as needed by the Company. Ryerson Canada borrows directly under the Credit Facility as needed. At December 31, 2008, Ryerson had $518.3 million of outstanding borrowings, $32 million of letters of credit issued and $469 million available under the $1.35 billion Credit Facility compared to $649.7 million of outstanding borrowings, $31 million of letters of credit issued and $392 million available at December 31, 2007. The weighted average interest rate on the borrowings under the Credit Facility was 2.4 percent and 6.5 percent at December 31, 2008 and 2007, respectively.

Amounts outstanding under the Credit Facility bear interest at a rate determined by reference to the base rate (Bank of America’s prime rate) or a LIBOR rate or, for the Company’s Canadian subsidiary which is a borrower, a rate determined by reference to the Canadian base rate (Bank of America-Canada Branch’s “Base Rate” for loans in U.S. Dollars in Canada) or the BA rate (average annual rate applicable to Canadian Dollar bankers’ acceptances) or a LIBOR rate and the Canadian prime rate (Bank of America-Canada Branch’s “Prime Rate.”). The spread over the base rate and Canadian prime rate is between 0.25% and 1.00% and the spread over the LIBOR and for the bankers’ acceptances is between 1.25% and 2.00%, depending on the amount available to be borrowed. Overdue amounts and all amounts owed during the existence of a default bear interest at 2% above the rate otherwise applicable thereto.

Borrowings under the Credit Facility are secured by first-priority liens on all of the inventory, accounts receivable, lockbox accounts and related assets of the Company, other subsidiary borrowers and certain other U.S. subsidiaries of the Borrower that act as guarantors.

The Credit Facility contains covenants that, among other things, restrict the Company and its subsidiaries with respect to the incurrence of debt, the creation of liens, transactions with affiliates, mergers and consolidations, sales of assets and acquisitions. The Credit Facility also requires that, if availability under the Credit Facility declines to a certain level, the Company maintain a minimum fixed charge coverage ratio as of the end of each fiscal quarter and includes defaults upon (among other things) the occurrence of a change of control of the Company.

The lenders under the Credit Facility have the ability to reject a borrowing request if there has occurred any event, circumstance or development that has had or could reasonably be expected to have a material adverse effect on the Company. If the Company, any of the other borrowers or any significant subsidiaries of the other borrowers becomes insolvent or commences bankruptcy proceedings, all amounts borrowed under the Credit Facility will become immediately due and payable.

Amended Credit Facility

On January 26, 2007, Ryerson entered into an amended and restated revolving credit facility of $1.1 billion that would have expired on January 4, 2011. This transaction resulted in a 5-year, $750 million revolving credit facility (the “Amended Credit Facility”). The Amended Credit Facility was repaid and terminated in connection with the Merger (see Note 2) on October 19, 2007.

Securitization Facility

On January 26, 2007, Ryerson Funding LLC, a wholly-owned special purpose subsidiary of JT Ryerson entered into a 5-year, $450 million revolving securitization facility (the “Securitization Facility”). The Securitization Facility was repaid and terminated in connection with the Merger (see Note 2) on October 19, 2007.

$175 Million 3.50% Convertible Senior Notes due 2024

As a result of the Merger (see Note 2), $175 million principal of Ryerson’s 2024 Notes were repurchased and retired between October 20, 2007 and December 31, 2007.

$150 Million 8 1/4% Senior Notes due 2011

As a result of the Merger (see Note 2), $145.9 million principal of Ryerson’s 2011 Notes were repurchased between October 20, 2007 and December 31, 2007 with $4.1 million outstanding at December 31, 2008 and 2007. The 2011 Notes pay interest semi-annually and mature on December 15, 2011.

The 2011 Notes contained covenants, substantially all of which were removed pursuant to an amendment of the 2011 Notes as a result of the tender offer to repurchase the notes upon the Merger.

Related Party Notes

The Company has long-term related party borrowings from a subsidiary of Ryerson. The original loan amounts totaled $893 million. At December 31, 2008, the related party notes (“Notes”) balance outstanding was $716.1 million. The outstanding Notes balance at December 31, 2008 consisted of $436.1 million of variable interest rate Notes, $160.0 million of 5.5% Notes, $110.0 million of 6.0% Notes and $10.0 million of 7.5% Notes as compared to $451.9 million of variable interest rate Notes, $160.0 million of 5.5% Notes, $110.0 million of 6.0% Notes and $10 million of 7.5% Notes at December 31, 2007. The variable rate Notes bear interest at a rate, reset quarterly, of LIBOR plus 2.0% per annum. The variable rate Notes had an interest rate of 5.93% and 7.13% at December 31, 2008 and December 31, 2007. The variable rate Notes are due in 2025. The $160 million 5.5% Notes are due on October 1, 2009 and the $110 million of 6.0% Notes are due on March 1, 2010. The $10.0 million 7.5% Notes had an initial term of one year and are automatically renewed for an additional one year term each year upon maturity.

Borrowings on the Credit Facility to fund U.S. operations are initiated by Ryerson. The Company has a long-term related party borrowing arrangement with Ryerson to provide funds as necessary. In addition, if the Company has excess funds, the money is transferred to Ryerson. Interest is charged based on the current Prime rate. At December 31, 2008 and December 31, 2007, the net of the related party borrowings on this long-term facility was a receivable to the Company of $681.0 million and $214.0 million, respectively. These amounts are netted with the long-term related party notes discussed above based on the right of offset.

Note 6:  Stockholders’ Equity

JT Ryerson is a wholly-owned subsidiary of Ryerson Inc. As of December 31, 2008, the Company had 116,259 shares of common stock issued and outstanding with no par value. The common stock of the Company does not contain any conversion or unusual voting rights.

Note 7:  Stock-Based Compensation

Employees of the Company participated in various share-based payment plans of Ryerson. Effective January 1, 2006, the Company adopted SFAS 123R, using the modified prospective method, in which compensation cost was recognized beginning with the effective date for (a) all share-based payments granted after the effective date and (b) all awards granted to employees prior to the effective date of SFAS 123R that remained unvested on the effective date. In accordance with the modified prospective method, results for prior periods have not been restated.

Prior to the adoption of SFAS 123R, as permitted under SFAS 123, the Company elected to follow APB 25 and related interpretations in accounting for stock-based awards to employees through December 31, 2005. Accordingly, compensation cost for stock options and nonvested stock grants was measured as the excess, if any, of the market price of Ryerson’s common stock at the date of grant over the exercise price and was charged to operating expense over the vesting period. The majority of stock-based compensation expense prior to the adoption of SFAS 123R related to performance awards and nonvested stock grants. The following table illustrates stock-based compensation recognized in the statement of operations by category of award:

	Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006
	(In millions)
Stock-based compensation related to:
Performance awards	$—	$—	$19.6	$5.5
Grants of nonvested stock	—	—	2.1	0.5
Stock options granted to employees and directors	—	—	—	0.1
Supplemental savings plan	—	—	1.0	0.3
Stock appreciation rights	—	—	0.5	—

Stock-based compensation recognized in the statement of operations	$—	$—	$23.2	$6.4

There were no stock-based awards issued or outstanding after October 19, 2007. The total tax benefit realized for the tax deduction for stock-based compensation was $11.5 million for the period October 20, 2007 to December 31, 2007, $1.9 million for the period January 1 to October 19, 2007 and $5.5 million for the year ended December 31, 2006.

With the adoption of SFAS 123R, the Company elected to amortize stock-based compensation for awards granted on or after the adoption of SFAS 123R on a straight-line basis over the requisite service (vesting) period for the entire award. For awards granted prior to January 1, 2006, compensation costs were amortized in a manner consistent with FIN 28. The stock-based compensation cost that has been recognized in the statement of operations is included in the Warehousing, delivery, selling, general and administrative line item.

Company Plans

Ryerson had various equity based plans which include the 2002 Incentive Stock Plan, the 1999 Incentive Stock Plan, and the 1995 Incentive Stock Plan (collectively, the “Corporation Equity Plans”). Effective and upon the consummation of the Merger (see Note 2) on October 19, 2007, the Corporation Equity Plans were terminated. No new equity based compensation plans were created after October 19, 2007.

Supplemental Savings Plan

Ryerson’s nonqualified unfunded supplemental savings plan allows highly compensated employees who make the maximum annual 401(k) contributions allowed by the Internal Revenue Code to the savings plan to make additional contributions of their base salary exceeding the IRS-allowed limits to the nonqualified supplemental savings plan and to receive the same level of benefits (including a credit for Company matching contributions) they would have received if those IRS limits did not exist. The nonqualified supplemental savings plan allows deferred amounts to be credited with interest at the rate paid by the qualified savings plan’s most restrictive fund, the Managed Income Portfolio Fund II (or successor fund), or to be accounted for as phantom stock units. The phantom stock units were classified as liability awards. Upon the consummation of the Merger (See Note 2) on October 19, 2007, $3.0 million of the phantom stock units were converted into a deferred account to be credited with interest at the rate paid by the Managed Income Portfolio Fund II.

Summary of Assumptions and Activity

Performance awards are classified as liabilities and remeasured at each reporting date until the date of settlement. Performance awards expense was accelerated during the period ending October 19, 2007, in accordance with certain plan provision of the Merger Agreement. Effective with the Merger (See Note 2), a portion of the nonvested performance awards vested and were settled with a cash payment of $28.9 million. All remaining nonvested performance awards were canceled upon consummation of the Merger. As of December 31, 2008, there was no unrecognized compensation related to nonvested performance awards since there were no nonvested performance awards outstanding.

The fair value of each share of the Company’s nonvested restricted stock was measured on the grant date. Unrecognized restricted stock expense was accelerated during the period ending October 19, 2007, in accordance with certain plan provision of the Merger Agreement. Effective with the Merger (See Note 2), all nonvested restricted stock awards vested. As of December 31, 2008, there was no unrecognized compensation related to nonvested restricted stock since there were no nonvested restricted stock awards outstanding. The fair value of shares vested for employees of the Company during the period January 1 to October 19, 2007 was $4.9 million and for the year ended December 31, 2006 was zero.

No options were granted in 2008, 2007, or 2006. The total intrinsic value of options exercised by employees of the Company during the period January 1 to October 19, 2007 prior to the Merger was $2.9 million and an additional $31.1 million effective with the Merger. The total intrinsic value of options exercised during the year ended December 31, 2006 was $14.6 million. Upon the exercise of options, Ryerson issued common stock from its treasury shares. Cash received by Ryerson from option exercises during the period January 1 to October 19, 2007 was $3.0 million and for the year ended December 31, 2006 was $10.7 million. The tax benefit realized from stock options exercised was $11.5 million for period October 20, 2007 to December 31, 2007, $1.9 million for the period January, 1 2007 to October 19, 2007 and $5.5 million for the year ended December 31, 2006.

Effects on Financial Statement Presentation

As a result of adopting SFAS 123R on January 1, 2006, the Company’s income before income taxes and net income was $0.1 million and $0.0 million lower in 2006 than if it had continued to account for share-based compensation under APB 25.

Prior to the adoption of SFAS 123R, the Company reported all tax benefits resulting from stock-based compensation as operating cash flows in the statement of cash flows. As a result of adopting SFAS 123R, we have prospectively reported the excess tax benefits from stock-based compensation as financing cash flows in the statement of cash flows. The excess tax benefit reported as financing cash flows rather than operating cash flows for the year ended December 31, 2006 was $5.5 million.

Note 8:  Derivatives

The Company had forward agreements for $160 million notional amount of pay fixed, receive floating interest rate swaps at December 31, 2008 and 2007 to effectively convert the interest rate from floating to fixed through 2009. These agreements had a liability value of $3.3 million and $2.8 million at December 31, 2008 and 2007, respectively. The Company currently does not account for these contracts as hedges but rather marks them to market with a corresponding offset to current earnings. The Company recognized a $2.7 million loss for the year ended December 31, 2008 and a $1.3 million loss for the period October 20, 2007 to December 31, 2007. These gains/losses are recorded within Other Income and Expense within the Consolidated Statement of Operations. Prior to October 20, 2007, the interest rate swaps were designated as cash flow hedges under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activity” (“SFAS 133”) with unrealized gains or losses recognized in Other Comprehensive Income. The fair value of our interest rate swap derivatives was determined using Level 2 inputs and the market approach valuation technique, as described in SFAS 157.

The Company is subject to exposure from fluctuations in foreign currencies. Foreign currency exchange contracts are used by the Company to hedge the variability in cash flows from the forecasted payment of currencies other than the functional currency. The Company’s foreign currency contracts were principally used to purchase U.S. dollars. The Company had foreign currency contracts with a U.S. dollar notional amount of $7.3 million outstanding at December 31, 2008, and an asset value of $0.5 million. At December 31, 2007, the Company had foreign currency contracts with a U.S. Dollar notional amount of $30.4 million outstanding and an asset value of $0.1 million. The Company currently does not account for these contracts as hedges but rather marks these contracts to market with a corresponding offset to current earnings. The Company recognized a $1.4 million gain for the year ended December 31, 2008, a $3.8 million gain for the period October 20, 2007 to December 31, 2007, a $1.8 million loss for the period January 1, 2007 to October 19, 2007, and a $0.1 million gain for the year ended December 31, 2006. These gains/losses are recorded within Other Income and Expense within the income statement. The fair value of our foreign currency derivatives was determined using Level 2 inputs and the market approach valuation technique, as described in SFAS 157.

From time to time, the Company may enter into fixed price sales contracts with its customers for certain of its inventory components. The Company may enter into metal commodity futures and options contracts to reduce volatility in the price of these metals. The Company currently does not account for these contracts as hedges, but rather marks these contracts to market with a corresponding offset to current earnings. As of December 31, 2008 our metal commodity hedge had a notional amount of $0.3 million and was a liability of $3.3 million. As of December 31, 2007, there were no significant outstanding metals commodity futures or options contracts. The Company recognized a $2.1 million loss for the year ended December 31, 2008 and a $0.5 million loss for the period October 20, 2007 to December 31, 2007. The loss was recorded within Other Income and Expense within the Consolidated Statement of Operations. Prior to October 20, 2007, these derivatives were designated as cash flow hedges under SFAS No. 133 with unrealized gains or losses recognized in Other Comprehensive Income. The fair value of these derivatives was determined using Level 2 inputs and the market approach valuation technique, as described in SFAS 157.

Fair Value Measurements

Effective January 1, 2008, the Company partially adopted SFAS No. 157, which primarily requires expanded disclosure for assets and liabilities recorded on the balance sheet at fair value. As permitted by FSP FAS 157-2, the Company elected to defer the adoption of the nonrecurring fair value measurement disclosures of nonfinancial assets and liabilities until January 1, 2009. The partial adoption did not have a material impact on our consolidated financial statements. To increase consistency and comparability in fair value measurements, SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

1.	Level 1—quoted prices (unadjusted) in active markets for identical asset or liabilities that the Company has the ability to access as of the reporting date.

2.	Level 2—inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

3.	Level 3—unobservable inputs, such as internally-developed pricing models for the asset or liability due to little or no market activity for the asset or liability.

The following table presents assets and liabilities measured and recorded at fair value on our Consolidated Balance Sheets on a recurring basis and their level within the fair value hierarchy as of December 31, 2008:

	Level 1	Level 2	Level 3
	(In millions)
Assets
Mark-to-market derivatives	$—	$0.5	$—
Liabilities
Mark-to-market derivatives	—	6.6	—

Note 9:  Employee Benefits

The Company adopted SFAS 158, in the fourth quarter of 2006. In addition to requirements for an employer to recognize in its consolidated balance sheet an asset for a plan’s overfunded status or a liability for a plan’s underfunded status and to recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur, SFAS 158 requires an employer to measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year.

The adjustment for FAS 158 upon adoption in 2006, affected our consolidated balance sheet at December 31, 2006 as follows:

	Prior to SFAS 158 adoption	Impact of SFAS 158 Adoption	After SFAS 158 Adoption
	(In millions)
Deferred income taxes	$119	$1	$120
Current portion of deferred employee benefits	—	(15)	(15)
Deferred employee benefits	(321)	24	(297)
Intangible pension asset	7	(7)	—
Accumulated other comprehensive income (loss)	70	(3)	67

Prior to amendment by SFAS 158, an employer was required to measure plan assets and benefit obligations as of the date of the employer’s fiscal year end statement of financial position or, if used consistently from year-to-year, as of a date not more than three months prior to that date. The Company used a September 30 measurement date when accounting for pension and other postretirement benefit plans prior to the transition to SFAS 158. SFAS 158 requires a change in measurement date to the fiscal year end, effective December 31, 2008, with early adoption permissible. The Company adopted the fiscal year end measurement date provisions of SFAS 158 during the first quarter of 2007. The change in the benefit plan’s measurement date to December 31, 2006, resulted in the following changes to our consolidated balance sheet as of January 1, 2007:

Impact of SFAS 158 measurement date adoption
(In millions)
Decrease in deferred income tax asset	$(5)
Decrease in deferred employee benefit obligations	14
Decrease in accumulated other comprehensive loss	(11)
Decrease in retained earnings	2

Prior to January 1, 1998, the Company’s non-contributory defined benefit pension plan covered certain employees, retirees and their beneficiaries. Benefits provided to participants of the plan were based on pay and years of service for salaried employees and years of service and a fixed rate or a rate determined by job grade for all wage employees, including employees under collective bargaining agreements.

Effective January 1, 1998, the Company froze the benefits accrued under its defined benefit pension plan for certain salaried employees, and instituted a defined contribution plan. Effective March 31, 2000, benefits for certain salaried employees of J. M. Tull Metals Company and AFCO Metals, subsidiaries that were merged into JT Ryerson, were similarly frozen, with the employees becoming participants in the Company’s defined contribution plan. Salaried employees who vested in their benefits accrued under the defined benefit plan at December 31, 1997, and March 31, 2000, are entitled to those benefits upon retirement. Certain transition rules have been established for those salaried employees meeting specified age and service requirements. For the year ended December 31, 2008, the periods October 20 to December 31, 2007, January 1 to October 19, 2007 and the year ended December 31, 2006, expense recognized for such defined contribution plan was $9.0 million, $1.5 million, $9.1 million, and $10.2 million, respectively.

The Company has other deferred employee benefit plans, including supplemental pension plans, the liability for which totaled $14.4 million at December 31, 2008 and $20.0 million at December 31, 2007.

Summary of Assumptions and Activity

The tables included below provide reconciliations of benefit obligations and fair value of plan assets of the Company plans as well as the funded status and components of net periodic benefit costs for each period related to each plan. The Company uses a December 31 measurement date to determine the pension and other postretirement benefit information. The Company also used a measurement date of October 19, 2007 due to the Merger. The assumptions used to determine benefit obligations at the end of the periods and net periodic benefit costs for the Pension Benefits for U.S. plans were as follows:

	Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006
Discount rate for calculating obligations	6.30%	6.50%	6.20%	5.95%
Discount rate for calculating net periodic benefit cost	6.50	6.20	5.90	5.70
Expected rate of return on plan assets	8.75	8.75	8.75	8.75
Rate of compensation increase	4.00	4.00	4.00	4.00

The expected rate of return on U.S. plan assets is 8.75% for 2009.

The assumptions used to determine benefit obligations at the end of the periods and net periodic benefit costs for the Other Postretirement Benefits, primarily health care, for U.S. plans were as follows:

	Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006
Discount rate for calculating obligations	6.30%	6.40%	6.15%	5.85%
Discount rate for calculating net periodic benefit cost	6.40	6.15	5.85	5.55
Rate of compensation increase	4.00	4.00	4.00	4.00

The assumptions used to determine benefit obligations at the end of the periods and net periodic benefit costs for the Pension Benefits for Canadian plans were as follows:

	Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006
Discount rate for calculating obligations	7.50%	5.50%	5.75%	5.25%
Discount rate for calculating net periodic benefit cost	5.50	5.75	5.25	5.25
Expected rate of return on plan assets	7.00	6.50	7.00	7.00
Rate of compensation increase	3.50	3.50	3.50	3.50

The expected rate of return on Canadian plan assets is 7.00% for 2009.

The assumptions used to determine benefit obligations at the end of the periods and net periodic benefit costs for the Other Postretirement Benefits, primarily healthcare, for Canadian plans were as follows:

	Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006
Discount rate for calculating obligations	7.50%	5.50%	5.75%	5.25%
Discount rate for calculating net periodic benefit cost	5.50	5.75	5.25	5.25
Rate of compensation increase	3.50	3.50	3.50	3.50

	Pension Benefits			Other Benefits
	Successor		Predecessor	Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007
	(In millions)
Change in Benefit Obligation
Benefit obligation at beginning of period	$725	$710	$672	$225	$215	$206
FAS 158 measurement date change	—	—	5	—	—	—
Service cost	3	1	4	2	1	3
Interest cost	45	9	32	14	3	9
Plan amendments	—	—	5	2	—	—
Actuarial (gain)loss	8	(21)	14	(34)	(15)	2
Special termination benefits	—	34	1	—	23	—
Plan merger (Lancaster)	—	—	2	—	—	—
Effect of changes in exchange rates	(10)	(1)	9	(4)	—	4
Benefits paid (net of participant contributions and Medicare subsidy)	(45)	(7)	(34)	(11)	(2)	(9)

Benefit obligation at end of period	$726	$725	$710	$194	$225	$215

Accumulated benefit obligation at end of period	$723	$719	$704	N/A	N/A	N/A

Change in Plan Assets
Plan assets at fair value at beginning of period	$629	$640	$581	$—	$—	$—
FAS 158 measurement date change	—	—	22	—	—	—
Actual return (loss) on plan assets	(161)	(4)	47	—	—	—
Plan merger (Lancaster)	—	—	1	—	—	—
Employer contributions	17	—	13	12	3	10
Effect of changes in exchange rates	(10)	—	10	—	—	—
Benefits paid (net of participant contributions)	(45)	(7)	(34)	(12)	(3)	(10)

Plan assets at fair value at end of period	$430	$629	$640	$—	$—	$—

Reconciliation of Amount Recognized
Funded status	$(296)	$(96)	$(70)	$(194)	$(225)	$(215)

Amounts recognized in balance sheet consist of:
Current liabilities	$—	$—	$—	$(13)	$(17)	$(14)
Noncurrent liabilities	(296)	(96)	(70)	(181)	(208)	(201)

Net benefit liability at the end of the period	$(296)	$(96)	$(70)	$(194)	$(225)	$(215)

Canadian benefit obligations represented $35 million and $54 million of the Company’s total Pension Benefits obligations at December 31, 2008 and 2007, respectively. Canadian plan assets represented $35 million and $57 million of the Company’s total plan assets at fair value at December 31, 2008 and 2007, respectively. In addition, Canadian benefit obligations represented $14 million and $22 million of the Company’s total Other Benefits obligation at December 31, 2008 and 2007, respectively.

Amounts recognized in accumulated other comprehensive income (loss) at December 31, 2008 and 2007 consist of the following:

	December 31, 2008		December 31, 2007
	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits
	(In millions)
Amounts recognized in accumulated other comprehensive income (loss), pre-tax, consists of
Net actuarial (gain) loss	$213	$(48)	$(7)	$(15)
Prior service cost	—	2	—	—

Total	$213	$(46)	$(7)	$(15)

Net actuarial losses of $0.3 million for pension benefits and net actuarial gains of $2.6 million and $0.3 million of prior service costs for other postretirement benefits are expected to be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost over the next fiscal year.

Amounts recognized in other comprehensive income (loss) for the year ended December 2008, the period from October 20 to December 31, 2007 and the period from January 1 to October 19, 2007 consist of the following:

	Pension Benefits			Other Benefits
	Successor		Predecessor	Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007
			(In millions)
Amounts recognized in other comprehensive income (loss), pre–tax, consists of
Net actuarial loss (gain)	$221	$(7)	$7	$(33)	$(15)	$2
Amortization of net actuarial gain	—	—	(7)	—	—	—
Prior service cost	—	—	5	2	—	—
Amortization of prior service cost (credit)	—	—	(1)	—	—	4

Total recognized in other comprehensive income (loss)	$221	$(7)	$4	$(31)	$(15)	$6

For measurement purposes for U.S. plans at December 31, 2008, the annual rate of increase in the per capita cost of covered health care benefits was 8.5 percent for participants less than 65 years old and 9 percent for participants greater than 65 years old in 2008, grading down to 5 percent in 2015, the level at which it is expected to remain. For measurement purposes for Canadian plans at December 31, 2008, the annual rate of increase in the per capita cost of covered health care benefits for the Company’s salaried plan was 10 percent per annum, grading down to 6 percent in 2012, and 12 percent per annum, grading down to 6 percent in 2014 for the Company’s bargaining plan, the level at which it is expected to remain. For measurement purposes for U.S. plans at December 31, 2007 and October 19, 2007, the annual rate of increase in the per capita cost of covered health care benefits was 8.5 percent for participants less than 65 years old and 10 percent for participants greater than 65 years old in 2007, grading down to 5 percent in 2012, the level at which it is expected to remain. For measurement purposes for Canadian plans at December 31, 2007 and October 19, 2007, the annual rate of increase in the per capita cost of covered health care benefits was 12 percent per annum, grading down to 6 percent in 2013, the level at which it is expected to remain. For measurement purposes for U.S. plans at December 31, 2006, the annual rate of increase in the per capita cost of covered health care benefits was 9.25 percent for participants less than 65 years old and 11 percent for participants greater than 65 years old in 2006, grading down to 5 percent in 2012, the level at which it is expected to remain. For measurement purposes for Canadian plans at December 31, 2006, the annual rate of increase in the per capita cost of covered health care benefits was 12 percent in 2006, grading down to 6 percent in 2012, the level at which it is expected to remain. For measurement purposes for U.S. plans at September 30, 2006, the annual rate of increase in the per capita cost of covered health care benefits was 9.25 percent for participants less than 65 years old and 11 percent for participants greater than 65 years old in 2006, grading down to 5 percent in 2012, the level at which it is expected to remain. For measurement purposes for Canadian plans at September 30, 2006, the annual rate of increase in the per capita cost of covered health care benefits was 12 percent in 2006, grading down to 6 percent in 2010, the level at which it is expected to remain.

	Pension Benefits				Other Benefits
	Successor		Predecessor		Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006
			(In millions)
Components of net periodic benefit cost
Service cost	$3	$1	$4	$5	$3	$1	$3	$4
Interest cost	45	9	32	37	13	3	9	12
Expected return on assets	(52)	(11)	(40)	(43)	—	—	—	—
Amortization of prior service cost (credit)	—	—	1	1	—	—	(4)	(6)
Recognized actuarial loss	—	—	8	12	—	—	1	2

Net periodic benefit cost (credit)	$(4)	$(1)	$5	$12	$16	$4	$9	$12

The assumed health care cost trend rate has an effect on the amounts reported for the health care plans. For purposes of determining net periodic benefit cost for U.S plans, the annual rate of increase in the per capita cost of covered health care benefits was 8.5 percent for participants less than 65 years old and 10 percent for participants greater than 65 years old for the year ended December 31, 2008, grading down to 5 percent in 2012. For purposes of determining net periodic benefit cost for Canadian plans, the annual rate of increase in the per capita cost of covered health care benefits was 10 percent for the year ended December 31, 2008, grading down to 6 percent in 2012 for the Company’s salaried plan and 12 percent per annum, grading down to 6 percent in 2014 for the Company’s bargaining plan. A one-percentage-point change in the assumed health care cost trend rate would have the following effects:

	1% increase	1% decrease
	(In millions)
Effect on service cost plus interest cost	$0.6	$(0.5)
Effect on postretirement benefit obligation	11.5	(9.6)

Pension Trust Assets

The expected long-term rate of return on pension trust assets is 7.00% to 8.75% based on the historical investment returns of the trust, the forecasted returns of the asset classes and a survey of comparable pension plan sponsors.

The Company’s pension trust weighted-average asset allocations at December 31, 2008 and 2007, by asset category are as follows:

	Trust Assets at December 31,
	2008	2007
Equity securities	58.6%	62.7%
Debt securities	26.2	24.2
Real Estate	10.1	8.8
Other	5.1	4.3

Total	100.0%	100.0%

The Board of Directors has general supervisory authority over the Pension Trust Fund and approves the investment policies and plan asset target allocation. An internal management committee provides on-going oversight of plan assets in accordance with the approved policies and asset allocation ranges and has the authority to appoint and dismiss investment managers. The investment policy objectives are to maximize long-term return from a diversified pool of assets while minimizing the risk of large losses, and to maintain adequate liquidity to permit timely payment of all benefits. The policies include diversification requirements and restrictions on concentration in any one single issuer or asset class. The currently approved asset investment classes are cash; fixed income; domestic equities; international equities; real estate; private equities and hedge funds of funds. Company management allocates the plan assets among the approved investment classes and provides appropriate directions to the investment managers pursuant to such allocations. The approved target ranges and allocations as of the December 31, 2008 and 2007 measurement dates were as follows:

	Range	Target
Equity securities	30-85%	75%
Debt securities	5-50	10
Real Estate	0-15	10
Other	0-15	5

Total		100%

Contributions

The Company contributed $16.8 million for the year ended December 31, 2008, $0.3 million for the period October 20, 2007 to December 31, 2007, $12.4 million for the period January 1, 2007 to October 19, 2007, and $18.8 million for the year ended December 31, 2006 to improve the funded status of the plans. The Company anticipates that it will have a minimum required pension contribution funding of approximately $14 million in 2009.

Estimated Future Benefit Payments

	Pension Benefits	Other Benefits
	(In millions)
2009	$52.1	$14.5
2010	51.5	18.1
2011	51.8	18.4
2012	52.4	18.3
2013	52.8	18.2
2014-2018	271.7	87.9

Note 10:   Restructuring Charges

The following summarizes restructuring accrual activity for the year ended December 31, 2008, periods October 20, 2007 to December 31, 2007, January 1, 2007 to October 19, 2007 and for the year ended December 31, 2006:

	Employee related costs	Tenancy and other costs	Total restructuring costs
	(In millions)
Predecessor
Balance at December 31, 2005	$1.2	$1.8	$3.0
Restructuring charges	4.3	0.2	4.5
Cash payments	(2.3)	(0.7)	(3.0)
Non-cash adjustments	(1.0)	—	(1.0)

Balance at December 31, 2006	$2.2	$1.3	$3.5
Restructuring charges	4.3	0.8	5.1
Cash payments	(2.3)	(0.7)	(3.0)
Non-cash adjustments	(0.7)	(0.6)	(1.3)

Balance at October 19, 2007	$3.5	$0.8	$4.3

Successor
Exit plan liability assumed in acquisition	$111.5	$3.2	$114.7
Cash payments	(14.8)	(0.2)	(15.0)
Non-cash adjustments	(57.9)	—	(57.9)

Balance at December 31, 2007	$38.8	$3.0	$41.8
Adjustment to plan liability	(4.1)	(0.3)	(4.4)
Cash payments	(28.1)	(1.2)	(29.3)
Reduction to reserve	(0.4)	—	(0.4)

Balance at December 31, 2008	$6.2	$1.5	$7.7

2008

During 2008, the Company paid $29.3 million related to the exit plan liability recorded on October 19, 2007, as part of the Merger of Rhombus Merger Corporation with and into Ryerson (See Note 2). The Company also recorded a $4.4 million reduction to the exit plan liability primarily due to 277 fewer employee terminations than anticipated in the initial restructuring plan. The reduction to the exit plan liability reduced goodwill by $2.6 million, net of tax. The Company also recorded a $0.4 million reduction to the exit plan liability in the fourth quarter of 2008 which was credited to operating expense. The remaining balance as of December 31, 2008 is expected to be substantially paid during the first six months of 2009.

2007

On October 19, 2007, as part of the Merger of Rhombus Merger Corporation with and into Ryerson (See Note 2), the Company recorded a liability of $114.7 million for exit costs assumed in the acquisition, which are the result of a preliminary plan of facility consolidations and organizational restructuring. The liability consists of future cash outlays for employee-related costs, including severance for 1,148 employees and employee relocation costs, totaling $53.6 million, future cash outlays for tenancy and other costs totaling $3.2 million and non-cash costs of $57.9 million for pensions and other postretirement benefits, which are shown as a reduction in the table above as such amounts are included in the deferred employee benefits liability at December 31, 2007.

From January 1, 2007 through October 19, 2007, the Company recorded a charge to earnings of $5.1 million due to workforce reductions and other tenancy obligations resulting from our integration of Integris Metals. Included in the charges were future cash outlays for employee-related costs of $3.6 million, including severance for 153 employees, non-cash costs of $0.7 million for pensions and other postretirement benefits, $0.2 million for future lease payments for closed facilities and non-cash costs of $0.6 million for impairment of leased facilities.

2006

In 2006, the Company recorded a charge to earnings of $4.0 million primarily due to workforce reductions resulting from our integration of Integris Metals with Ryerson. The charge consisted of future cash outlays of $2.8 million for employee-related costs, including severance for 170 employees, non-cash costs totaling $1.0 million for pensions and other postretirement benefits and $0.2 million for future lease payments for a closed facility. In 2006, the Company also recorded a charge to earnings of $0.5 million for other workforce reductions. The charge consisted of future cash outlays for employee-related costs, including severance for 16 employees.

Note 11:   Income Taxes

The elements of the provision for income taxes were as follows:

	Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006
	(In millions)
Income before income tax:
Federal	$77.8	$5.0	$108.7	$100.2
Foreign	30.1	8.0	27.3	35.0

	$107.9	$13.0	$136.0	$135.2

Current income taxes:
Federal	$53.2	$(1.5)	$(20.3)	$81.9
Foreign	10.0	2.6	9.5	12.0
State	5.7	0.1	0.6	3.5

	68.9	1.2	(10.2)	97.4
Deferred income taxes	(29.7)	3.6	58.0	(47.3)

Total tax provision	$39.2	$4.8	$47.8	$50.1

Income taxes differ from the amounts computed by applying the federal tax rate as follows:

	Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006
	(In millions)
Federal income tax expense computed at statutory tax rate of 35%	$37.8	$4.5	$47.6	$47.4
Additional taxes or credits from:
State and local income taxes, net of federal income tax effect	3.7	—	2.8	2.9
Domestic production activities	(2.2)	—	—	—
Other non-deductible expenses	0.6	0.3	0.8	(0.5)
Canadian taxes	(0.6)	(0.2)	(0.1)	(0.3)
Tax examination settlement and expiration of statute of limitations	—	—	(3.6)	—
Valuation allowance	—	—	0.2	—
All other, net	(0.1)	0.2	0.1	0.6

Total income tax provision	$39.2	$4.8	$47.8	$50.1

The components of the deferred income tax assets and liabilities arising under SFAS No. 109, “Accounting for Income Taxes,” were as follows:

	December 31,
	2008	2007
	(In millions)
Deferred tax assets:
AMT tax credit carryforwards	$—	$16
Post-retirement benefits other than pensions	76	86
State net operating loss carryforwards	2	7
Bad debt allowances	5	5
Pension liability	114	39
Restructuring and shut down reserves	1	16
Other deductible temporary differences	21	24
Less valuation allowances	—	(1)

	$219	$192

Deferred tax liabilities:
Fixed asset basis difference	130	140
Other intangibles	5	6
Inventory basis difference	95	164

	230	310

Net deferred tax liability	$11	$118

The Company’s financial statements recognize the current and deferred income tax consequences that result from the Company’s activities during the current and preceding periods pursuant to the provisions of FASB Statement No. 109, Accounting for Income Taxes (Statement 109), as if the Company were a separate taxpayer rather than a member of the parent company’s consolidated income tax return group. Differences between the Company’s separate company income tax provision and cash flows attributable to income taxes pursuant to the provisions of the Company’s tax sharing arrangement with the parent company have been recognized as capital contributions from, or dividends to, the parent company. Current taxes payable are included in the related party payable line item in the Company’s balance sheet.

At December 31, 2008, the deferred tax asset related to the Company’s postretirement benefits other than pensions (SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” or “SFAS 106”) was $76 million. At December 31, 2008, the Company also had a deferred tax asset related to the Company’s pension liability of $114 million. To the extent that future annual charges under SFAS No. 106 and the pension expense continue to exceed amounts deductible for tax purposes, this deferred tax asset will continue to grow. Thereafter, even if the Company should have a tax loss in any year in which the deductible amount would exceed the financial statement expense, the tax law provides for a 20-year carryforward period for that loss.

The Company had $2 million of tax effected state net operating loss (“NOL”) carryforwards available at December 31, 2008. The deferred tax asset for state NOL carryforwards is reviewed for recoverability based on historical taxable income, the expected reversal of existing temporary differences, tax planning strategies, and, most importantly, on projections of future taxable income. A valuation allowance of $0.2 million has been provided representing the amount that the Company does not expect to be able to utilize prior to their expiration in 2009-2027.

At December 31, 2008 the Company had approximately $83.5 million of undistributed foreign earnings. The Company has not recognized any U.S. tax expense on these earnings since it intends to reinvest the earnings outside the U.S. for the foreseeable future.

Effective January 1, 2007, the Company adopted the provisions of FIN No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). As a result of the implementation of FIN 48, the Company recognized a $1.5 million increase to reserves for uncertain tax positions.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Unrecognized tax benefits
(In millions)
Predecessor
Unrecognized tax benefits balance at January 1, 2007	$11.1
Gross increases—tax positions in prior periods	0.2
Gross decreases—tax positions in prior periods	(2.9)
Settlements	(3.5)

Unrecognized tax benefits balance at October 19, 2007	4.9

Successor
Unrecognized tax benefits balance at October 20, 2007	$4.9
Gross increases—tax positions in prior periods	—

Unrecognized tax benefits balance at December 31, 2007	4.9
Gross increases—tax positions in prior periods	0.4
Gross decreases—tax positions in prior periods	(1.0)

Unrecognized tax benefits balance at December 31, 2008	$4.3

Ryerson and its subsidiaries are subject to U.S. federal income tax as well as income tax of multiple state and foreign jurisdictions. The Company has substantially concluded all U.S. federal income tax matters for years through 2006. Substantially all state and local income tax matters have been concluded through 1999. However, a change by a state in subsequent years would result in an insignificant change to the Company’s state tax liability. The Company has substantially concluded foreign income tax matters through 2003 for all significant foreign jurisdictions.

We recognize interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2008 and 2007, we had approximately $1.3 million and $1.8 million of accrued interest related to uncertain tax positions, respectively. Total amount of unrecognized tax benefits that would affect our effective tax rate if recognized is $2.8 million and $3.2 million as of December 31, 2008 and 2007, respectively.

Note 12:   Goodwill

The following is a summary of changes in the carrying amount of goodwill:

Carrying Amount
(In millions)
Predecessor
Balance at December 31, 2006	$59.7
Adjustment to deferred tax assets	(0.5)

Balance at October 19, 2007	$59.2

Successor
Goodwill related to the Merger (see Note 2)	$68.5
Adjustments to purchase price	—

Balance at December 31, 2007	68.5
Adjustments to purchase price	6.4

Balance at December 31, 2008	$74.9

In 2008, the Company adjusted the fair value of the assets acquired and liabilities assumed as part of the Merger of Rhombus Merger Corporation with and into Ryerson (See Note 2) totaling $6.4 million.

In the period January 1, 2007 to October 19, 2007, an adjustment of $0.5 million to deferred tax assets related to Integris Metals was recorded. The goodwill balance of $59.2 million at October 19, 2007 was eliminated in purchase accounting. The goodwill balance of $68.5 million at December 31, 2007 resulted entirely from the Merger.

Note 13:  Intangible Assets

The following summarizes the components of intangible assets at December 31, 2008 and 2007:

	December 31, 2008			December 31, 2007
Amortized intangible assets	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
	(in millions)
Customer relationships	$15.0	$(1.4)	$13.6	$15.0	$(0.2)	$14.8

Amortization expense related to intangible assets for the year ended December 31, 2008 was $1.2 million, for the periods October 20 to December 31, 2007 was $0.2 million, January 1 to October 19, 2007 was $3.1 million and for the year ended December 31, 2006 was $3.8 million.

Other intangible assets were amortized primarily over a period of 3 to 5 years prior to October 19, 2007 and over a period of 13 years after October 20, 2007. Estimated amortization expense related to intangible assets at December 31, 2008, for each of the years in the five year period ending December 31, 2013 and thereafter is as follows:

Estimated Amortization Expense
(In millions)
For the year ended 12/31/09	$1.2
For the year ended 12/31/10	1.2
For the year ended 12/31/11	1.2
For the year ended 12/31/12	1.2
For the year ended 12/31/13	1.2
For the years ended thereafter	7.6

Note 14:  Sales by Product

The Company derives substantially all of its sales from the distribution of metals. The following table shows the Company’s percentage of sales by major product line:

	Successor		Predecessor
Product Line	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006
	(Percentage of Sales)
Stainless and aluminum	50%	55%	58%	52%
Carbon flat rolled	25	26	24	25
Bars, tubing and structurals	9	8	7	9
Fabrication and carbon plate	11	7	7	9
Other	5	4	4	5

Total	100%	100%	100%	100%

No customer accounted for more than 10 percent of Company sales for the year ended December 31, 2008, for the periods from October 20 to December 31, 2007, January 1 to October 19, 2007, or for the year ended December 31, 2006. A significant majority of the Company’s sales are attributable to its U.S. operations and a significant majority of its long-lived assets are located in the United States. The only operations attributed to a foreign country relate to the Company’s subsidiaries in Canada, which comprised 10 percent, 13 percent, 10 percent, 9 percent of the Company’s sales during the year ended December 31, 2008, the periods October 20, 2007 to December 31, 2007, January 1, 2007 to October 19, 2007, and the year ended December 31, 2006; Canadian assets were 10 percent, 11 percent, and 9 percent of consolidated assets at December 31, 2008, 2007, and 2006.

Note 15:  Comprehensive Income

The following sets forth the components of comprehensive income (in millions):

	Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006
Net income	$64.7	$7.1	$84.7	$80.6
Other comprehensive income (loss):
Foreign currency translation adjustments	(35.2)	(2.3)	26.4	(0.5)
Changes in unrecognized benefit costs, net of tax benefit of $72.7 in 2008, tax provision of $8.2 for the period from October 20, 2007 to December 31, 2007, tax benefit of $4.2 for the period from January 1, 2007 to October 19, 2007, and tax provision of $11.9 in 2006	(114.7)	13.0	(6.4)	17.2
Unrealized loss on derivative instruments	—	—	(1.0)	—

Comprehensive income (loss)	$(85.2)	$17.8	$103.7	$97.3

Note 16:  Commitments and Contingencies

Guarantees

JT Ryerson and certain of its subsidiaries are contingently liable, as a guarantor, for the obligations of certain indebtedness of Ryerson Inc. At December 31, 2008, the maximum potential amount of future payments under the guarantees was approximately $485.1 million. The Company has pledged as collateral on a senior secured basis the capital stock or other equity interests of each directly owned domestic subsidiary and 65% of the capital stock or other equity interests of each directly owned foreign subsidiary in connection with the Ryerson Inc.’s debt outstanding at December 31, 2008. The Company has pledged as collateral on a second-priority basis by a lien the assets that secure Ryerson Inc.’s obligations under the revolving Credit Facility.

Lease Obligations & Other

The Company leases buildings and equipment under noncancelable operating leases expiring in various years through 2020. Future minimum rental commitments are estimated to total $76.3 million, including approximately $21.0 million in 2009, $13.7 million in 2010, $11.4 million in 2011, $7.8 million in 2012, $5.7 million in 2013 and $16.7 million thereafter.

Rental expense under operating leases totaled $30.0 million for the year ended December 31, 2008, $6.6 million for the period October 20 to December 31, 2007, $23.4 million for the period January 1 to October 19, 2007 and $32.1 million for the year ended December 31, 2006.

To fulfill contractual requirements for certain customers in 2008, the Company has entered into certain fixed-price noncancellable contractual obligations. These purchase obligations which will all be paid in 2009 aggregated $142.9 million at December 31, 2008.

There are various claims and pending actions against the Company other than those related to the antitrust litigation discussed below. The amount of liability, if any, for those claims and actions at December 31, 2008 is not determinable but, in the opinion of management, such liability, if any, will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Concentrations of Various Risks

The Company’s financial instruments consist of cash, accounts receivable, derivative instruments, accounts payable, and notes payable. In the case of cash, accounts receivable and accounts payable, the carrying amount on the balance sheet approximates the fair values due to the short-term nature of these instruments. The derivative instruments are marked to market each period. Based on borrowing rates available to the Company for loans with similar terms, the carrying value of notes payable approximates the fair values.

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash, derivative financial instruments, and trade accounts receivable. As of December 31, 2008, the Company has all of its outstanding cash with one major financial institution. Our derivative financial instruments are contracts placed with major financial institutions. Credit is generally extended to customers based upon an evaluation of each customer’s financial condition, with terms consistent in the industry and no collateral required. Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers and their dispersion across geographic areas.

Approximately 20% of our total labor force is covered by collective bargaining agreements. There are collective bargaining agreements that will expire in fiscal 2009, which cover approximately 11% of our total labor force. We believe that our overall relationship with our employees is good.

Litigation

From time to time, we are named as a defendant in legal actions incidental to our ordinary course of business. We do not believe that the resolution of these claims will have a material adverse effect on our financial position, results of operations or cash flows. We maintain liability insurance coverage to assist in protecting our assets from losses arising from or related to activities associated with business operations.

On April 22, 2002, Champagne Metals, an Oklahoma metals service center that processes and sells aluminum products, sued us and other metals service centers in the United States District Court for the Western District of Oklahoma. The other defendants are Ken Mac Metals, Inc.; Samuel, Son & Co., Limited; Samuel Specialty Metals, Inc.; Metal West, L.L.C.; Integris Metals (now owned by us); and Earle M. Jorgensen Company. Champagne Metals alleges a conspiracy among the defendants to induce or coerce aluminum suppliers to refuse to designate it as a distributor in violation of federal and state antitrust laws and tortious interference with business and contractual relations. The complaint seeks damages with the exact amount to be proved at trial. Champagne Metals seeks treble damages on its antitrust claims and seeks punitive damages in addition to actual damages on its other claim. We believe that the suit is without merit, and we answered the complaint denying all claims and allegations, and filed a Motion for Summary Judgment which was granted. On September 15, 2005, the U.S. Court of Appeals for the Tenth Circuit heard oral arguments on plaintiff’s appeal of the lower court decision. On August 7, 2006, the U.S. Court of Appeals for the Tenth Circuit issued a ruling affirming in part and reversing in part the district court judgment in favor of defendants, and sent the case back to the district court for reconsideration of the summary judgment in light of guidance provided by the Tenth Circuit opinion. On November 17, 2006, the defendants filed a second Motion for Summary Judgment with the United States District Court for the Western District of Oklahoma addressing the issues raised by the Court of Appeals. On July 27, 2007, the District Court denied the defendants’ motion, but reserved its decision on the portion of the motion addressing the plaintiff’s damage claim. We continue to believe this suit is without merit and intend to vigorously defend our position in this matter. We cannot determine at this time whether any potential liability related to this litigation would materially affect our financial position, results of operations, or cash flows.

Note 17:  Gain on Sale of Assets

During the period January 1, 2007 to October 19, 2007, we sold certain facilities and equipment for $23.5 million and recorded a gain on sale of $7.2 million pretax, or $4.4 million after tax.

On March 13, 2006, we sold certain assets related to our U.S. oil and gas, tubular alloy and bar alloy business to Energy Alloys, LLC, a Texas limited liability company. We received approximately $50.2 million of cash proceeds and a $4 million, 3-year note in payment of the purchase price. In the first quarter of 2006, we recorded a gain on the sale of $21.0 million pretax or $12.7 million after-tax. In the second quarter of 2006, we received additional cash proceeds of $4.1 million, primarily relating to proceeds from the 3-year note and adjustments to the purchase price. We recorded an additional gain on the sale of $0.6 million pretax or $0.4 million after-tax in the second quarter of 2006 resulting from the note proceeds and purchase price adjustments.

Note 18:  Related Party

In addition to the related party long-term debt discussed in Note 5, the Company has a $105.1 million related party payable and a $92.3 million related party receivable outstanding at December 31, 2008 and 2007, respectively. The amounts outstanding primarily are related to general services and federal income taxes payable to Ryerson.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders of Ryerson Canada, Inc.

We have audited the accompanying consolidated balance sheets of Ryerson Canada, Inc. and Subsidiary Companies (“the Company”) as of December 31, 2008 and 2007 and the related consolidated statements of operations, stockholders’ equity and cash flows of the Company for the year ended December 31, 2008 and the period from October 20, 2007 through December 31, 2007 and of the Predecessor for the period from January 1, 2007 through October 19, 2007 and for the year ended December 31, 2006. These financial statements are the responsibility of management of the Company. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2008 and 2007 and the consolidated results of their operations and their cash flows for the year ended December 31, 2008 and the period from October 20, 2007 through December 31, 2007 and of the Predecessor for the period from January 1, 2007 through October 19, 2007 and for the year ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Toronto, Canada	Chartered Accountants
February 17, 2009	Licensed Public Accountants

RYERSON CANADA, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, expressed in US Dollars)

	Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006
Net sales	$553.3	$121.1	$494.7	$518.2
Cost of materials sold	462.3	102.3	411.5	415.6

Gross profit	91.0	18.8	83.2	102.6
Warehousing, delivery, selling, general and administrative	61.8	12.8	52.5	66.1
Restructuring and plant closure costs	—	—	0.6	—

Operating profit	29.2	6.0	30.1	36.5
Other expense:
Other income and (expense), net	—	2.1	0.2	0.5
Interest and other expense on debt	(0.9)	(0.2)	(1.1)	(1.8)
Interest expense on related party loans, net	(0.4)	(0.1)	(0.6)	(0.8)

Income before income taxes	27.9	7.8	28.6	34.4
Provision for income taxes	9.4	2.6	10.0	11.8

Net income	$18.5	$5.2	$18.6	$22.6

See Notes to Consolidated Financial Statements.

RYERSON CANADA, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions, expressed in US Dollars)

	Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006
Operating Activities:
Net income	$18.5	$5.2	$18.6	$22.6

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2.1	0.4	2.5	2.8
Deferred income taxes	0.3	0.9	0.7	0.6
Deferred employee benefit costs	(0.4)	(1.2)	(0.4)	(1.2)
Change in operating assets and liabilities, net of effects of acquisitions:
Receivables	22.7	2.9	(8.9)	(8.3)
Inventories	21.8	9.0	23.4	(18.8)
Related party receivable/payable	2.6	(1.1)	(2.4)	(0.2)
Other assets	(0.6)	3.6	(1.3)	0.2
Accounts payable	(13.3)	(7.7)	14.7	(4.9)
Accrued liabilities	(3.6)	(2.6)	1.9	1.3
Accrued taxes payable/receivable	(1.4)	0.2	(8.9)	0.3
Other items	(0.4)	(1.6)	0.2	0.1

Net adjustments	29.8	2.8	21.5	(28.1)

Net cash provided by (used in) operating activities	48.3	8.0	40.1	(5.5)

Investing Activities:
Capital expenditures	(1.3)	(0.7)	(3.8)	(1.8)
Proceeds from sales of property, plant and equipment	—	—	1.6	—
Loan to related parties	—	(30.0)	—	—
Loan repayment from related parties	30.0	—	—	—

Net cash used in investing activities	28.7	(30.7)	(2.2)	(1.8)

Financing Activities:
Net short-term proceeds/(repayments) under credit facility	—	—	(21.5)	4.1
Net increase (decrease) in book overdrafts	(5.3)	5.3	(4.3)	4.3
Capital contribution from Parent	—	1.6	0.2	—

Net cash provided by (used in) financing activities	(5.3)	6.9	(25.6)	8.4

Net increase (decrease) in cash	71.7	(15.8)	12.3	1.1
Effect of exchange rate changes on cash	(11.2)	1.9	1.6	(1.8)

Net change in cash	60.5	(13.9)	13.9	(0.7)
Cash—beginning of period	—	13.9	—	0.7

Cash—end of period	$60.5	$—	$13.9	$—

Supplemental Disclosures
Cash paid during the period for:
Interest paid to third parties	$0.6	$—	$1.5	$2.0
Interest paid to related parties	0.8	0.2	0.6	0.8
Income taxes, net	9.8	2.4	18.9	10.0

See Notes to Consolidated Financial Statements.

RYERSON CANADA, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

(In millions, except share data, expressed in US Dollars)

	At December 31, 2008	At December 31, 2007
Assets
Current assets:
Cash	$60.5	$—
Receivables less provision for allowances, claims and doubtful accounts of $0.7 in 2008 and $0.9 in 2007	56.9	93.9
Inventories (Note 3)	60.6	97.6
Related party note receivable (Note 16)	—	30.0
Related party receivable (Note 16)	—	0.6
Prepaid expenses and other assets	4.2	4.3

Total current assets	182.2	226.4
Property, plant and equipment, net of accumulated depreciation (Note 4)	33.9	42.4
Goodwill (Note 11)	5.7	6.9
Intangible assets (Note 12)	1.0	1.4
Deferred income taxes (Note 10)	2.5	3.5
Other assets	1.8	1.9

Total assets	$227.1	$282.5

Liabilities
Current liabilities:
Accounts payable	$13.9	$36.0
Related party payable (Note 16)	2.0	—
Accrued liabilities:
Salaries, wages and commissions	2.7	3.5
Other accrued liabilities	2.5	5.4

Total current liabilities	21.1	44.9
Related party long-term debt (Note 5)	10.0	10.0
Deferred employee benefits (Note 8)	16.3	22.8
Other noncurrent liabilities	0.4	1.4

Total liabilities	47.8	79.1
Commitments and Contingencies (Note 15)
Stockholders’ Equity
Common stock unlimited shares authorized; 100 shares issued in 2008 and 2007 (Note 6)	—	—
Additional paid-in capital	204.6	204.6
Retained earnings	23.7	5.2
Accumulated other comprehensive income (loss)	(49.0)	(6.4)

Total stockholders’ equity	179.3	203.4

Total liabilities and stockholders’ equity	$227.1	$282.5

See Notes to Consolidated Financial Statements.

RYERSON CANADA, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In millions, except share data, expressed in US Dollars)

					Accumulated Other Comprehensive Income (Loss)
	Common Stock		Additional Paid-In Capital	Retained Earnings	Foreign Currency Translation	Benefit Plan Liabilities	Total
	Shares	Dollars	Dollars	Dollars	Dollars	Dollars	Dollars
Predecessor
Balance at January 1, 2006	100	$—	$102.6	$15.9	$10.8	$—	$129.3
Net income	—	—	—	22.6	—	—	22.6
Foreign currency translation	—	—	—	—	(0.7)	—	(0.7)
Adoption of FAS 158 (net of tax benefit of $1.4)	—	—	—	—	—	(3.1)	(3.1)

Balance at December 31, 2006	100	$—	$102.6	$38.5	$10.1	$(3.1)	$148.1
Net income	—	—	—	18.6	—	—	18.6
Capital contribution from parent	—	—	0.2	—	—	—	0.2
Foreign currency translation	—	—	—	—	31.2	—	31.2
Changes in unrecognized benefit costs (net of tax provision of $0.5)	—	—	—	—	—	0.8	0.8

Balance at October 19, 2007	100	$—	$102.8	$57.1	$41.3	$(2.3)	$198.9

Successor
Balance at October 20, 2007	100	$—	$203.0	$—	$—	$—	$203.0
Net income	—	—	—	5.2	—	—	5.2
Capital contribution from parent	—	—	1.6	—	—	—	1.6
Foreign currency translation	—	—	—	—	(2.5)	—	(2.5)
Changes in unrecognized benefit costs (net of tax benefit of $1.7)	—	—	—	—	—	(3.9)	(3.9)

Balance at December 31, 2007	100	$—	$204.6	$5.2	$(2.5)	$(3.9)	$203.4
Net income	—	—	—	18.5	—	—	18.5
Foreign currency translation	—	—	—	—	(43.3)	—	(43.3)
Changes in unrecognized benefit costs (net of tax provision of $1.3)	—	—	—	—	—	0.7	0.7

Balance at December 31, 2008	100	$—	$204.6	$23.7	$(45.8)	$(3.2)	$179.3

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1:  Statement of Accounting and Financial Policies

Business Description and Basis of Presentation. Ryerson Canada, Inc., a Canadian corporation (“Ryerson Canada”) conducts materials distribution operations in Canada. Unless the context indicates otherwise, Ryerson Canada, together with its subsidiaries, is collectively referred to herein as “we,” “us,” “our,” or the “Company.” Ryerson Canada is a wholly-owned subsidiary of Ryerson Inc, a U.S. Company.

Pursuant to the Merger (see Note 2) dated October 19, 2007, Ryerson Inc., (“Ryerson”), a Delaware corporation, is a wholly-owned subsidiary of Rhombus Holding Corporation (“Parent”). Due to the Merger (See Note 2), fiscal 2007 consists of two separate periods of January 1, 2007 to October 19, 2007 (Predecessor) and October 20, 2007 to December 31, 2007 (Successor).

Fiscal Year. Prior to 2008, the Company reported results of operations based on a fiscal year ending on the last Friday in December. In 2008, the Company amended its bylaws to make its fiscal year end December 31 consistent with Ryerson. For clarity of presentation, all periods are presented as if the year ended on December 31. Fiscal years 2008, 2007, and 2006 ended on December 31, December 28, and December 29, respectively. The use of the different fiscal period for the Company did not have a material impact on the Company’s results of operations.

Principles of Consolidation. The Company consolidates entities in which it owns or controls more than 50% of the voting shares. Prior to January 1, 2007, we combined Ryerson Canada, Inc. and Integris Metals Ltd. since both entities were wholly-owned indirect subsidiaries of Ryerson under common control. Effective January 1, 2007, Ryerson’s operating subsidiaries Integris Metals Ltd., a Canadian federal corporation, and Ryerson Canada, Inc., an Ontario corporation, were amalgamated as Ryerson Canada, Inc. The amalgamation did not have an impact on the Company’s results of operations. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to financial statements. Changes in such estimates may affect amounts reported in future periods.

Revenue Recognition. Revenue is recognized in accordance with Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition.” Revenue is recognized upon delivery of product to customers. The timing of shipment is substantially the same as the timing of delivery to customers given the proximity of the Company’s distribution sites to its customers. Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net (excluded from revenues) basis.

Provision for allowances, claims and doubtful accounts. The Company performs ongoing credit evaluations of customers and sets credit limits based upon review of the customers’ current credit information and payment history. The Company monitors customer payments and maintains a provision for estimated credit losses based on historical experience and specific customer collection issues that the Company has identified. Estimation of such losses requires adjusting historical loss experience for current economic conditions and judgments about the probable effects of economic conditions on certain customers. The Company cannot guarantee that the rate of future credit losses will be similar to past experience. The Company considers all available information when assessing the adequacy of the provision for allowances, claims and doubtful accounts.

Shipping and Handling Fees and Costs. Shipping and handling fees billed to customers are classified in “Net Sales” in our Consolidated Statement of Operations. Shipping and handling costs, primarily distribution costs, are classified in “Warehousing, delivery, selling, general and administrative” expenses in our Consolidated

Statement of Operations. These costs totaled $8.2 million for the year ended December 31, 2008, $1.6 million for the period October 20 to December 31, 2007, $5.9 million for the period January 1 to October 19, 2007 and $7.6 million for the year ended December 31, 2006.

Benefits for Retired Employees. The estimated cost of the Company’s defined benefit pension plan and its postretirement medical benefits are determined annually after considering information provided by consulting actuaries. The cost of these benefits for retirees is accrued during their term of employment (see Note 8). Pensions are funded in accordance with the requirements of the Income Tax Act of Canada into a trust established for the Ryerson Canada Pension Plans. Costs for retired employee medical benefits are funded when claims are submitted. Certain employees are covered by a defined contribution plan, for which the cost is expensed in the period earned.

In September 2006, the FASB issued SFAS No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS 158”). SFAS 158 requires an employer to recognize in its consolidated balance sheet an asset for a plan’s overfunded status or a liability for a plan’s underfunded status, measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year, and recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Those changes are reported in comprehensive income and as a separate component of stockholders’ equity. During 2006, we adopted SFAS 158 and recognized the underfunded status of our plans in the consolidated balance sheet (see Note 8).

Cash. Checks issued in excess of funds on deposit at the bank represent “book” overdrafts and are reclassified to accounts payable. Amounts reclassified totaled zero and $5.3 million at December 31, 2008 and 2007, respectively.

Inventory Valuation. Inventories are stated at the lower of cost or market value. We use the weighted-average cost method for valuing our inventories.

Property, Plant and Equipment. Property, plant and equipment are depreciated, for financial reporting purposes, using the straight-line method over the estimated useful lives of the assets. The provision for depreciation in all periods presented is based on the following estimated useful lives of the assets:

Land improvements	20 years
Buildings	45 years
Machinery and equipment	15 years
Furniture and fixtures	10 years
Transportation equipment	6 years

Expenditures for normal repairs and maintenance are charged against income in the period incurred.

Goodwill. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), goodwill is reviewed at least annually for impairment using a two-step approach. In the first step, the Company tests for impairment of goodwill by estimating the fair values of its reporting units using the present value of future cash flows approach. If the carrying amount exceeds the fair value, the second step of the goodwill impairment test is performed to measure the amount of the impairment loss, if any. In the second step the implied fair value of the goodwill is estimated as the fair value of the reporting unit used in the first step less the fair value of all other net tangible and intangible assets of the reporting unit. If the carrying amount of goodwill exceeds its implied fair market value, an impairment loss is recognized in an amount equal to that excess, not to exceed the carrying amount of the goodwill. In addition, goodwill of a reporting unit is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. The Company performs its annual impairment testing during the fourth quarter.

Long-lived Assets and Other Intangible Assets. Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment is recognized. Any related impairment loss is calculated based upon comparison of the fair value to the carrying value of the asset. Separate intangible assets that have finite useful lives are amortized over their useful lives. An impaired intangible asset would be written down to fair value, using the discounted cash flow method. Other intangible assets were amortized primarily over a period of 3 to 4 years prior to October 19, 2007 and over a period of 13 years after October 20, 2007.

Deferred financing costs associated with the issuance of debt are being amortized using the effective interest method over the life of the debt (see Note 5).

Income Taxes. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company follows detailed guidelines in each tax jurisdiction when reviewing tax assets recorded on the balance sheet and provides for valuation allowances when it is more likely than not that the asset will not be realized.

Foreign Currency. The Company translates its assets and liabilities, for which the functional currency is the Canadian dollar, into U.S. dollars at the current rate of exchange on the last day of the reporting period. Revenues and expenses are translated at the average monthly exchange rates prevailing during the year.

For foreign currency transactions, the Company translates these amounts to the Company’s functional currency at the exchange rate effective on the invoice date. If the exchange rate changes between the time of purchase and the time actual payment is made, a foreign exchange transaction gain or loss results which is included in determining net income for the period. The Company recognized a $0.1 million exchange gain for the year ended December 31, 2008, a $0.7 million exchange loss for the period from October 20 to December 31, 2007, a $1.2 million exchange gain for the period from January 1 to October 19, 2007, and a $0.5 million exchange loss for the year ended December 31, 2006. These amounts are classified in “Warehousing, delivery, selling, general and administrative” expenses in our Consolidated Statement of Operations.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurement” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. On February 12, 2008, the FASB issued Staff Position No. 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”) which amends SFAS 157 to delay the effective date for all non-financial assets and non-financial liabilities, except for those that are recognized at fair value in the financial statements on a recurring basis. As allowed by FSP 157-2, the Company partially adopted SFAS 157 on January 1, 2008. Accordingly, the Company has followed the SFAS 157 guidance to value its financial assets and liabilities that are routinely adjusted to fair value, predominantly derivatives. The adoption did not have a material impact on our consolidated financial statements. The remaining assets and liabilities to which the FSP 157-2 deferral relates, will be measured at fair value as applicable beginning in fiscal 2009.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities, Including an amendment of FASB Statement No. 115” (“SFAS 159”). This Statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 is effective as of the beginning of fiscal 2008. The adoption of SFAS 159 did not have a material effect on our results of operations and financial position.

In December 2007, the FASB released SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”). This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141(R) requires the acquiring entity in a business combination to recognize the full fair value of the assets acquired and liabilities assumed in the transaction at the acquisition date; the immediate expense recognition of transaction costs; and accounting for restructuring plans separately from the business combination among others. SFAS 141(R) fundamentally changes many aspects of existing accounting requirements for business combinations. As such, if the Company enters into any business combinations after the adoption of SFAS 141(R), a transaction may significantly impact the Company’s financial position and earnings, but not cash flows, compared to the Company’s recent acquisitions, accounted for under existing U.S. GAAP requirements, due to the reasons described above.

In March 2008, the FASB issued SFAS No. 161, “Disclosures About Derivative Instruments and Hedging Activities” (“SFAS 161”). This statement is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. We are currently assessing the impact of SFAS 161 on our financial statements.

In December 2008, the FASB issued FSP FAS 132(R)-1, “Employer’s Disclosures about Postretirement Benefit Plan Assets” (“FSP FAS 132(R)-1”). FSP FAS 132(R)-1 amends SFAS No. 132 (Revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits”, to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. The disclosures about plan assets required by this FSP shall be provided for fiscal years ending after December 15, 2009.

Note 2:  Business Combination

Platinum Acquisition

On October 19, 2007, the merger of Rhombus Merger Corporation (“Sub”), a wholly-owned subsidiary of Rhombus Holding Corporation (“Parent”), with and into Ryerson (the “Merger”), was consummated in accordance with the Agreement and Plan of Merger, dated July 24, 2007, by and among Ryerson, Parent and Sub (the “Merger Agreement”). Upon the closing of the Merger, Ryerson, including Ryerson Canada, became wholly-owned direct and indirect subsidiaries of Parent. Parent is owned substantially by affiliates of Platinum Equity, LLC.

The Sub was formed solely for the purpose of merging with and into Ryerson. Ryerson is the surviving corporation of the Merger and assumed the obligations of the Sub. Also, on October 19, 2007, the Sub entered into a 5-year, $1.35 billion revolving credit facility agreement (“Credit Facility”) with a maturity date of October 18, 2012. The total $1.35 billion revolving credit facility has an allocation of $1.2 billion to Ryerson’s affiliates in the United States and an allocation of $150 million to Ryerson Canada. Proceeds from the initial borrowings under the Credit Facility were used to finance the Merger and pay other costs and expenses related to the transactions.

The Merger has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the identifiable assets and liabilities based on estimated fair values at the acquisition date. Goodwill recorded in connection with the Platinum Acquisition is not deductible for income tax purposes.

A summary of the fair values of the Ryerson Canada assets acquired and liabilities assumed is as follows:

	At October 19, 2007
	(In millions)
Cash and cash equivalents	$13.9
Accounts receivable	98.0
Inventories	109.6
Prepaid expenses and other current assets	7.8
Property, plant & equipment	42.2
Deferred income taxes	3.3
Intangible assets	1.5
Goodwill	7.2

Total assets acquired		283.5
Current liabilities	(49.3)
Long-term debt	(10.0)
Deferred employee benefits and other credits	(21.2)

Total liabilities assumed		(80.5)

Net assets acquired		$203.0

The following unaudited pro forma information presents consolidated results of operations for the years ended December 31, 2007 and 2006 as if the Merger on October 19, 2007 had occurred January 1, 2006:

	Pro Forma Year Ended December 31,
	2007	2006
	(In millions)
Net sales	$615.8	$518.2
Net income	25.1	23.9

Note 3:  Inventories

Inventories were classified on December 31 as follows:

	At December 31,
	2008	2007
	(In millions)
In process and finished products	$60.6	$97.6

Note 4:  Property, Plant and Equipment

Property, plant and equipment consisted of the following at December 31:

	At December 31,
	2008	2007
	(In millions)
Land and land improvements	$8.8	$11.1
Buildings and leasehold improvements	11.9	14.8
Machinery, equipment and other	14.0	16.7
Construction in progress	0.9	0.1

Total	35.6	42.7
Less: Accumulated depreciation	(1.7)	(0.3)

Net property, plant and equipment	$33.9	$42.4

Note 5:  Long-Term Debt

Long-term debt consisted of the following at December 31:

	At December 31,
	2008	2007
	(In millions)
Credit Facility	$—	$—
Related Party Long-term Debt	10.0	10.0

Total long-term debt	$10.0	$10.0

The principal payments required to be made on debt during the next five fiscal years are shown below:

Amount
(In millions)
For the year ended 12/31/09	$—
For the year ended 12/31/10	—
For the year ended 12/31/11	—
For the year ended 12/31/12	—
For the year ended 12/31/13	—
For the years ended thereafter	10.0

Credit Facility

On October 19, 2007, the Sub, together with certain of its affiliates including Ryerson Canada, entered into a 5-year, $1.35 billion revolving credit facility agreement with a maturity date of October 18, 2012. The total $1.35 billion revolving credit facility has an allocation of $1.2 billion to Ryerson’s affiliates in the United States and an allocation of $150 million to Ryerson Canada. Initial proceeds from the Credit Facility were used to finance the Merger and pay merger related transaction costs.

At December 31, 2008, the Company had no outstanding borrowings, no letters of credit issued and $97.2 million available under its $150 million allocation portion of the $1.35 billion Credit Facility compared to no outstanding borrowings, $0.4 million of letters of credit issued and $125 million available at December 31, 2007. Total credit availability is limited by the amount of eligible account receivables and inventory pledged as collateral under the agreement. The weighted average interest rate on the borrowings under the Credit Facility was zero percent at December 31, 2008 and 2007.

Amounts outstanding under the Credit Facility bear interest at a rate determined by reference to the Canadian base rate (Bank of America-Canada Branch’s “Base Rate” for loans in U.S. Dollars in Canada) or the BA rate (average annual rate applicable to Canadian Dollar bankers’ acceptances) or a LIBOR rate and the Canadian prime rate (Bank of America-Canada Branch’s “Prime Rate.”). The spread over the base rate and Canadian prime rate is between 0.25% and 1.00% and the spread over the LIBOR and for the bankers’ acceptances is between 1.25% and 2.00%, depending on the amount available to be borrowed. Overdue amounts and all amounts owed during the existence of a default bear interest at 2% above the rate otherwise applicable thereto.

Borrowings under the Credit Facility are secured by first-priority liens on all of the inventory, accounts receivable, lockbox accounts and related assets of Ryerson Canada.

The Credit Facility contains covenants that, among other things, restrict Ryerson and its subsidiaries with respect to the incurrence of debt, the creation of liens, transactions with affiliates, mergers and consolidations, sales of assets and acquisitions. The Credit Facility also requires that, if availability under the Credit Facility declines to a certain level, Ryerson maintain a minimum fixed charge coverage ratio as of the end of each fiscal quarter and includes defaults upon (among other things) the occurrence of a change of control of Ryerson.

The lenders under the Credit Facility have the ability to reject a borrowing request if any event, circumstance or development has occurred that has had or could reasonably be expected to have a material adverse effect on Ryerson. If Ryerson, any of the other borrowers or any significant subsidiaries of the other borrowers becomes insolvent or commences bankruptcy proceedings, all amounts borrowed under the Credit Facility will become immediately due and payable.

Amended Credit Facility

On January 26, 2007, Ryerson entered into an amended and restated revolving credit facility of $1.1 billion that would have expired on January 4, 2011. This transaction resulted in a 5-year, $750 million revolving credit facility (the “Amended Credit Facility”). The Amended Credit Facility was terminated in connection with the Merger (see Note 2) on October 19, 2007.

Related Party Note

On November 21, 2000, the Company borrowed $15 million from a subsidiary of Ryerson. The Note bears interest at a rate of 7.5% per annum. The Note had an initial term of one year and automatically renews for an additional one year term each year upon maturity. At December 31, 2008, the balance outstanding was $10.0 million.

Note 6:  Stockholders’ Equity

Ryerson Canada is a wholly-owned subsidiary of Ryerson Inc. As of December 31, 2008, the Company had 100 shares of common stock issued and outstanding with no par value. The common stock of the Company does not contain any conversion or unusual voting rights.

Note 7:  Derivatives

The Company is subject to exposure from fluctuations in foreign currencies. Foreign currency exchange contracts are used by the Company to hedge the variability in cash flows from the forecasted payment of currencies other than the functional currency. The Company’s foreign currency contracts were principally used to purchase U.S. dollars. The Company had foreign currency contracts with a U.S. dollar notional amount of $7.3 million outstanding at December 31, 2008, and an asset value of $0.5 million. At December 31, 2007, the Company had foreign currency contracts with a U.S. Dollar notional amount of $30.4 million outstanding and an asset value of $0.1 million. The Company currently does not account for these contracts as hedges but rather marks these contracts to market with a corresponding offset to current earnings. The Company recognized a $1.4 million gain for the year ended December 31, 2008, a $3.8 million gain for the period October 20, 2007 to December 31, 2007, a $1.8 million loss for the period January 1, 2007 to October 19, 2007, and a $0.1 million gain for the year ended December 31, 2006. These gains/losses are recorded within Other Income and Expense within our Consolidated Statement of Operations. The fair value of our foreign currency derivatives was determined using Level 2 inputs and the market approach valuation technique, as described in SFAS 157.

From time to time, the Company may enter into fixed price sales contracts with its customers for certain of its inventory components. The Company may enter into metal commodity futures and options contracts to reduce volatility in the price of these metals. The Company currently does not account for these contracts as hedges, but rather marks these contracts to market with a corresponding offset to current earnings. As of December 31, 2008 our metal commodity hedge was a payable of $2.3 million to Ryerson as we have entered into the outstanding contracts through the parent company. As of December 31, 2007, there were no outstanding metals commodity futures or options contracts. The fair value of these derivatives was determined using Level 2 inputs and the market approach valuation technique, as described in SFAS 157.

Fair Value Measurements

Effective January 1, 2008, the Company partially adopted SFAS No. 157, which primarily requires expanded disclosure for assets and liabilities recorded on the balance sheet at fair value. As permitted by FSP FAS 157-2, the Company elected to defer the adoption of the nonrecurring fair value measurement disclosures of nonfinancial assets and liabilities until January 1, 2009. The partial adoption did not have a material impact on our consolidated financial statements. To increase consistency and comparability in fair value measurements, SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

1.	Level 1—quoted prices (unadjusted) in active markets for identical asset or liabilities that the Company has the ability to access as of the reporting date.

2.	Level 2—inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

3.	Level 3—unobservable inputs, such as internally-developed pricing models for the asset or liability due to little or no market activity for the asset or liability.

The following table presents assets and liabilities measured and recorded at fair value on our Consolidated Balance Sheets on a recurring basis and their level within the fair value hierarchy as of December 31, 2008:

	Level 1	Level 2	Level 3
	(In millions)
Assets
Mark-to-market derivatives	$—	$0.5	$—
Liabilities
Mark-to-market derivatives	—	2.3	—

Note 8:  Employee Benefits

The Company adopted SFAS 158 in the fourth quarter of 2006. In addition to requirements for an employer to recognize in its consolidated balance sheet an asset for a plan’s overfunded status or a liability for a plan’s underfunded status and to recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur, SFAS 158 requires an employer to measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year. The adjustment for SFAS 158 upon adoption in 2006, affected our consolidated balance sheet as follows:

	Prior to SFAS 158 Adoption	Impact of SFAS 158 Adoption	After SFAS 158 Adoption
	(In millions)
Deferred income taxes	$4.3	$1.4	$5.7
Current portion of deferred employee benefits	—	(0.7)	(0.7)
Deferred employee benefits	(13.2)	(3.8)	(17.0)
Accumulated other comprehensive income (loss)	(10.1)	3.1	(7.0)

The Company has other deferred employee benefit plans, including supplemental pension plans, the liability for which totaled $3.0 million at December 31, 2008 and $4.9 million at December 31, 2007.

Summary of Assumptions and Activity

The tables included below provide reconciliations of benefit obligations and fair value of plan assets of the Company plans as well as the funded status and components of net periodic benefit costs for each period related to each plan. The Company uses a December 31 measurement date to determine the pension and other postretirement benefit information. The Company also used a measurement date of October 19, 2007 due to the Merger. The assumptions used to determine benefit obligations at the end of the periods and net periodic benefit costs for the Pension Benefits were as follows:

	Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006
Discount rate for calculating obligations	7.50%	5.50%	5.75%	5.25%
Discount rate for calculating net periodic benefit cost	5.50	5.75	5.25	5.25
Expected rate of return on plan assets	7.00	6.50	7.00	7.00
Rate of compensation increase	3.50	3.50	3.50	3.50

The expected rate of return on plan assets is 7.0% for 2009.

The assumptions used to determine benefit obligations at the end of the periods and net periodic benefit costs for the Other Postretirement Benefits, primarily healthcare, were as follows:

	Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006
Discount rate for calculating obligations	7.50%	5.50%	5.75%	5.25%
Discount rate for calculating net periodic benefit cost	5.50	5.75	5.25	5.25
Rate of compensation increase	3.50	3.50	3.50	3.50

	Pension Benefits			Other Benefits
	Successor		Predecessor	Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007
			(In millions)
Change in Benefit Obligation
Benefit obligation at beginning of period	$54	$53	$46	$22	$20	$18
Service cost	1	—	1	—	—	—
Interest cost	3	1	2	1	—	1
Actuarial (gain)loss	(9)	2	(2)	(4)	2	(1)
Effect of changes in exchange rates	(10)	(1)	9	(4)	—	3
Benefits paid (net of participant contributions)	(4)	(1)	(3)	(1)	—	(1)

Benefit obligation at end of period	$35	$54	$53	$14	$22	$20

Accumulated benefit obligation at end of period	$34	$50	$49	N/A	N/A	N/A

Change in Plan Assets
Plan assets at fair value at beginning of period	$57	$59	$48	$—	$—	$—
Actual return (loss) on plan assets	(10)	—	1	—	—	—
Employer contributions	2	—	3	1	—	1
Effect of changes in exchange rates	(10)	(1)	10	—	—	—
Benefits paid (net of participant contributions)	(4)	(1)	(3)	(1)	—	(1)

Plan assets at fair value at end of period	$35	$57	$59	$—	$—	$—

Reconciliation of Amount Recognized
Funded status	$—	$3	$6	$(14)	$(22)	$(20)

Amounts recognized in balance sheet consist of:
Noncurrent assets	—	$3	$6	$—	$—	$—
Current liabilities	—	—	—	(1)	(1)	(1)
Noncurrent liabilities	—	—	—	(13)	(21)	(19)

Net benefit liability at the end of the period	$—	$3	$6	$(14)	$(22)	$(20)

Amounts recognized in accumulated other comprehensive income (loss) at December 31, 2008 and 2007 consist of the following:

	December 31, 2008		December 31, 2007
	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits
	(In millions)
Amounts recognized in accumulated other comprehensive income (loss), pre–tax, consists of
Net actuarial (gain) loss	$7	$(3)	$4	$2

Net actuarial losses of $0.3 million for pension benefits and net actuarial gains of $0.2 million for other postretirement benefits are expected to be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost over the next fiscal year.

Amounts recognized in other comprehensive income (loss) for the year ended December 2008, the period from October 20 to December 31, 2007 and the period from January 1 to October 19, 2007 consist of the following:

	Pension Benefits			Other Benefits
	Successor		Predecessor	Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007
			(In millions)
Amounts recognized in other comprehensive income (loss), pre-tax, consists of
Net actuarial loss (gain)	$5	$4	$—	$(5)	$2	$(1)
Amortization of net actuarial gain	—	—	—	—	—	(1)

Total recognized in other comprehensive income (loss)	$5	$4	$—	$(5)	$2	$(2)

For measurement purposes at December 31, 2008, the annual rate of increase in the per capita cost of covered health care benefits for the Company’s salaried plan was 10 percent per annum, grading down to 6 percent in 2012, and 12 percent per annum, grading down to 6 percent in 2014 for the Company’s bargaining plan, the level at which it is expected to remain. For measurement purposes at December 31, 2007 and October 19, 2007, the annual rate of increase in the per capita cost of covered health care benefits was 12 percent per annum, grading down to 6 percent in 2013, the level at which it is expected to remain. For measurement purposes at December 31, 2006, the annual rate of increase in the per capita cost of covered health care benefits was 12 percent in 2006, grading down to 6 percent in 2012, the level at which it is expected to remain. For measurement purposes at September 30, 2006, the annual rate of increase in the per capita cost of covered health care benefits was 12 percent in 2006, grading down to 6 percent in 2010, the level at which it is expected to remain.

	Pension Benefits				Other Benefits
	Successor		Predecessor		Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006
				(In millions)
Components of net periodic benefit cost
Service cost	$1	$—	$1	$1	$—	$—	$—	$—
Interest cost	2	1	2	2	1	—	1	1
Expected return on assets	(3)	(1)	(3)	(3)	—	—	—	—
Recognized actuarial loss	—	—	—	—	—	—	1	—

Net periodic benefit cost	$—	$—	$—	$—	$1	$—	$2	$1

The assumed health care cost trend rate has an effect on the amounts reported for the health care plans. For purposes of determining net periodic benefit cost, the annual rate of increase in the per capita cost of covered health care benefits was 10 percent for the year ended December 31, 2008, grading down to 6 percent in 2012 for the Company’s salaried plan and 12 percent per annum, grading down to 6 percent in 2014 for the Company’s bargaining plan.

A one-percentage-point change in the assumed health care cost trend rate would have the following effects:

	1% increase	1% decrease
	(In millions)
Effect on service cost plus interest cost	$0.2	$(0.2)
Effect on postretirement benefit obligation	2.2	(1.8)

Pension Trust Assets

The expected long-term rate of return on pension trust assets is 7.0% based on the historical investment returns of the trust, the forecasted returns of the asset classes and a survey of comparable pension plan sponsors.

The Company’s pension trust weighted-average asset allocations at December 31, 2008 and 2007, by asset category are as follows:

	Trust Assets at December 31,
	2008	2007
Equity securities	49.2%	59.2%
Debt securities	50.8	40.8

Total	100.0%	100.0%

The Board of Directors of Ryerson has general supervisory authority over the Pension Trust Fund and approves the investment policies and plan asset target allocation. An internal Ryerson management committee provides on-going oversight of plan assets in accordance with the approved policies and asset allocation ranges and has the authority to appoint and dismiss investment managers. The investment policy objectives are to maximize long-term return from a diversified pool of assets while minimizing the risk of large losses, and to maintain adequate liquidity to permit timely payment of all benefits. The policies include diversification requirements and restrictions on concentration in any one single issuer or asset class. The currently approved asset investment classes are cash; fixed income; domestic equities; international equities; and real estate. Ryerson management allocates the plan assets among the approved investment classes and provides appropriate directions to the investment managers pursuant to such allocations.

The approved target allocations as of the December 31, 2008 and 2007 measurement dates were as follows:

	2008	2007
Equity securities	52%	60%
Debt securities	48	40

Total	100%	100%

Contributions

The Company contributed $1.8 million for the year ended December 31, 2008, $0.3 million for the period October 20, 2007 to December 31, 2007, $2.4 million for the period January 1, 2007 to October 19, 2007, and $2.3 million for the year ended December 31, 2006 to improve the funded status of the pension plans. At December 31, 2008, the Company anticipates that it will have a minimum required pension contribution funding of approximately $1.2 million in 2009.

Estimated Future Benefit Payments

	Pension Benefits	Other Benefits
	(In millions)
2009	$3.5	$0.8
2010	3.0	0.9
2011	2.9	1.0
2012	3.0	1.0
2013	3.0	1.1
2014-2018	14.1	7.6

Note 9:  Restructuring Charges

The following summarizes restructuring accrual activity for the year ended December 31, 2008, periods October 20, 2007 to December 31, 2007 and January 1, 2007 to October 19, 2007:

Employee related costs
(In millions)
Predecessor
Balance at December 31, 2006	$—
Restructuring charges	0.6
Cash payments	(0.2)

Balance at October 19, 2007	$0.4

Successor
Exit plan liability assumed in acquisition	$1.7
Cash payments	(0.2)

Balance at December 31, 2007	$1.5
Adjustment to exit plan liability	0.3
Cash payments	(1.4)

Balance at December 31, 2008	$0.4

2008

During 2008, the Company paid $1.4 million related to the exit plan liability recorded on October 19, 2007, as part of the Merger of Rhombus Merger Corporation with and into Ryerson (See Note 2). The Company also recorded a $0.3 million increase to the exit plan liability assumed in the acquisition due to 8 more employee terminations than anticipated in the initial restructuring plan. The remaining balance as of December 31, 2008 is expected to be substantially paid during the first six months of 2009.

2007

On October 19, 2007, as part of the Merger, the Company recorded a liability of $1.7 million for exit costs assumed in the acquisition, which are the result of a preliminary plan of facility consolidations and organizational restructuring. The liability consists of future cash outlays for employee-related costs, including severance for 28 employees.

From January 1, 2007 through October 19, 2007, the Company recorded a charge of $0.6 million due to workforce reductions resulting from the closure of one of our facilities. The charge consists of future cash outlays for employee-related costs, including severance for 11 employees.

Note 10:  Income Taxes

The elements of the provision for income taxes were as follows:

	Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006
	(In millions)
Income before income tax	$27.9	$7.8	$28.6	$34.4

Current income taxes:
Canadian	$9.1	$1.7	$9.3	$11.2
Deferred income taxes
Canadian	0.3	0.9	0.7	0.6

Total income tax provision	$9.4	$2.6	$10.0	$11.8

Income taxes differ from the amounts computed by applying the federal tax rate as follows:

	Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006
	(In millions)
Statutory Canadian federal and provincial income taxes	$9.0	$2.6	$9.8	$11.8
Non-deductible expenses	0.2	—	0.1	0.1
All other, net	0.2	—	0.1	(0.1)

Total income tax provision	$9.4	$2.6	$10.0	$11.8

As of December 31, 2008 and December 31, 2007, the Company has recorded a $1.8 million income tax receivable and $1.5 million income tax receivable, respectively.

The components of the deferred income tax assets and liabilities arising under SFAS No. 109, “Accounting for Income Taxes,” (“SFAS 109”) were as follows:

	December 31,
	2008	2007
	(In millions)
Deferred tax assets:
Post-retirement benefits other than pensions	$6.4	$8.1
Bad debt allowances	0.2	0.3
Deferred rent	0.1	0.4
Restructuring and shut down reserves	0.2	0.4
Inventory basis differences	0.1	0.5
Other deductible temporary differences	1.4	0.4

	$8.4	$10.1

Deferred tax liabilities:
Fixed asset basis difference	4.8	5.6
Pension liability	1.1	0.9
Other temporary differences	—	0.1

	5.9	6.6

Net deferred tax asset (liability)	$2.5	$3.5

At December 31, 2008 and December 31, 2007, the deferred tax asset related to the Company’s postretirement benefits other than pensions (SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” or “SFAS 106”) was $6.4 million and $8.1 million, respectively. To the extent that future annual charges under SFAS No. 106 continue to exceed amounts deductible for tax purposes, this deferred tax asset will continue to grow. Thereafter, even if the Company should have a tax loss in any year in which the deductible amount would exceed the financial statement expense, the tax law provides for a 20-year carryforward period for that loss.

Effective January 1, 2007, the Company adopted the provisions of FIN No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes to be recognized in an enterprise’s financial statements in accordance with SFAS 109 and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

The Company has concluded that there are no significant uncertain tax positions requiring recognition in our financial statements. The Company’s evaluation was performed for the tax years ended December 31, 2004, 2005, 2006 and 2007, the tax years which remain subject to examination by Canadian federal and provincial tax jurisdictions as of December 31, 2008.

The Company may from time to time be assessed interest or penalties by major tax jurisdictions, although any such assessments historically have been minimal and immaterial to our financial results. In the event we have received an assessment for interest and/or penalties, it has been classified in the financial statements as an interest expense.

Note 11:  Goodwill

The following is a summary of changes in the carrying amount of goodwill for the years ended December 31, 2007 and December 31, 2008:

Carrying Amount
(In millions)
Successor
Goodwill related to the Merger (see Note 2)	$7.0
Changes due to foreign currency translation	(0.1)

Balance at December 31, 2007	$6.9
After-tax adjustments to exit plan liability	0.2
Changes due to foreign currency translation	(1.4)

Balance at December 31, 2008	$5.7

The goodwill balance of $7.0 million at December 31, 2007 resulted entirely from the Merger. In 2008, the Company adjusted goodwill $0.2 million for amounts related to the Company’s exit plan liability. See further discussion in Note 9.

Note 12:  Intangible Assets

The following summarizes the components of intangible assets at December 31, 2008 and 2007:

	December 31, 2008			December 31, 2007
Amortized intangible assets	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
	(In millions)
Customer relationships	$1.1	$(0.1)	$1.0	$1.5	$(0.1)	$1.4

Amortization expense related to intangible assets for the year ended December 31, 2008 was $0.1 million, for the periods October 20 to December 31, 2007 was $0.1 million, January 1 to October 19, 2007 was $0.5 million and for the year ended December 31, 2006 was $0.6 million.

Other intangible assets were amortized primarily over a period of 3 to 4 years prior to October 19, 2007 and over a period of 13 years after October 20, 2007. Estimated amortization expense related to intangible assets at December 31, 2008, for each of the years in the five year period ending December 31, 2013 and thereafter is as follows:

Estimated Amortization Expense
(In millions)
For the year ended 12/31/09	$0.1
For the year ended 12/31/10	0.1
For the year ended 12/31/11	0.1
For the year ended 12/31/12	0.1
For the year ended 12/31/13	0.1
For the years ended thereafter	0.8

Note 13:  Sales by Product

The Company derives substantially all of its sales from the distribution of metals. The following table shows the Company’s percentage of sales by major product line:

	Successor		Predecessor
Product Line	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006
	(Percentage of Sales)
Stainless and aluminum	68%	61%	75%	75%
Carbon flat rolled	9	7	6	5
Carbon plate, bars, tubing and structurals	7	4	4	8
Other	16	28	15	12

Total	100%	100%	100%	100%

No customer accounted for more than 10 percent of Company sales for the year ended December 31, 2008, for the periods from October 20 to December 31, 2007, January 1 to October 19, 2007, or for the year ended December 31, 2006. Substantially all of the Company’s sales are made to Canadian customers.

Note 14:  Comprehensive Income

The following sets forth the components of comprehensive income:

	Successor		Predecessor
	Year Ended December 31, 2008	October 20 to December 31, 2007	January 1 to October 19, 2007	Year Ended December 31, 2006
	(In millions)
Net income	$18.5	$5.2	$18.6	$22.6
Other comprehensive income (loss):
Foreign currency translation adjustments	(43.3)	(2.5)	31.2	(0.7)
Changes in unrecognized benefit costs, net of tax provision of $1.3 in 2008, tax benefit of $1.7 for the period from October 20, 2007 to December 31, 2007, tax provision of $0.5 for the period from January 1, 2007 to October 19, 2007	0.7	(3.9)	0.8	—

Comprehensive income (loss)	$(24.1)	$(1.2)	$50.6	$21.9

Note 15:  Commitments and Contingencies

Lease Obligations & Other

The Company leases buildings and equipment under noncancelable operating leases expiring in various years through 2020. Future minimum rental commitments for operating leases are estimated to total $24.2 million, including approximately $5.2 million in 2009, $3.8 million in 2010, $2.7 million in 2011, $2.2 million in 2012, $1.6 million in 2013 and $8.7 million thereafter.

Rental expense under operating leases totaled $6.3 million for the year ended December 31, 2008, $1.1 million for the period October 20 to December 31, 2007, $4.9 million for the period January 1 to October 19, 2007 and $5.6 million for the year ended December 31, 2006.

To fulfill contractual requirements for certain customers in 2008, the Company has entered into certain fixed-price noncancellable contractual obligations. These purchase obligations which will all be paid in 2009 aggregated $12.1 million at December 31, 2008.

The Company has pledged as collateral on a senior secured basis 65% of its capital stock or other equity interests in connection with Ryerson Inc’s debt outstanding at December 31, 2008. The Company has pledged as collateral on a second-priority basis by a lien the assets that secure Ryerson Inc’s obligations under the revolving Credit Facility.

There are various claims and pending actions against the Company. The amount of liability, if any, for those claims and actions at December 31, 2008 is not determinable but, in the opinion of management, such liability, if any, will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Concentrations of Various Risks

The Company’s financial instruments consist of cash, accounts receivable, derivative instruments, accounts payable, and notes payable. In the case of cash, accounts receivable and accounts payable, the carrying amount on the balance sheet approximates the fair values due to the short-term nature of these instruments. The derivative instruments are marked to market each period. Based on borrowing rates available to the Company for loans with similar terms, the carrying value of notes payable approximates the fair values.

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash, derivative financial instruments, and trade accounts receivable. As of December 31, 2008, the Company has all of its outstanding cash with one major financial institution. Our derivative financial instruments are contracts placed with major financial institutions. Credit is generally extended to customers based upon an evaluation of each customer’s financial condition, with terms consistent in the industry and no collateral required. Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers and their dispersion across geographic areas.

Approximately 26% of our total labor force is covered by collective bargaining agreements. There are collective bargaining agreements that will expire in fiscal 2009, which cover approximately 13% of our total labor force. We believe that our overall relationship with the Company employees is good.

Note 16:  Related Parties

The Company loaned a subsidiary of Ryerson $30.0 million on December 27, 2007 with a term of 60 days. Interest income was accrued on a straight-line basis at a rate of 6.5% per annum. The loan was repaid in February 2008.

At December 31, 2008 and December 31, 2007, the Company had a $2.0 million related party payable and $0.6 million related party receivable, respectively, primarily for general services. The Company pays Ryerson an annual management fee. The management fee was $4.6 million in 2008, $0.6 million in the period from October 20, 2007 to December 31, 2007, $2.4 million in the period from January 1, 2007 to October 19, 2007 and $3.6 million in 2006. The Company also purchases some inventory from Ryerson. Purchases were $14.1 million in 2008, $2.3 million in the period from October 20, 2007 to December 31, 2007, $15.7 million in the period from January 1, 2007 to October 19, 2007 and $17.1 million in 2006.

Ryerson Inc.

All tendered initial notes, executed letters of transmittal, and other related documents should be directed to the exchange agent. Requests for assistance and for additional copies of this prospectus, the letter of transmittal and other related documents should be directed to the exchange agent.

EXCHANGE AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By Facsimile:

(612) 667-9825

Confirm by telephone:

(262) 361-4376

By Mail, Hand or Courier:

Wells Fargo Bank, National Association

Corporate Trust Services

MAC N9311-110

625 Marquette Avenue

Minneapolis, Minnesota 55479

Ryerson Inc.

OFFER TO EXCHANGE

Up to $102,916,000 aggregate principal amount of its Floating Rate Senior Secured Notes due 2014 registered under the Securities Act of 1933 for

any and all outstanding Floating Rate Senior Secured Notes due 2014

and

Up to $382,200,000 aggregate principal amount of its 12% Senior Secured Notes due 2015 registered under the Securities Act of 1933 for

any and all outstanding 12% Senior Secured Notes due 2015

PROSPECTUS

Dealer Prospectus Delivery Obligations

Until             , 2009, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

            , 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Pursuant to their respective organizational documents, Ryerson Inc. and each of the subsidiary guarantors provides for indemnification of directors and officers, as permitted under the laws of the jurisdiction in which it is organized. Ryerson Inc. and the subsidiary guarantors, except Ryerson Pan-Pacific LLC, are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

Ryerson Pan-Pacific LLC is a limited liability company organized under the laws of the State of Delaware. Section 108 of the Delaware Limited Liability Company Act provides that a Delaware limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Our executive officers and certain of our officers are also a party to indemnification agreements with Ryerson Inc.

Item 21. Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated July 24, 2007, by and among Rhombus Holding Corporation, Rhombus Merger Corporation and Ryerson Inc.*

3.1	Restated Certificate of Incorporation of Ryerson Inc.*

3.2	By-Laws of Ryerson Inc., as amended*

3.3	Certificate of Incorporation of J.M. Tull Metals Company, Inc.*

3.4	By-Laws of J.M. Tull Metals Company, Inc.*

3.5	Certificate of Incorporation of New Ryerson Company (n/k/a Joseph T. Ryerson & Son, Inc.), as amended.*

3.6	Amended and Restated By-Laws of Joseph T. Ryerson & Son, Inc.*

3.7	Certificate of Incorporation of RCJV Holdings, Inc.*

3.8	Amended and Restated By-Laws of RCJV Holdings, Inc.*

3.9	Certificate of Incorporation of RDM Holdings, Inc.*

3.10	Amended and Restated By-Laws of RDM Holdings, Inc.*

3.11	Certificate of Incorporation of Inland Industries of China Limited (n/k/a Ryerson (China) Limited), as amended.*

3.12	Amended and Restated By-Laws of Ryerson (China) Limited.*

3.13	Certificate of Incorporation of Ryerson Tull International, Inc. (n/k/a Ryerson Americas, Inc.), as amended and the bylaws attached thereto.*

3.14	Certificate of Incorporation of Inland International Material Management Services, Inc. (n/k/a Ryerson International Material Management Services, Inc.), as amended.*

3.15	By-Laws of Ryerson International Material Management Services, Inc.*

3.16	Certificate of Incorporation of Inland International Trading, Inc. (n/k/a Ryerson International Trading, Inc.), as amended.*

3.17	Amended and Restated By-Laws of Ryerson International Trading, Inc.*

3.18	Certificate of Incorporation of ISI International, Inc. (n/k/a Ryerson International, Inc.), as amended.*

3.19	Amended and Restated By-Laws of Ryerson International, Inc.*

3.20	Certificate of Formation of Ryerson Pan-Pacific LLC.*

3.21	Limited Liability Company Agreement of Ryerson Pan-Pacific LLC.*

3.22	Certificate of Ryerson Tull Procurement Corporation (n/k/a Ryerson Procurement Corporation), as amended.*

3.23	Amended and Restated By-Laws of Ryerson Tull Procurement Corporation.*

4.1	Indenture, dated as of October 19, 2007, by and among Rhombus Merger Corporation, the Subsidiary Guarantors and Wells Fargo, National Association, as the trustee.*

4.2	Form of Exchange Global 12% Senior Secured Note due 2015.**

4.3	Form of Exchange Global Floating Rate Senior Secured Note due 2014.**

4.4	Registration Rights Agreement, dated as of October 19, 2007, by and among Rhombus Merger Corporation, the Subsidiary Guarantors and Banc of America Securities LLC, as the initial purchaser.*

4.5	Security Agreement, dated as of October 19, 2007, by and among Rhombus Merger Corporation, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as the collateral agent.*

4.6	Exchange Agent and Depositary Agreement, dated as of February 18, 2009, by and between Wells Fargo Bank, N.A., as exchange agent, and Ryerson Inc.**

4.7	Indenture, dated as of December 13, 2004, among Ryerson Inc., Ryerson Procurement Corporation and The Bank of New York Trust Company, N.A., as trustee.*

4.8	Form of 144A 8 1/4% Senior Note due 2011.*

4.9	Supplemental Indenture, dated May 30, 2008, by and among Ryerson Inc., the subsidiary guarantors thereto and Wells Fargo Bank, National Association, as trustee.*

4.10	Second Supplemental Indenture, dated as of July 31, 2008 among Ryerson Inc., the subsidiary guarantors thereto and Wells Fargo Bank, National Association, as trustee.**

5.1	Opinion of Willkie Farr & Gallagher LLP.*

8.1	Opinion of Willkie Farr & Gallagher LLP with respect to certain tax matters (included as part of its opinion filed as Exhibit 5.1 hereto).*

10.1	Credit Agreement, dated as of October 19, 2007, by and among Rhombus Merger Corporation, Joseph T. Ryerson & Son, Inc., Banc of America Securities LLC, as sole lead arranger and book manager, Ryerson Canada, Inc., as Canadian borrower, Wachovia Capital Finance Corporation (Central), as co-documentation agents, Wells Fargo Foothill, LLC, General Electric Capital Corporation, as co-syndication agents, ABN AMRO Bank N.V., Bank of America, N.A. (acting through its Canada branch), as Canadian agent, Bank of America, N.A., as administrative agent, and the lenders named therein.*

10.2	Guarantee and Security Agreement, dated as of October 19, 2007, by and among Rhombus Merger Corporation, the pledgors and guarantors party thereto and Bank of America, N.A., as administrative agent.*

10.3	Intercreditor Agreement, dated as of October 19, 2007, by and among Bank of America, N.A., as ABL collateral agent and Wells Fargo Bank, National Association, as notes collateral agent.*

10.4	General Security Agreement, dated October 19, 2007, by and between Ryerson Canada, Inc. and Bank of America, N.A., as Canadian Agent.*

10.5	Employment Agreement, dated February 28, 2007, by and between Ryerson Inc. and Stephen E. Makarewicz.*Δ

10.6	Employment Agreement, dated July 23, 2001, by and between Ryerson Tull, Inc. and James M. Delaney.*Δ

10.7	Employment Agreement, dated July 23, 2001, by and between Ryerson Tull, Inc. and Terence R. Rogers.*Δ

10.8	Change of Control Agreement of Terence R. Rogers, dated May 11, 2007.*Δ

10.9	Change of Control Agreement of Stephen E. Makarewicz dated May 11, 2007.*Δ

10.10	Change of Control Agreement of James M. Delaney, dated May 11, 2007.*Δ

10.11	Indemnification Agreement, dated July 24, 2007, by and between Ryerson Inc. and Terence R. Rogers.*Δ

10.12	Indemnification Agreement, dated July 24, 2007, by and between Ryerson Inc. and James M. Delaney.*Δ

10.13	Indemnification Agreement, dated July 24, 2007, by and between Ryerson Inc. and Stephen E. Makarewicz.*Δ

10.14	Ryerson Nonqualified Savings Plan.**Δ

10.15	Offer Letter Agreement, dated January 8, 2008, between Ryerson Inc. and Matthias Heilmann.**Δ

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.**

21	Subsidiaries of Ryerson Inc.**

23.1	Consent of Ernst & Young LLP.**

23.2	Consent of Ernst & Young LLP.**

23.3	Consent of Willkie Farr & Gallagher LLP (included in the opinion referred to in 5.1 above).*

24.1	Power of Attorney with respect to Ryerson Inc. and the Subsidiary Guarantors (included in the signature pages hereto).*

25.1	Statement of Eligibility of Trustee on Form T-1 for 12% Senior Secured Notes due 2015.**

25.2	Statement of Eligibility of Trustee on Form T-1 for Floating Rate Senior Secured Notes due 2014.**

99.1	Form of Letter of Transmittal.**

99.2	Form of Notice of Guaranteed Delivery.*

99.3	Form of Letter to Clients.**

99.4	Form of Letter to Nominees.*

*	Previously filed.
†	To be filed by Amendment.
Δ	Management contract or Compensatory Plan or arrangement.
**	Filed herewith.

Item 22. Undertakings

Each of the undersigned registrants hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Ryerson Inc., has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 23rd day of February, 2009.

RYERSON INC.

By:	/S/ TERENCE R. ROGERS
Name:	Terence R. Rogers
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/S/ STEPHEN E. MAKAREWICZ Stephen E. Makarewicz	Chief Executive Officer and President (Principal Executive Officer)	February 23, 2009

* Terence R. Rogers	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 23, 2009

* Tom Gores	Director	February 23, 2009

* Eva M. Kalawski	Director	February 23, 2009

* Robert J. Wentworth	Director	February 23, 2009

* Jacob Kotzubei	Director	February 23, 2009

*By:	/S/ TERENCE R. ROGERS
Terence R. Rogers
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Joseph T. Ryerson & Son, Inc., has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 23rd day of February, 2009.

JOSEPH T. RYERSON & SON, INC.

By:	/S/ TERENCE R. ROGERS
Name:	Terence R. Rogers
Title:	Vice President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/S/ STEPHEN E. MAKAREWICZ Stephen E. Makarewicz	Chief Executive Officer and President (Principal Executive Officer)	February 23, 2009

* Terence R. Rogers	Vice President (Principal Financial Officer and Principal Accounting Officer)	February 23, 2009

* Eva M. Kalawski	Director	February 23, 2009

*By:	/S/ TERENCE R. ROGERS
Terence R. Rogers
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, RCJV Holdings, Inc., has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 23rd day of February, 2009.

RCJV HOLDINGS, INC.

By:	/S/ TERENCE R. ROGERS
Name:	Terence R. Rogers
Title:	Vice President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/S/ STEPHEN E. MAKAREWICZ Stephen E. Makarewicz	Chief Executive Officer and President (Principal Executive Officer)	February 23, 2009

* Terence R. Rogers	Vice President (Principal Financial Officer and Principal Accounting Officer)	February 23, 2009

* Eva M. Kalawski	Director	February 23, 2009

*By:	/S/ TERENCE R. ROGERS
Terence R. Rogers Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, RdM Holdings, Inc., has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 23rd day of February, 2009.

RdM HOLDINGS, INC.

By:	/S/ TERENCE R. ROGERS
Name:	Terence R. Rogers
Title:	Vice President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/S/ STEPHEN E. MAKAREWICZ Stephen E. Makarewicz	Chief Executive Officer and President (Principal Executive Officer)	February 23, 2009

* Terence R. Rogers	Vice President (Principal Financial Officer and Principal Accounting Officer)	February 23, 2009

* Eva M. Kalawski	Director	February 23, 2009

*By:	/S/ TERENCE R. ROGERS
Terence R. Rogers
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Ryerson (China) Limited has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 23rd day of February, 2009.

RYERSON (CHINA) LIMITED

By:	/S/ TERENCE R. ROGERS
Name:	Terence R. Rogers
Title:	Vice President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/S/ STEPHEN E. MAKAREWICZ Stephen E. Makarewicz	Chief Executive Officer and President (Principal Executive Officer)	February 23, 2009

* Terence R. Rogers	Vice President (Principal Financial Officer and Principal Accounting Officer)	February 23, 2009

* Eva M. Kalawski	Director	February 23, 2009

*By:	/S/ TERENCE R. ROGERS
Terence R. Rogers
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Ryerson Americas, Inc., has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 23rd day of February, 2009.

RYERSON AMERICAS, INC.

By:	/S/ STEPHEN E. MAKAREWICZ
Name:	Stephen E. Makarewicz
Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/S/ STEPHEN E. MAKAREWICZ Stephen E. Makarewicz	Chief Executive Officer and President (Principal Executive Officer)	February 23, 2009

/S/ ROBERT J. JOUBRAN Robert J. Joubran	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)	February 23, 2009

* Eva M. Kalawski	Director	February 23, 2009

*By:	/S/ ROBERT J. JOUBRAN
Robert J. Joubran
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Ryerson International Material Management Services, Inc. has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 23rd day of February, 2009.

RYERSON INTERNATIONAL MATERIAL MANAGEMENT SERVICES, INC.

By:	/S/ TERENCE R. ROGERS
Name:	Terence R. Rogers
Title:	Vice President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/S/ STEPHEN E. MAKAREWICZ Stephen E. Makarewicz	Chief Executive Officer and President (Principal Executive Officer)	February 23, 2009

* Terence R. Rogers	Vice President (Principal Financial Officer and Principal Accounting Officer)	February 23, 2009

* Eva M. Kalawski	Director	February 23, 2009

*By:	/S/ TERENCE R. ROGERS
Terence R. Rogers
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Ryerson International Trading, Inc., has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 23rd day of February, 2009.

RYERSON INTERNATIONAL TRADING, INC.

By:	/S/ TERENCE R. ROGERS
Name:	Terence R. Rogers
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/S/ STEPHEN E. MAKAREWICZ Stephen E. Makarewicz	Chief Executive Officer and President (Principal Executive Officer)	February 23, 2009

* Terence R. Rogers	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 23, 2009

* Eva M. Kalawski	Director	February 23, 2009

*By:	/S/ TERENCE R. ROGERS
Terence R. Rogers
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Ryerson International, Inc., has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 23rd day of February, 2009.

RYERSON INTERNATIONAL, INC.

By:	/S/ TERENCE R. ROGERS
Name:	Terence R. Rogers
Title:	Vice President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/S/ STEPHEN E. MAKAREWICZ Stephen E. Makarewicz	Chief Executive Officer and President (Principal Executive Officer)	February 23, 2009

* Terence R. Rogers	Vice President (Principal Financial Officer and Principal Accounting Officer)	February 23, 2009

* Eva M. Kalawski	Director	February 23, 2009

*By:	/S/ TERENCE R. ROGERS
Terence R. Rogers
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Ryerson Pan-Pacific LLC, has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 23rd day of February, 2009.

RYERSON PAN-PACIFIC LLC

By:	/S/ TERENCE R. ROGERS
Name:	Terence R. Rogers
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/S/ STEPHEN E. MAKAREWICZ Stephen E. Makarewicz	Chief Executive Officer and President (Principal Executive Officer)	February 23, 2009

* Terence R. Rogers	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 23, 2009

* Eva M. Kalawski	Director	February 23, 2009

*By:	/S/ TERENCE R. ROGERS
Terence R. Rogers
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Ryerson Procurement Corporation has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 23rd day of February, 2009.

RYERSON PROCUREMENT CORPORATION

By:	/S/ TERENCE R. ROGERS
Name:	Terence R. Rogers
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

* Leslie M. Norgren	President and Chief Procurement Officer (Principal Executive Officer)	February 23, 2009

* Terence R. Rogers	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 23, 2009

* Eva M. Kalawski	Director	February 23, 2009

*By:	/S/ TERENCE R. ROGERS
Terence R. Rogers
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, J.M. Tull Metals Company, Inc. has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 23rd day of February, 2009.

J.M. TULL METALS COMPANY, INC.

By:	/S/ TERENCE R. ROGERS
Name:	Terence R. Rogers
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/S/ STEPHEN E. MAKAREWICZ Stephen E. Makarewicz	Chief Executive Officer and President (Principal Executive Officer)	February 23, 2009

* Terence R. Rogers	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 23, 2009

* Eva M. Kalawski	Director	February 23, 2009

*By:	/S/ TERENCE R. ROGERS
Terence R. Rogers
Attorney-in-Fact